Exhibit 4.13

*** Confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission (the “Commission”) pursuant to a request for confidential treatment filed with the Commission under Rule 24b-2 of the Securities Exchange Act of 1934

Interim Period Agreement

Crown Fibre Holdings Limited

and

Telecom Corporation of New Zealand Limited

Date 24 May 2011

AUCKLAND VERO CENTRE, 48 SHORTLAND STREET
PO BOX 4199, AUCKLAND 1140, DX CP20509, NEW ZEALAND
TEL 64 9 916 8800 FAX 64 9 916 8801

BELL GULLY

Contents

1.	Definitions and Interpretation	2

2.	CFH Investment	8

3.	The Transaction Documents	8

4.	Implementation	12

5.	Representations and Warranties	17

6.	Confidentiality	17

7.	Termination	18

8.	Recovery of Costs	27

9.	Notices	28

10.	Miscellaneous	29

BELL GULLY

BELL GULLY

This Interim Period Agreement is made on              2011

between	(1)	Crown Fibre Holdings Limited (CFH)

and	(2)	Telecom Corporation of New Zealand Limited (TCNZ)

Introduction

A.	The Government’s objective in relation to ultra-fast broadband (UFB) is to:

(i)	accelerate the roll-out of ultra-fast broadband to 75 per cent of the New Zealand population over ten years, concentrating in the first six years on priority broadband users such as businesses, schools and health services, plus greenfield developments and certain tranches of residential areas;

(ii)	maximise connections to the UFB network,

(the UFB Objective).

B.	The UFB Objective will be supported by the Government investing up to $1.5 billion, which is expected to be at least matched by private sector investment and will be directed to open-access infrastructure.

C.	CFH is the Government owned investment company which is managing the Government’s investments to achieve the UFB Objective.

D.	TCNZ is a New Zealand public company with local access network, retail, wholesale and international telecommunications operations. TCNZ’s shares are quoted on the NZSX and ASX, and its shares are quoted on the NYSE in the form of American Depositary Receipts.

E.	TCNZ is proposing the structural separation of its operations into two separate companies, one, named Chorus2 for the purposes of this Agreement, focussing on the supply of fixed access and aggregation services in New Zealand and the other, named ServiceTel for the purposes of this Agreement, focusing on fixed, mobile and ICT products and services (the Structural Separation). Changes to the telecommunications and other legislative regimes will be necessary both to facilitate and as a consequence of Structural Separation. The Structural Separation is subject to TCNZ obtaining a number of approvals or consents from its shareholders, bondholders, financiers, financial counterparties, credit rating agencies, the trustees of any of TCNZ’s corporate debt, certain Government Authorities in New Zealand or elsewhere or from other third parties, before it can be implemented.

F.	The parties have agreed that, upon Structural Separation occurring, pursuant to the Transaction Documents, Chorus2 will build and operate the Network in the Coverage Area and CFH will provide the CFH Investment for that purpose.

G.	This Agreement sets out (among other things):

(i)	the forms of the Transaction Documents that will be executed by the parties and the process for finalising the forms of the Wholesale Services Agreement and the Final Deed of Undertaking;

(ii)	a process and timetable under which Transaction Documents are to be executed and implemented;

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(iii)	the legislative and regulatory matters that must be in place in order to confirm the TCNZ business case for Structural Separation, facilitate Structural Separation, and address the regulatory consequences of Structural Separation;

(iv)	certain matters relating to the Structural Separation; and

(v)	certain termination rights and consequences.

It is agreed

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement, unless specified otherwise:

Agreement means this agreement (including the Schedules and Appendices to it);

Agreement Date means the date of this Agreement;

Amendment Termination Window has the meaning given to it in clause 7.6(a);

Bill means the Telecommunications (TSO, Broadband and Other Matters) Amendment Bill in the form set out in Appendix 10;

Business Day means a day (other than a Saturday or Sunday) on which registered banks are open for general banking business in Auckland or Wellington, New Zealand;

CFH means Crown Fibre Holdings Limited;

CFH Investment means a maximum amount of $928,905,952 to be provided by CFH to Chorus2 on the terms and conditions set out in the Transaction Documents;

CFH Letter has the meaning given to it in clause 4.4;

CFH Securities has the meaning given to it in the Subscription Agreement, and CFH Debt Securities and CFH Equity Securities have corresponding meanings;

CFH Termination Window means a CFH Termination Window A or a CFH Termination Window B;

CFH Termination Window A has the meaning given to it in clause 7.5(a);

CFH Termination Window B has the meaning given to it in clause 7.5(b);

CFH Warrants has the meaning given to it in the Subscription Agreement;

Chorus2 means:

(a)	when used in the context of the period prior to the Structural Separation occurring, the division of the TCNZ Group that is able to undertake the relevant activities (including fixed access and aggregation services) under the Telecom Separation Undertakings;

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and

(b)	when used in the context of the period after Structural Separation has occurred, means the New Zealand company that is established out of the Structural Separation and that undertakes the business of the supply of fixed access and aggregation services in New Zealand, in each case, as the owner and/or operator of a telecommunications network;

Chorus2 Constitutional Provisions means the provisions set out in Schedule 7;

Chorus2 Deed of Undertaking has the meaning given to it clause 3.3(b);

Consultation Draft WSA Supporting Documents has the meaning given to it in clause 3.2(f)(ii);

Coverage Area has the meaning given to it in the Network Infrastructure Project Agreement;

Crown means Her Majesty the Queen acting in right of New Zealand;

Deed of Operational and Governance Undertakings means a deed containing certain operational and governance undertakings given by Chorus2 in favour of the Crown in the form set out in Appendix 3, as amended from time to time;

Directors’ Certificate has the meaning given to it in clause 7.1(j);

Effective Date means the date on which Structural Separation Completion occurs;

Expert has the meaning given to it in clause 10.1(a);

Final Debt Prospectus means the prospectus distributed to any class of debt security holders in any TCNZ Group company during the Interim Period (including as amended, if applicable);

Final Deed of Undertaking means open access undertakings concerning the fibre network duly executed by Chorus2 and approved by the Minister pursuant to clause 156AK(1) of the Bill, as amended from time to time;

Final Shareholder Materials means the shareholder materials distributed to shareholders in TCNZ for the purposes of the TCNZ Shareholder Approval (including as amended, if applicable);

Final WSA Documentation has the meaning given to it in clause 3.2(f)(iii)(B);

Final WSA General Terms means the form of Wholesale Services Agreement General Terms agreed under clause 3.2(f)(iii)(B) or, if clause 3.2(f)(iv) applies, attached as Appendix 5;

Final WSA Supporting Documentation has the meaning given to it in clause 3.2(f)(iii)(B);

Forecast EBITDA means forecast EBITDA of the Chorus2 group of companies, for the 2012 financial year, 2012 calendar year or similar forecast 12 month period, determined on the same basis as TCNZ has applied (or will apply) when providing EBIT or EBITDA forecast related financial information to either any Ratings Agency for the purpose of the “Investment Grade Credit Rating” referred to in clause 4.1(f) of the Subscription Agreement or to TCNZ shareholders or debtholders for the purpose of seeking their approval of Structural Separation (and, for the avoidance of doubt, in either case, forecast EBITDA excludes non-recurring abnormal items and demerger related costs), provided that, in any case, in order to qualify as Forecast EBITDA, the forecast EBITDA and the material assumptions underlying it must, in the TCNZ board of directors’ good faith opinion, have been prepared in good faith and with reasonable care and have been approved by the TCNZ board of directors;

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Government means the Government of New Zealand;

Government Authority includes every Minister, department of state, government authority (including Inland Revenue) or other statutory, municipal, local or regulatory authority (including any Court or stock exchange) having jurisdiction or authority to perform or exercise functions or powers in or of any jurisdiction;

GST Act means the Goods and Services Tax Act 1985;

Income Tax Act means the Income Tax Act 2007;

Initial Specified Services means the Services set out in Schedule 6;

Inland Revenue means the New Zealand Inland Revenue Department;

Insolvency Event means, in relation to a party, the happening of any of the following events:

(a)	a moratorium is declared in respect of borrowed money indebtedness of that party in excess of NZ$10,000,000 (or its equivalent in any foreign currency);

(b)	an order of any competent Court is made or an effective resolution is passed or legislation is enacted for the liquidation, winding up or dissolution without winding up of that party, or a statutory manager is appointed of that party under the Corporations (Investigation and Management) Act 1989 or any analogous or replacement legislation, or any analogous proceedings taken in respect of that party;

(c)	that party ceases or threatens in writing to cease to carry on the whole or a substantial part of its business (except for a voluntary reorganisation on a solvent basis the terms of which have been approved by the other party);

(d)	an encumbrancer takes possession or a receiver is appointed of the whole or any material part of that party’s assets/undertaking, or a distress or execution in an amount exceeding NZ$10,000,000 (or its equivalent in any foreign currency) is levied or enforced upon or sued out against all/any material part of that party’s assets/undertaking (except where discharged within 30 days or contested by that party in good faith by appropriate proceedings);

(e)	that party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its general indebtedness/material part thereof, or makes a general assignment for the benefit of or an arrangement or a composition with or for the benefit of its creditors, but, for the avoidance of doubt, does not include any step taken by a TCNZ Group company for the purposes of, or in connection with, the Structural Separation provided such step will not result in a material adverse change in Chorus2;

Interest Bearing Debt means the aggregate principal amount of any interest bearing debt (expressed in NZ$, including after taking into account hedging arrangements, including cross currency swaps) for which the Chorus2 group of companies is liable to third parties (without double counting) determined on the same basis as TCNZ has applied (or will apply) when providing debt related financial information to either any Ratings Agency for the purpose of the “Investment Grade Credit Rating” referred to in clause 4.1(f) of the Subscription Agreement or to TCNZ shareholders or debtholders for the purpose of seeking their approval of Structural Separation;

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Interest Bearing Debt Limit means an amount equal to 300% of the Forecast EBITDA (which, for the purposes of illustration, based on a Forecast EBITDA of $535,000,000, would be $1,605,000,000).

Interim Period means the period commencing on the Agreement Date and ending on Structural Separation Completion;

Listing Rules means the rules and regulations of any stock exchange that are applicable to TCNZ, Chorus2 or any Related Company of TCNZ or any of the securities they have on issue;

Long Stop Date means 1 July 2012;

Losses means losses, liabilities, damages, compensation, costs, interest, fees, penalties, fines, assessments and expenses and includes taxes of any kind;

Material Adverse Event means an event or events, or any matter or matters or information, individually or together, including any breach of any Transaction Document, and which in the reasonable opinion of CFH is or is likely to, or once disclosed will or is likely to, give rise to a material adverse change in TCNZ, any material TCNZ Group company or Chorus2 that will, in the reasonable opinion of CFH, materially adversely affect the UFB Objective and/or performance by any TCNZ Group company or Chorus2 of their obligations under the Transaction Documents;

Network has the meaning given to it in the Network Infrastructure Project Agreement;

Network Infrastructure Project Agreement means the network infrastructure project agreement in the form set out in Appendix 1;

New Fibre Infrastructure means the new fibre infrastructure assets designed and built under the Network Infrastructure Project Agreement;

New Products Commitment Agreement means the agreement containing certain product commitments to be given to CFH by the businesses of the TCNZ Group known as “Telecom Retail” and “Gen-i” in the form set out in Appendix 4;

Prescribed Occurrence has the meaning given in Schedule 4;

Ratings Agency means any or all Standard & Poor’s Rating Service, Moody’s Investor Services and/or Fitch Ratings;

Reference Offer Confirmation has the meaning given to it in clause 7.1(f);

Related Company has the meaning given to it in section 2(3) of the Companies Act 1993 provided that, for the purposes of this Agreement, a reference to “company” in that section refers to any body corporate notwithstanding its jurisdiction of incorporation;

Relevant Laws means all statutes, rules and regulations applicable at any time to any member of the TCNZ Group or Chorus2, in whatever jurisdiction;

Relevant Services means the Specified Services and the Additional Services (as those terms are defined under Schedule 6: Principles for Services and Pricing to the Network Infrastructure Project Agreement);

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Ruling Termination Window has the meaning given to it in clause 7.6(b);

ServiceTel means the Company referred to in paragraph E of the Introduction to this Deed, and which will include the businesses of the TCNZ Group known as “Telecom Retail” and “Gen-i”;

SMA means the Securities Markets Act 1988;

Structural Separation has the meaning given to it in paragraph E of the Introduction;

Structural Separation Completion means the implementation of the Structural Separation, including implementation of all matters required to be undertaken or implemented in relation to, or at the point of, Structural Separation under the Transaction Documents;

subsidiary has the meaning given to it in section 5 of the Companies Act 1993, except that the word “company” as used in that section will, for the purposes of this definition, mean a body corporate wherever registered or incorporated and will not only mean a body corporate registered or incorporated under the Companies Act;

Subscription Agreement means the subscription agreement in the form set out in Appendix 2;

TAA means the Tax Administration Act 1994;

Tax Rulings means the tax rulings listed in Schedule 5;

TCF means the Telecommunications Carriers Forum;

TCNZ means Telecom Corporation of New Zealand Limited or, where the context requires, any relevant successors to, or assigns of that company;

TCNZ Finance means TCNZ Finance Limited;

TCNZ Group means TCNZ and its Subsidiaries and TCNZ Group company means any one of them;

TCNZ Shareholder Approval means the approval of Structural Separation by shareholders in TCNZ required by the Court as part of the arrangement under Part XV of the Companies Act 1993 by which Structural Separation will be implemented;

TCNZ Shareholder Meeting means any meeting of shareholders in TCNZ called for the purpose of obtaining TCNZ Shareholder Approval;

TCNZ Termination Window means an Amendment Termination Window or a Ruling Termination Window;

Transaction Documents means:

(a)	this Agreement;

(b)	the Network Infrastructure Project Agreement;

(c)	the Subscription Agreement;

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(d)	the Deed of Operational and Governance Undertakings;

(e)	the New Products Commitment Agreement; and

(f)	the Reference Offer Confirmation;

Transactions means the transactions between CFH and TCNZ and/or Chorus2 as contemplated by the Transaction Documents;

UFB Objective has the meaning given to it in paragraph A to the Introduction to this Agreement;

Warranties means the representations and warranties given by each of TCNZ and CFH to the other pursuant to clause 5;

Wholesale Services Agreement means, in respect of any Relevant Service, a wholesale services agreement between Chorus2 and an Access Seeker for the provision of that Relevant Service;

WSA Supporting Documents means the supporting documents referred to in the draft of the Wholesale Services Agreement General Terms attached as Appendix 5 for each Initial Specified Service (being an Operations Manual and the Service Description (including the Service Level Terms) and the Ancillary Charges Price List for each such Initial Specified Service.

1.2	Network Infrastructure Project Agreement and Subscription Agreement Definitions

Capitalised terms used in this Agreement but not defined in clause 1.1 shall, unless the context otherwise requires, have the meaning given to those terms in the Network Infrastructure Project Agreement and the Subscription Agreement (as applicable).

1.3	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	a material adverse change in a person (or group of persons) is a reference to a material adverse change or prospective material adverse change or any development which is reasonably likely to involve a material adverse change or a prospective material adverse change:

(i)	in that person’s (or group of persons’) condition (financial, operation, legal or otherwise), earnings, business affairs, solvency, credit rating, management, prospects, operations or in the consolidated financial condition or operations of it or any of its related companies; or

(ii)	in that person’s (or group of persons’) ability or willingness to perform its material obligations under any material agreement to which it is a party or is intended to be a party (including the Transaction Documents, the Final Deed of Undertaking and any Wholesale Services Agreement),

whether or not arising in the ordinary course of business;

(b)	any legislation includes a modification and re-enactment of, legislation enacted in substitution for, and a regulation, order-in-council and other instrument from time to time issued or made under, that legislation;

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(c)	a party to this Agreement or another agreement includes its successors and its permitted assignees and transferees;

(d)	person includes an individual, body corporate, an association of persons (whether corporate or not), a trust, a state, a Governmental Authority and any other entity (in each case, whether or not having separate legal personality);

(e)	a reference to a clause, schedule or appendix is a reference to a clause in, or schedule or appendix to, this Agreement;

(f)	the singular includes the plural and vice versa, and a gender includes each other gender;

(g)	the words including or includes or for example will not have a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(h)	headings are to be ignored in construing this Agreement;

(i)	references to currency are to New Zealand currency; and

(j)	references to dates and times are to dates and times in New Zealand.

1.4	No contra proferentem

None of the terms of this Agreement are to be construed against a party by reason of the fact that those terms were first proposed or were drafted by that party.

2.	CFH Investment

(a)	The parties have agreed the terms and conditions on which:

(i)	TCNZ and, ultimately, Chorus2 will design, build and own the New Fibre Infrastructure, and will operate the Network, within the Coverage Area; and

(ii)	CFH will subscribe for the CFH Investment in Chorus2.

(b)	Those terms and conditions are set out in the Transaction Documents.

3.	The Transaction Documents

3.1	Execution of documents

The parties agree that:

(a)	contemporaneously with the execution of this Agreement:

(i)	CFH and TCNZ will each execute and will deliver to each other the Network Infrastructure Project Agreement;

(ii)	CFH and TCNZ will execute and deliver to each other the New Product Commitments Agreement;

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(b)	contemporaneously with Structural Separation Completion,

(i)	CFH will, and TCNZ will procure that Chorus2 will, execute and deliver to each other the Subscription Agreement; and

(ii)	TCNZ will procure that Chorus2 will execute and deliver to CFH (for delivery to the Crown) the Deed of Operational and Governance Undertakings.

3.2	Completion of Wholesale Services Agreement

(a)	The current draft of the Wholesale Services Agreement General Terms is attached as Appendix 5.

(b)	The draft of the Wholesale Services Agreement General Terms attached as Appendix 5 has been agreed by CFH and TCNZ from a document that CFH has advised:

(i)	was initially agreed between CFH and the Ministry of Economic Development; and

(ii)

has been subject to reasonable and good faith consultation co-led by CFH and the TCF with all relevant industry participants on any and all provisions, terms and conditions of that document (1st Industry Consultation Process);

(c)	The current drafts of the Ancillary Charges Price List for each such Initial Specified Service are attached as Appendix 6.

(d)	A draft of the Service Description (including the Service Level Terms) referred to in the draft of the Wholesale Services Agreement General Terms attached as Appendix 5 for each Initial Specified Service has not yet been agreed by the parties. The parties agree that the following process and content requirements will apply in agreeing a consultation draft for each Service Description:

(i)	the parties must work together in good faith and using their respective reasonable endeavours to agree a consultation draft for each Service Description as soon as practicable after the Agreement Date and, in any event, by no later than by 15 June 2011;

(ii)	the Services Descriptions must:

(A)	include or be accompanied by the Service Level Terms;

(B)	comply with the following matters:

(aa)	voice standards should include SIP as well as H.248;

(bb)	MDU terms must be to be consistent with the Ancillary Services Price List;

(cc)	must not contain any references to copper based access;

(dd)	there must be a degree of separation between layer 1 and layer 2 services to allow for SLA monitoring and diversity;

(ee)	service demarcation points need to allow for end-to-end Service Levels;

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(C)	be consistent in terms of content, terminology and linkage between the Wholesale Services Agreement General Terms, Service Level Terms and the Operations Manual;

(D)	be consistent with the Transaction Documents, TCF specifications, and the specified services documented in the Request for Refined Proposal dated 5 July 2010 (and associated advisory notices) in that order of precedence;

(E)	be written in a manner and style that is clear and unambiguous; and

(F)	be of professional quality.

(e)	A draft of the Operations Manuals referred to in the draft of the Wholesale Services Agreement General Terms attached as Appendix 5 for each Initial Specified Service has not yet been agreed by the parties. The parties agree that the following process will apply in order to agree a consultation draft for each of those three Operations Manuals:

(i)	the parties must work together in good faith and using their respective reasonable endeavours to agree a consultation draft for each of the three Operations Manual as soon as practicable after the Agreement Date; and

(ii)	without limiting paragraph (i) above, TCNZ must provide to CFH:

(A)	its proposed consultation draft of the Direct Fibre Access Operations Manuals by no later than 8 June 2011;

(B)	its proposed consultation draft for one of the two remaining Operations Manuals by no later than 15 June 2011; and

(C)	its proposed consultation draft of the third Operations Manual by no later than 30 June 2011.

(f)	The parties agree that the final forms of the Wholesale Services Agreement General Terms and the WSA Supporting Documents will be determined in accordance with the following:

(i)

the Wholesale Services Agreement General Terms and the WSA Supporting Documents will be subject to reasonable and good faith consultation with all relevant industry participants on any and all provisions, terms and conditions of those documents (2nd Industry Consultation Process);

(ii)	the following matters shall apply to the 2nd Industry Consultation Process referred to in clause 3.2(f)(i) above:

(A)	the 2nd Industry Consultation Process will be co-led by Chorus2 and CFH;

(B)	the 2nd Industry Consultation Process will be facilitated by TCF;

(C)	the 2nd Industry Consultation Process in relation to the Wholesale Services Agreement General Terms must be carried out within one month of the Agreement Date;

(D)

the versions of the Wholesale Services Agreement General Terms and the WSA Supporting Documents to be used for the 2nd Industry Consultation Process will be those attached as Appendices 5 and 6 and those agreed pursuant to clauses 3.2(d) and 3.2(e) (together the Consultation Draft WSA Documentation).

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(E)	all relevant industry participants (including TCNZ and/or Chorus2 and/or ServiceTel, at TCNZ’s election)) will have the opportunity to participate in the 2nd Industry Consultation Process;

(iii)	following the completion of the 2nd Industry Consultation Process, CFH and TCNZ, will:

(A)

subject to paragraph (iv) below, agree whether any amendments to the Consultation Draft WSA Documentation are appropriate to reflect any matters raised by participants in the 2nd Industry Consultation Process and, if so, the terms of those amendments; and

(B)	subject to paragraph (iv) below, conclude and agree amended forms of:

(I)	the Wholesale Services Agreement General Terms (the Final WSA General Terms); and

(II)	the WSA Supporting Documents for each Initial Specified Service (the Final WSA Supporting Documentation),

(and, together, the Final WSA Documentation) as soon as practicable after such amendments are agreed by CFH or TCNZ and, in any event, not later than 31 July 2011,

and, in performing their rights and obligations under this clause 3.2(f)(iii), both CFH and TCNZ must at all times act reasonably and in good faith, and use their respective best endeavours to agree the relevant matters (provided the reference to any party using its best endeavours will not require that party to incur any liability or cost to, or give any financial or other assurance to, any party); and

(iv)	if the parties are not able to agree the Final WSA General Terms by 31 July 2011, having complied with their respective obligations under paragraph (iii) above, the form of the Wholesale Services Agreement General Terms attached as Appendix 5 will be deemed to be the Final WSA General Terms.

3.3	Completion of Final Deed of Undertaking

(a)	TCNZ is currently undertaking a process with the Ministry of Economic Development to agree a revised form of open access undertakings in relation to its copper assets.

(b)	TCNZ will provide CFH with a copy of the proposed deed of undertaking by Chorus2 in favour of the Crown containing its open access undertakings in respect of the Network (the Chorus2 Deed of Undertaking) promptly after this is provided to the Minister of Communications and Information Technology for approval pursuant to clause 156AJ of the Bill and, prior to that, TCNZ will keep CFH informed of progress with the proposed deed of undertaking.

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3.4	Assumption of TCNZ obligations on Structural Separation occurring

(a)	TCNZ will procure that, upon Structural Separation occurring:

(i)	Chorus2 will assume the rights and obligations of TCNZ under those Transaction Documents to which TCNZ is a party in a manner approved in writing by CFH (acting reasonably); and

(ii)	Chorus2 will adopt a constitution that includes the Chorus2 Constitutional Provisions.

(b)	At Structural Separation Completion, Chorus2 must provide to CFH:

(i)	a copy of any document to be entered into by Chorus2 and TCNZ for the purpose of Chorus2 assuming the rights and obligations of TCNZ under those Transaction Documents to which TCNZ is a party in accordance with clause 3.4(a)(i), executed by Chorus2 and TCNZ; and

(ii)	a copy of a search of the Companies Office records, certified by a director of TCNZ, relating to Chorus2 evidencing the notification of the adoption of a constitution for Chorus2 containing the Chorus2 Constitutional Provision with effect from Structural Separation Completion.

3.5	Chorus2’s Assumption and Adoption Obligations to be terms of Structural Separation

TCNZ must ensure that the obligations of TCNZ and, ultimately, Chorus2 and ServiceTel as set out in clauses 3.1 to 3.4 (the Relevant Obligations) are reflected in the terms and conditions of any Structural Separation such that the Relevant Obligations are binding and enforceable obligations of the relevant TCNZ Group entities upon and from Structural Separation Completion.

4.	Implementation

4.1	Initial announcements

(a)	Upon execution of this Agreement, TCNZ must release to NZX, ASX and NYSE, an announcement in respect of the Transactions in a form agreed with CFH.

(b)	Upon execution of this Agreement, CFH must make a public announcement in respect of the Transactions in a form agreed with TCNZ.

(c)	Nothing in this clause 4.1 limits TCNZ’s ability to comply with any continuous disclosure (or analogous) obligations it has under any listing rules of any relevant stock exchange.

4.2	Timetable and TCNZ’s obligations

(a)	Subject to clause 4.2(e), TCNZ will use all reasonable endeavours to complete each of the milestones numbered 1 to 5 and 9 to 16, listed in Schedule 1 by the date set out alongside that milestone in that schedule.

(b)	Subject to clause 4.2(e), CFH will use all reasonable endeavours to achieve the agreements required to complete the milestone numbered 2 listed in Schedule 1 by the date set out alongside that milestone in that schedule.

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(c)	Without limiting TCNZ’s obligations under clause 4.2(a), TCNZ must commit all reasonable resources to:

(i)	consult and negotiate with all relevant stakeholders (including CFH);

(ii)	take all reasonable steps to obtain all necessary consents and approvals;

(iii)	prepare all necessary documents and financial information; and

(iv)	make and pursue all necessary applications to Government Authorities,

in each case, in good faith and within appropriate timeframes for the purpose of using its reasonable endeavours to complete each of the milestones referred to in clause 4.2(a) .

(d)	Without limiting TCNZ’s obligations under clauses 4.2(a) or (c), TCNZ agrees to keep CFH informed of correspondence or communications between TCNZ and Inland Revenue which TCNZ considers (acting reasonably) to be material to the likelihood of a Tax Ruling being issued or provided in accordance with the required status of that Tax Ruling (including as to timing) as described in Schedule 5 and to provide copies to CFH of any such correspondence or communications between TCNZ and Inland Revenue (on a “counsel to counsel” basis, if necessary). TCNZ may make reasonable redactions of any confidential or commercially sensitive information from any correspondence or communication required to be provided to CFH in accordance with this clause.

(e)	The parties acknowledge that TCNZ’s achievement of the milestones and indicative timetable in Schedule 1 is connected with the timely progression of the Bill through the legislative and regulatory process and, ultimately, its passing into law. CFH acknowledges the importance of the enactment of the Bill to TCNZ.

(f)	For the purposes of clauses 4.2(a) and 4.2(b) above, the parties acknowledge:

(i)	that the sequencing of any legislative event set out in Schedule 1 does not create a condition to the Transactions or to this Agreement; and

(ii)	the legislative or regulatory events set out in Schedule 1 are outside of CFH’s control.

4.3	Structural Separation – TCNZ’s obligations

(a)	Securityholder Materials – CFH consultation rights

(i)	TCNZ must provide CFH with:

(A)	drafts of all documents or other information that it proposes to distribute or make available to its shareholders in relation to the Structural Separation during the Interim Period (the Shareholder Materials);

(B)	drafts of any prospectus that it proposes to distribute or make available to any class of debt security holders in any TCNZ Group company during the Interim Period (the Debt Prospectus); and

(C)	extracts from the final presentation to any Rating Agency during the Interim Period for the purpose of the “Investment Grade Credit Rating” referred to in clause 4.1(f) of the Subscription Agreement as it relates to the 2012 financial year or 2012 calendar year and to the extent relevant to fibre.

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(ii)	TCNZ must ensure that the Shareholder Materials and the Debt Prospectus are provided to CFH a reasonable time in advance of their relevant distribution or release date to TCNZ shareholders or any relevant class of debt security holders in any TCNZ Group company (as applicable).

(iii)	TCNZ will consult with CFH in good faith and on a timely basis on any matter or information contained in the Shareholder Materials or the Debt Prospectus that could reasonably be expected to be materially relevant to the UFB Objective or CFH’s interests under the Transaction Documents and, where reasonably requested by CFH, TCNZ must provide CFH with information or documentation to explain and/or verify any such matter or information.

(iv)	TCNZ must provide CFH with a copy of the Final Shareholder Materials and the Final Debt Prospectus promptly after these are circulated to shareholders in TCNZ or any relevant class of debt security holders in any TCNZ Group company (as applicable).

(b)	CFH termination right - Chorus2’s financial position

(i)	CFH may terminate this Agreement:

(A)	within 30 Business Days after the date on which TCNZ provides CFH with a copy of the Final Shareholder Materials or the Final Debt Prospectus if, in CFH’s reasonable opinion, the expected financial position of Chorus2 as at the Effective Date (including assets owned, or to be owned by Chorus2 and liabilities incurred, or to be incurred, by Chorus2 and any rights and obligations of Chorus2 under any contract or arrangement) as set out, or described, in the Final Shareholder Materials or the Final Debt Prospectus (as the case may be) would be likely to materially adversely affect:

(I)	any of CFH’s material rights or interests under any Transaction Document (including as an investor in Chorus2 under the Subscription Agreement); or

(II)	Chorus2’s ability to perform any of its material obligations under any Transaction Document;

(B)	at any time prior to the Effective Date, if, in CFH’s reasonable opinion, the expected financial position of Chorus2 as at the Effective Date (including assets owned, or to be owned by Chorus2 and liabilities incurred, or to be incurred, by Chorus2 and any rights and obligations of Chorus2 under any contract or arrangement) differs from the position set out, or described, in any of the Final Shareholder Materials or the Final Debt Prospectus (as the case may be) and, in CFH’s reasonable opinion, that difference materially adversely affects:

(I)	any of CFH’s material rights or interests under any Transaction Document (including as an investor in Chorus2 under the Subscription Agreement); or

(II)	Chorus2’s ability to perform any of its material obligations under any Transaction Document;

(C)	at any time prior to the Effective Date, if, in CFH’s reasonable opinion, Chorus2’s Interest Bearing Debt, as to be determined on and by reference to the circumstances expected to exist on the first day after the Effective Date, will materially exceed the Interest Bearing Debt Limit.

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(ii)	During the Interim Period, TCNZ must give notice to CFH of any matter or event which could reasonably be expected to be relevant to the exercise by CFH of its rights under clause 4.3(b)(i) promptly after it becomes aware of any such matter.

(iii)	TCNZ must provide a certificate to CFH in the form set out in Appendix 8 signed by two directors of TCNZ on the last Business Day prior to the date on which Structural Separation Completion is expected to occur.

(iv)	TCNZ must provide to CFH a draft of the certificate referred to in paragraph (iii) above, together with the information proposed to be attached to that certificate, 10 Business Days prior to the date on which Structural Separation Completion is expected to occur.

(c)	Approvals and consents to be obtained by TCNZ and Consultation

(i)	The parties acknowledge that:

(A)	Structural Separation is an important factor in Chorus2’s ongoing performance under the relevant Transaction Documents;

(B)	Structural Separation is subject to TCNZ obtaining a number of approvals or consents from shareholders, bondholders, financiers, financial counterparties, credit rating agencies, the trustees of any of TCNZ’s corporate debt, certain Government Authorities in New Zealand or elsewhere or from other third parties before it can be implemented; and

(C)	it is necessary that TCNZ obtain all such approvals and consents to permit Structural Separation to be implemented.

(ii)	Accordingly, both parties will co-operate in good faith in relation to any such approvals or consents (provided that such cooperation by CFH will, in no circumstance, require CFH to incur any obligation, make any payment or provide any guarantee or other surety).

(iii)	TCNZ will consult with CFH and keep it informed of any matters relating to Structural Separation where those matters could reasonably be expected to be materially relevant to the UFB Objective or CFH’s interests under the Transaction Documents.

(iv)	Nothing in clause 4 will restrict TCNZ’s ability to disclose any information which is of a confidential nature directly or indirectly obtained from CFH to the extent TCNZ in good faith believes that disclosure of that information is reasonably necessary in order to either:

(A)	obtain any approvals or consents required to give effect to the Structural Separation; or

(B)	effect implementation of the Structural Separation,

provided that any such information proposed to be disclosed in accordance with this clause 4(3)(c)(iv) is notified to CFH a reasonable time in advance of that disclosure and regard had to any reasonable comments provided by CFH in a timely manner.

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(v)	Nothing in this clause 4.3(c) creates a condition precedent to the Transaction Documents or a termination right in favour of any party.

4.4	CFH Letter to TCNZ

CFH must provide TCNZ with a letter in the form set out in Appendix 9 (the CFH Letter) promptly after receipt by CFH of signed shareholders resolutions and entitled persons’ agreements in, or in substantially, the form of the “Shareholders Resolutions” attached to that letter (and for unpaid shares having an aggregate issue price of not less than $928 million) and, in any event, not later than 31 August 2011.

4.5	Conversion of the Kiwi Share

CFH acknowledges that the conversion of the special share in TCNZ, known as the “Kiwi Share”, held by the Crown is an important condition to Structural Separation. CFH will assist TCNZ in its discussions with the Crown to achieve this, provided that TCNZ acknowledges that the arrangements for the conversion of the “Kiwi Share” must recognise the following (and TCNZ will use its reasonable endeavours in good faith to agree with the Crown conversion arrangements consistent with the following matters by 30 June 2011):

(a)	the Crown will not convert the “Kiwi Share” to an ordinary share in TCNZ:

(i)	until the receipt of the Final Court Orders; and

(ii)	terms of the Final Court Orders obtained by TCNZ in respect of the Structural Separation require:

(A)	Chorus2’s adoption of a constitution that includes the Chorus Constitutional Provisions;

(B)	entry by Chorus2 into the Deed of Operational and Governance Undertakings; and

(C)	TCNZ to effect the Structural Separation.

(b)	but, if it is reasonably necessary (including in order to maintain the envisaged tax treatment for TCNZ shareholders) as part of the Structural Separation, for the Crown to convert the “Kiwi Share” into an ordinary share in TCNZ in a case where there is any risk that the Crown converts the “Kiwi Share” to an ordinary share but Structural Separation (including the matters referred to in clause (a)(i) and (ii) above) may not occur, the Structural Separation arrangements must include a mechanism, satisfactory to the Crown (acting reasonably) to put the Crown back in the same position, and with rights having the same effect, as it had prior to conversion of the “Kiwi Share” if Structural Separation does not proceed;

(c)	the conversion of the “Kiwi Share” into a TCNZ ordinary share will occur prior to the record date for determining entitlements to shares in Chorus2 and ServiceTel in respect of Structural Separation (which record date will occur after the Final Court Orders have been sealed and issued by the Court);

(d)	in consideration for the arrangements, TCNZ will issue a number of fully paid listed ordinary shares to the Crown that, post Structural Separation, will be converted in to or exchanged for shares in Chorus2 and ServiceTel, with the parcel of shares in Chorus2 being the “Minimum Holding” for Chorus2 as prescribed by the NZSX Listing Rules.

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5.	Representations and Warranties

5.1	TCNZ’s representations and warranties

(a)	Subject to clause 5.1(b):

(i)	TCNZ represents and warrants to CFH that each of the statements set out in Schedule 2 is true and correct in all material respects as at the Agreement Date; and

(ii)	TCNZ is deemed to repeat those statements to CFH each day after the Agreement Date up until and including the date upon which the Structural Separation Completion occurs.

(b)	To the extent that any statements made by TCNZ in Schedule 2 are dependent on obtaining any approval, consent or authorisation that is necessary for TCNZ to implement Structural Separation, that representation is only given by TCNZ to CFH immediately before Structural Separation Completion (but otherwise the statements made by TCNZ to CFH in Schedule 2 are unqualified).

5.2	CFH’s representations and warranties

CFH represents and warrants to TCNZ that each of the statements set out in Schedule 3 is true and correct in all material respects as at the Agreement Date. CFH is deemed to repeat those statements to TCNZ each day after the Agreement Date up until and including the date upon which the Structural Separation Completion occurs.

5.3	Notice of any breaches or potential breaches

Each party must give notice to the other party of any matter or event that constitutes, or may constitute a breach of any of the Warranties immediately it becomes aware of such matter.

6.	Confidentiality

6.1	Non-disclosure and exceptions

Each party shall at all times keep confidential and secure, and not directly or indirectly make, or allow to be made, any disclosure or use of any information which is of a confidential nature directly or indirectly obtained from any other party, except to the extent:

(a)	subject to clause 6.2, required by law or any applicable listing rules or for the purpose of any judicial proceedings;

(b)	in respect of TCNZ, the disclosure is made on a confidential basis to any Government Authority (including any Government Authority outside New Zealand) for the purpose of obtaining any ruling, approval or consent in relation to Structural Separation;

(c)	necessary to obtain the benefit of, or to carry out any obligation under, this Agreement;

(d)	disclosed to its directors, officers, employees, professional advisers, bankers, financiers or auditors on a need to know basis;

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(e)	that the information is or becomes public without breach by that party of its confidentiality obligations under this clause 6.1 or at law;

(f)	disclosed on a confidential basis to a bona fide potential purchaser of it or its assets (or the potential purchaser’s employees, officers, directors, professional advisers and potential providers of debt, equity or other financing);

(g)	authorised in writing by the party who provided the information;

(h)	in respect of CFH, disclosed to Ministers or officials for the purpose of or in relation to any Transaction; or

(i)	as permitted under clause 4.3(c)(iv),

provided that the disclosing party will procure that each person to whom any confidential information is disclosed under sub-clauses (d) or (f) above complies with the undertakings in this clause 6 as if named in place of the relevant party. Without limiting the foregoing, the parties acknowledge that TCNZ will disclose the Transaction Documents to the extent such disclosure is required under any applicable Listing Rules.

6.2	Official Information Act

If CFH receives a request pursuant to the Official Information Act 1982 that requests any information which is of a confidential nature directly or indirectly obtained from TCNZ (TCNZ Confidential Information), CFH will consult with TCNZ with regard to any such request prior to disclosure of any TCNZ Confidential Information. TCNZ acknowledges that the Official Information Act 1982 provides for responses to be made to requests for information within stipulated time frames. CFH and TCNZ will use their respective reasonable endeavours to comply with those time frames and communicate and respond, each with the other, having regard to those time constraints.

7.	Termination

7.1	Termination by CFH

CFH may terminate this Agreement at any time prior to the Effective Date, by notice to TCNZ:

(a)	Cross-termination: subject to clause 7.5(a), if CFH has terminated, or is entitled to terminate, any Transaction Document;

(b)	Failure to execute: any TCNZ Group company fails to execute and deliver any document as contemplated by clause 3.1 or fails to assume or perform any obligation as contemplated by clause 3.4;

(c)	Clause 4.3(b): subject to clause 7.5(a), in the circumstances set out in clause 4.3(b); or

(d)	Prescribed Occurrence: subject to clause 7.5(a), if a Prescribed Occurrence has occurred; or

(e)	No prospect of Structural Separation: subject to clause 7.5(b), if, after reasonable consultation with TCNZ, CFH reasonably believes that there is no reasonable prospect of a Structural Separation occurring before the Long Stop Date (including, for the avoidance of doubt, because any necessary approval is not obtained from any class of debt or equity security holders in any TCNZ Group company), provided that:

(i)	CFH may not terminate this Agreement under this clause 7.1(e) solely as a result of circumstances that would give TCNZ a right to terminate this Agreement under clause 7.2;

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(ii)	CFH must terminate this Agreement under this clause 7.1(e) if, prior to the Effective Date:

(A)	TCNZ reasonably believes that there is no reasonable prospect of a Structural Separation occurring before the Long Stop Date;

(B)	TCNZ requests CFH in writing to terminate this Agreement under this clause 7.1(e) (and provides particulars of the reasons TCNZ reasonably believes there is no reasonable prospect of a Structural Separation occurring before the Long Stop Date); and

(C)	TCNZ has satisfied CFH (acting reasonably) that it has used reasonable endeavours to implement a Structural Separation by no later than the Long Stop Date (including having used reasonable endeavours to attempt to resolve or otherwise address the circumstances giving rise to its belief that there is no reasonable prospect of a Structural Separation occurring before the Long Stop Date), provided that, if CFH does not agree that there is no reasonable prospect of a Structural Separation occurring before the Long Stop Date, CFH is not required to terminate this Agreement under this clause 7.1(e) but:

(D)	either party may by notice in writing to the other refer the matter to expert determination in accordance with clause 10.1 (and the matter for the Expert to determine shall be whether there is no reasonable prospect of a Structural Separation occurring before the Long Stop Date); and

(E)	if the Expert determines that there is no reasonable prospect of a Structural Separation occurring before the Long Stop Date, CFH must promptly terminate this Agreement under this clause 7.1(e) .

(f)	Reference Offer: if, on or prior to 31 July 2011, TCNZ has not provided a written confirmation in the form set out in Appendix 7 (Reference Offer Confirmation) to CFH that, in respect of each Initial Specified Service:

(i)	the Final WSA General Terms; and

(ii)	the relevant Final WSA Supporting Documentation for that Initial Specified Service,

will comprise the Reference Offer for each Initial Specified Service;

(g)	WSA: if, on or prior to Structural Separation occurring:

(i)	ServiceTel; and

(ii)	if not a business unit or division of ServiceTel upon Structural Separation occurring, Gen-i; and

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(iii)	any other party which was a business unit, division or subsidiary of the TCNZ Group at any time during the Interim Period and which provides services covered by the Wholesale Services Agreement, has each not entered into a Wholesale Services Agreement with Chorus2 in respect of the Initial Specified Services on the same terms and conditions as the Reference Offers for the Initial Specified Services (or, if applicable, the terms and conditions of the Reference Offer for any Initial Specified Service as modified by regulation) and TCNZ has not provided CFH with a copy of each such Wholesale Services Agreement;

(h)	DOU: if, on or prior to Structural Separation occurring, the Minister for Communications and Information Technology has not notified his approval of the Final Deed of Undertaking in the Gazette pursuant to clause 156AK(4) of the Bill;

(i)	Commitments Schedule: the Bill as passed into law does not contain sections 156AZD and 156AZE of the Bill (or other provisions having substantially the same effect); or

(j)	Directors’ Certificate: if, on or prior to Structural Separation occurring, TCNZ has not provided a certificate in the form set out in Appendix 8 (Directors’ Certificate) signed by 2 directors of TCNZ, together with the information referred to in paragraph 3 of that certificate, and dated no earlier than one Business Day prior to the date on which Structural Separation is expected to occur.

7.2	Termination by TCNZ

TCNZ may terminate this Agreement at any time prior to the Effective Date, by notice to CFH:

(a)	Bill not enacted: within 5 Business Days after 15 March 2012, if the Bill (as modified after the Agreement Date) has not been passed into law by 15 March 2012;

(b)	Modifications to Bill or Tax Rulings: subject to clause 7.6, at any time prior to the Effective Date, if either:

(i)	the status of any Tax Ruling is modified from the required status of that Tax Ruling in Schedule 5 or, as the case may be, is not issued or provided consistently (including as to timing) with the required status of that Tax Ruling in Schedule 5 and the TCNZ directors, acting in good faith, believe that such modification, non issuance or non provision results in a material risk of a material direct cost or loss of value to TCNZ, ServiceTel and/or Chorus2, provided that this clause 7.2(b)(i) shall not apply as a result of a modification, non issuance or non provision of a Tax Ruling if the Tax Ruling is the Private ruling requested under section 91E of the TAA concerning the tax consequences of bondholder arrangements and the ruling application submitted to Inland Revenue in respect of that Tax Ruling was not either substantially in the form provided in draft to Bell Gully on 23 May 2011 or (if not) was in a form approved by Bell Gully;

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(ii)	the Bill is modified and as a direct result of any such modifications, the TCNZ directors, acting in good faith and acting reasonably and after taking advice from their legal and financial advisers, determine that the net present value of:

(A)	the cost to TCNZ, ServiceTel and/or Chorus2 of; and/or

(B)	the loss of value to TCNZ, ServiceTel and/or Chorus2 as a result of,

operating under any such modifications (but avoiding any double counting of the same matter under (A) and (B)) would either:

(C)	in aggregate (in respect of all such modifications), exceed $75 million; or

(D)	in respect of any individual modification, exceed $40 million.

For the purposes of this clause 7.2(b):

(iii)	references to modifications

(A)	include amendments, additions, deletions and replacements;

(B)	will not include the matters disclosed to TCNZ by MED on 19 May 2011 to be contained in a further SOP relating to the Bill ( (loss of the forbearance and related consequential amendments, the point to multipoint matter, qualified revenues); and

(iv)	section 69X(l) of the Bill will be deemed not to be included in the Bill and, accordingly:

(A)	section 69X(l) of the Bill (or any other provisions having substantially the same effect) as passed into law will be deemed to constitute a modification to the Bill; and

(B)	the net present value of the cost, or loss of value, to TCNZ, ServiceTel and/or Chorus2 of such modification will be the net present value of the cost of, or loss of value of operating under, section 69X(l) of the Bill (or any other provisions having substantially the same effect) as passed into law (and, for the avoidance of doubt, the words “operating under” shall take into account the effect of any variation or mitigation of those requirements under any Deed of Undertaking or other arrangements with the Crown);

(c)	CFH Letter: at any time prior to 30 September 2011, if:

(i)	on or prior to 31 August 2011, CFH has received the “Shareholders Resolutions” (signed by the shareholders and entitled persons, and for shares having an aggregate issue price of not less than $928 million) in, or in substantially, the form attached to the CFH Letter; but

(ii)	on or prior to 31 August 2011, CFH has not provided TCNZ with the CFH Letter signed by 2 directors of CFH, and including copies of the “Shareholders Resolutions” referred to in that letter signed by the shareholders and entitled persons; or

(d)	Kiwi Share: at any time between 1 July and 30 July 2011, if TCNZ and the Crown have not agreed, on or before 30 June 2011, arrangements for the conversion of the “Kiwi Share” held by the Crown in TCNZ into an ordinary share in TCNZ prior to Structural Separation, provided that TCNZ may not terminate this Agreement under this clause where the failure to agree is solely as a result of TCNZ’s failure to agree on any matter that is consistent with the matters set out in clause 4.5(a) to (d) (inclusive).

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7.3	Automatic Termination during Interim Period

The parties agree that:

(a)	this Agreement will terminate automatically, without any notice being required, if the Structural Separation does not occur by the Long Stop Date;

(b)	if, the TCNZ Shareholder Approval is not obtained at a TCNZ Shareholder Meeting, then, unless CFH and TCNZ agree in writing within 20 Business Days after the date of the TCNZ Shareholder Meeting that there is a reasonable prospect of obtaining TCNZ Shareholder Approval prior to the Long Stop Date, this Agreement will terminate automatically, without any notice being required, on the date falling 20 Business Days after the date of that TCNZ Shareholder Meeting; or

(c)	if:

(i)	the Budget 2011 has not been passed by 19 August 2011 containing appropriations for the provision of ongoing investment funding for CFH of not less than $928 million; or

(ii)	CFH has not received the “Shareholders Resolutions” referred to in the CFH Letter (signed by the shareholders and entitled persons, and for shares having an aggregate issue price of not less than $928 million) by 31 August 2011, this Agreement will terminate automatically, without any notice being required, on 1 September 2011.

7.4	Automatic Termination on Structural Separation

(a)	The parties agree that this Agreement will terminate automatically, without any notice being required, immediately after Structural Separation Completion occurring. Termination of this Agreement under this clause 7.4 will have no effect on any other Transaction Document.

(b)	Termination under clause 7.4(a) will be without prejudice to any claims relating to any breach of this Agreement prior to that termination.

7.5	Limitation on CFH termination rights under clause 7.1

(a)	CFH may only terminate this Agreement under:

(i)	clause 7.1(a), as a result of the termination of, or an entitlement to terminate, any Transaction Document;

(ii)	clause 7.1(c), as a result of the circumstances set out in clause 4.3(b);

(iii)	clause 7.1(d), as a result of a Prescribed Occurrence,

if, in respect of each event or circumstance relevant to any of clauses 7.5(a)(i), (ii) or (iii) (as the case may be), CFH gives notice in writing to terminate this Agreement under clause 7.1(a), 7.1(c) or 7.1(d) (as the case may be) within a period of 30 Business Days after the date on which CFH becomes aware that the requirements of the relevant provision that would entitle it to terminate this Agreement have been satisfied (such 30 Business Day period referred to as the CFH Termination Window A).

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(b)	CFH may only terminate this Agreement under clause 7.1(e) if, in respect of each event or circumstance relevant to clause 7.1(e), CFH gives notice in writing to TCNZ not less than 10 Business Days after commencing consultations with TCNZ, and not more than 30 Business Days after the later of the conclusion of those consultations and the Expert notifying the parties of its determination referred to in clause 7.1(e)(ii)(D), that CFH continues to reasonably believe that there is no reasonable prospect of a Structural Separation occurring before the Long Stop Date (and provides particulars of the reasons CFH continues to so reasonably believe) and accordingly terminates this Agreement under clause 7.1(e) (such period referred to as the CFH Termination Window B).

(c)	If, in respect of any event or circumstance that would give rise to a right for CFH to terminate this Agreement under clauses 7.1(a), (c), (d) or (e), CFH does not terminate this Agreement within the relevant CFH Termination Window, CFH will not be able to terminate this Agreement under clauses 7.1(a), (c), (d) or (e) (as the case may be) as a result of that event or circumstance.

(d)	For the avoidance of doubt, a failure by CFH to give a notice within the CFH Termination Windows in respect of any one circumstance or event relevant to any of:

(i)	clauses 7.5(a)(i), (ii) or (iii), in respect of CFH Termination Window A; and

(ii)	clause 7.1(e), in respect of CFH Termination Window B,

will not preclude CFH from terminating this Agreement pursuant to any of clauses 7.1(a), (c), (d) or (e) due to any subsequent event or circumstance even if such event or circumstance is identical to, and therefore repeats, any earlier event or circumstance in respect of which no notice contemplated by clause 7.5(a) and (b) was given.

(e)	If any of CFH’s termination rights under clauses 7.1(a), (c), (d) or (e) are dependent on TCNZ providing any information or document to CFH and TCNZ fails to provide such information or document to CFH, or delays the provision of any information or document, CFH will not be prejudiced by that failure or delay, and, where necessary any CFH Termination Window will commence from the date the required information or document is received.

7.6	Limitation on TCNZ termination rights under clause 7.2

(a)	Other than where clauses 7.6(b) or 7.6(c) apply, TCNZ may only exercise its right to terminate this Agreement under clause 7.2(b) as a result of a modification to the Bill that involves the amendment, deletion or replacement of, or any addition to, the Bill that is included in the final version of the Bill as passed by the House of Representatives (in any such case, a Relevant Amendment), if TCNZ gives notice in writing to terminate this Agreement under clause 7.2(b) within a period of 30 Business Days after the date from which the Bill as passed by the House of Representatives is publicly available (such 30 Business Day period referred to as the Amendment Termination Window).

(b)	Other than where clause 7.6(c) applies, TCNZ may only terminate this Agreement under clause 7.2(b) as a result of a modification to the status of, or (as the case may be) the failure to issue or provide consistently with the required status, any Tax Ruling (in any such case, a Ruling Amendment) if TCNZ gives notice in writing to terminate this Agreement under clause 7.2(b) either:

(i)	within a period of 30 Business Days after the date of written confirmation from Inland Revenue that Inland Revenue is not prepared to rule consistently with the required status of the relevant Tax Ruling in Schedule 5; or

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(ii)	within a period of 30 Business Days after the date referred to in the required status for that ruling passing without Inland Revenue having issued the ruling consistently with the required status of the relevant Tax Ruling in Schedule 5, as the case may be (such relevant 30 Business Day period referred to as the Ruling Termination Window).

(c)	TCNZ is not entitled to terminate this Agreement under clause 7.2(b) in respect of a Tax Ruling where any such Tax Ruling is not issued or provided consistently (including as to timing) with the required status of that Tax Ruling in Schedule 5 if a transaction or the transactions to which the relevant Tax Ruling relates are no longer proceeding or are proceeding in a modified form such that TCNZ (acting reasonably) no longer considers that the relevant Tax Ruling is required.

(d)	If, in respect of any Relevant Amendment or Ruling Amendment, TCNZ does not terminate this Agreement within the relevant TCNZ Termination Window:

(i)	TCNZ will be deemed to have determined that the Relevant Amendment or Ruling Amendment (as the case may be) will not meet the thresholds set out in clause 7.2(b) (where applicable) that must be met before TCNZ can terminate this Agreement under clause 7.2(b); and

(ii)	TCNZ will not be able to terminate this Agreement under clause 7.2(b) as a result of the Relevant Amendment or Ruling Amendment (as the case may be).

(e)	Without limiting the foregoing, if

(i)	TCNZ gives notice in writing to terminate this Agreement under clause 7.2(b)(ii) prior to the expiry of the relevant TCNZ Termination Window (and provides reasonable particulars of the net present value of the relevant costs and/or loss of value);

(ii)	within 5 Business Days of TCNZ giving such notice in writing (and particulars) to CFH, CFH gives notice in writing to TCNZ that CFH will grant TCNZ relief in accordance with this clause 7.6(e) for the net present value of the cost to TCNZ, ServiceTel and/or Chorus2 of and/or the loss of value to TCNZ, ServiceTel and/or Chorus2 as a result of operating under such modification(s) to the Bill to the extent that the net present value of such costs and loss of value exceeds:

(A)	$75 million (if the termination right arises as a result of the net present value of the costs and loss of value of all such modifications, in aggregate); or

(B)	$40 million (if the termination right arises as a result of the net present value of the costs and loss of value of any individual modification),

as the case may be (and, in each in each such case, the Excess NPV Impact),

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then:

(iii)	the:

(A)	amount of the Excess NPV Impact; and

(B)	amount of the relief to be granted and the form it will take (including whether it equates to the full amount of the Excess NPV Impact,

will be agreed in good faith by the parties, but if the parties cannot agree within 20 Business Days of CFH giving notice to TCNZ in accordance with clause 7.6(e)(ii), each disputed matter will be, upon written notice being given one party to the other within 5 Business Days after the end of that 20 Business Day period, subject to expert determination under clause 10.1; and

(iv)	this Agreement will not be terminated under clause 7.2(b) pending completion of the processes referred to in clause 7.6(e)(iii) for determining the amount of the Excess NPV Impact, the amount of the relief to be granted to TCNZ and the form it will take, and:

(A)	if TCNZ is granted relief in accordance with this clause 7.6(e) for the full amount of the Excess NPV Impact (whether by agreement between the parties or as a result of expert determination under clause 10.1), then TCNZ will not be entitled to terminate this Agreement under clause 7.2(b) (and TCNZ’s notice in writing to terminate this Agreement under clause 7.2(b) will be deemed to be withdrawn); or

(B)	if, for any reason, TCNZ is not granted relief for the full amount of the Excess NPV Impact (as agreed between the parties or as a result of expert determination under clause 10.1), then TCNZ will be entitled to terminate this Agreement under clause 7.2(b) within 30 Business Days after either (I) the expiry of the 5 Business Day period within which either party may refer the matter to expert determination (if the parties cannot agree on the amount of relief to be granted and the form it will take, but neither party refers the matter to expert determination under clause 10.1) or (II) the date on of the expert’s determination, as the case may be.

7.7	Notice of potential termination

Each party must give notice to the other party of any matter or event that constitutes, or may constitute, grounds for that party to terminate this Agreement under clause 7.1 or 7.2 (as the case may be) as soon as practicable after it becomes aware of such matter.

7.8	Effect of termination

Subject to clause 7.4(b), upon termination of this Agreement for any reason, this Agreement will have no further force or effect except that clause 6, this clause 7, and clause 8, together with those other provisions of this Agreement which are incidental to and required in order to give effect to such clauses (including clause 7.4(b)), will remain in full force and effect.

7.9	Exclusive remedies on termination

The parties’ sole and exclusive remedies upon termination of this Agreement for any reason are as follows:

(a)	if this Agreement is terminated by CFH under clauses 7.1(a), (b), (f) or (g), then CFH may, by notice in writing to TCNZ not more than 5 Business Days after the date of termination of this Agreement, elect either that:

(i)	such termination will be without prejudice to any rights and remedies arising as a consequence of any such termination or which have accrued or arisen prior to termination; or

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BELL GULLY

(ii)	such termination will be without prejudice to any rights CFH has under clause 8,

and such election will be final and binding on CFH (and CFH’s sole and exclusive remedies will be whichever of (i) or (ii) above is specified in that notice, and whichever of (i) or (ii) is not specified in that notice will not be remedies available to CFH);

(b)	if:

(i)	this Agreement is terminated by CFH under clauses 7.1(c), (d), (e), (h) or (j); or

(ii)	this Agreement terminates automatically under clause 7.3(a) or (b),

then:

(iii)	such termination will be without prejudice to any rights CFH has under clause 8; but

(iv)	CFH will not have any rights to make any other claim whatsoever against TCNZ arising as a consequence of any such termination or which have accrued or arisen prior to termination;

(c)	if:

(i)	this Agreement is terminated by CFH under clause 7.1(i); or

(ii)	this Agreement terminates automatically under clause 7.4,

neither party shall have any rights to make any claim whatsoever against the other party arising as a consequence of any such termination or which have accrued or arisen prior to termination; and

(d)	if:

(i)	this Agreement is terminated by TCNZ under clause 7.2; or

(ii)	this Agreement terminates automatically under clause 7.3(c),

then:

(iii)	such termination will be without prejudice to any rights TCNZ has under clause 8; but

(iv)	TCNZ will not have any rights to make any other claim whatsoever against CFH arising as a consequence of any such termination or which have accrued or arisen prior to termination.

The parties agree that, except as specified above, neither party shall have any rights to make any claim whatsoever against the other party arising as a consequence of any such termination or which have accrued or arisen prior to termination.

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BELL GULLY

7.10	Exclusive remedies

The sole and exclusive remedies of the parties with respect to the circumstances set out in clause 4.3(b), any Prescribed Occurrence and the Final Deed of Undertaking are as set out in clauses 7.1 and 7.9 and the parties expressly waive any other remedy that may be available to them at law, in equity or otherwise.

8.	Recovery of Costs

8.1	Payment by TCNZ

(a)	Subject to clauses 8.1(b) and 8.5, if at any time:

(i)	this Agreement is terminated by CFH under clause 7.1 (other than under clause 7.1(a) in respect of a force majeure termination rights under a Transaction Document or under clause 7.1(i)); or

(ii)	this Agreement terminates automatically under clauses 7.3(a) or (b),

TCNZ must pay or procure that Chorus2 pays to CFH upon demand an amount of $11,000,000 (exclusive of any New Zealand goods and services tax, which shall also be payable by TCNZ or Chorus2).

(b)	CFH will not be entitled to payment under clause 8.1(a) above if CFH has terminated this Agreement under clauses 7.1(a), (b), (f) or (g) and CFH has elected, pursuant to clause 7.9(a), that such termination will be without prejudice to any rights and remedies arising as a consequence of any such termination or which have accrued or arisen prior to termination.

(c)	Subject to clause 7.9(a), payment by TCNZ to CFH under this clause 8.1 will be CFH’s sole and exclusive remedy under the Transaction Documents in relation to the circumstances set out in clause 7.1 and clauses 7.3(a) and (b).

8.2	Agreed Pre-estimate of CFH Losses

The parties hereby irrevocably agree that the amount payable to CFH under clause 8.1 is a genuine pre-estimate of the Losses that CFH will suffer if CFH terminates this Agreement under clause 7.1 or this Agreement terminates automatically under clauses 7.3(a) or (b), as the case may be, including:

(a)	Losses suffered by CFH in connection with:

(i)	the need to repeat some or all of the UFB invitation to participate process to solicit counterparties other than TCNZ and incur increased build costs (in the absence of competitive tension) and project delays; and

(ii)	CFH’s loss of any opportunity to secure a UFB Objective counterparty for all or any of the Coverage Area in place of TCNZ or Chorus2; and

(b)	all third party out-of-pocket costs incurred by CFH and its related entities in relation to the proposed Transactions (including funding costs, legal, accounting, investment banking and financial advisory fees, travel and accommodation costs).

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BELL GULLY

8.3	Payment by CFH

(a)	Subject to clauses 8.1(b) and 8.5, if at any time:

(i)	this Agreement is terminated by TCNZ under clause 7.2; or

(ii)	this Agreement terminates automatically under clause 7.3(c),

CFH must pay to TCNZ upon demand an amount of $11,000,000 (exclusive of any New Zealand goods and services tax, which shall also be payable by CFH).

(b)	TCNZ will not be entitled to payment under paragraph (a) above if TCNZ has terminated this Agreement under clause 7.2(b) as a result of a modification to the status of, or (as the case may be) the failure to issue or provide consistently with the required status, any Tax Ruling.

(c)	Payment by CFH to TCNZ under this clause 8.3 will be TCNZ’s sole and exclusive remedy under the Transaction Documents in relation to the circumstances set out in clause 7.2 and clause 7.3(c).

8.4	Agreed Pre-estimate of TCNZ Losses

The parties hereby irrevocably agree that the amount payable to TCNZ under clause 8.3 is a genuine pre-estimate of the Losses that TCNZ will suffer if TCNZ terminates this Agreement under clause 7.2 or this agreement terminates automatically under clause 7.3(c), as the case may be, including all third party out-of-pocket costs incurred by TCNZ and its related entities in relation to the proposed Transactions (including funding costs, legal, accounting, investment banking and financial advisory fees, travel and accommodation costs).

8.5	No payments by either party in certain circumstances

Notwithstanding any other provision of this clause 8, if:

(a)	at the time that CFH terminates this Agreement under clause 7.1, TCNZ would also be entitled to terminate this Agreement under clause 7.2 (other than as a result of the same event or circumstances in reliance on which CFH terminates this Agreement under clause 7.1); or

(b)	at the time that TCNZ terminates this Agreement under clause 7.2, CFH would also be entitled to terminate this Agreement under clause 7.1 (other than as a result of the same event or circumstances in reliance on which TCNZ terminates this Agreement under clause 7.2),

(as the case may be), neither party will be entitled to payment under clauses 8.1(a) or 8.3(a) (as the case may be).

9.	Notices

9.1	Addresses and references

Each notice under this Agreement is to be in writing and sent by personal delivery, post, facsimile or email to the addressee at the address, facsimile number or email address, and marked for the attention of the person or office holder, from time to time designated for this purpose by each party and notified to the other parties in accordance with this clause 9. The initial address, facsimile number, email address and relevant person or office holder of each party is set out under its name at the end of this Agreement.

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BELL GULLY

9.2	Timing of receipt

In the absence of earlier receipt, a notice will be deemed to have been received:

(a)	if delivered by hand, when left at the address of the recipient; or

(b)	if sent by pre-paid post, three Business Days (if posted within New Zealand to an address in New Zealand) or five Business Days (if posted by airmail from one country to another) after the date of posting; or

(c)	if sent by facsimile, on the date and time shown on the transmission report generated by the machine from which the facsimile was sent indicating that the whole facsimile was sent to the recipient’s facsimile number; or

(d)	if sent by email, on the date and time at which it enters the addressee’s information system unless a delivery failure notice has been received by the sender, in which case the notice will be deemed not to have been served, provided that if a notice is received or deemed to be received on a day which is not a Business Day, or is after 5.00 pm on a Business Day (addressee’s time), that notice will be deemed to have been received by the recipient at 9.00 am on the next Business Day.

10.	Miscellaneous

10.1	Expert Determination Process

If a matter has been referred to expert determination under clause 7.1(e)(ii) or clause 7.6(e)(ii):

(a)	the expert will be appointed by agreement between the relevant parties or, failing agreement within 10 Business Days, by the president of the Arbitrators’ and Mediators’ Institute of New Zealand Inc (or his or her nominee) who will be requested to appoint an independent expert who is suitably qualified and experienced in relation to the subject of the matter for determination (the Expert);

(b)	the Expert will act as an expert and not as an arbitrator, and referral of the dispute to the Expert will not be a submission to arbitration for the purposes of the Arbitration Act and the provisions of the Arbitration Act will not govern that referral;

(c)	within 10 Business Days of the Expert accepting the appointment, the relevant parties will send written submissions on the dispute to the Expert and to each other and, within five Business Days of receiving the other relevant party’s submission, will submit any written replies they wish to make to the Expert and to each other;

(d)	the relevant parties will give the Expert all necessary assistance that the Expert reasonably requires to determine the dispute;

(e)	the Expert will, unless the relevant parties otherwise agree, be directed to deliver a written determination to the relevant parties within 10 Business Days of having received the relevant parties’ written submissions under clause 10.1(c);

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BELL GULLY

(f)	the Expert will have the power to compel either relevant party to produce any information material to the dispute which that party has in its possession and which that party could be required to produce on discovery in a court proceeding to the Expert and to the other party;

(g)	the Expert’s decision will be final and binding and, to the extent it is lawful to do so, the relevant parties waive any right of appeal or review; and

(h)	the Expert’s fees will be shared equally by the parties.

10.2	No partnership

This Agreement does not constitute, and nothing contained in this Agreement will be deemed or construed to constitute, any party as a partner, agent or representative of the other party. This Agreement does not give, and is not to be construed as giving, to any party any of the liabilities arising from a partnership, agency or representative relationship.

10.3	Contractual relationship

Each party acknowledges that its rights and obligations under this Agreement are contractual in nature and that the other party does not have any fiduciary responsibility or duty to it in respect of the arrangements the subject of this Agreement.

10.4	Assignment

(a)	This Agreement is binding on, and continues for the benefit of, the parties and their respective successors and permitted assignees or transferees. Except as provided in this Agreement, a party cannot assign or otherwise transfer the benefit of this Agreement without the prior written consent of the other parties (which consent may be withheld at each other party’s absolute discretion);

(b)	Nothing in clause 10.4(a) will apply to the assignment by CFH of its rights and obligations under this Agreement to another Government Authority, the Crown, Ministers of the Crown, or company wholly owned by any of those parties.

10.5	Amendments

Except as otherwise provided for in this Agreement, this Agreement cannot be amended or varied except in writing signed by all the parties for the time being.

10.6	Entire agreement

This Agreement and the other Transaction Documents constitute the entire agreement of the parties in respect of the matters covered by them and supersedes all previous agreements in respect of those matters.

10.7	Exercise of rights and waivers

No failure to exercise, and no delay in exercising, a right of a party under this Agreement will operate as a waiver of that right, nor will a single or partial exercise of a right preclude another or further exercise of that right or the exercise of another right. No waiver by a party of its rights under this Agreement is effective unless it is in writing signed by that party.

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BELL GULLY

10.8	Costs

Except as provided in this Agreement, each party must pay its own legal and other costs of and incidental to the preparation, negotiation, execution and completion of this Agreement.

10.9	Partial invalidity

If any provision of this Agreement offends any law applicable to it and is as a consequence illegal, invalid or unenforceable then:

(a)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result; and

(b)	in any other case the offending provision must be severed from this Agreement, in which event the remaining provisions of this Agreement operate as if the severed provision had not been included.

10.10	Counterparts

This Agreement may be executed on the basis of an exchange of facsimile or scanned copies of this Agreement and execution of this Agreement by such means is to be a valid and sufficient execution. If this Agreement consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

10.11	Governing law

This Agreement is governed by and must be construed in accordance with the laws of New Zealand.

31

Execution

Crown Fibre Holdings Limited by

Authorised Signatory	Authorised Signatory

/s/ Simon Allen	/s/ Graham Mitchell
Print Name	Print Name

Address: Level 10 Price WaterhouseCoopers Tower, 188 Quay Street, Auckland

Facsimile No: +64 9 368 9201

Email Address: graham.mitchell@crownfibre.govt.nz

Contact person/position: Chief Executive Officer

With a copy to: Bell Gully, Level 22 Vero Centre, 48 Shortland Street, Auckland 1010, Attention: James Gibson, Facsimile: +64 9 916 8801, Email: james.gibson@bellgully.com

Telecom Corporation of New
Zealand Limited

Director	Director

/s/ Wayne Boyd	/s/ Paul Reynolds
Print Name	Print Name

Address: Level 8 Telecom House, 68-86 Jervios Quay, PO Box 570, Wellington 6011

Facsimile No: +64 4 472 4795

Email Address: mark.ratcliffe@chorus.co.nz

Contact person/position: Mark Ratcliffe, Executive Lead, UFB Programme

32

Schedule 1: Milestones and Timetable

	Milestone	Timing or Latest Date to be achieved by (Indicative Dates only)

1.	MED and TCNZ agree principles for the transition plan on operational separation to enable TCNZ to progress the reasonable endeavours the structural separation activities as well as the implementation of the UFB and RBI contracts	31 May 2011

2.	CFH and TCNZ to complete Document Finalisation Process under Network Infrastructure Project Agreement	30 June 2011

3.	TCNZ, MED, Commerce Commission to complete due diligence/disclosure process in relation to the key aspects and material parts of all asset split and sharing arrangements between Chorus2 and ServiceTel in order to minimise the risk of any material issues being raised at a later date	17 June 2011

4.	Preliminary MED/Commerce Commission approval of the key aspects and material parts of all asset split and sharing arrangements between Chorus2 and ServiceTel in order to minimise the risk of any material issues being raised at a later date	30 June 2011

5.	No later than 40 working days after the Act comes into force, TCNZ to provide the Minister with the information regarding the asset split and key terms of intended material sharing arrangements required under section 23B of the Bill	1 September 2011

6.	Legislation passes the 3rd reading in Parliament	30 June 2011

7.	Bill enacted	30 June 2011

8.	Order in Council bringing the structural separation provisions in the Act into force	30 November 2011

9.	Receipt of the Tax Rulings described in and having the required status set out in Schedule 5, Table A.	31 August 2011 (or such later date as expressed in the description of the required status of the relevant Tax Ruling in Schedule 5, Table A)

10.	TCNZ files application for initial procedural Court Orders for Structural Separation	29 August 2011

11.	Date for receipt of initial procedural Court Orders for Structural Separation	12 September 2011

12.	Scheme Booklet for Structural Separation distributed by TCNZ	26 September 2011

13.	TCNZ Shareholder Meeting for Structural Separation convened TCNZ Bondholder Meeting for Structural Separation convened	19-26 October 2011 Prior to TCNZ Shareholder Meeting

33

	Milestone	Timing or Latest Date to be achieved by (Indicative Dates only)

14.	Date for receipt of final Court Orders for Structural Separation	9-14 November 2011

15.	Effective Date of Structural Separation	25-30 November 2011

16.	Chorus2 assumes obligations under Transaction Documents, Chorus2 adopts constitution including Chorus2 Constitutional Provisions, Chorus2 and ServiceTel assume obligations to each other under Wholesale Services Agreement	25-30 November 2011

34

Schedule 2: TCNZ Warranties

1.	Due authorisation

(a)	TCNZ authorisation

TCNZ:

(i)	Authorisation of this Agreement

has obtained all necessary authorisations for the execution, delivery and performance by that party of this Agreement in accordance with its terms;

(ii)	Powers and capacity in respect of this Agreement

has full power to and capacity to own its own assets and enter into and perform its obligations under this Agreement, and when executed, this Agreement will constitute the legal and binding obligations of the party, enforceable against it in accordance with its terms except as such enforceability may be limited by equitable principles or by bankruptcy, insolvency, liquidation or other laws relating to creditors’ rights; and

(iii)	Incorporation

is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

(b)	Related TCNZ company authorisations

Chorus2, Gen-i and ServiceTel will each have obtained prior to Structural Separation or, if earlier, the relevant execution date, all necessary authorisations for the execution, delivery and performance by that party of any document to be executed by it under clause 3.1 or clause 3.4 of this Agreement.

2.	Compliance

The execution, delivery and performance by TCNZ of this Agreement:

(a)	complies with TCNZ’s constitution or other constituent documents; and

(b)	does not constitute a breach of any law or obligation, or cause or result in default under any agreement or arrangement, by which TCNZ is bound and which would prevent TCNZ from entering into or performing its obligations under the Transaction Documents.

35

3.	Government Authority

To the best of TCNZ’s knowledge, no consent or approval (other than have been obtained) by, notice to or registration with any Government Authority, is required on the part of TCNZ, or any other relevant TCNZ Group company, in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents, a Wholesale Services Agreement, the Final Deed of Undertaking or the transactions contemplated by them, except for:

(a)	any approval by the Minister under section 156AK of the Bill in connection with the performance of the Final Deed of Undertakings; or

(b)	any consents or approvals by, or any notices to or registrations with any municipal or local authority in connection with the performance of the Network Infrastructure Project Agreement.

4.	Compliance

Except:

(a)	as would not prevent any TCNZ Group company from entering into or performing its obligations under the Transaction Documents, a Wholesale Services Agreement or the Final Deed of Undertaking; or

(b)	for matters to be provided for under the Bill,

each member of the TCNZ Group has complied in all material respects with all Relevant Laws and orders of Governmental Agencies having jurisdiction over it and has all material licenses, permits and franchises necessary for them to conduct their respective businesses as presently being conducted and as contemplated by the Transaction Documents.

5.	Insolvency Event

No Insolvency Event has occurred in relation to TCNZ.

36

Schedule 3: CFH Warranties

1.	Due authorisation

CFH:

(a)	Authorisation of this Agreement

has obtained all necessary authorisations for the execution, delivery and performance by it of this Agreement in accordance with its terms;

(b)	Powers and capacity in respect of this Agreement

has full power to and capacity to own its own assets and enter into and perform its obligations under this Agreement, and when executed, this Agreement will constitute the legal and binding obligations of it, enforceable against it in accordance with its terms except as such enforceability may be limited by equitable principles or by bankruptcy, insolvency, liquidation or other laws relating to creditors’ rights; and

(c)	Incorporation

is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

2.	Compliance

The execution, delivery and performance by CFH of this Agreement:

(d)	complies with CFH’s constitution or other constituent documents; and

(e)	does not constitute a breach of any law or obligation, or cause or result in default under any agreement or arrangement, by which CFH is bound and which would prevent CFH from entering into or performing its obligations under this Agreement.

3.	Insolvency Event

No Insolvency Event has occurred in relation to CFH.

4.	Government Authority

To the best of CFH’s knowledge, no consent or approval (other than have been obtained) by, notice to or registration with any Government Authority, is required on the part of CFH in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents, or the transactions contemplated by them.

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Schedule 4: Prescribed Occurrences

A Prescribed Occurrence is any of the following occurrences:

1.	any TCNZ Group taking any action, failing to take any action or suffering any event or circumstance (including an Insolvency Event or a Material Adverse Event) that CFH reasonably believes would be likely to materially adversely affect any of:

(a)	achievement of the UFB Objective;

(b)	implementation of the Structural Separation before the Long Stop Date;

(c)	the material rights CFH has under the Transaction Documents; or

(d)	the ability of Chorus2 to discharge its material obligations under the Transaction Documents, the Final Deed of Undertaking or a Wholesale Services Agreement,

provided that such events or circumstances shall not include any event or circumstances that would give TCNZ a right to terminate this Agreement under clause 7.2;

2.	any TCNZ Group company entering into or resolving to enter into a transaction or resolving to take or taking any other action that has the same or similar effect as any of the matters set out in paragraphs 1 and 2 of this Schedule, in each case, which occurs without the prior written consent of CFH, which it may give or withhold in its absolute discretion.

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Schedule 5: Tax Rulings

Table A: Tax Rulings

RULING	REQUIRED STATUS

Private ruling requested under section 91E of the TAA concerning the tax consequences of Structural Separation (corporate group)	A binding private ruling in relation to the tax consequences of Structural Separation for the TCNZ Group and the Chorus2 group is issued no later than 31 August 2011 or such other date as the parties may agree in writing substantially in the form of the Inland Revenue draft ruling dated 3 May 2011 incorporating such amendments to that draft as TCNZ may reasonably request or consent to (if such amendments are initiated by the Inland Revenue).

Product ruling requested under section 91F of the TAA concerning the tax consequences of Structural Separation (shareholders)	A binding product ruling in relation to the tax consequences of Structural Separation for TCNZ Group shareholders is issued no later than 31 August 2011 or such other date as the parties may agree in writing substantially in the form of the Inland Revenue draft ruling dated 3 May 2011 incorporating such amendments to that draft as TCNZ may reasonably request or consent to (if such amendments are initiated by the Inland Revenue).

Private ruling requested under section 91E of the TAA concerning the tax consequences of securities issued pursuant to Subscription Agreement	A binding private ruling in relation to the tax consequences of the securities to be issued by Chorus2 pursuant to the Subscription Agreement confirming that the tax consequences of those securities are or include tax consequences substantially as described in Table B below and subject to assumptions made and conditions expressed by the Inland Revenue (if any) that TCNZ (acting reasonably) considers to be satisfactory is issued no later than 31 August 2011 or such other date as the parties may agree in writing.

Private ruling requested under section 91E of the TAA concerning the tax consequences of bondholder arrangements	A binding private ruling in relation to the tax consequences for the TCNZ Group and the Chorus2 group as a result of certain arrangements which might be entered into with bondholders (and counterparties to related derivatives) of TCNZ Finance Limited confirming that the tax consequences of those arrangements are or include tax consequences substantially as described in Table C below and subject to assumptions made and conditions expressed by the Inland Revenue (if any) that TCNZ (acting reasonably) considers to be satisfactory is issued no later than:

(a) the date 120 days after 31 May 2011, being the date by which TCNZ intends to submit the final ruling application; or

(b) such other date as the parties may agree in writing.

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Table B: Ruling Points Included in Private Ruling requested under section 91E of the TAA concerning the tax consequences of securities issued pursuant to Subscription Agreement

(a)	The CFH Equity Securities will constitute “shares” as defined in section YA 1 of the Income Tax Act and “non-participating redeemable shares” as defined in section CD 22(9) of the Income Tax Act.

(b)	The receipt of the subscription amounts from CFH under the Subscription Agreement, and the terms of the CFH Securities and CFH Warrants to which Chorus2 will become party, will not result in assessable income to Chorus2 under sections CA 1 or CB 1 of the Income Tax Act, excluded income under section CX 47 of that Act, a “capital contribution” as defined in section YA 1 of that Act or income under subpart EW of that Act.

(c)	Each of the CFH Debt Securities will be a “substituting debenture” as defined in section FA 2 of the Income Tax Act and a “non-participating redeemable share” as defined in section CD 22(9) of the Income Tax Act and will not be subject to the financial arrangements rules.

(d)	The receipt of the subscription amounts under the Subscription Agreement, and the terms of the CFH Securities and CFH Warrants to which Chorus2 will become party, will not result in consideration for a “taxable supply” as defined in section 2(1) of the GST Act.

(e)	The receipt of the subscription amounts under the Subscription Agreement, and the terms of the CFH Securities and CFH Warrants to which Chorus2 will become party, will not result in a dutiable gift under the Estate and Gift Duties Act 1968.

(f)	Sections BG 1 and GA 1 of the Income Tax Act will not apply.

(g)	Section 76 of the GST Act will not apply.

In this table terms not defined in this Agreement but defined in the Income Tax Act or (as applicable) in the GST Act shall have, unless the context otherwise requires, the meanings given in the Income Tax Act or in the GST Act as appropriate.

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Table C: Ruling Points Included in Private ruling requested under section 91E of the TAA concerning the tax consequences of bondholder arrangements

(a)	For TeleBonds (or other financial arrangements) that are retained in their current form, TCNZ Finance will continue to spread income and expenditure under the financial arrangements rules in respect of those bonds (or other financial arrangements) in accordance with the spreading method presently adopted (until the income year in which a base price adjustment is required to be calculated in accordance with section EW 29 of the Income Tax Act).

(b)	Early consent fees paid or payable to holders of TeleBonds by TCNZ Finance will be included in the “consideration” paid or payable by it for or under a financial arrangement for the purposes of sections EW 15 and EW 31.

(c)	For TeleBonds and/or EMTN bonds the subject of a repurchase by TCNZ Finance pursuant to a tender offer, or the subject of a redemption by TCNZ Finance, TCNZ Finance will be required to perform a BPA in respect of the relevant bonds in the income year in which the repurchase or redemption is completed.

(d)	For EMTN bonds the subject of an exchange offer by TCNZ Finance to a member of the Chorus2 group, TCNZ Finance will be required to perform a BPA in respect of the relevant bonds in the income year in which the exchange is completed.

(e)	For each CCIRS or IRS to which TCNZ Finance is a party and which is either closed out on early termination or novated to the Chorus2 group, TCNZ Finance will be required to perform a BPA in respect of the CCIRS or IRS in the income year in which close out on early termination or novation is completed.

(f)	For the BPA calculations referred to in the rulings set out in paragraphs (c) to (e) above:

(i)	“consideration” in the BPA formula will include all fees and other compensatory amounts payable to a party to the financial arrangement by TCNZ Finance in consideration for the repurchase, redemption, exchange, novation or close out (as the case may be) of the relevant financial arrangement;;

(ii)	if the outcome of the BPA calculation is positive, that amount will constitute income to TCNZ Finance pursuant to sections CC 3(1) and EW 31(3) of the Income Tax Act (unless that income arises from expenditure incurred by TCNZ Finance under the financial arrangement in earlier income years and for which a deduction was denied);

(iii)	if the outcome of the BPA calculation is negative, that amount will constitute expenditure incurred by TCNZ under the financial arrangements rules, will therefore be “interest” for the purposes of the Act and will be deductible to TCNZ Finance pursuant to section DB 7 of the Income Tax Act.

(g)	In relation to financial arrangements transferred to the Chorus2 group:

(i)	the Chorus2 group will not be required to apply the same spreading methods under the financial arrangements rules as those historically applied by the TCNZ Group and will be able to select such spreading method as is deemed appropriate by the Chorus2 group (subject to the other requirements of the Act); and

(ii)	any amounts paid to the relevant Chorus2 group member by a member of the TCNZ Group to compensate the Chorus2 group member for assuming obligations under any financial arrangements transferred to it, will be included as “consideration” paid or payable to it for the purposes of sections EW 15 and EW 31, in relation to those financial arrangements.

(h)	Section GB 21 will not apply.

(i)	Sections BG 1 and GA 1 of the Income Tax Act will not apply.

In this table: (i) “base price adjustment” or “BPA” means the base price adjustment referred to in section EW 31 of the Income Tax Act; (ii) “CCIRS” means cross-currency and interest rate swap; (iii) “IRS” means interest rate swap; (iv) other terms not defined in this agreement but defined in the Income Tax Act or GST Act (as applicable) shall have, unless the context otherwise requires, the meanings given in the Income Tax Act or the GST Act as appropriate.

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Schedule 6: Initial Specified Services

Service as appears in Table A of Schedule 10 Price Book		Service Description within which it is to be contained
GPON		Bitstream Service
30 Mbps down /10 Mbps up Residential only	2.5 Mbps symmetrical	Bitstream 2
30 Mbps down /10 Mbps up Residential only, Triple Play entry	2.5 Mbps symmetrical PLUS 7.5 Mbps down	Bitstream 2
30 Mbps down /10 Mbps up Business entry product	5.0 Mbps symmetrical	Bitstream 2
100 Mbps down / 50 Mbps up	2.5 Mbps symmetrical PLUS 7.5 Mbps down	Bitstream 2
100 Mbps down / 100 Mbps up	2.5 Mbps symmetrical	Bitstream 3

P2P
100 Mbps down /100 Mbps up	0.0 Mbps	Bitstream 4
Addition to dark fibre P2P input

1 Gbps down / 1 Gbps up Addition to dark fibre P2P inputs	0.0 Mbps	Bitstream 4

10 Gbps down / 10 Gbps up	0.0 Mbps	Bitstream 4

P2P Dark Fibre (CO to Customer Premise)		Dark Fibre Access

Education
GPON 30 Mbps down/30 Mbps up	10.0 Mbps symmetrical	Bitstream 2
GPON 50 Mbps down /50 Mbps up	10.0 Mbps symmetrical	Bitstream 2
GPON 100 Mbps down /100 Mbps up	10.0 Mbps symmetrical	Bitstream 3 or 3a
P2P 100 Mbps down /100 Mbps up	10.0 Mbps symmetrical	Bitstream 4
P2P 1 Gbps down / 1 Gbps up	10.0 Mbps symmetrical	Bitstream 4

Additional CIR/EIR/PIR
2.5 Mbps CIR down	GPON	Bitstream 2
Bitstream 3, 3a
2.5 Mbps CIR up	GPON	Bitstream 2
Bitstream 3, 3a
10 Mbps EIR down	GPON	Bitstream 2
10 Mbps EIR up	GPON	Bitstream 2
10 Mbps CIR symmetrical	P2P	Bitstream 4
100 Mbps PIR symmetrical	P2P	Bitstream 4

Layer 1 Service Levels
Enhanced Service Level 1	Dark Fibre Access Service
Enhanced Service Level 2	Dark Fibre Access Service
Enhanced Service Level 3	Dark Fibre Access Service
Diversity (to the same Central Office)	Dark Fibre Access Service
Diversity (to a different Central Office)	Dark Fibre Access Service

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Layer 2 Service Levels
Layer 2 Service Levels	Bitstream 2, 3, 3a
Layer 2 - Enhanced Service Level 1	Bitstream 2, 3, 3a
Layer 2 - Enhanced Service Level 2	Bitstream 2, 3, 3a

E-NNI 2/3 ports
1 Gbps (Cost based EUBA STD price)	Handover Connection
10 Gbps (10Gbps price 3 x cost based 1Gbps price)	Handover Connection

Second Port
Voice	Bitstream 2
Bitstream 3, 3a
Ethernet	Bitstream 2
Bitstream 3, 3a
WIFI	Bitstream 2
Bitstream 3, 3a
Co-location	Central Office and POI Co-location
Service

Ancillary Services (as these appear in Table A of Schedule 10 (Price Book) to the Network Infrastructure Project Agreement)

Service component

1.1	GPON ONT upgrade

1.2	Plan change with no site visit required

1.3	UFB New Connection – Non Standard Install.

1.4	Tie Cable installation

1.5	MDU Non Standard Install.

1.6	Service Provider On Boarding Process: Testing, training and consultation.

1.7	Subsequent development of new Wholesale Service

1.8	Co-location Space Construction

1.9	Co-location accreditation training

1.10	Fibre Access Internal Removal.

1.11	No fault found

1.12	Inability to complete request.

The following are not Initial Specified Services.

Service as appears in Table A of Schedule 10 Price Book		Service Description within which it is to be contained
HD video channel	10 Mbps	Bitstream 2
Incremental (to above HD ) Second HD video channel (SD 50%)	10 Mbps	Bitstream 2

Launch of these services is governed by the timetable in the System and Product Plan. WSA Documentation for other Specified Services, Additional Services or Subsequent Services will occur in accordance with the services and pricing Schedule.

43

Schedule 7: Chorus Constitutional Provisions

44

[Draft provisions to be included in Chorus Limited’s constitution.]

PART A: Definitions

Defined Terms

In this constitution the following expressions have the following meanings:

“the Act” means the Companies Act 1993;

“ASX” means Australian Stock Exchange Limited;

“ASX Rules” means the listing rules of ASX and any other rules of ASX which are applicable while the Company is admitted to the official list of ASX, each as amended or replaced from time to time, except to the extent of any express written waiver;

“Crown” means Her Majesty the Queen in right of New Zealand;

“the Company” means [Chorus Limited];

“this constitution” means this constitution as it may be altered from time to time in accordance with the Act;

“Deed” means the deed relating to certain operational and governance undertakings dated [    ] between the Company and the Crown, and includes that document as amended, varied, novated or substituted from time to time;

“New Zealand citizen” means any New Zealand citizen, or any person who has attained the age of 18 years and is of full capacity who would, in the opinion of the Board, meet the requirements for citizenship set out in section 8(2) of the Citizenship Act 1977 (or any provision enacted in substitution for that section) if that person made an application for citizenship on the date on which his or her status is considered for the purposes of this constitution;

“NZX” means New Zealand Exchange Limited, its successors and assigns and, as the context permits, includes any duly authorised delegate of NZX;

“ordinary resolution” has the same meaning in relation to the Company as the expression “Ordinary Resolution of the Issuer” under the Rules;

“the Rules” means the Listing Rules applying to the NZSX and NZDX markets (or any successor to those markets) as altered or substituted from time to time by NZX;

[“Secretary” means any person or persons appointed as Secretary of the Company pursuant to clause [—] [Drafting Note: Insert clause on appointing a secretary], and includes a deputy secretary;]

“special resolution” means:

(a)	subject to paragraph (b) below, a resolution approved by a majority of 75 percent of the votes of those shareholders entitled to vote and voting on the question; and

(b)	for so long as clauses 4.4 and 4.5 of the Deed remain in full force and effect, on any resolution to amend or remove clause [7] “Entrenchment” or any of the definitions or clauses listed in clause [7](a), or any resolution to revoke this constitution or adopt a constitution which has the effect of altering or removing clause [7] “Entrenchment” or any of the definitions or clauses listed in clause [7](a), a resolution approved by a majority of 100 percent (or, if specified in the Deed at any time, 75 percent) of the votes of those shareholders entitled to vote and voting on the question;

“written” or “in writing” in relation to words, figures and symbols includes all modes of presenting or reproducing those words, figures and symbols in a tangible and visible form.

PART B: Operative Provisions Relevant to Ownership Restrictions

Shares

1	Board to refuse or delay a transfer (Derived from Clause 29 of TCNZ constitution)

The Board must refuse or delay the registration of any transfer of equity securities if permitted to do so by the Act, Rules, ASX Rules, in any of the following circumstances:

1.1	must do so under clause [4] of the Ownership Restriction Schedule; or

1.2	the registration of the transfer would or would be likely to breach clause [4] of the Ownership Restriction Schedule.

[Other grounds to refuse to register to be included in separate clauses.]

2	The Board may require forfeiture of securities (Clause 30 of TCNZ constitution)

The Board may by notice to a holder of securities require the forfeiture of that holder’s securities where those securities have been registered under a system of transfer approved under section 7 of the Securities Transfer Act 1991 and the Board has reasonable grounds to believe that it would have had grounds under clause [1] to refuse to register the transfer at the time the transfer was registered.

3	Registration not to affect other powers (Clause 31 of TCNZ constitution)

The registration of any transfer shall not prejudice or affect in any way the powers exercisable by the Board under clause [3] of the Ownership Restriction Schedule.

2

Board Composition

4	Half of Board to be New Zealand citizens (Clause 67 of TCNZ constitution)

4.1	A person who is not a New Zealand citizen shall not be eligible for appointment or election as a director if, immediately after his or her appointment or election as such, the number of directors who are New Zealand citizens would be less than one half of the total number of directors then in office.

4.2	If at any time the number of directors who are New Zealand citizens is reduced below one half of the total number of directors then in office, the Board shall ensure (whether by exercising its powers under clause [—] [Drafting Note: Filling casual vacancies clause] or otherwise) that within two months of the date of that reduction, sufficient directors are appointed so that not less than one half of the total number of directors then in office are New Zealand citizens.

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Voting

5	Voting on resolutions (Clause 21 of TCNZ constitution eighth schedule)

Subject to clause [6], each director has one vote. However, a director must not vote where that director is not permitted to vote by the Rules or this constitution. A resolution of the Board is passed if it is agreed to by all directors present without dissent or if a majority of the votes cast on it are in favour of it. A director present at a meeting of the Board may abstain from voting on a resolution, and any director who abstains from voting on a resolution will not be treated as having voted in favour of it for the purposes of the Act.

6	Chairperson shall not have a casting vote (Clause 22 of TCNZ constitution eighth schedule)

The chairperson shall not have a casting vote.

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Entrenchment

7.	No amendment to the Constitution

(a)	The clauses and definitions of this constitution to which paragraph (b) of the definitions of special resolution applies are:

The following definitions in clause [1.1] of this constitution, or defined by reference to the Rules in clause [1.2] of this constitution or the Act in clause [1.3] of this constitution]:

“this constitution”, “Board”, “Company”, “director”, “holding company”, “New Zealand citizen”, “share register”, “the Secretary”, “security”, “share”, “shareholder”;

Clause [3] of this constitution: “Registration not to affect other powers”;

Clauses [Schedule 1]: “Ownership Restrictions”;

Clause [4] of this constitution: “Half of Board to be New Zealand citizens”;

Clause [5 and 6]: “Voting on resolutions and Chairperson shall not have a casting vote”;

Clause [7]: “No amendment to the Constitution”

Clause [8]: “Compliance with Deed”.

(b)	No act or omission to act that contravenes or fails to comply with any of the clauses or provisions specified in sub clause (a), whether or not the act or omission is that of the Board or the shareholders in a meeting and whether or not the act or omission has been approved by a special resolution of shareholders, may be undertaken by the Board or the Company.

8.	Compliance with Deed of Operational and Governance Undertakings

The Company must comply with all of its obligations under the Deed (unless, for the avoidance of doubt, it has been terminated with the consent of the Crown). Notwithstanding this clause [8], the Deed may be cancelled or terminated, or varied, at any time by the parties to it by written agreement without the consent or approval of shareholders under the Act or this Constitution.

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PART C: OWNERSHIP RESTRICTIONS SCHEDULE (Extracted from First Schedule to TCNZ Constitution)

1	Definitions

In this Schedule, if not inconsistent with the context:

“affected share” means any share which is treated as such pursuant to clause 3;

“capital” means the share capital of the Company;

“employee” means an employee or officer of the Company or of any subsidiary or associated company of the Company, a labour-only contractor, consultant, or consultant company who or which contracts with the Company or with any subsidiary or associated company of the Company, any person whose services are provided or are to be provided to the Company or to any subsidiary or associated company of the Company pursuant to any contract or other arrangement, any trustee or trustees on behalf of any of the above persons, and any trustee or trustees of or in respect of any pension, superannuation or like fund established for the benefit of any of the above persons;

“New Zealand business” means, for the purposes of paragraph (d) of the definition of the term New Zealand national, any one or more of the following:

(a)	a person exempted from the requirements of Parts II and III of the Overseas Investment Regulations 1995 by virtue of an exemption notice issued under those regulations;

(b)	any person named in, or in a schedule to, any such exemption notice;

(c)	if the regulations referred to in paragraph (a) of this definition are revoked, any person falling within that paragraph or paragraph (b) of this definition at the date of the revocation;

(d)	any subsidiary of any person referred to in paragraph (a) or paragraph (b) or paragraph (c) of this definition;

(e)	underwriters or sub-underwriters of any offer of voting shares for subscription or purchase;

“New Zealand national” means:

(a)	any New Zealand citizen, or any person who has attained the age of 18 years and is of full capacity who would, in the opinion of the Board, meet the requirements for citizenship set out in section 8(2) of the Citizenship Act 1977 (or any provision enacted in substitution for that section) if that person made an application for citizenship on the date on which his or her status as a New Zealand national is considered for the purposes of this constitution;

(b)	the Crown or any department or instrument of the executive government of New Zealand or any person acting on behalf of the Crown or any such department or instrument;

(c)	any municipal, local, statutory or other authority formed or established in New Zealand or any instrument of local government in New Zealand;

(d)	any New Zealand business;

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(e)	any company, or other body corporate, that -

(i)	is established in New Zealand and has its registered office in New Zealand and that is substantially owned and effectively controlled by persons coming within any of paragraphs (a) to (d) of this definition; or

(ii)	is not an overseas person within the meaning of the Overseas Investment Act 1973;

(f)	the trustees of any employee share purchase scheme operated by way of a trust for the benefit of any employees, where all the trustees are persons coming within any of paragraphs (a) to (e) of this definition and where all voting rights in respect of all shares to which the scheme relates are held by the trustees;

“person” includes a natural person, a company, a corporation, and any combination or association of natural persons or corporate or unincorporated bodies (in each case whether or not having a separate legal identity);

“relevant interest” has the meaning set out in clause 5;

“representative” means a person authorised by a corporation in accordance with [Drafting Note: Insert clause dealing with appointment of corporate representative] or in writing by the person named in the last notice received by the [Secretary] to act as its or his or her representative at a meeting of the shareholders of the Company;

“subsidiary” has the meaning set out in section 5 of the Act;

“voting share” means a security that confers a right to vote at meetings of the shareholders of the Company (whether or not there is any restriction or limitation on the number of votes that may be cast by or on behalf of the holder of the security), not being a right to vote that, under the conditions attached to the security, is exercisable only in one or more of the following circumstances:

(a)	during a period in which a dividend (or part of a dividend) in respect of the security is in arrears;

(b)	on a proposal to reduce the capital;

(c)	on a proposal that affects rights attached to the security;

(d)	on a proposal to put the Company into liquidation;

(e)	on a proposal for the disposal of the whole of the property, business, and undertaking of the Company;

(f)	during the liquidation of the Company;

For the purposes of this Schedule, a body corporate is related to another body corporate if:

(a)	the other body is its holding company or subsidiary; or

(b)	there is another body corporate to which both bodies are related by virtue of paragraph (a) of this definition, and related body corporate has a corresponding meaning.

2	Limitations on shareholdings (Clause 6 of First Schedule to TCNZ constitution)

2.1	No person shall have a relevant interest in 10 percent or more of the total voting shares for the time being without, and except in accordance with, the prior written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown).

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2.2	No person who is not a New Zealand national shall have a relevant interest in more than 49.9 percent of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown).

3	Power to sell where clause 2 breached (Clause 7 of First Schedule to TCNZ constitution)

3.1	The provisions of clauses 3.2 to 3.11 inclusive shall apply if the Board or, pursuant to the Deed (unless it has been terminated with the consent of the Crown), the Crown, determines that there are reasonable grounds for believing that a person has a relevant interest in voting shares in breach of clause 2.

3.2	After such determination, the Board must (except where the prior written approval of the Crown has been given under the Deed), by notice in writing served on any registered holder of voting shares to which the determination relates, require that holder to lodge with the Board within 21 days of the date on which such notice is served by the Board, a statutory declaration (or other disclosure if required by the Board) giving such information as the Board may reasonably require for the purposes of determining whether to exercise its powers under this clause 3.

3.3	Where the registered holder of any voting shares does not comply with clause 3.2, or the Board in its discretion considers that any disclosure required by clause 3.2 or other information reveals that any person, without the written consent of the Crown, holds a relevant interest in any voting shares in contravention of clause 2, the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)), subject to clause 3.4, serve a notice on the registered holder of those voting shares declaring those voting shares to be affected shares.

3.4	The Board shall serve notice upon the registered holder of any voting shares of its intention to declare those shares to be affected shares. The holder may make representations to the Board as to why any such voting shares should not be treated as affected shares, within 14 days of receiving the above mentioned notice from the Board. If after taking into consideration any such representations, the Board in its discretion (but acting reasonably on the basis of evidence available and resulting from the Board’s due inquiry, which inquiry must be made by it) determines that such shares shall be treated as affected shares, it must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) immediately serve a notice on the registered holder declaring those voting shares to be affected shares.

3.5	A registered holder of affected shares shall, unless the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown), not be entitled to vote in respect of such affected shares at any shareholders’ or class meeting of the Company and in that event the votes attached to such affected shares shall vest in and may be exercised by the chairperson of any such meeting who may act entirely at his or her discretion. This shall be without prejudice to the right of any such registered holder to attend or speak at any shareholders’ or class meeting of the Company.

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3.6	A registered holder of affected shares shall, within three months (or such longer period as the Board, may determine, provided that such determination by the Board is the subject of a written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown)), of receiving the notice declaring those voting shares to be affected shares, ensure that either the affected shares or one or more persons’ relevant interests therein are disposed of, in whole or in part, so that no person has a relevant interest in the affected shares in breach of clause 2. If, after three months (or such longer period determined as set out above), the Board is not satisfied that such a disposal has been made, the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) arrange for the sale of some or all of the affected shares on behalf of the registered holder at the best price reasonably obtainable at the relevant time, based upon advice obtained by it for the purpose, so that no person has a relevant interest in the affected shares in breach of clause 2. For this purpose, the registered holder shall be deemed to have appointed, and does hereby appoint, the Company as its agent and its attorney, in each case with full authority to act on its behalf in relation to the sale of the affected shares and to sign all documents relating to such sale and transfer of the affected shares and the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) register a transfer of the affected shares so sold, whether or not the transfer has been properly completed and whether or not it is accompanied by the share certificates for the affected shares. If the certificate for the affected shares is not delivered up to the Company, the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) issue a new certificate distinguishing it as it thinks fit from the certificate not delivered up, whereupon the latter shall be deemed to have been cancelled. The person to whom such voting shares are transferred shall not be bound to see to the application of the purchase money, nor shall his or her title to the voting shares be affected by any irregularity or invalidity in the proceedings relating to the sale of those voting shares.

3.7	If the Board considers that no person has a relevant interest in breach of clause 2, in any voting shares which have been declared to be affected shares, (whether because of the sale of the affected shares or otherwise), it shall withdraw the declaration. On withdrawal, those voting shares shall cease to be affected shares. The Board shall serve notice on the then holder of those voting shares of such withdrawal within 14 days of having so resolved.

3.8	The Board shall not be obliged to serve any notice required under this clause to be served upon any person if it does not know either the identity or address of the person. The absence of service of such a notice in such circumstances, and any accidental error in or failure to give any notice to any person upon whom notice is required to be served under this clause shall not prevent the implementation of or invalidate any procedure under this clause. [Clauses 117 to 124 of this constitution] [Drafting Note: Insert relevant constitutional provision] shall apply to the service on persons of notices required under this clause 3 as if references in [clauses 117 to 124] [Drafting Note: Insert relevant constitutional provision] of this constitution to shareholders were references to those persons and references to the registered addresses of shareholders were references to the last addresses of those persons known to the Company.

3.9	Any resolution or determination of, or decision or declaration or exercise of any discretion or power by the Board or by the chairman of any meeting under or pursuant to this clause 3 shall, provided the prior written approval of the Crown to such resolution or determination of, or decision or declaration has been given under the Deed (unless it has been terminated with the consent of the Crown)) be final and conclusive; and any disposal or transfer made, or other things done, by or on behalf of, or on the authority of, the Board pursuant to this clause 3, and which is strictly in accordance with the written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown), shall be conclusive and binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise on any ground whatsoever.

3.10	The proceeds of sale of any voting shares sold on behalf of the registered holder under this clause 3 shall be applied as follows:

3.10.1	first, in payment of any expenses incurred in regard to the sale;

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3.10.2	the residue (if any) shall be paid to, or in accordance with a direction of, the person who was the registered holder of the voting shares immediately before the sale.

3.11	A certificate signed by a director and countersigned by the [Secretary], or by a second director, that a power of sale under this clause 3 has arisen and is exercisable by the Board, or that a voting share has been duly transferred under this clause 3 on the date stated therein, shall be conclusive evidence of the facts stated therein.

3.12	Any approval or consent required of the Crown under the Deed (unless it has been terminated with the consent of the Crown) may be given or withheld in the sole discretion of the Crown and on such terms and conditions as the Crown thinks fit. The giving of any such approval or consent shall not derogate from the need to obtain any approval or consent of the Crown under any enactment.

4	Transfers of shares (Clause 8 of First Schedule to TCNZ constitution)

4.1	The Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) decline to register a transfer of any voting shares if, in the reasonable opinion of the Board after due inquiry by it (which inquiry must be made by the Board), any person would, upon transfer, have a relevant interest in those voting shares in breach of clause 2.

4.2	The Board shall, if it is able to do so, decline to register a transfer of voting shares if it is aware that the acquisition of the voting shares by the transferee results, or would, or would be likely to result, in a breach of clause 2.

5	Meaning of “relevant interest” (Clause 9 of First Schedule to TCNZ constitution)

5.1	For the purpose of this constitution, a person has a relevant interest in a voting share (whether or not that person is the registered holder of it) if that person:

5.1.1	is a beneficial owner of the voting share; or

5.1.2	has the power to exercise any right to vote attached to the voting share; or

5.1.3	has the power to control the exercise of any right to vote attached to the voting share; or

5.1.4	has the power to acquire or dispose of the voting share; or

5.1.5	has the power to control the acquisition or disposition of the voting share by another person; or

5.1.6	under, or by virtue of, any trust, agreement, arrangement, or understanding relating to the voting share (whether or not that person is a party to it):

(a)	may at any time have the power to exercise any right to vote attached to the voting share; or

(b)	may at any time have the power to control the exercise of any right to vote attached to the voting share; or

(c)	may at any time have the power to acquire or dispose of the voting share; or

(d)	may at any time have the power to control the acquisition or disposition of the voting share by another person.

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5.2	For the purposes of this constitution, where two or more persons act jointly or in concert in respect of the exercise of the rights attaching to a voting share in which any one or more of those persons has a relevant interest, then each of those persons shall be deemed to have a relevant interest in the voting share.

5.3	A body corporate or other body has a relevant interest in a voting share in which another body corporate that is related to that body corporate or other body has a relevant interest.

5.4	A person who has, or may have, a power referred to in any of clauses 5.1.1 to 5.1.6 has a relevant interest in a voting share regardless of whether the power:

5.4.1	is expressed or implied;

5.4.2	is direct or indirect;

5.4.3	is legally enforceable or not;

5.4.4	is related to a particular voting share or not;

5.4.5	is subject to restraint or restriction or is capable of being made subject to restraint or restriction;

5.4.6	is exercisable presently or in the future;

5.4.7	is exercisable only on the fulfilment of a condition;

5.4.8	is exercisable alone or jointly with another person or persons.

5.5	A power referred to in clause 5.1 exercisable jointly with another person or persons is deemed to be exercisable by either or any of those persons.

5.6	A reference to a power includes a reference to a power that arises from, or is capable of being exercised as the result of, a breach of any trust, agreement, arrangement, or understanding, or any of them, whether or not it is legally enforceable.

5.7	For the purposes of clause 2, notwithstanding clauses 5.1 to 5.6, no account shall be taken of a relevant interest of a person in a voting share if:

5.7.1	the ordinary business of the person who has the relevant interest consists of, or includes, the lending of money or the provision of financial services, or both, and that person has the relevant interest only as security given for the purposes of a transaction entered into in the ordinary course of the business of that person; or

5.7.2	that person has the relevant interest by reason only of acting for another person to acquire or dispose of that voting share on behalf of the other person in the ordinary course of business of a sharebroker and that person is a member of a stock exchange; or

5.7.3	that person has the relevant interest solely in its capacity as a recognised clearing house, a nominee of a recognised clearing house, a recognised stock or investment exchange or a nominee of a recognised stock or investment exchange; or

5.7.4	that person has the relevant interest solely in its capacity as a custodian or depository under arrangements whereby that person holds shares in the Company and either itself or some other person issues receipts or other securities evidencing the right to receive such shares; or

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5.7.5	that person has the relevant interest solely in its capacity as an underwriter in respect of obligations (whether contingent or otherwise) to acquire or subscribe for shares in the Company pursuant to an underwriting or subscription agreement; or

5.7.6	that person has the relevant interest by reason only that he or she has been authorised by resolution of the directors or other governing body of a body corporate to act as its representative at any meeting of shareholders or class of shareholders of the Company; or

5.7.7	that person has the relevant interest solely by reason of being appointed as a proxy in accordance with the [Drafting Note: Insert relevant constitutional provision] to vote at any meeting of shareholders, or of a class of shareholders, of the Company; or

5.7.8	that person:

(a)	is a trustee corporation or a nominee company; and

(b)	has the relevant interest by reason only of acting for another person in the ordinary course of business of that trustee corporation or nominee company; or

5.7.9	the person has the relevant interest by reason only that the person is a bare trustee of a trust to which the voting share is subject; or

5.7.10	that person has the relevant interest solely in its capacity as a trustee of an employee share purchase scheme of the Company.

5.8	For the purposes of clause 5.7.9, a trustee may be a bare trustee notwithstanding that he or she is entitled as a trustee to be remunerated out of the income or property of the trust.

12

Appendix 1: Network Infrastructure Project Agreement

Appendix 1 to this exhibit has been filed separately with the Commission as exhibit 4.17.

45

Appendix 2: Subscription Agreement

46

CROWN FIBRE HOLDINGS LIMITED

Subscriber

CHORUS LIMITED

Company

SUBSCRIPTION AGREEMENT RELATING TO

CFH SECURITIES

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	FACILITY	4

3.	PAYMENT AND ISSUE	5

4.	CONDITIONS PRECEDENT	6

5.	TERMINATION	7

6.	TERMINATION ON TERMINATION	7

7.	SURVIVAL	8

8.	DIVIDENDS	8

9.	FINANCIAL COVENANTS	8

10.	NOTICES	8

11.	ASSIGNMENT	9

12.	CONTRACTS (PRIVITY) ACT 1982	9

13.	MISCELLANEOUS	9

14.	GOVERNING LAW	10

15.	COUNTERPARTS	10

SCHEDULE 1		12

SCHEDULE 2		13

SCHEDULE 3		15

SCHEDULE 4		16

SCHEDULE 5		17

i

AGREEMENT dated [—]

PARTIES

Crown Fibre Holdings Limited (“Subscriber”)

Chorus Limited (“Company”)

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this agreement, unless the context otherwise requires:

“$” means the lawful currency of New Zealand.

“Aggregate Principal Amount” means, at any date, the aggregate Principal Amount of CFH Securities issued under this agreement on or prior to that date (including any CFH Securities that may have been redeemed or cancelled in accordance with the applicable Terms and Conditions).

“Available Amount” means, as at a particular day, the Limit less the Aggregate Principal Amount on that day.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Wellington and Auckland.

“Call” has the meaning given to it in clause 2.2.

“Call Notice” means a notice substantially in the form of the notice set out in schedule 1.

“CFH Debt Security” means a debt security issued or, as the context may require, to be issued by the Company to the Subscriber pursuant to this agreement and on the terms and conditions set out in schedule 2.

“CFH Equity Security” means a preference share issued or, as the context may require, to be issued by the Company to the Subscriber pursuant to this agreement and on the terms and conditions set out in schedule 3.

“CFH Security” means a CFH Debt Security and/or a CFH Equity Security (as the context may require).

“CFH Warrant” means a warrant issued or, as the context may require, to be issued by the Company to the Subscriber pursuant to this agreement and on the terms and conditions set out in schedule 4.

“Change in Law” has the meaning given to it in the NIPA.

“Commencement Date” has the meaning given to it in clause 4.1.

“Crown Deed” means the deed dated [—] 2011 between the Company and Her Majesty the Queen in right of New Zealand relating to certain operational and governance undertakings.

“Drawstop Event” means a breach by the Company of a Financial Covenant which remains unremedied or unwaived and prevents the Company from drawing financial accommodation under a Third Party Agreement.

“Effective Date” has the meaning given to it in the IPA.

“Enforceability Challenge” means:

(a)	a challenge by the Company of the enforceability of any Liquidated Damages, Material Breach Liquidated Damages or Service Default Payments; or

(b)	the failure by the Company to pay any Liquidated Damages, Material Breach Liquidated Damages or Service Default Payments by the date that falls 90 days after the due date for their payment (other than where payment is subject to a bona fide dispute, provided such dispute does not challenge enforceability).

“Final Call Notice” has the meaning given to it in clause 6.2.

“Financial Covenant” means any financial covenant contained in a Third Party Agreement that is agreed in writing by the Company and the Subscriber to be a “Financial Covenant” for the purposes of this agreement.

“GST” means goods and services tax chargeable under the Goods and Services Tax Act 1985.

“Holder” means a person registered in the applicable Register as a holder of CFH Securities and/or CFH Warrants.

“IPA” means the interim period agreement dated 24 May 2011 between the Subscriber and Telecom.

“Investment Grade Credit Rating” means a long term senior debt rating of BBB- or higher from Standard & Poor’s Rating Service, BBB- or higher from Moody’s Investor Services or Baa3 or higher from Fitch Ratings.

“Issue Date” means, in relation to a CFH Security, the date (which must be a Business Day) specified as such in the applicable Call Notice.

“Issue Price” means, in relation to each CFH Security, $1.00.

“Limit” means, as at a particular day, the lesser of: (a) $928,905,952.00; and (b) the amount determined by multiplying $1,118.00 by the Milestone Number on the Business Day immediately prior to that day.

“Liquidated Damages” has the meaning given to it in the NIPA.

“Material Breach” has the meaning given to it in the NIPA.

“Material Breach Liquidated Damages” has the meaning given to it in the NIPA.

“Milestone Number” means, as at a particular date, the aggregate number of Premises Passed in respect of which a Notice of Completion has been given.

“NIPA” means the network infrastructure project agreement dated 24 May 2011 between the Subscriber and the Company.

“Notice of Completion” has the meaning given to it in the NIPA.

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“Passed” has the meaning given to it in the NIPA.

“Premises” has the meaning given to it in the NIPA.

“Principal Amount” means, in relation to each CFH Security, $1.00.

“Register” means:

(a)	in relation to the CFH Debt Securities, the register established and maintained by the Company to record the particulars of the CFH Debt Securities issued from time to time;

(b)	in relation to the CFH Equity Securities, the share register established and maintained by the Company in accordance with section 87 of the Companies Act 1993; and

(c)	in relation to the CFH Warrants, the register established and maintained by the Company to record the particulars of the CFH Warrants issued from time to time.

“Service Default Payments” has the meaning given to it in the NIPA.

“Telecom” means Telecom Corporation of New Zealand Limited.

“Termination Date” means the date upon which written notice of termination is provided by:

(a)	the Company in accordance with clause 5; or

(b)	the Company or the Subscriber in accordance with clause 6.

“Terms and Conditions” means:

(a)	in relation to the CFH Debt Securities, the terms and conditions set out in schedule 2;

(b)	in relation to the CFH Equity Securities, the terms and conditions set out in schedule 3; and

(c)	in relation to the CFH Warrants, the terms and conditions set out in schedule 4.

“Third Party Agreement” means any agreement documenting the terms of financial accommodation made available to the Company (or a wholly owned subsidiary of the Company) by its principal banking syndicate that is agreed in writing by the Company and the Subscriber to be a “Third Party Agreement” for the purposes of this agreement.

“Transaction Documents” means:

(a)	this agreement;

(b)	the NIPA;

(c)	the IPA; and

(d)	the Crown Deed.

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1.2	Miscellaneous:

(a)	Headings are inserted for convenience only and do not affect interpretation of this agreement.

(b)	Unless the context otherwise requires the singular includes the plural and vice versa and words denoting individuals include other persons and vice versa.

(c)	A reference to any legislation includes any statutory regulations, rules, orders or instruments made or issued pursuant to that legislation and any amendment to, or re-enactment or replacement of, that legislation.

(d)	A reference to any document includes reference to that document as modified, novated, supplemented, varied or replaced from time to time.

(e)	A reference to any party includes its successors and permitted assigns.

(f)	A reference to a time of day is a reference to Wellington time unless otherwise stated.

(g)	Except where inconsistent with the context, the expression “at any time” also means from time to time.

2.	FACILITY

2.1	Term:

(a)	This agreement shall commence on the date it has been signed by both parties and expire on the Termination Date (unless terminated earlier in accordance with clause 2.1(b) below).

(b)	If the Commencement Date has not occurred by the date falling two months after the date on which this agreement has been signed by both parties, then:

(i)	the Company shall pay to the Subscriber upon demand an amount of $11,000,000 (exclusive of any GST, which shall also be payable by the Company). Each party agrees that the amount payable by the Company to the Subscriber under this clause 2.1(b)(i) is a genuine pre-estimate of losses that the Subscriber will suffer if the Commencement Date does not occur; and

(ii)	other than in respect of the Company’s obligations under clause 2.1(b)(i) which shall continue unaffected, this agreement shall terminate and neither party shall have any obligations under or pursuant to this agreement (whether arising as a consequence of this agreement terminating under this clause 2.1(b)(ii) or which have accrued or arisen prior to this agreement terminating under this clause 2.1(b)(ii)).

2.2	Right to call: From (and including) the Commencement Date until (but excluding) the Termination Date, the Company has the right to call for the Subscriber to subscribe for CFH Securities (“Call”) from time to time by issuing a Call Notice in accordance with the terms and conditions set out in this agreement.

2.3	Companies Act requirements: Prior to, and as a condition of, issuing a Call Notice, the board of directors of the Company must comply with section 47 and/or section 49 of the Companies Act 1993 (as applicable) or all entitled persons must have agreed to or concurred with the issue of the shares contemplated by that Call Notice in accordance with section 107(2) of the Companies Act 1993.

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2.4	Obligation to subscribe: Upon a Call being made by the Company, the Subscriber agrees to subscribe for CFH Securities upon the terms and conditions set out in this agreement, including the applicable Terms and Conditions.

2.5	Proportionate issuance: On each Issue Date, the Subscriber shall subscribe for, and the Company shall issue, one CFH Debt Security having an Issue Price of $1.00 each for every CFH Equity Security issued on the Issue Date, such that immediately following an issue of CFH Debt Securities on an Issue Date, the amount of CFH Debt Securities issued shall have been determined by reference to the number of CFH Equity Securities held by the Subscriber at the time the CFH Debt Securities are issued or at an earlier time.

3.	PAYMENT AND ISSUE

3.1	Payment and issue: On the Issue Date set out in each Call Notice:

(a)	subject to clause 4 below, the Subscriber shall subscribe for and pay to the Company the aggregate Issue Price (plus GST if any) of the CFH Equity Securities and the CFH Debt Securities specified in the Call Notice; and

(b)	immediately following receipt of the aggregate Issue Price (plus GST if any), the Company shall issue to the Subscriber:

(i)	the CFH Equity Securities specified in the Call Notice and enter the Subscriber’s name in the applicable Register as the holder of those CFH Equity Securities;

(ii)	immediately following the issue of the CFH Equity Securities in accordance with paragraph (b)(i) above, the CFH Debt Securities specified in the Call Notice and enter the Subscriber’s name in the applicable Register as the holder of those CFH Debt Securities; and

(iii)	the number of CFH Warrants to be issued on the Issue Date (calculated in accordance with clauses 2.3 and 2.4 of the Terms and Conditions of the CFH Warrants) and enter the Subscriber’s name in the applicable Register as the holder of those CFH Warrants.

3.2	Lowest price: The Issue Price payable under clause 3.1 represents, for the purposes of section EW 32 of the Income Tax Act 2007, the lowest price the parties would have agreed on for the property on the date this agreement is entered into, on the basis payment is required in full at the time the first right in the property is transferred. The parties accordingly agree that no income or expenditure arises under Subpart EW of that Act.

3.3	Dispute as to Issue Price: If the Subscriber, on receipt of a Call Notice, in good faith considers that the condition set out in clause 4.2(b) will not be satisfied on the Issue Date specified in the Call Notice:

(a)	the Subscriber shall immediately notify the Company in writing of the amount that the Subscriber contends is the maximum aggregate Issue Price able to be specified in the Call Notice in compliance with the condition in clause 4.2(b) (“Reduced Aggregate Issue Price”);

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(b)	the Call Notice shall be deemed to be modified so that the aggregate Issue Price is reduced to the Reduced Aggregate Issue Price and the number of CFH Debt Securities and of CFH Equity Securities to be issued is reduced by the same proportion; and

(c)	if the Subscriber and the Company remain in dispute as to the maximum aggregate Issue Price able to be specified in the Call Notice in compliance with the condition in clause 4.2(b), clause 18 (Dispute Resolution) of the NIPA shall apply for the purposes of resolving that dispute.

3.4	Set-off: If, on an Issue Date, any amounts are due and payable by the Company to the Subscriber under the NIPA (including any Liquidated Damages or Service Default Payments) (an “Other Outstanding Amount”), then the Subscriber shall be entitled to set off the amount of the Other Outstanding Amount against the aggregate Issue Price payable by the Subscriber under clause 3.1 on the Issue Date.

3.5	Change in Law: The Subscriber and the Company acknowledge and agree that the Limit will not be increased as a result of a Change in Law.

4.	CONDITIONS PRECEDENT

4.1	Commencement Date (initial conditions precedent): The Commencement Date is the date on or by which the Subscriber confirms in writing to the Company that it has received, and found to be satisfactory to it in form and substance:

(a)	Transaction Documents: duly executed counterparts of each Transaction Document;

(b)	Legal opinion: an opinion, dated no more than two Business Days earlier than the date on which it is presented to the Subscriber by the Company, from the solicitors of the Company in respect of the Company’s entry into, and the enforcement of, the Transaction Documents;

(c)	Directors certificate: a certificate given by a director of the Company in the form set out in schedule 5;

(d)	Structural Separation: evidence that Structural Separation (as that term is defined in the IPA) has occurred;

(e)	Bill: the Bill (as defined in the IPA, but as modified after the date of this agreement) being passed; and

(f)	Credit Rating: evidence of the Company’s Investment Grade Credit Rating.

4.2	Conditions precedent to each subscription: The obligations of the Subscriber in clause 3.1(a) are conditional upon:

(a)	Call Notice: the Subscriber having received a properly completed Call Notice no later than 10.30am on the second Business Day prior to the Issue Date specified in the Call Notice;

(b)	No more than Available Amount: the aggregate Issue Price for the CFH Equity Securities and the CFH Debt Securities to be issued on the Issue Date not exceeding the Available Amount as at the Issue Date;

(c)	No Material Breach: no Material Breach having occurred and remaining unremedied, except that the Subscriber’s obligations in relation to a Call Notice shall not be affected by a Material Breach to the extent that clause 4.2(b) would be satisfied taking into account only Premises that have been Passed prior to the Material Breach;

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(d)	No Drawstop Event: no Drawstop Event existing; and

(e)	No Enforceability Challenge: no Enforceability Challenge having occurred and remaining unresolved or unremedied.

5.	TERMINATION BY COMPANY

5.1	If the Subscriber fails to pay any amount to the Company under this agreement when due and payable, and such amount is not the subject of a good faith dispute between the parties, then the Company may:

(a)	give a written notice to the Subscriber which demands payment of the amount and expressly states that, at the expiry of a period of 20 Business Days from the date of receipt of the notice by the Subscriber, the Company is considering issuing a further notice under this clause 5.1 which may give rise to a right to terminate this agreement if the relevant amount is not paid within 20 days from the date of receipt of that further notice;

(b)	if, following expiry of the 20 Business Day period referred to in a notice issued under paragraph (a), the relevant amount remains unpaid, give a further written notice to the Subscriber which expressly states that the Company may terminate this agreement at the expiry of a period of 20 days from the date of receipt of that further notice if the relevant amount is not paid within that period; and

(c)	if, following expiry of the 20 day period referred to in a notice issued under paragraph (b), the relevant amount remains unpaid, immediately terminate this agreement by written notice of termination to the Subscriber in accordance with this clause 5.1.

6.	TERMINATION ON TERMINATION OF OTHER AGREEMENTS

6.1	Termination on termination of other agreements: Subject to clause 6.2, either party may terminate this agreement by written notice to the other party in the event of:

(a)	the termination of the IPA in accordance with clause 7.1, 7.2 or 7.3 of that agreement; or

(b)	the termination of the NIPA in accordance with clause 20.1, 20.2, 20.4 or 20.7 of that agreement.

6.2	Final Call Notice: In the event that a party gives notice of termination of this agreement in accordance with clause 6.1, the Company shall be entitled to issue a final Call Notice (“Final Call Notice”) within 20 Business Days after the date on which the notice of termination was given. The terms and conditions of this agreement will apply in respect of the Final Call Notice as if the agreement was still in force and no notice of termination had been given under clause 6.1 to the extent that:

(a)	where the termination notice under clause 6.1 is in respect of a termination of the NIPA for Material Breach, clause 4.2(b) would be satisfied taking into account only Premises that have been Passed prior to the Material Breach; and

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(b)	in all other cases, clause 4.2(b) would be satisfied taking into account only Premises that have been Passed prior to the notice of termination under clause 6.1.

7.	SURVIVAL

7.1	Terms and Conditions not affected: All provisions of the Terms and Conditions shall survive the termination of this agreement under clause 5.1 or 6.1.

7.2	Termination under clause 6.1: Where this agreement is terminated under clause 6.1, the provisions of this agreement shall survive to the extent necessary to give effect to any Final Call Notice issued by the Company in accordance with clause 6.2.

7.3	Preservation of rights, remedies and obligations: Termination of this agreement under clause 5.1 or 6.1 will not affect any rights and remedies available to a party, or any obligations of a party, under this agreement or at law which have accrued up to and including the Termination Date.

8.	DIVIDENDS

8.1	In accordance with section 53(3) of the Companies Act 1993, the Subscriber waives any entitlement to receive a dividend in respect of CFH Equity Securities on which a dividend is, at any time, not payable by the Company in accordance with the Terms and Conditions of the CFH Equity Securities.

9.	FINANCIAL COVENANTS

9.1	The Company undertakes to promptly notify the Subscriber of the adoption of, or any amendment to, any financial covenant contained in any agreement documenting the terms of financial accommodation made available to the Company (or a wholly owned subsidiary of the Company) by its principal banking syndicate and to provide the Subscriber with the details of such financial covenant or amendment.

10.	NOTICES

10.1	Writing: Each notice or other communication to be given or made by a party under this agreement shall:

(a)	Writing: be made in writing by letter or email from an authorised officer of the sender;

(b)	Address: be given or made to that party at the postal address or email address, and marked for the attention of the person (if any), from time to time designated by that party to the other for the purposes of this agreement; and

(c)	Deemed delivery: not be effective until received by that party, and any such notice or communication shall be deemed to be received by that party:

(i)	(if given or made by letter) when left at the address of that party or two Business Days after being put in the post, postage prepaid, and addressed to that party at that address; or

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(ii)	(if given or made by email) upon receipt by the sender of an email from the recipient stating that the email was delivered in its entirety and the contents and attachments of the email have been received, provided that if the deemed receipt of any notice or communication is after 5pm on a Business Day it will be deemed to have been received on the next following Business Day.

10.2	Initial address and numbers: The initial postal address, email address and person (if any) so designated by each party, are set out below:

The Company

Address:	Level 8 Telecom House, 68-86 Jervios Quay, PO Box 570, Wellington 6011

Email:	mark.ratcliffe@chorus.co.nz

Attention:	Mark Ratcliffe, Executive Lead, UFB Programme

The Subscriber

Address:	Level 10 PricewaterhouseCoopers Tower, 188 Quay Street, Auckland

Email:	graham.mitchell@crownfibre.govt.nz

Attention:	Chief Executive Officer

With a copy to:	Bell Gully, Level 22 Vero Centre, 48 Shortland Street, Auckland 1010, Attention: James Gibson, Facsimile: +64 9 916 8801, Email: james.gibson@bellgully.com

11.	ASSIGNMENT

11.1	No party may assign or transfer any of its rights or obligations under this agreement without the prior written consent of the other party.

12.	CONTRACTS (PRIVITY) ACT 1982

12.1	For the purposes of the Contracts (Privity) Act 1982, the obligations of the Company under and pursuant to the applicable Terms and Conditions in respect of CFH Securities and/or CFH Warrants held by a Holder are intended to confer a benefit upon the Holder and to be enforceable by the Holder directly.

13.	MISCELLANEOUS

13.1	Partial invalidity: If at any time any provision of this agreement or the respective Terms and Conditions is or becomes illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, that illegality, invalidity or unenforceability shall not affect the enforceability of the provisions, or (as the case may be) the remaining provisions, of this agreement or the respective Terms and Conditions (as applicable), nor shall the legality, validity or enforceability of any of those provisions under the law of any other jurisdiction be in any way affected or impaired thereby.

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13.2	Costs: Each party shall pay its own costs, expenses and other liabilities (including goods and services taxes) incurred by it in connection with the negotiation, signing, delivery and administration of this agreement.

14.	GOVERNING LAW

14.1	This agreement and the Terms and Conditions shall be governed by, and construed in accordance with, the laws of New Zealand.

15.	COUNTERPARTS

15.1	This agreement may be signed in any number of counterparts, all of which will together constitute one and the same instrument, and any of the parties may execute this agreement by signing any such counterpart.

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SIGNATURES

CHORUS LIMITED by:

Signature of director	Signature of director

Name of director	Name of director

CROWN FIBRE HOLDINGS LIMITED by:

Signature of director	Signature of director

Name of director	Name of director

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SCHEDULE 1

Form of Call Notice

Date:	[—]

To:	Crown Fibre Holdings Limited

Call in relation to CFH Securities

1.	We refer to the subscription agreement relating to CFH Securities dated [—] between you and us (“Agreement”). Words and expressions defined in the Agreement have the same meanings in this notice. This notice is a Call Notice for the purposes of the Agreement.

2.	We request that you:

(a)	subscribe for [insert number] CFH Equity Securities having an Issue Price of $1.00 each and an equal number of CFH Debt Securities having an Issue Price of $1.00 each (collectively, the “Called CFH Securities”) to be issued on [—] (“Issue Date”); and

(b)	pay the aggregate Issue Price of $[—] for the Called CFH Securities (“Aggregate Issue Price”) to us by no later than [—]pm on the Issue Date by crediting bank account number [—].

3.	We confirm that:

(a)	No more than Available Amount: the Aggregate Issue Price will not exceed the Available Amount as at the Issue Date;

(b)	No Material Breach: no Material Breach has occurred and remains unremedied;

(c)	No Drawstop Event: no Drawstop Event exists; and

(d)	No Enforceability Challenge: no Enforceability Challenge has occurred and remains unresolved or unremedied,

(together, the “Issue Confirmations”).

4.	We also confirm that on the Issue Date we shall issue [insert number] CFH Warrants to you in accordance with clause [—] of schedule 4 of the Agreement.

5.	We will inform you immediately if, between the date of this Call Notice and the Issue Date, any of the Issue Confirmations in paragraph 3 of this Call Notice are no longer correct, or if we become aware of circumstances that may result in one or more of the Issue Confirmations being no longer correct on or before the Issue Date.

6.	This Call Notice shall be governed by, and construed in accordance with, the laws of New Zealand.

Yours faithfully

CHORUS LIMITED

by:

name:

title:

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SCHEDULE 2

CFH Debt Securities Terms and Conditions

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CFH DEBT SECURITIES

1.	INTERPRETATION

1.1	Definitions: In this schedule, unless the context otherwise requires:

“$” or “New Zealand dollars” means the lawful currency of New Zealand.

“Aggregate Principal Amount Issued” means, as at any Calculation Date, the aggregate Principal Amount of CFH Debt Securities issued by the Company (including CFH Debt Securities issued and subsequently redeemed by the Company) as at that Calculation Date.

“Aggregate Principal Amount Redeemed” means, as at any Calculation Date, the aggregate Principal Amount of CFH Debt Securities that have been redeemed by the Company as at that Calculation Date.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Wellington and Auckland.

“Calculation Date” means, for the purposes of determining the Senior Proportion in accordance with clause 1.3, the date on which the Senior Proportion is required to be determined.

“CFH Debt Security” means a debt security issued or, as the context may require, to be issued by the Company to the Subscriber pursuant to the Subscription Agreement and on these terms and conditions.

“Companies Act” means the Companies Act 1993.

“Company” means Chorus2, as that party is defined in the Interim Period Agreement.

“Connection” has the meaning given to it in the NIPA.

“Coverage Area” has the meaning given to it in the NIPA.

“Crown Entity” means a person that is wholly owned by the Crown.

“Debt Register” means the register established and maintained by the Company to record the particulars of the CFH Debt Securities issued from time to time.

“Effective Date” has the meaning given to it in the Interim Period Agreement.

“Fibre Uptake” means, at any time, the total number of Premises with a Connection in the Coverage Area at that time divided by the total number of Premises with a fibre, HFC or copper connection in the Coverage Area at that time (with Multi-Dwelling Units being counted as one Premise).

“Holder” means a person who is registered in the Debt Register as a holder of CFH Debt Securities, which shall initially be the Subscriber.

“Interim Period has the Agreement” meaning given in the NIPA.

“Multi-Dwelling Units” has the meaning given to it in the NIPA.

“Negative Pledge” means any negative pledge covenant provided by the Company and any of its Subsidiaries in favour of the Company’s principal banking syndicate.

“NIPA” means the network infrastructure project agreement dated 24 May 2011 between the Subscriber and the Company.

“Outstanding Principal Amount” means, at any time, the aggregate Principal Amount of outstanding CFH Debt Securities at that time.

“Premises” has the meaning given to it in the NIPA.

“Principal Amount” means, in relation to each CFH Debt Security, $1.00.

“Redemption Date” has the meaning given to it in clause 7.2.

“Required Proportion” means:

(a)	Where Fibre Uptake at the Test Date is less than or equal to 0.2:

(i)	33.33% at 30 June 2025;

(ii)	33.33% at 30 June 2030; and

(iii)	33.34% at 30 June 2035.

(b)	Where Fibre Uptake at the Test Date is greater than 0.2:

(i)	18.47% at 30 June 2025;

(ii)	18.47% at 30 June 2030;

(iii)	27.70% at 30 June 2033; and

(iv)	35.36% at 30 June 2036.

“Residual Amount” has the meaning given in clause 4.1.

“Residual Proportion” means, at any time, 100% less the Senior Proportion at that time.

“Senior Amount” has the meaning given in clause 4.1.

“Senior Debt” means present or future indebtedness of the Company that ranks equally with all present and future unsubordinated and unsecured indebtedness of the Company (except indebtedness preferred solely by operation of law and subject to laws affecting creditors’ rights generally and equitable principles of general application).

“Senior Guarantee” means any guarantee provided by any of the Company’s Subsidiaries in respect of any Senior Debt owing to the Company’s principal banking syndicate.

“Senior Proportion” means, at any time, the senior proportion determined in accordance with clause 1.3.

“Subscriber” means Crown Fibre Holdings Limited.

“Subscription Agreement” means the agreement to which this schedule is attached.

“Subsidiary” has the meaning given to it in section 5 of the Companies Act (and on the basis that references in that definition to “company”, “holding company” and “subsidiary” shall be deemed to include a body corporate incorporated or formed outside New Zealand).

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“Termination Event” means the termination of the NIPA by the Subscriber pursuant to clause 20.1 or 20.4 of the NIPA.

“Test Date” means 30 June 2020.

“UFB Build Period” means the “Term” as that term is defined in the NIPA.

1.2	References: Except to the extent that the context otherwise requires, any reference in this schedule to:

a “clause” is a reference to a clause of this schedule unless otherwise stated;

a “governmental agency” includes any government or any governmental, semi-governmental, regulatory or judicial entity or authority, or legislative body, or any person or body charged with the administration of any law;

“indebtedness” includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money;

a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, by-law, statute, treaty or other legislative measure, in each case of any jurisdiction whatever;

a “person” includes an individual, firm, company, corporation or unincorporated body of persons or any state or government or any agency thereof (in each case, whether or not having separate legal personality);

“tax” includes any present or future tax, levy, impost, duty, rate, charge, fee, deduction or withholding of any nature and whatever called, imposed or levied by any governmental agency, together with any interest, penalty, charge, fee or other amount imposed or made on or in respect of any of the foregoing and “taxation” shall be construed accordingly; and

“these terms and conditions” means the terms and conditions set out in this schedule unless otherwise stated.

1.3	Senior Proportion:

(a)	On any Calculation Date that is:

(i)	prior to (but not including) the Test Date; or

(ii)	on or after the Test Date where Fibre Uptake at the Test Date is less than or equal to 0.2,

the senior proportion (expressed as a percentage) is equal to:

((Tranche 1 PV + Tranche 2 PV + Tranche 3 PV) – Aggregate Principal Amount Redeemed)
Outstanding Principal Amount

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where:

“Tranche 1 PV” means	;

“Tranche 2 PV” means	;

“Tranche 3 PV” means	;

“A” means the number of days from (and including) the Calculation Date to (but excluding) 30 June 2025 (where the Calculation Date falls on or after 30 June 2025, “A” is zero);

“B” means the number of days from (and including) the Calculation Date to (but excluding) 30 June 2030 (where the Calculation Date falls on or after 30 June 2030, “B” is zero); and

“C” means the number of days from (and including) the Calculation Date to (but excluding) 30 June 2035 (where the Calculation Date falls on or after 30 June 2035, “C” is zero).

(b)	On each Calculation Date that is on or after the Test Date where Fibre Uptake at the Test Date is greater than 0.2, the senior proportion (expressed as a percentage) is equal to:

((Tranche 1 PV + Tranche 2 PV + Tranche 3 PV + Tranche 4 PV) – Aggregate Principal Amount Redeemed)
Outstanding Principal Amount

where:

“Tranche 1 PV” means	;

“Tranche 2 PV” means	;

“Tranche 3 PV” means	;

“Tranche 4 PV” means	;

“D” means the number of days from (and including) the Calculation Date to (but excluding) 30 June 2025 (where the Calculation Date falls on or after 30 June 2025, “D” is zero);

“E” means the number of days from (and including) the Calculation Date to (but excluding) 30 June 2030 (where the Calculation Date falls on or after 30 June 2030, “E” is zero);

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“F” means the number of days from (and including) the Calculation Date to (but excluding) 30 June 2033 (where the Calculation Date falls on or after 30 June 2033, “F” is zero); and

“G” means the number of days from (and including) the Calculation Date to (but excluding) 30 June 2036 (where the Calculation Date falls on or after 30 June 2036, “G” is zero).

1.4	Miscellaneous:

(a)	Headings are inserted for convenience only and do not affect interpretation of this schedule.

(b)	Unless the context otherwise requires the singular includes the plural and vice versa and words denoting individuals include other persons and vice versa.

(c)	A reference to any legislation includes any statutory regulations, rules, orders or instruments made or issued pursuant to that legislation and any amendment to, or re-enactment or replacement of, that legislation.

(d)	A reference to any document includes reference to that document as modified, novated, supplemented, varied or replaced from time to time.

(e)	A reference to any party includes its successors and permitted assigns.

(f)	A reference to a time of day is a reference to Wellington time unless otherwise stated.

(g)	Except where inconsistent with the context, the expression “at any time” also means from time to time.

(h)	Each annexure to this schedule forms part of this schedule.

2.	ISSUE AND FORM

2.1	Creation and issue: Each CFH Debt Security shall be issued and created by the Company entering in the Debt Register the particulars specified in appendix 1 to this schedule.

2.2	Terms of issue: CFH Debt Securities shall be issued and held with the benefit of and subject to these terms and conditions, all of which are binding upon the Company and each Holder. Each Holder shall be deemed to have notice of these terms and conditions.

2.3	No certificate of title: Each CFH Debt Security will be issued in registered, uncertificated book entry form and no certificate of title will be issued to any Holder.

3.	REGISTER

3.1	Maintenance of Register: So long as any of the CFH Debt Securities are outstanding the Company will maintain or cause to be maintained a full and complete Debt Register.

3.2	Inspection of Register: The Company will ensure that at all reasonable times during normal office hours the Debt Register is made available to each Holder, any officer of the Holder or any person authorised in writing by the Holder, for inspection and for the taking of copies or extracts from it (at the expense of the person taking the copy or extract) in relation to CFH Debt Securities registered in the name of the Holder.

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3.3	Register conclusive: Except as ordered by a court of competent jurisdiction, the Company is entitled to recognise the Holder of a CFH Debt Security as the absolute owner of the CFH Debt Security and shall not be bound by any actual or constructive notice of any trust (express, implied or constructive), encumbrance, security or other adverse interest to which any CFH Debt Security may be subject. No recognition of any trust (express, implied or constructive), encumbrance, security or other adverse interest shall be entered on the Debt Register.

4.	COMPOSITION OF SENIOR AMOUNT AND RESIDUAL AMOUNT

4.1	Senior Amount and Residual Amount: Each CFH Debt Security shall comprise a senior amount (“Senior Amount”) and a residual amount (“Residual Amount”) which in each case and at any time shall be calculated in accordance with clause 4.2. The aggregate of the Senior Amount and the Residual Amount at any time shall be equal to the Principal Amount of the CFH Debt Security.

4.2	Composition: In relation to each CFH Debt Security, at any time:

(a)	the Senior Amount shall be equal to the Senior Proportion multiplied by the Principal Amount of that CFH Debt Security at that time; and

(b)	the Residual Amount shall be equal to the Residual Proportion multiplied by the Principal Amount of that CFH Debt Security at that time.

5.	STATUS

5.1	Status of CFH Debt Securities generally: The CFH Debt Securities constitute direct, unsecured and unconditional debt obligations of the Company.

5.2	Status of Senior Amount: The Senior Amount of each CFH Debt Security shall rank:

(a)	equally, without preference or priority, with the Senior Amount of each other CFH Debt Security; and

(b)	at least equally with all other Senior Debt (except indebtedness preferred solely by operation of law).

5.3	Status of Residual Amount: The Residual Amount of each CFH Debt Security shall:

(a)	rank equally, without any preference or priority, with the Residual Amount of each other CFH Debt Security;

(b)	rank below all other indebtedness of the Company; and

(c)	in the case of any distribution of assets in the winding-up, dissolution or liquidation of the Company, be subordinated in point of payment and priority to all such other indebtedness of the Company, whether now outstanding or in the future, to the intent that all other indebtedness of the Company shall be paid in full before any payment shall be made on account of the Residual Amount.

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5.4	Companies Act: By subscribing for or purchasing a CFH Debt Security, the Holder will be deemed to agree that:

(a)	in accordance with section 313(3) of the Companies Act, it is accepting a lower priority in respect of the Residual Amount of the CFH Debt Security than that which it would otherwise have under section 313; and

(b)	nothing in sections 310 or 313 of the Companies Act will prevent these terms and conditions from having effect according to their terms.

5.5	Contracts (Privity) Act 1982: Pursuant to the Contracts (Privity) Act 1982, the provisions of this clause 5 are intended to be for the benefit of, and enforceable by, holders of Senior Debt.

6.	NO INTEREST

6.1	No interest will accrue on the CFH Debt Securities.

7.	REDEMPTION

7.1	Redemption: On each Redemption Date, the Company shall:

(a)	be required to redeem a number of CFH Debt Securities equal to the Required Proportion of the Aggregate Principal Amount Issued (rounded, if necessary, to the nearest whole number of CFH Debt Securities);

(b)	select the CFH Debt Securities to be redeemed on the Redemption Date in accordance with paragraph (a) above in a way that leaves the proportionate holding of CFH Debt Securities of each Holder unchanged after the redemption (rounded, if necessary, to the nearest whole number of CFH Debt Securities); and

(c)	redeem each CFH Debt Security selected in accordance with paragraph (b) above and pay or cause to be paid to the Holder of each such selected CFH Debt Security the Principal Amount.

7.2	Redemption Dates: The redemption dates for the CFH Debt Securities (each a “Redemption Date” and together the “Redemption Dates”) are as follows:

(a)	Where Fibre Uptake at the Test Date is less than or equal to 0.2:

(i)	30 June 2025;

(ii)	30 June 2030; and

(iii)	30 June 2035; and

(b)	Where Fibre Uptake at the Test Date is greater than 0.2:

(i)	30 June 2025;

(ii)	30 June 2030;

(iii)	30 June 2033; and

(iv)	30 June 2036.

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8.	SELLING RESTRICTIONS

8.1	Disposals prior to expiry of the UFB Build Period:

(a)	Except as permitted by paragraph (b) below, prior to expiry of the UFB Build Period, the Subscriber may not transfer CFH Debt Securities to any person.

(b)	Prior to expiry of the UFB Build Period, the Subscriber may transfer CFH Debt Securities to a Crown Entity, provided that before any such transfer, the Subscriber procures the Crown Entity to provide written confirmation to the Company that the Crown Entity agrees to be bound by these terms and conditions (including this clause 8.1(b)) (as if each reference to the Subscriber was a reference to the Crown Entity).

8.2	Disposals subsequent to expiry of the UFB Build Period: Subsequent to expiry of the UFB Build Period, a Holder may transfer CFH Debt Securities to any person, subject to clause 8.3.

8.3	No public offer:

(a)	The Company does not intend that CFH Debt Securities should be offered for sale or subscription to the public in New Zealand in terms of the Securities Act 1978.

(b)	CFH Debt Securities may only be offered for sale or sold in conformity with all applicable laws and regulations in any jurisdiction (including New Zealand) in which they are offered, sold or delivered. No offering document or advertisement in respect of any CFH Debt Securities may be published, delivered or distributed in or from any country or jurisdiction (including New Zealand) except under circumstances which will result in compliance with all applicable laws (including, but not limited to, the Securities Act 1978).

9.	TRANSFERS

9.1	Transfer of title: Title to a CFH Debt Security passes upon the Company registering the transferee’s name as the new Holder of the CFH Debt Security in the Debt Register.

9.2	Minimum transfer: Transfers shall be in integral multiples of $1,000,000 (unless the transferor is transferring all of its CFH Debt Securities).

9.3	Refusal to register transfer: The Company may refuse to register a transfer of CFH Debt Securities in the Debt Register if the transfer would result in a breach of these terms and conditions or any applicable law.

10.	NEGATIVE PLEDGE AND GUARANTEE

10.1	Notification: The Company shall promptly notify:

(a)	the Subscriber if a Negative Pledge is provided, or any amendment to a Negative Pledge is made, and shall provide the Subscriber with details of the Negative Pledge or amendment; and

(b)	each Holder if a Senior Guarantee is provided, or any amendment to a Senior Guarantee is made, and shall provide each Holder with details of the Senior Guarantee or amendment.

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10.2	Benefit of Negative Pledge: If at any time a Negative Pledge is in existence, then the Company shall, and shall procure that each of its Subsidiaries that provided the Negative Pledge will, provide a negative pledge covenant (on substantially the same terms and conditions as the Negative Pledge, including any amendments or variations thereto from time to time) in favour of the Subscriber at all times while the Subscriber holds CFH Debt Securities.

10.3	Benefit of Senior Guarantee: If at any time a Senior Guarantee is in existence, then the Company shall procure that each of its Subsidiaries that provided the Senior Guarantee will provide a guarantee (on substantially the same terms and conditions as the Senior Guarantee, including any amendments or variations thereto from time to time) in favour of each Holder in respect of the Senior Amount of each CFH Debt Security held by the Holder.

11.	PAYMENTS

11.1	Currency: Payments in relation to any CFH Debt Security will be made in New Zealand dollars.

11.2	Manner of payment: Payments by the Company in respect of a CFH Debt Security will be made to the person recorded as the Holder at 11.00am on the date the payment is to be made.

11.3	Business Days: If the due date for payment in respect of a CFH Debt Security is not a Business Day, the payment date shall be the next day which is a Business Day. No Holder is entitled to any interest or other payment for that delay in payment.

12.	ACCELERATION

12.1	Acceleration: If a Termination Event occurs, then each Holder may by notice in writing to the Company declare any CFH Debt Securities held by the Holder to be immediately due and payable, in which case, subject always to clause 5, the Outstanding Principal Amount shall become due and payable in accordance with these terms and conditions.

13.	TAXATION

13.1	All amounts payable by the Company under these terms and conditions shall be paid:

(a)	free and clear of any restriction or condition; and

(b)	free and clear of and (except to the extent required by law) without any deduction or withholding on account of any tax.

14.	VOTING RIGHTS

14.1	Holders have no right to receive notice of, attend, participate in or vote at meetings of shareholders of the Company.

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15.	INFORMATION

15.1	The Company shall provide Holders with all notices and information provided to holders of listed debt securities on issue by the Company generally.

16.	AMENDMENTS AND WAIVERS

16.1	These terms and conditions may be amended or waived only in writing with the consent of each Holder and the Company.

17.	GOVERNING LAW

17.1	These terms and conditions shall be governed by, and construed in accordance with, the laws of New Zealand.

18.	JURISDICTION

18.1	Each Holder agrees that any legal action or proceedings arising out of or in connection with the CFH Debt Securities or these terms and conditions may be brought in the courts of New Zealand and irrevocably submits to the non-exclusive jurisdiction of those courts.

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APPENDIX 1

Particulars to be entered in Debt Register

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SCHEDULE 3

CFH Equity Securities Terms and Conditions

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CFH EQUITY SECURITIES

1.	INTERPRETATION

1.1	Definitions: In these terms and conditions, unless the context otherwise requires:

“$” or “New Zealand dollars” means the lawful currency of New Zealand.

“Aggregate Face Value Issued” means, as at any Dividend Payment Date, the aggregate Face Value of CFH Equity Securities that have been issued by the Company (including CFH Equity Securities issued and subsequently Redeemed or Exchanged by the Company) up to and including on that Dividend Payment Date.

“Aggregate Face Value Redeemed” means, as at any Dividend Payment Date, the aggregate Face Value of CFH Equity Securities that have been Redeemed or Exchanged by the Company up to and including on that Dividend Payment Date.

“Associate” means an “associate” as that term is defined in the Takeovers Code.

“Board” means the board of directors of the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Wellington and Auckland.

“Calculation Notice” means a notice issued by a Holder to the Company in accordance with clause 7.1.

“Cash Redemption Amount” has the meaning given in clause 6.1(a).

“CFH Equity Security” means an equity security issued or, as the context may require, to be issued by the Company to the Subscriber pursuant to the Subscription Agreement and on these terms and conditions.

“Companies Act” means the Companies Act 1993.

“Company” means Chorus2, as that party is defined in the IPA.

“Connection” has the meaning given to it in the NIPA.

“Coverage Area” has the meaning given to it in the NIPA.

“Credit Rating Downgrade” means:

(a)	where any credit rating assigned to the Company by a rating agency appointed by the Company is three notches or more below the Initial Credit Rating assigned to the Company by that rating agency; or

(b)	in respect of any rating agency appointed by the Company that did not assign an Initial Credit Rating to the Company, where a credit rating assigned by that rating agency is the equivalent of three notches or more below a comparable Initial Credit Rating.

“Crown Entity” means a person that is wholly owned by the Crown.

“Cum Value” has the meaning given in clause 8.1.

“Distribution” means a “distribution” as that term is defined in the Companies Act.

“Dividend” means a dividend payable on a CFH Equity Security in accordance with clause 5.

“Dividend Payment Date” has the meaning given in clause 5.7(b).

“Dividend Proportion” means:

(c)	prior to (but excluding) 30 June 2025, 0%;

(d)	where Fibre Uptake at the Test Date is less than or equal to 0.2:

(i)	in respect of Dividend Payment Dates falling from 30 June 2025 to 29 June 2030 (inclusive), 33.33%;

(ii)	in respect of Dividend Payment Dates from 30 June 2030 to 29 June 2035 (inclusive), 66.66%; and

(iii)	in respect of Dividend Payment Dates from 30 June 2035 onwards, 100%; and

(e)	where Fibre Uptake at the Test Date is greater than 0.2:

(i)	in respect of Dividend Payment Dates falling from 30 June 2025 to 29 June 2030 (inclusive), 18.47%;

(ii)	in respect of Dividend Payment Dates falling from 30 June 2030 to 29 June 2033 (inclusive), 36.93%;

(iii)	in respect of Dividend Payment Dates falling from 30 June 2033 to 29 June 2036 (inclusive), 64.64%; and

(iv)	in respect of Dividend Payment Dates from 30 June 2036 onwards, 100%.

“Effective Date” has the meaning given to it in the IPA.

“Exchange” means an exchange of CFH Equity Securities for Shares or Preference Shares in accordance with clause 7.

“Exchange Notice” means a notice issued by a Holder to the Company in accordance with clause 7.3.

“Exchange Right” means the right, exercisable by the holder of a Preference Share only during the five (5) Business Days following the determination of the fair market value of the Preference Shares held by that holder pursuant to a Preference Share Calculation Notice, to require the Preference Shares held by that holder to be exchanged for Shares in the same manner as would apply on the Exchange of CFH Equity Securities for Shares in accordance with clauses 7.4 to 7.13 (with all references to CFH Equity Securities in the relevant portions of that clause instead referring to Preference Shares).

“Face Value” means, in relation to each CFH Equity Security, $1.00.

“Fair Value” means, in respect of a CFH Equity Security or Share at any time, the fair market value of that CFH Equity Security or Share at that time determined in accordance with clause 1.3.

“Fibre Uptake” means, at any time, the total number of Premises with a Connection in the Coverage Area at that time divided by the total number of Premises with a fibre, HFC or copper connection in the Coverage Area at that time (with Multi-Dwelling Units being counted as one Premise).

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“Holder” means a person who is registered in the Share Register as a holder of CFH Equity Securities, which shall initially be the Subscriber.

“Initial Credit Rating” means the first credit rating assigned to the Company within one month after the Effective Date by a rating agency appointed by the Company.

“IPA” means the interim period agreement dated 24 May 2011 between the Subscriber and Telecom.

“Margin” means 6.00%.

“Multi-Dwelling Units” has the meaning given to it in the NIPA.

“NIPA” means the network infrastructure project agreement dated 24 May 2011 between the Subscriber and the Company.

“NZSX” means the main board equity market operated by NZX Limited.

“Ordinary Share Exchange Amount” has the meaning given in clause 7.3.

“Ordinary Share Redemption Amount” has the meaning given in clause 6.1(a).

“Preference Face Value” has the meaning given in clause 7.7.

“Preference Share” means a preference share in the Company issued on Exchange in accordance with clause 7.4(a), having the Preference Face Value, carrying the right to one vote at a meeting of holders of Shares, a Preference Share Calculation Right and an Exchange Right but otherwise on substantially the same terms and conditions as apply to the CFH Equity Securities.

“Preference Share Calculation Notice” means a notice issued by a holder of Preference Shares to the Company requiring determination of the fair market value of the Preference Shares held by that holder in the same manner as set out in clause 1.3 of these terms and conditions (with all references to CFH Equity Securities in that clause instead referring to Preference Shares and subject to paragraphs (b) and (c) of the definition of “Preference Share Calculation Right” in these terms and conditions).

“Preference Share Calculation Right” means the right to issue a Preference Share Calculation Notice, provided that:

(a)	a holder of Preference Shares may not issue a Preference Share Calculation Notice where that holder has issued a Calculation Notice or a Preference Share Calculation Notice during the previous twelve month period;

(b)	where the aggregate of the Calculation Notices and Preference Share Calculation Notices previously issued by a holder of Preference Shares:

(i)	is less than two:

(aa)	50% of the total fees and expenses of the valuer in respect of a Preference Share Calculation Notice shall be paid by the Company; and

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(bb)	50% of the total fees and expenses of the valuer respect of a Preference Share Calculation Notice shall be paid by the relevant holder; and

(ii)	is greater than or equal to two, the total amount of the fees and expenses of the valuer respect of a Preference Share Calculation Notice shall be paid by that holder.

“Preference Share Exchange Amount” has the meaning given in clause 7.3.

“Premises” has the meaning given to it in the NIPA.

“Redemption” means redemption of CFH Equity Securities for cash or by the issue of Shares in accordance with clause 6 and “Redeem” has the corresponding meaning.

“Redemption Notice” means a notice issued by the Company to Holders in accordance with clause 6.1.

“Reference Rate” means:

(a)	the bid settlement rate for 180 day bank accepted bills of exchange (expressed as a percentage (rounded if necessary to the nearest four decimals)) as displayed on the Reuters monitor screen BKBM FRA (or any successor page) at or about 10.45 am on the Dividend Payment Date;

(b)	if no such rate is displayed for 180 day bank accepted bills of exchange, then the average of the rates quoted by ASB Bank Limited, ANZ National Bank Limited, Bank of New Zealand and Westpac New Zealand Limited as being their respective buy rates for such bank-accepted bills of exchange at or about that time on that date; or

(c)	if the rate cannot be determined pursuant to (a) or (b) above, the rate per annum reasonably determined by the Company.

“Relevant Securities” has the meaning given in clause 1.3.

“Senior Debt” means present or future indebtedness of the Company that ranks equally with all present and future unsubordinated and unsecured indebtedness of the Company (except indebtedness preferred solely by operation of law and subject to laws affecting creditors’ rights generally and equitable principles of general application).

“Share” means an ordinary share in the Company.

“Share Register” means the register established and maintained by the Company to record the particulars of shares issued by the Company from time to time.

“Special Resolution” means a resolution approved by a majority of 75% of the votes of Holders voting and entitled to vote on the resolution.

“Subscriber” means Crown Fibre Holdings Limited.

“Subscription Agreement” means the agreement to which this schedule is attached.

“Takeovers Code” means the Takeovers Code contained in the Schedule to the Takeovers Code Approval Order 2000.

“Telecom” means Telecom Corporation of New Zealand Limited.

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“Termination Event” means:

(a)	the termination of the NIPA by the Subscriber pursuant to clause 20.1 or 20.4 of the NIPA; or

(b)	the Board resolving to pay a Dividend and that Dividend remaining unpaid on the 11th Business Day after the Dividend Payment Date in respect of that Dividend.

“Test Date” means 30 June 2020.

“UFB Build Period” means the “Term” as that term is defined in the NIPA.

“VWAP” means:

(a)	where, at the time of calculation, the Shares are listed on NZSX, and subject to the adjustments in clause 8, the average of the daily volume weighted average sale price per Share sold on NZSX on each Business Day during the relevant periods specified elsewhere in these terms and conditions (so that if there are 20 Business Days in such period, the volume weighted average sale price per Share on each of those Business Days shall be determined, and then those volume weighted average sale prices shall be averaged to give the VWAP for the relevant period); and

(b)	where, at the time of calculation, the Shares are not listed on NZSX, the Fair Value of a Share on the final day of the relevant period specified elsewhere in these terms and conditions.

1.2	References: Except to the extent that the context otherwise requires, any reference in this schedule to:

a “clause” is a reference to a clause of this schedule unless otherwise stated;

a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, by-law, statute, treaty or other legislative measure, in each case of any jurisdiction whatever;

a “governmental agency” includes any government or any governmental, semi-governmental, regulatory or judicial entity or authority, or legislative body, or any person or body charged with the administration of any law;

“indebtedness” includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money;

a “person” includes an individual, firm, company, corporation or unincorporated body of persons or any state or government or any agency thereof (in each case, whether or not having separate legal personality);

“tax” includes any present or future tax, levy, impost, duty, rate, charge, fee, deduction or withholding of any nature and whatever called, imposed or levied by any governmental agency, together with any interest, penalty, charge, fee or other amount imposed or made on or in respect of any of the foregoing and “taxation” shall be construed accordingly; and

“these terms and conditions” means the terms and conditions set out in this schedule unless otherwise stated.

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1.3	Fair Value: Where it is necessary to determine the fair market value of Shares or CFH Equity Securities:

(a)	the Company and the relevant Holder or Holders shall, for a period of 10 Business Days after the date on which it becomes necessary to determine the fair market value of the Shares or CFH Equity Securities, endeavour to agree on the fair market value of the Shares or CFH Equity Securities;

(b)	if the Company and the relevant Holder or Holders do not agree on the fair market value of the Shares or CFH Equity Securities within the period of 10 Business Days referred to in clause 1.3(a), the fair market value shall be determined by an independent valuer agreed upon between the Company and the relevant Holder or Holders or, failing agreement within five Business Days after the end of that period, appointed on the application of the Company by the president for the time being of the New Zealand Institute of Chartered Accountants or his or her nominee;

(c)	the person appointed as valuer under clause 1.3(b) shall:

(i)	act as an expert and not as arbitrator; and

(ii)	determine the fair market value of the Shares or CFH Equity Securities as soon as possible, which valuation shall be conclusive;

(d)	subject to any provision to the contrary in these terms and conditions, the fees and expenses of the valuer shall be paid as follows:

(i)	50% of the total fees and expenses of the valuer shall be paid by the Company; and

(ii)	50% of the total fees and expenses of the valuer shall be paid:

(aa)	where one person holds all the CFH Equity Securities in respect of which the determination is to be, or has been, made (“Relevant Securities”), by that person; or

(bb)	in all other cases, by the holders of Relevant Securities in proportion to their holdings of Relevant Securities; and

(e)	in endeavouring to reach agreement under paragraph (a), or in making a determination under paragraph (b), the Company and the relevant Holder or Holders or the independent valuer (as the case may be) shall proceed on the basis that the fair market value of CFH Equity Securities on any date is the present value of those securities as at that date, taking into account the probability that Chorus2 will pay Dividends on the relevant proportion of CFH Equity Securities on subsequent Dividend Payment Dates and/or will Redeem some or all of the CFH Equity Securities; and

(f)	in determining the discount rate with which to calculate the present value of CFH Equity Securities in accordance with paragraph (e) above, the Company and the relevant Holder or Holders or the independent valuer (as the case may be) will have reference to:

(aa)	credit spreads of any comparable instruments at the time in combination with prevailing interest rates;

(bb)	the financial condition of Chorus2 at the point in time of the assessment, and the ability to meet current and future obligations; and

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(cc)	the Margin, in conjunction with movements in any observable credit spreads of Chorus 2 credit instruments, taking into account the relative seniority of such credit relative to the CFH Equity Securities.

1.4	Miscellaneous:

(a)	Headings are inserted for convenience only and do not affect interpretation of this schedule.

(b)	Unless the context otherwise requires the singular includes the plural and vice versa and words denoting individuals include other persons and vice versa.

(c)	A reference to any legislation includes any statutory regulations, rules, orders or instruments made or issued pursuant to that legislation and any amendment to, or re-enactment or replacement of, that legislation.

(d)	A reference to any document includes reference to that document as modified, novated, supplemented, varied or replaced from time to time.

(e)	A reference to any party includes its successors and permitted assigns.

(f)	A reference to a time of day is a reference to Wellington time unless otherwise stated.

(a)	Except where inconsistent with the context, the expression “at any time” also means from time to time.

(b)	Each annexure to this schedule forms part of this schedule.

2.	ISSUE AND FORM

2.1	Creation and issue: Each CFH Equity Security shall be issued and created by the Company entering the particulars of that CFH Equity Security in the Share Register.

2.2	Terms of issue: CFH Equity Securities shall be issued and held with the benefit of and subject to these terms and conditions, all of which are binding upon the Company and each Holder. In the event that there is any conflict between these terms and conditions and any provision of the constitution of the Company, these terms and conditions will prevail. Each Holder shall be deemed to have notice of these terms and conditions.

3.	REGISTER

3.1	Maintenance of Register: So long as any of the CFH Equity Securities are outstanding the Company will maintain or cause to be maintained a full and complete Share Register.

4.	STATUS

4.1	Rights on liquidation or winding up: Each Holder shall have the right on a liquidation or winding up of the Company to payment of an amount equal to the Face Value of each CFH Equity Security held by the Holder. This right to payment shall rank:

(a)	in priority to all rights of holders of Shares;

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(b)	equally with the rights of holders of any other shares that, by their terms, are expressed to rank equally with the CFH Equity Securities; and

(c)	after all rights of creditors of the Company.

4.2	No other participation on liquidation or winding up: The CFH Equity Securities do not confer on the Holders any right to participate in the surplus assets of the Company on a liquidation or winding up of the Company, other than as set out in clause 4.1 above.

4.3	Participation in new issues: Other than as specifically provided for in the terms of the Subscription Agreement and these terms and conditions, CFH Equity Securities confer no rights to subscribe for new securities of the Company or to participate in any bonus issues of securities of the Company.

4.4	No other rights: CFH Equity Securities do not confer on the Holders any right to participate in profits or property except as set out in these terms and conditions.

5.	DIVIDENDS

5.1	Dividends: Subject to these terms and conditions (including, but not limited to, clauses 5.4 and 5.9), the Holder of a CFH Equity Security in respect of which a Dividend is payable in accordance with clause 5.3 is entitled to receive on the relevant Dividend Payment Date a Dividend calculated in accordance with the following formula:

Dividend	=	Dividend Rate x Face Value x N
365

where:

“Dividend Rate” means the aggregate of the Reference Rate and the Margin; and

“N” means, for each CFH Equity Security, in respect of:

(a)	the first Dividend Payment Date on which a Dividend is payable on that CFH Equity Security, 182.5; and

(b)	each subsequent Dividend Payment Date on which a Dividend is payable on that CFH Equity Security, the number of days from (and including) the preceding Dividend Payment Date until (but excluding) the relevant Dividend Payment Date.

5.2	Rounding: Where applicable, the Dividend payable on a Dividend Payment Date in accordance with clause 5.1 will be rounded to the nearest two decimal places.

5.3	Entitlement to Dividend:

(a)	Subject to clause 5.4 and 5.9, on each Dividend Payment Date, the Dividend is payable on CFH Equity Securities (the “Dividend Payment Number”) with an aggregate Face Value equal to:

(Aggregate Face Value Issued x Dividend Proportion) – Aggregate Face Value Redeemed

(b)	The Company shall select the CFH Equity Securities on which to pay a Dividend such that each Holder receives a Dividend on the same proportion of the total number of CFH Equity Securities held by that Holder.

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5.4	Dividends subject to payment conditions:

(a)	Notwithstanding any other provision of these terms and conditions, no Dividend will be paid unless:

(i)	the Board, in its sole discretion, resolves to pay the Dividend;

(ii)	without limiting section 52(1) of the Companies Act, the Board is satisfied on reasonable grounds that the Company will satisfy the solvency test (within the meaning of section 4 of the Companies Act) immediately after payment of the Dividend; and

(iii)	no Senior Debt is due and remains payable.

(b)	If any Dividend will not be paid by the Company on the relevant Dividend Payment Date, the Company must:

(i)	where the Subscriber is the Holder of all outstanding CFH Equity Securities, immediately give notice of that fact to the Subscriber; or

(ii)	in all other circumstances, use all reasonable endeavours to give at least five Business Days’ prior notice of that fact to all Holders.

5.5	Dividends not cumulative: Subject to clause 5.6, the Dividends attached to the CFH Equity Securities are non-cumulative. The terms of the CFH Equity Securities contain no events of default. Accordingly, the non-payment of any Dividend will not constitute an event of default in respect of the CFH Equity Securities and, if and to the extent that all or any part of a Dividend is not paid, the Company has no liability to pay that Dividend and the Holder has no claim or entitlement in law or equity against the Company or any other person in respect of the non-payment of that Dividend. No interest or other amount accrues on any unpaid Dividend, and the Holder has no claim or entitlement in respect of interest or any other amount on any unpaid Dividend.

5.6	Declared Dividends: Clause 5.5 will not apply in respect of any Dividend where the Board has resolved to pay that Dividend and that Dividend remains unpaid on the 11th Business Day after the Dividend Payment Date in respect of that Dividend.

5.7	Payment of Dividend:

(a)	Dividends will be payable in advance at the beginning of each six month period.

(b)	The date on which a Dividend is payable in respect of a particular six month period (“Dividend Payment Date”) will be the date on which a dividend is payable by the Company in respect of the Shares.

(c)	A Dividend Payment Date will be determined:

(i)	where the Subscriber is the Holder of all outstanding CFH Equity Securities, by agreement between the Company and the Subscriber, each acting reasonably; and

(ii)	in all other circumstances, by the Company acting reasonably.

(d)	For the purposes of any Dividend in respect of a Holder’s aggregate holding of CFH Equity Securities, any fraction of a cent will be disregarded.

5.8	Restrictions on distributions in respect of Shares: Subject to clause 5.9, if, for any reason, the Board has not resolved to pay a Dividend in full on or prior to the relevant Dividend Payment Date in respect of that Dividend, the Company must not declare or pay a dividend on Shares or make any other Distribution to holders of Shares generally until such time as a Dividend has been paid in full on a subsequent Dividend Payment Date.

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5.9	Credit Rating Downgrade: At any time while a Credit Rating Downgrade subsists, clauses 5.1 and 5.3 will not apply and no Dividends will be scheduled or payable on any CFH Equity Securities. For the avoidance of doubt, clause 5.8 does not apply where a Dividend is no longer payable by the Company by operation of this clause 5.9 subsequent to a Credit Rating Downgrade.

6.	REDEMPTION

6.1	Redemption Notice:

(a)	The Company may, subject to the Companies Act and the remainder of this clause 6.1, issue to all Holders a Redemption Notice. If a Redemption Notice is given it must specify the aggregate Face Value of CFH Equity Securities (if any) which are to be Redeemed for cash (the “Cash Redemption Amount”) and the aggregate Face Value of CFH Equity Securities (if any) which are to be Redeemed by the issue of the Shares (the “Ordinary Share Redemption Amount”).

(b)	A Redemption Notice may not be issued by the Company during the period after a Holder has issued the Company with an Exchange Notice but before the CFH Equity Securities that are the subject of that Exchange Notice have been Exchanged by the Company (other than where clause 7.5 applies in respect of that Exchange Notice).

(c)	Other than with the prior consent of all Holders, the Company may only Redeem CFH Equity Securities by way of the issue of Shares where at the time of issue

(i)	the Shares are listed on a stock exchange; and

(ii)	such issue would not cause a Holder to become the holder of greater than 20% of the Shares.

6.2	Redemption: Subject to clauses 6.4 and 6.8, within 20 Business Days of issuing a Redemption Notice the Company shall:

(a)	be required to Redeem the Cash Redemption Amount (if any) of CFH Equity Securities by paying, or causing to be paid, to the Holder of each such CFH Equity Security the Face Value of that CFH Equity Security;

(b)	be required to Redeem the Ordinary Share Redemption Amount (if any) of CFH Equity Securities by issue (in consideration for the Ordinary Share Redemption Amount) to the Holder of each such CFH Equity Security of a number of Shares in respect of that Equity Security calculated in accordance with clause 6.3; and

(c)	select the CFH Equity Securities to be Redeemed in accordance with 6.2(a) and (b) above in a way that leaves the proportionate holding of CFH Equity Securities of each Holder unchanged after the Redemption (rounded, if necessary, to the nearest whole unit).

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6.3	Number of Shares issued on Redemption: The number of Shares to be issued to a particular Holder on Redemption is to be calculated according to the following formula:

Redemption Number	=	Redemption Amount
Redemption Value x (1 – Redemption Discount)

where:

“Redemption Number” means the number of Shares to be issued to that Holder on Redemption;

“Redemption Amount” (with the dollar amount expressed as a numeral) means the Face Value of CFH Equity Securities held by that Holder and selected by the Company to be Redeemed by the issue of Shares in accordance with clause 6.2(b);

“Redemption Value” (with the dollar amount expressed as a numeral) means the VWAP calculated in respect of the period of 20 Business Days immediately preceding (but excluding) the date of the Redemption Notice; and

“Redemption Discount” (expressed as a decimal) means 5%.

6.4	Legal restrictions:

(a)	Where any issue of Shares to a Holder required by a Redemption Notice cannot reasonably be effected by the Company in full compliance with the Securities Act, the Companies Act, the Takeovers Code and any other applicable legislation or the rules of any relevant stock exchange, the Company will not issue that Holder with those Shares to which the Holder would otherwise be entitled and instead will provide that Holder with the cash value of those Shares as reasonably determined by the Board.

(b)	Where:

(i)	any issue of Shares to a Holder required by a Redemption Notice would result in that Holder breaching the Securities Act, the Companies Act, the Takeovers Code or any other applicable legislation or the rules of any relevant stock exchange; and

(ii)	that Holder has used reasonable endeavours to allow that issue of Shares to be effected in compliance with all applicable legislation and the rules of all relevant stock exchanges including, if applicable, by applying for any necessary waivers or exemptions, the Holder may notify the Company of its refusal to allow Redemption of the relevant CFH Equity Securities by way of the issue of Shares, in which case the Company may either:

(iii)	withdraw the Redemption Notice in so far as it applies to the relevant CFH Equity Securities, in which case the Redemption Notice will be of no effect in respect of those CFH Equity Securities; or

(iv)	redeem those CFH Equity Securities for cash by providing that Holder with the cash value of the Shares that would otherwise be issued to the Holder as reasonably determined by the Board.

6.5	Fractional entitlements: Any entitlement to a fraction of a Share in respect of a Holder’s aggregate holding of CFH Equity Securities as a result of Redemption will be disregarded.

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6.6	Ranking on Redemption: Shares issued upon Redemption will rank equally with Shares then on issue in all respects and have the benefit of all entitlements attaching to any Shares issued at the same time.

6.7	Holder obligations: Where the Company elects to Redeem CFH Equity Securities, the Holder must:

(a)	provide any documentation and execute any authorisation or power necessary; and

(b)	take any other action necessary or desirable,

to effect the Redemption.

6.8	Foreign Holders: In the event that a Holder who is entitled to be issued Shares on Redemption of CFH Equity Securities is not, at the time of Redemption, resident in New Zealand, the Board may, in its absolute discretion, determine not to issue that Holder with those Shares to which the Holder would otherwise be entitled and instead provide that Holder with the cash value of those Shares as reasonably determined by the Board.

7.	EXCHANGE

7.1	Calculation Notice: Subject to clause 7.2, at any time after the occurrence of a Termination Event a Holder may issue to the Company a Calculation Notice. Immediately following the issue of a Calculation Notice, the Holder and the Company shall commence calculation of the Fair Value of a CFH Equity Security as at the date immediately preceding the date of issue of the Calculation Notice.

7.2	Limit and costs:

(a)	A Holder may not issue a Calculation Notice where that holder has issued a Calculation Notice or a Preference Share Calculation Notice during the previous twelve month period.

(b)	Where the aggregate of the Calculation Notices and Preference Share Calculation Notices previously issued by a Holder:

(i)	is less than two:

(aa)	50% of the total fees and expenses of the valuer in respect of a Calculation Notice shall be paid by the Company; and

(bb)	50% of the total fees and expenses of the valuer respect of a Calculation Notice shall be paid by the relevant holder; and

(ii)	is greater than or equal to two, the total amount of the fees and expenses of the valuer respect of a Calculation Notice shall be paid by that holder.

7.3	Exchange Notice: Within five (5) Business Days following the determination of Fair Value of the CFH Equity Securities held by a Holder in accordance with clause 7.1, that Holder may issue an Exchange Notice. If an Exchange Notice is given it must specify the aggregate Face Value of CFH Equity Securities (if any) which are to be Exchanged for Preference Shares (the “Preference Share Exchange Amount”) and the aggregate Face Value of CFH Equity Securities (if any) which are to be Exchanged for Shares (the “Ordinary Share Exchange Amount”). The aggregate of the Preference Share Exchange Amount and the Ordinary Share Exchange Amount specified in any Exchange Notice must be at least $1 million and multiples of $1 million thereafter (or the entire holding of CFH Equity Securities of the Holder issuing the Exchange Notice).

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7.4	Exchange: Subject to clauses 7.5 and 7.12, within 20 Business Days of receiving an Exchange Notice, the Company shall:

(a)	be required to Exchange the Preference Share Exchange Amount (if any) of CFH Equity Securities by the issue (in consideration for the Preference Share Exchange Amount) to the Holder of each such CFH Equity Security of a number of Preference Shares calculated in accordance with clause 7.6 in which case the CFH Equity Securities will be cancelled and the Holder will be issued with the Preference Shares for which the Company will receive no consideration other than the Preference Share Exchange Amount; and

(b)	be required to Exchange the Ordinary Share Exchange Amount (if any) of CFH Equity Securities by the issue (in consideration for the Ordinary Share Exchange Amount) to the Holder of each such CFH Equity Security of a number of Shares calculated in accordance with clause 7.8 in which case the CFH Equity Securities will be cancelled and the Holder will be issued with the Shares for which the Company will receive no consideration other than the Ordinary Share Exchange Amount.

7.5	Legal restrictions: An Exchange Notice issued under clause 7.3 will be invalid to the extent that any issue of Shares and/or Preference Shares required by that Exchange Notice could not reasonably be effected by the Company in full compliance with the Securities Act, the Companies Act, the Takeovers Code and any other applicable legislation or the rules of any relevant stock exchange.

7.6	Number of Preference Shares issued on Exchange: The number of Preference Shares to be issued to a particular Holder on Exchange is to be calculated according to the following formula:

Preference Exchange Number	=	Security Value	x	Security Number
Exchange Value

where:

“Preference Exchange Number” means the number of Preference Shares to be issued to that Holder on Exchange;

“Security Value” (with the dollar amount expressed as a numeral) means the lesser of (i) the Fair Value and (ii) the Face Value of a CFH Equity Security as at the date immediately preceding the date of issue of the relevant Calculation Notice;

“Exchange Value” (with the dollar amount expressed as a numeral) means the VWAP calculated in respect of the period of 20 Business Days immediately preceding (but excluding) the date of issue of the relevant Calculation Notice; and

“Security Number” means the number of CFH Equity Securities held by that Holder that are to be Exchanged for Preference Shares in accordance with clause 7.4(a).

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7.7	Face value of Preference Shares: The face value of the Preference Shares to be issued to a particular Holder on Exchange (“Preference Face Value”) will be determined in accordance with the following formula which will be specified in the terms and conditions applying to the Preference Shares:

Preference Face Value	=	Exchange Value
Security Value

“Security Value” (expressed as a dollar amount) means the lesser of (i) the Fair Value and (ii) the Face Value of a CFH Equity Security as at the date immediately preceding the date of issue of the relevant Calculation Notice; and

“Exchange Value” (expressed as a dollar amount) means the VWAP calculated in respect of the period of 20 Business Days immediately preceding (but excluding) the date of issue of the relevant Calculation Notice.

7.8	Number of Shares issued on Exchange: The number of Shares to be issued to a particular Holder on Exchange is to be calculated according to the following formula:

Exchange Number	=	Exchange Amount
Exchange Value x (1 – Exchange Discount)

where:

“Exchange Number” means the number of Shares to be issued to that Holder on Exchange;

“Exchange Amount” (with the dollar amount expressed as a numeral) means the lesser of (i) the aggregate Fair Value and (ii) the aggregate Face Value of the CFH Equity Securities required by that Holder to be Exchanged by the Company in accordance with clause 7.4(b);

“Exchange Value” (with the dollar amount expressed as a numeral) means the VWAP calculated in respect of the period of 20 Business Days immediately preceding (but excluding) the date of issue of the relevant Calculation Notice; and

“Exchange Discount” (expressed as a decimal) means 5%.

7.9	Fractional entitlements: Any entitlement to a fraction of a Share or Preference Share in respect of a Holder’s aggregate holding of CFH Equity Securities as a result of an Exchange will be disregarded.

7.10	Ranking on Exchange: Shares issued upon Exchange will rank equally with Shares then on issue in all respects and have the benefit of all entitlements attaching to any Shares issued at the same time.

7.11	Holder obligations: Where a Holder elects to Exchange CFH Equity Securities, the Holder must:

(a)	provide any documentation and execute any authorisation or power necessary; and

(b)	take any other action necessary or desirable,

to effect the Exchange.

7.12	Foreign Holders: In the event that a Holder who is entitled to be issued Shares or Preference Shares on an Exchange of CFH Equity Securities is not resident in New Zealand, the Board may, in its absolute discretion, determine not to issue that Holder with those Shares or Preference Shares to which the Holder would otherwise be entitled and instead to provide that Holder with the cash value of those Shares or Preference Shares as reasonably determined by the Board.

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7.13	Company obligations: Subject to the other provisions of this clause 7, where the Company is required to Exchange CFH Equity Securities in accordance with clause 7.4, the Company must do all things reasonably necessary to facilitate the Exchange as soon as reasonably practicable.

7.14	No Exchange or Redemption otherwise: For the avoidance of doubt, other than subsequent to a Termination Event in accordance with this clause 7, no Holder may issue to the Company an Exchange Notice or otherwise require Redemption or Exchange of CFH Equity Securities.

8.	VWAP ADJUSTMENT

8.1	VWAP adjustment: For the purposes of calculating VWAP:

(a)	where, on some or all of the Business Days in the relevant VWAP period, Shares have been quoted on NZSX as cum dividend or cum any other distribution or entitlement and the issue of Shares will occur after that date and those Shares no longer carry that dividend or other distribution or entitlement, then the VWAP on the Business Days on which those Shares have been quoted cum dividend or cum any other distribution or entitlement will be reduced by an amount (“Cum Value”) equal to:

(i)	in the case of a dividend or other distribution, the amount of that dividend or other distribution;

(ii)	in the case of any other entitlement which is traded on NZSX on any of those Business Days, the volume weighted average sale price of all such entitlements sold on NZSX during the VWAP period on the Business Days on which those entitlements were traded; or

(iii)	in the case of an entitlement not traded on NZSX during the VWAP period, the value of the entitlement as reasonably determined by the Board;

(b)	where, on some or all of the Business Days in the VWAP period, Shares have been quoted on NZSX as ex dividend or ex any other distribution or entitlement, and Shares which are to be issued would be entitled to receive the relevant dividend or other distribution or entitlement, the VWAP on the Business Days on which those Shares have been quoted ex dividend or ex any other distribution or entitlement will be increased by the Cum Value; and

(c)	where the Shares are reconstructed, consolidated, divided or reclassified into a lesser or greater number of securities during the VWAP period, or where Shares have been issued to Holders pursuant to a Redemption or Exchange during that period, the VWAP will be adjusted by the Board as it considers appropriate.

9.	WARRANTY BY HOLDER

9.1	Each Holder is deemed, when CFH Equity Securities are Redeemed or Exchanged, to warrant and represent to the Company that the Holder owns such CFH Equity Securities, that they are free and unencumbered and that the Holder has not sold, alienated, donated or otherwise disposed of such CFH Equity Securities.

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10.	SELLING RESTRICTIONS

10.1	Disposals prior to expiry of the UFB Build Period: Subject to clause 10.3:

(a)	Except as permitted by paragraph (b) below, prior to expiry of the UFB Build Period, the Subscriber may not transfer CFH Equity Securities to any person.

(b)	Prior to expiry of the UFB Build Period, the Subscriber may transfer CFH Equity Securities to a Crown Entity, provided that before any such transfer, the Subscriber procures the Crown Entity to provide written confirmation to the Company that the Crown Entity agrees to be bound by these terms and conditions (including this clause 10.1(b)) (as if each reference to the Subscriber was a reference to the Crown Entity).

10.2	Disposals subsequent to expiry of the UFB Build Period: Subject to clauses 10.3 and 10.4, subsequent to expiry of the UFB Build Period, a Holder may transfer CFH Equity Securities to any person.

10.3	Waiver of entitlement to dividends: CFH Equity Securities may only be transferred to a person if that person has provided written confirmation to the Company of the waiver by that person of their entitlement to receive a dividend in respect of any CFH Equity Security on which a Dividend is not payable in accordance with these terms and conditions, in a form acceptable to the Company.

10.4	No public offer:

(a)	The Company does not intend that CFH Equity Securities should be offered for sale or subscription to the public in New Zealand in terms of the Securities Act 1978.

(b)	CFH Equity Securities may only be offered for sale or sold in conformity with all applicable laws and regulations in any jurisdiction (including New Zealand) in which they are offered, sold or delivered. No offering document or advertisement in respect of any CFH Equity Securities may be published, delivered or distributed in or from any country or jurisdiction (including New Zealand) except under circumstances which will result in compliance with all applicable laws (including, but not limited to, the Securities Act 1978).

11.	TRANSFERS

11.1	Transfer of title: Title to a CFH Equity Security passes upon the Company registering the transferee’s name as the new Holder of the CFH Equity Security in the Share Register.

11.2	Minimum transfer: Transfers of CFH Equity Securities shall be in integral multiples of $1,000,000 (unless the transferor is transferring all of its CFH Equity Securities).

11.3	Refusal to register transfer: The Company may refuse to register a transfer of CFH Equity Securities in the Share Register if the transfer would result in a breach of these terms and conditions or any applicable law.

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12.	PAYMENTS

12.1	Currency: Payments in relation to any CFH Equity Security will be made in New Zealand dollars.

12.2	Manner of payment: Where a record date for a payment or other distribution by the Company in respect of a CFH Security is not specified elsewhere in these terms and conditions, that payment or other distribution will be made to the person recorded as the Holder at 11.00am on the date the payment is to be made.

12.3	Business Days: If the due date for a payment or other distribution in respect of a CFH Equity Security is not a Business Day, the payment or distribution date shall be the next day which is a Business Day. No Holder is entitled to any interest or other payment for that delay in payment.

13.	TAXATION

13.1	All amounts payable by the Company under these terms and conditions shall be paid:

(a)	free and clear of any restriction or condition; and

(b)	free and clear of and (except to the extent required by law) without any deduction or withholding on account of any tax.

14.	MEETINGS AND INFORMATION

14.1	Shareholder Meetings: Holders may attend and speak at meetings of shareholders of the Company, but shall have no right to vote or otherwise participate in decision making at those meetings.

14.2	Conduct of Meetings: A meeting of Holders to consider a resolution of the nature referred to in clause 16.1(b) shall be convened and held in accordance with the First Schedule to the Companies Act. At any such meeting:

(a)	where voting is by show of hands or by voice each Holder present in person or by representative has one vote; and

(b)	on a poll each Holder present in person or by representative has one vote in respect of each CFH Equity Security held by the Holder.

14.3	Information: The Company shall provide Holders with all notices and information provided to holders of Shares generally.

15.	NOTICES

15.1	Notices:

(a)	A notice may be given to any Holder or to any other person entitled to notice under these terms and conditions either by serving it on that person personally or by sending it by post or facsimile transmission to the address of the Holder recorded in the Share Register or the address supplied by that other person to the Company for the purpose of notices. In the case of joint Holders, a notice given to the Holder named first in the Share Register shall be deemed to have been given to all joint Holders.

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(b)	A notice may be given to the Company either by delivering it to the Company, or by sending it by post or facsimile transmission, in each case to the Company’s registered address.

(c)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice, and to have been effected, in the case of a notice of a meeting, on the day after the date of its posting (unless that day is not a Business Day, in which case the notice will be regarded as received on the next Business Day) and, in any other case, at the time at which the letter would be delivered in the ordinary course of post.

(d)	Where a notice is sent by facsimile transmission, service of the notice shall be deemed to be effected by properly addressing the facsimile transmission, and to have been effected on the day of its dispatch (unless that day is not a Business Day, in which case the notice will be regarded as received on the next Business Day), unless it was dispatched after 5pm, in which case the notice is deemed to have been served on the following Business Day.

16.	AMENDMENTS AND WAIVERS

16.1	Subject to clause 16.2 below, the rights, privileges, limitations and conditions attaching to the CFH Equity Securities may only be amended or waived with the approval of:

(a)	the Board; and

(b)	a Special Resolution of Holders.

16.2	An amendment may be made by the Company to these terms and conditions, and to the rights, privileges, limitations and conditions attaching to the CFH Equity Securities, without the consent or approval of Holders where such an amendment:

(a)	is of a minor, formal, administrative or technical nature;

(b)	is to correct a manifest error; or

(c)	is to comply with the requirements or a modification of the requirements of any applicable law or any rules of any stock exchange,

and, in any such case, the Company is of the opinion that the amendment will not be materially prejudicial to the interests of Holders generally.

17.	GOVERNING LAW

17.1	These terms and conditions shall be governed by, and construed in accordance with, the laws of New Zealand.

18.	JURISDICTION

18.1	Each Holder agrees that any legal action or proceedings arising out of or in connection with the CFH Equity Securities or these terms and conditions may be brought in the courts of New Zealand and irrevocably submits to the non-exclusive jurisdiction of those courts.

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SCHEDULE 4

CFH Warrant Terms and Conditions

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CFH WARRANTS

1.	INTERPRETATION

1.1	Definitions: In this schedule, unless the context otherwise requires:

“$” or “New Zealand dollars” means the lawful currency of New Zealand.

“Board” means the board of directors of the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Wellington and Auckland.

“CFH Warrant” means a warrant issued or, as the context may require, to be issued, by the Company pursuant to the Subscription Agreement or clause 7 of these terms and conditions and, in any case, subject to these terms and conditions.

“Class” means CFH Warrants in a Tranche that carry the same Strike Price.

“Company” means Chorus2, as that party is defined in the Interim Period Agreement.

“Connection” has the meaning given to it in the NIPA.

“Coverage Area” has the meaning given to it in the NIPA.

“Crown Entity” means a person that is wholly owned by the Crown.

“Exercise Date” means, in respect of each Tranche of each Series, the date specified in Appendix 1 as applying to the Tranche (provided that if that day is not a Business Day, the Exercise Date shall be the immediately succeeding Business Day).

“Exercise Notice” means a notice substantially in the form set out in Appendix 3.

“Exercise Period” means, in respect of each Tranche of each Series, the period of 20 Business Days ending on the Exercise Date of the Tranche.

“Fair Value” means, in respect of a Share at any time, the fair market value of that Share at that time determined in accordance with clause 1.3.

“Fibre Uptake” means, at any time, the total number of Premises with a Connection in the Coverage Area at that time divided by the total number of Premises with a fibre, HFC or copper connection in the Coverage Area at that time (with Multi-Dwelling Units being counted as one Premise).

“First Period” has the meaning given to it in the definition of Initial Strike Price.

“GST” means goods and services tax chargeable under the Goods and Services Tax Act 1985.

“Holder” means a person who is registered in the Warrant Register as the holder of CFH Warrants, which shall initially be the Subscriber.

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“Initial Strike Price” means, in relation to each CFH Warrant, the amount in NZ dollars determined in accordance with the following formula:

Where:

“ISP” means the Initial Strike Price for the CFH Warrant.

“VWAP” means, if the CFH Warrant is issued:

(a)	prior to the date falling 18 months after the Trade Date (“First Period”), the average of the daily volume weighted average sale price per Share sold on NZSX on each of 20 consecutive Business Days commencing on the Trade Date; and

(b)	on or after the date falling 18 months after the Trade Date (“Second Period”):

(i)	where, at all times during the period commencing on the date falling 12 months after the Trade Date and ending on the date falling 18 months after the Trade Date, the Shares were listed on NZSX, the average of the daily volume weighted average sale price per Share sold on NZSX on each Business Day during the period commencing on the date falling 12 months after the Trade Date and ending on the date falling 18 months after the Trade Date; or

(ii)	where the Shares were not listed on NZSX at all times during the period commencing on the date falling 12 months after the Trade Date and ending on the date falling 18 months after the Trade Date, the Fair Value of a Share on the date falling 15 months after the Trade Date.

“N” means:

(a)	where the Initial Strike Price is calculated by reference to paragraph (a) of “VWAP”, the number of days from (and including) the date falling 10 Business Days after the Trade Date to (but excluding) the Exercise Date of the CFH Warrant; and

(b)

where the Initial Strike Price is calculated by reference to paragraph (b) of “VWAP”, the number of days from (and including) the 15th month after the Trade Date to (but excluding) the Exercise Date of the CFH Warrant.

“Interim Period Agreement” has the meaning given in the NIPA.

“Issue Date” means any date on which CFH Equity Securities are issued by the Company to the Subscriber pursuant to the Subscription Agreement.

“Issue Price” means, in relation to each CFH Equity Security, $1.00.

“Multi-Dwelling Units” has the meaning given to it in the NIPA.

“NIPA” means the network infrastructure project agreement dated 24 May 2011 between the Subscriber and the Company.

“NZSX” means the market for equity securities of that name operated by NZX Limited.

“Period” means the First Period or the Second Period.

“Premises” has the meaning given to it in the NIPA.

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“Relevant Percentage” means, in respect of each Tranche of each Series, the percentage specified in Appendix 1 as applying to the Tranche.

“Second Period” has the meaning given to it in the definition of Initial Strike Price.

“Series” has the meaning given to it in clause 2.3.

“Series 1” has the meaning given to it in clause 2.3.

“Series 2” has the meaning given to it in clause 2.3.

“Share” means an ordinary share in the Company.

“Shareholder” means a holder of a Share.

“Special Resolution” means a resolution approved by a majority of 75% of the votes of Holders voting and entitled to vote on the resolution.

“Strike Price” means, in relation to each Class at any time:

(a)	before the first distribution is made by the Company to Shareholders, the Initial Strike Price for each CFH Warrant in the Class; and

(b)	thereafter, the Strike Price at that time for each CFH Warrant in the Class determined in accordance with clause 7.

“Subscriber” means Crown Fibre Holdings Limited.

“Subscription Agreement” means the agreement to which this schedule is attached.

“Test Date” means 30 June 2020.

“Trade Date” means the first Business Day on which trading of the Shares on the NZSX commences.

“Tranche” has the meaning given to it in clause 2.3.

“UFB Build Period” means the “Term” as that term is defined in the NIPA.

“Warrant Register” means the register established and maintained by the Company to record the particulars of the CFH Warrants issued from time to time.

1.2	References: Except to the extent that the context otherwise requires, any reference in these terms and conditions to:

any “clause” is a reference to a clause of this schedule unless otherwise stated;

a “distribution” has the meaning given to it in section 2(1) of the Companies Act 1993;

a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, by-law, statute, treaty or other legislative measure, in each case of any jurisdiction whatever;

a “month” means the period from one date in a month to the numerically corresponding date in the next month or, if there is no such corresponding date in the next month, the last date of the next month;

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a “person” includes an individual, firm, company, corporation or unincorporated body of persons or any state or government or agency thereof (in each case, whether or not having separate legal personality);

a “security” includes a mortgage, charge, lien, pledge, security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“these terms and conditions” means the terms and conditions set out in this schedule unless otherwise stated; and

“written” and “in writing” include all means of reproducing words in a tangible and permanently visible form.

1.3	Fair Value: Where it is necessary to determine the fair market value of a Share:

(a)	the Company and the Holder (or, where there is more than one Holder, the Holders) shall, for a period of 10 Business Days after the date on which it becomes necessary to determine the fair market value of a Share, endeavour to agree on the fair market value of a Share;

(b)	if the Company and the relevant Holder (or, where there is more than one Holder, the Holders) do not agree on the fair market value of a Share within the period of 10 Business Days referred to in clause 1.3(a), the fair market value shall be determined by an independent valuer agreed upon between the Company and the Holder or Holders or, failing agreement within five Business Days after the end of that period, appointed on the application of the Company by the president for the time being of the New Zealand Institute of Chartered Accountants or his or her nominee;

(c)	the person appointed as valuer under clause 1.3(b) shall:

(i)	act as an expert and not as arbitrator; and

(ii)	determine the fair market value of a Share as soon as possible, which valuation shall be conclusive; and

(d)	the fees and expenses of the valuer shall be paid as follows:

(i)	50% of the total fees and expenses of the valuer shall be paid by the Company; and

(ii)	50% of the total fees and expenses of the valuer shall be paid:

(aa)	where one person is the Holder of all outstanding CFH Warrants, by that person; or

(bb)	in all other cases, by the Holders in proportion to the number of CFH Warrants held by each Holder.

1.4	Miscellaneous:

(a)	Headings are inserted for convenience only and do not affect interpretation of this schedule.

(b)	Unless the context otherwise requires the singular includes the plural and vice versa and words denoting individuals include other persons and vice versa.

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(c)	A reference to any legislation includes any statutory regulations, rules, orders or instruments made or issued pursuant to that legislation and any amendment to, or re-enactment or replacement of, that legislation.

(d)	A reference to any document includes reference to that document as modified, novated, supplemented, varied or replaced from time to time.

(e)	A reference to any party includes its successors and permitted assigns.

(f)	A reference to a time of day is a reference to Wellington time unless otherwise stated.

(g)	Except where inconsistent with the context, the expression “at any time” also means from time to time.

(h)	Each appendix to this schedule forms part of this schedule.

2.	ISSUE AND FORM

2.1	Constitution and form: Each CFH Warrant shall be issued and created by the Company entering in the Warrant Register the particulars specified in Appendix 2.

2.2	Terms of issue: CFH Warrants shall be issued and held with the benefit of and subject to these terms and conditions, all of which are binding upon the Company and each Holder. Each Holder shall be deemed to have notice of these terms and conditions.

2.3	Grant of CFH Warrant: On each Issue Date, the Company shall issue CFH Warrants to the Subscriber in two separate series (“Series 1” and “Series 2” respectively, and each a “Series”). Each Series shall be divided into separate tranches (each a “Tranche”), as follows:

(a)	Series 1 shall be comprised of three Tranches, as specified in Part A of Appendix 1; and

(b)	Series 2 shall be comprised of four Tranches, as specified in Part B of Appendix 1.

2.4	Number of CFH Warrants: In respect of each Tranche of each Series, the number of CFH Warrants to be issued in the Tranche on each Issue Date shall be determined in accordance with the following formula:

N =	RA
SP

Where:

“N” is the number of CFH Warrants to be issued in the Tranche on the Issue Date.

“RA” is an amount equal to the aggregate Issue Price of the CFH Equity Securities to be issued on the Issue Date multiplied by the Relevant Percentage for the Tranche.

“SP” means the Strike Price for the Class of CFH Warrants on the Issue Date.

2.5	Issue price: The consideration payable by the Subscriber or a Holder (as applicable) in respect of the issue to the Subscriber or Holder of a CFH Warrant pursuant to these terms and conditions shall be zero.

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3.	REGISTER

3.1	So long as any of the CFH Warrants are outstanding the Company will maintain or cause to be maintained a full and complete Warrant Register.

4.	CANCELLATION OF A SERIES

4.1	If the Fibre Uptake on the Test Date:

(a)	is equal to or less than 0.2, Series 2 shall be cancelled and cease to be of effect and each Holder shall have no further rights under these terms and conditions in respect of Series 2; or

(b)	is greater than 0.2, Series 1 shall be cancelled and cease to be of effect and each Holder shall have no further rights under these terms and conditions in respect of Series 1.

5.	EXERCISE OF CFH WARRANTS

5.1	Confirmation: Within 10 Business Days of the commencement of each Exercise Period, the Company shall deliver to each Holder a notice setting out:

(a)	the number of CFH Warrants of each Class held by the Holder that are exercisable during the Exercise Period; and

(b)	the current Strike Price of each Class of CFH Warrants exercisable during the Exercise Period.

5.2	Exercise: Each Holder may elect to exercise a CFH Warrant held by the Holder at any time during the Exercise Period applicable to the CFH Warrant. If a Holder elects to exercise a CFH Warrant, it shall deliver an Exercise Notice to the Company prior to the expiry of the Exercise Period. The Exercise Notice shall specify the number of CFH Warrants to be exercised by the Holder on the Exercise Date.

5.3	Consequence of exercise: If a Holder delivers a duly completed Exercise Notice to the Company in accordance with clause 5.2, then prior to 5.00 pm on the date which is 10 Business Days after the applicable Exercise Date:

(a)	the Holder shall pay to the Company the aggregate Strike Price of the CFH Warrants in respect of which the Exercise Notice is given; and

(b)	following receipt of the aggregate Strike Price, the Company shall issue to the Holder one Share for each CFH Warrant in respect of which the Exercise Notice is given.

5.4	Status of Shares: All Shares issued to a Holder in accordance with clause 5.3 shall:

(a)	be allotted and issued fully paid and free of any security whatsoever;

(b)	have the rights set out in the constitution of the Company relating to the Shares;

(c)	rank equally in all respects with all other Shares then on issue or issued from time to time; and

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(d)	be entitled to receive any dividend or other distribution which has previously been announced or declared in respect of the Shares, except where such dividend or distribution was payable prior to the Exercise Date.

5.5	Rounding: If the number of Shares to be issued to a Holder following delivery of an Exercise Notice would otherwise require a fraction of a Share to be issued, the number of Shares to be issued will be:

(a)	rounded up to the nearest whole number of Shares, if the fraction of an Share to be issued is equal to, or greater then 0.5; and

(b)	rounded down to the nearest whole number of Shares if the fraction of an Share to be issue is less than 0.5.

6.	CANCELLATION

6.1	Each CFH Warrant that is not exercised during the applicable Exercise Period in accordance with clause 5.2 automatically shall be cancelled and a Holder shall have no further rights under these terms and conditions in respect of any cancelled CFH Warrants.

7.	ADJUSTMENTS

7.1	Adjustments for distributions: If, at any time before the commencement of the Exercise Period for a Tranche of CFH Warrants, the Company makes a distribution to Shareholders then, with the effect from the date the distribution is made, in relation to each Class in the Tranche:

(a)	first, the Strike Price for the Class shall be adjusted in accordance with the following formula:

SP =	PSP x	(VWAPD – D) VWAPD

(b)	second, following the adjustment of the Strike Price in accordance with subparagraph (a) above, the Company shall issue additional CFH Warrants in the Class in an aggregate amount determined in accordance with the following formula:

AN =	AIP	–	AIP PSP
SP

with the additional CFH Warrants allocated to Holders of CFH Warrants in the Class as at the date the distribution is made pro rata so that each Holder’s proportionate holding of CFH Warrants of the Class remains unaffected, where:

“SP” means the Strike Price.

“PSP” means the Strike Price immediately prior to the making of the distribution which, prior to the first distribution by the Company, shall be the Initial Strike Price.

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“VWAPD” means:

(a)	where, at the time of the distribution to Shareholders, the Shares are listed on NZSX, the average of the daily volume weighted average sale price per Share sold on NZSX on each of 10 consecutive Business Days ending on the date immediately preceding the first date the Shares are quoted on NZSX ex the relevant distribution; or

(b)	where, at the time of the distribution to Shareholders, the Shares are not listed on NZSX, the Fair Value of a Share on the Business Day immediately prior to the distribution.

“D” means, in respect of the distribution, the amount of cash in New Zealand dollars (and/or the cash value in respect of an in specie distribution, as reasonably determined by the Board) (but not including imputation credits as defined in section YA 1 of the Income Tax Act 2007) distributed to Shareholders per Share.

“AN” is the number of additional CFH Warrants in the Class to be issued.

“AIP” means the aggregate Issue Price of all CFH Equity Securities issued during the Period by reference to which the Initial Strike Price for the Class was determined multiplied by the Relevant Percentage for the Tranche.

7.2	Adjustments for reorganisation of capital:

(a)	In the event that the Shares are consolidated or cancelled, in relation to each Class:

(i)	the aggregate number of CFH Warrants in the Class shall be reduced in the same ratio as the Shares consolidated or cancelled;

(ii)	the reduction shall be allocated to Holders of CFH Warrants in the Class as at the date the consolidation or cancellation occurs pro rata so that each Holder’s proportionate holding of CFH Warrants in the Class remains unaffected;

(iii)	any outstanding CFH Warrants in excess of the reduced amount determined in accordance with subparagraph (ii) above automatically shall be cancelled and a Holder shall have no further rights under these terms and conditions in respect of any cancelled CFH Warrants; and

(iv)	following the reduction and cancellation of CFH Warrants in the Class in accordance with subparagraphs (i) to (iii) above, the Strike Price for the Class shall be increased in accordance with the following formula:

SP =	AIP
N

where:

“SP” and “AIP” have the meanings given to them clause 7.1.

“N” means the aggregate number of CFH Warrants in the Class (being, for the avoidance of doubt, the aggregate number following the adjustment).

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(b)	In the event that the Shares are subdivided, in relation to each Class:

(i)	the Company shall issue additional CFH Warrants in the Class in an amount that would result in the aggregate number of CFH Warrants in the Class increasing by the same ratio as applied to the subdivision of Shares;

(ii)	the additional CFH Warrants in the Class shall be allocated to Holders of the CFH Warrants in the Class as at the date the subdivision occurs pro rata so that each Holder’s proportionate holding of CFH Warrants in the Class remains unaffected; and

(iii)	following the issuance and allotment of additional CFH Warrants in the Class in accordance with subparagraphs (i) and (ii) above, the Strike Price shall be reduced in accordance with the formula in clause 7.2(a)(iv).

(c)	In any other case where the Shares are reorganised, the number of CFH Warrants on issue in each Class and the Strike Price applicable to each Class must be readjusted so that the Holders will not:

(i)	be prejudiced; or

(ii)	receive a benefit that the Shareholders do not receive.

For the avoidance of doubt, an issue of Shares (or any grant of an option or an additional warrant to acquire Shares or other rights to subscribe for Shares) by the Company does not constitute a “reorganisation” for the purposes of this clause 7.2(c).

8.	APPROVALS

8.1	The Company will use its reasonable endeavours to obtain and maintain on an ongoing basis any approvals required in respect of the CFH Warrants.

9.	SELLING RESTRICTIONS

9.1	Disposals prior to expiry of the UFB Build Period:

(a)	Except as permitted by clause (b) below, prior to expiry of the UFB Build Period, the Subscriber may not transfer CFH Warrants to any person.

(b)	Prior to expiry of the UFB Build Period, the Subscriber may transfer CFH Warrants to a Crown Entity, provided that before any such transfer, the Subscriber procures the Crown Entity to provide written confirmation to the Company that the Crown Entity agrees to be bound by these terms and conditions (including this clause 9.1(b)) (as if each reference to the Subscriber was a reference to the Crown Entity).

9.2	Disposals subsequent to expiry of the UFB Build Period: Subsequent to expiry of the UFB Build Period, a Holder may transfer CFH Warrants to any person, subject to clause 9.3.

9.3	No public offer:

(a)	The Company does not intend that CFH Warrants should be offered for sale or subscription to the public in New Zealand in terms of the Securities Act 1978.

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(b)	CFH Warrants may only be offered for sale or sold in conformity with all applicable laws and regulations in any jurisdiction (including New Zealand) in which they are offered, sold or delivered. No offering document or advertisement in respect of any CFH Warrants may be published, delivered or distributed in or from any country or jurisdiction (including New Zealand) except under circumstances which will result in compliance with all applicable laws (including, but not limited to, the Securities Act 1978).

10.	TRANSFERS

10.1	Transfer of title: Title to a CFH Warrants passes upon the Company registering the transferee’s name as the new Holder of the CFH Warrants in the Warrant Register.

10.2	Minimum transfer: Transfers shall be in integral multiples of 1,000,000 (unless the transferor is transferring all of its CFH Warrants).

10.3	Refusal to register transfer: The Company may refuse to register a transfer of CFH Warrant in the Warrant Register if the transfer would result in a breach of these terms and conditions or any applicable law.

11.	PAYMENTS

11.1	Payments in relation to any CFH Warrant will be made in New Zealand dollars, free of any withholding, deduction or set-off.

12.	MEETINGS AND INFORMATION

12.1	Shareholder Meetings: Holders may attend and speak at meetings of shareholders of the Company, but shall have no right to vote or otherwise participate in decision making at those meetings.

12.2	Conduct of Meetings: A meeting of Holders to consider a resolution of the nature referred to in clause 14.1(b) shall be convened and held in accordance with the First Schedule to the Companies Act. At any such meeting:

(a)	where voting is by show of hands or by voice each Holder present in person or by representative has one vote; and

(b)	on a poll each Holder present in person or by representative has one vote in respect of each CFH Warrant held by the Holder.

12.3	Information: The Company shall provide Holders with all notices and information provided to shareholders of the Company generally.

13.	NOTICES

13.1	Notices:

(a)	A notice may be given to any Holder or to any other person entitled to notice under these terms and conditions either by serving it on that person personally or by sending it by post or facsimile transmission to the address of the Holder recorded in the Warrant Register or the address supplied by that other person to the Company for the purpose of notices. In the case of joint Holders, a notice given to the Holder named first in the Warrant Register shall be deemed to have been given to all joint Holders.

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(b)	A notice may be given to the Company either by delivering it to the Company, or by sending it by post or facsimile transmission, in each case to the Company’s registered address.

(c)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice, and to have been effected, in the case of a notice of a meeting, on the day after the date of its posting (unless that day is not a Business Day, in which case the notice will be regarded as received on the next Business Day) and, in any other case, at the time at which the letter would be delivered in the ordinary course of post.

(d)	Where a notice is sent by facsimile transmission, service of the notice shall be deemed to be effected by properly addressing the facsimile transmission, and to have been effected on the day of its dispatch (unless that day is not a Business Day, in which case the notice will be regarded as received on the next Business Day), unless it was dispatched after 5pm, in which case the notice is deemed to have been served on the following Business Day.

14.	AMENDMENTS AND WAIVERS

14.1	Subject to clause 14.2 below, the rights, privileges, limitations and conditions attaching to the CFH Warrant may only be amended or waived with the approval of:

(a)	the Board; and

(b)	a Special Resolution of Holders.

14.2	An amendment may be made to these terms and conditions, where such an amendment:

(a)	is of a minor, formal, administrative or technical nature;

(b)	is to correct a manifest error; or

(c)	is to comply with the requirements or a modification of the requirements of any applicable law or any rules of any stock exchange,

and, in any such case, the Company is of the opinion that the amendment will not be materially prejudicial to the interests of Holders generally.

15.	GOVERNING LAW

15.1	These terms and conditions shall be governed by, and construed in accordance with, the laws of New Zealand.

16.	JURISDICTION

16.1	Each Holder agrees that any legal action or proceedings arising out of or in connection with the CFH Warrants or these terms and conditions may be brought in the courts of New Zealand and irrevocably submits to the non-exclusive jurisdiction of those courts.

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APPENDIX 1

PART A - SERIES 1

Tranche	Exercise Date	Relevant Percentage
1	30 June 2025	33.33
2	30 June 2030	33.33
3	30 June 2035	33.34

PART B - SERIES 2

Tranche	Exercise Date	Relevant Percentage
1	30 June 2025	18.47
2	30 June 2030	18.47
3	30 June 2033	27.70
4	30 June 2036	35.36

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APPENDIX 2

Particulars to be entered in Warrant Register

13

APPENDIX 3

Exercise Notice

14

SCHEDULE 5

Form of director’s certificate

17

Appendix 3: Deed of Operational and Governance Undertakings

47

Deed relating to certain operational and governance undertakings Chorus Limited and Her Majesty the Queen in right of New Zealand Date

Contents

1.	Definitions and Interpretation	1

2.	Board composition	3

3.	Services and Pricing Schedule	3

4.	Chorus’ constitution	3

5.	Chorus Security holder meetings	4

6.	Crown Approvals	4

7.	Equitable relief and indemnity	4

8.	Miscellaneous	5

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This Deed is made on                      2011

between	(1)	Chorus Limited (Chorus)

and	(2)	Her Majesty the Queen in right of New Zealand (the Crown)

Introduction

A.	The Government’s objective in relation to ultra-fast broadband (UFB) is to accelerate the roll-out of ultra-fast broadband to 75 per cent of the New Zealand population over ten years, concentrating in the first six years on priority broadband users such as businesses, schools and health services, plus greenfield developments and certain tranches of residential areas (the UFB Objective).

B.	The UFB Objective will be supported by the Government investing up to $1.5 billion, which is expected to be at least matched by private sector investment and will be directed to open-access infrastructure.

C.	Chorus, a New Zealand public company focusing on the supply of fixed access and aggregation services in New Zealand, was created out of the demerger of Telecom Corporation of New Zealand Limited (TCNZ).

D.	Pursuant to the Transaction Documents, Chorus has agreed to build and operate the Network in the Coverage Area and CFH will provide certain funding to Chorus for that purpose.

It is agreed

1.	Definitions and Interpretation

1.1	Definitions

In this Deed, unless specified otherwise:

Board means board of directors of the Company at any time and from time to time;

CFH means Crown Fibre Holdings Limited;

Company means Chorus Limited;

Constitution means the form of constitution adopted by Chorus on the date of this Deed, attached in the Appendix;

Crown means Her Majesty the Queen acting in right of New Zealand acting by and through the Minister of Finance or the Minister of State Owned Enterprises;

Director means a person appointed as a director of Chorus from time to time;

Interim Period Agreement means the interim period agreement between CFH and TCNZ dated 24 May 2011

Minister means a Minister of the Crown from time to time;

NIPA means the network infrastructure project agreement between CFH and TCNZ dated 24 May 2011;

Relevant Constitutional Provisions means the provisions referred to in clause 7 of the Constitution;

Security has the meaning given to that term in the Securities Act 1978, as amended from time to time;

Services and Pricing Schedules means Schedules 6 and 10 of the NIPA, including the agreed pricing tables referred to in those Schedules which contain details of the services to be offered by Chorus and the pricing of such services to be charged by Chorus from time to time; and

Telecommunications Service means a telecommunications service as defined in the Telecommunications Act 2001.

1.2	Interpretation

For the purposes of this Deed, a person is an Associated Person of another person if:

(a)	they are acting jointly or in concert; or

(b)	either person acts in accordance with the wishes of the other person; or

(c)	either person is able, directly or indirectly, to exert a substantial degree of influence over the activities of the other; or

(d)	they are both, directly or indirectly, under the control of the same person; or

(e)	the persons have a business relationship, personal relationship, or an ownership relationship such that they should, under the circumstances, be regarded as associated; or

(f)	the first person is an associate of a third person who is an associate of the other person (in both cases under any of paragraphs (a) to (e)) and the nature of the relationships between the first person, the third person and the other person (or any of them) is such that, under the circumstances, the first person should be regarded as an associate of the other person, provided that a person will not be an Associated Person of another person if:

(g)	the first person fits within one or more of the categories of Associated Person above by reason of an employment relationship with, or a directorship of, a person who provides Telecommunications Services, and that employment relationship or directorship is no longer in existence and has not been in existence during the previous 12 months;

(h)	under the circumstances, the first person, in making a decision or exercising a power affecting Chorus, is unlikely to be influenced as a consequence of the circumstances referred to above which caused those persons to be Associated Persons; or

(i)	the Crown rules they are not Associated Persons.

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1.3	Terms defined in the NIPA

Capitalised terms used but not defined in this Deed have the meanings given to them in the NIPA.

2.	Board composition

No person who is an Associated Person of a person which provides Telecommunications Services in New Zealand (other than the services to be provided by Chorus in accordance with the Services and Pricing Schedule) shall be appointed or hold office as a Director.

3.	Services and Pricing Schedule

3.1	During the period commencing on the date of this Deed and ending on 31 December 2019 (both dates inclusive), no amendments may be made at any time to the Services and Pricing Schedules unless the prior written consent of the Crown (or any nominee appointed in accordance with clause 6.2 below) has been given, excluding, for the avoidance of doubt, any changes to the actual services offered by Chorus or the price of such services which occurs in accordance with the terms of the Services and Pricing Schedules.

4.	Chorus’ constitution

4.1	The Company represents and warrants for the benefit of the Crown that on [date], the Company adopted the Constitution.

4.2	The Company must, and must procure that the Chorus directors and employees, at all times comply with the Relevant Constitutional Provisions.

4.3	Without limiting any other provision of this Deed, including clause 4.2, the Company must, and must procure that the Board will, take all action permitted by the Constitution so as to ensure that:

(a)	no person shall have a relevant interest in 10 percent or more of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approvals of the Crown given under this Deed; or

(b)	no person who is not a New Zealand national shall have a relevant interest in more than 49.9 percent of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approval of the Crown given under this Deed.

4.4	Chorus must not take any step, whether directly or indirectly, to make any amendment to, or remove, or in any way change the effect of any Relevant Constitutional Provision.

4.5	Chorus and the Crown agree that for the purposes of voting on any resolution described in paragraph (b) of the definition of “special resolution” in the Constitution, a special resolution must be approved by a majority of 100 percent of the votes of those shareholders entitled to vote and voting on the question.

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5.	Chorus Security holder meetings

Chorus must provide the Crown with notice of any meeting of any holders of any Security on issue in the Company, and the Company will ensure that the Crown is entitled, and is able, to attend and speak at any such meeting on any matter relevant to the Relevant Constitutional Provisions.

6.	Crown Approvals

6.1	Any approval or consent required of the Crown under this Deed or the Constitution may be given or withheld in the sole discretion of the Crown and on such terms and conditions as the Crown thinks fit. The giving of any such approval or consent shall not derogate from the need to obtain any approval or consent of the Crown under any enactment.

6.2	The Crown may, by notice in writing to Chorus, nominate a Minister to exercise its rights under this Deed. The Crown may withdraw or amend any such nomination by notice in writing to Chorus.

7.	Equitable relief and indemnity

7.1	Ability to seek equitable relief

Chorus acknowledges that, in the event of any breach or threatened breach of this Deed (including, for the avoidance of doubt, any breach or threatened breach of the Relevant Constitutional Provisions resulting in a breach or threatened breach of clause 4.4 of this Deed) by Chorus, any past or present director of Chorus or any shareholder or potential shareholder of Chorus, damages will not be an adequate remedy for the Crown and the Crown may seek specific performance of the terms of this Deed, injunctive relief or any other similar remedy, in addition to any other remedies available at law or in equity under or independently of this Deed. In any proceeding brought by the Crown seeking such equitable relief for a breach or threatened breach of this Deed, Chorus will not claim or argue that the breach or threatened breach is one which may not or ought not be the subject of equitable relief or otherwise act in a way that would be prejudicial to a claim by the Crown for equitable relief.

7.2	Indemnity

In the event of the Crown bringing proceedings against the Company, any member of the Board or any past director of the Company or any shareholder or potential shareholder in the Company, in respect of this Deed, and having judgment awarded in its favour, the Company must indemnify the Crown against all the costs of that action on a solicitor and own client basis.

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8.	Miscellaneous

8.1	Assignment

(a)	This Deed is binding on, and continues for the benefit of, the parties and their respective successors and permitted assignees or transferees. Except as provided in this Deed, a party cannot assign or otherwise transfer the benefit of this Deed without the prior written consent of the other parties (which consent may be withheld at each other party’s absolute discretion).

(b)	Nothing in clause 8.1(a) will apply to the assignment by the Crown of its rights and obligations under this Deed to a Minister.

8.2	Amendments

This Deed cannot be amended or varied except in writing signed by both parties.

8.3	Exercise of rights and waivers

No failure to exercise, and no delay in exercising, a right of the Crown under this Deed will operate as a waiver of that right, nor will a single or partial exercise of a right preclude another or further exercise of that right or the exercise of another right. No waiver by the Crown of its rights under this Deed is effective unless it is in writing signed by or on behalf of the Crown.

8.4	Partial invalidity

If any provision of this Deed offends any law applicable to it and is as a consequence illegal, invalid or unenforceable then:

(a)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result; and

(b)	in any other case the offending provision must be severed from this Deed, in which event the remaining provisions of this Deed operate as if the severed provision had not been included.

8.5	Life of undertakings

The operational and governance undertakings set out in this Deed will remain effective and in force unless and until the Crown agrees in writing to terminate this Deed, regardless of whether the UFB Objective has been achieved or work on the Network has been completed.

8.6	Counterparts

This Deed may be executed on the basis of an exchange of facsimile or scanned copies of this Deed and execution of this Deed by such means is to be a valid and sufficient execution. If this Deed consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

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8.7	Governing law

This Deed is governed by and must be construed in accordance with the laws of New Zealand.

Execution

Executed as a deed.

Chorus Limited by

Director	Director

Print Name	Print Name

Her Majesty the Queen in right of New Zealand acting by and through for and on behalf of the Minister of Finance or the Minister of State Owned Enterprises in the presence of:

Minister of [Finance]

Witness’ Signature	Print Name

Witness’ Name

Witness’ Occupation

Witness’ Address

6

Appendix A

CHORUS LIMITED CONSTITUTION

7

Appendix 4: New Products Commitment Agreement

Appendix 4 to this exhibit has been filed separately with the Commission as exhibit 4.20.

48

Appendix 5: Wholesale Services Agreement General Terms

***(18 pages)

*** Confidential portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

49

Appendix 6: Ancillary Charges Price Lists

50

[Note: CFH Comments of 21 May 2011.]

[Note: Amendments have been made for consistency between this document and the latest draft of the WSA (dated 21 May 2011). The other changes to this version are intended to remove a level of detail around the price change approval process between CFH and Telecom on the basis:

(i)	that the full mechanism is set out in Schedule 6 of the NIPA); and

(ii)	RSP’s do not need full visibility of the process.]

[WSA [Ancillary Service List - Schedule X]

[21]] May 2011

Schedule 2

Bitstream Price List

Table of contents

1.	Introduction	1

2.	Charges	2

3.	Adjustment to Sundry Charges	2

WHOLESALE SERVICES - PRICE LIST		4

1	Wholesale Service Ancillary Transaction Charges	4

2	UFB non CFH Miscellaneous Ancillary Service Charges	7

i

Schedule 2

Bitstream Price List

1.	Introduction

1.1.	This Ancillary Service List (Ancillary Service List) sets out the Ancillary Services and Ancillary Charges at the date the Wholesale Service Agreement takes effect and provides a mechanism to make any adjustments to the Ancillary Charges.

1.2.	The operational requirements for each Wholesale Service are set out in the relevant Operations Manual.

1.3.	References to clauses or sections are references to clauses or sections in this Price List unless expressly provided otherwise. The definitions set out in the General Terms and the Operations Manuals apply to the extent that they are not expressly modified by or inconsistent with the context of this Price List.

1.4.	Definitions

In this Price List:

[Note: Assume these two definitions have been superseded by the new definitions in the General Terms?][Bitstream Service means the following Wholesale Services:

(a)	Bitstream 2 Service;

(b)	Bitstream 3 Service;

(c)	Bitstream 3a Service;

(d)	Bitstream 4 Service;

(e)	RF Overlay Service; and

(f)	Multicast Service.] [CFH Note: List and description of Bitstream Service is to be confirmed.]

Business means any undertaking that is carried on, whether for gain or reward or otherwise;

Business Connection means a Connection requested by an Service Provider in relation to an End User that is a Business (but excluding an NBAP Connection);

CCPM means the maximum monthly recurring charge the LFC can charge for a Wholesale Service in accordance with the UFB arrangement between LFC and CFH;

Complex CPE means any CPE that is not Simple CPE;

NBAP Connection means a Connection to an NBAP;

Non Standard Install in relation to a Wholesale Service means an installation that falls outside the definition of Standard Install as set out in the relevant Service Description;

On Boarding Process means the process for set up of a new Service Provider involving the establishment of commercial relationships, co-location, OSS/BSS interfaces, interconnection links and layer two interoperability;

Residential Connection means a Connection requested by a Service Provider in relation to an End User that is not a Business;

Schedule 2

Bitstream Price List

Simple CPE means any CPE noted in a list of simple CPE that will be prepared by LFC and made available to the Service Provider. LFC may update the list of simple CPE from time to time in its absolute discretion;

Standard Install in relation to a Wholesale Service has the meaning given to that term in the relevant Service Description;

2.	Charges

2.1.	Each Ancillary Charge is described in the tables below as being either a:

2.1.1.	“Wholesale Service Ancillary Services Charge” which relate to Ancillary Services within the scope of the UFB arrangement between LFC and CFH (as set out below in Table 1 of this Ancillary Service List); or

2.1.2.	“UFB non CFH Miscellaneous Ancillary Service Charges” which relate to Ancillary Services outside the scope of the UFB arrangement between LFC and CFH (as set out below in Table 2 of this Ancillary Service List). [CFH Note: descriptions in clauses 2.1.1 and 2.1.2 to be confirmed, however, concept is understood and agreed.]

2.2.	Ancillary Charges are either:

2.2.1.	fixed; or

2.2.2.	calculated on a fixed hourly rate (plus materials where applicable); or

2.2.3.	expressed as “price on application” (POA) to reflect the underlying cost of providing the resources and project management skills required to provide the Ancillary Service.

2.3.	For all POA price items, the LFC must, if requested by the Service Provider, use all reasonable endeavours to provide the Service Provider with two or more competitive quotes.

2.4.	Subject to clause 2.5, Charges will become due and payable and will be invoiced in the manner described in the tables below.

2.5.	The provisions in the General Terms relating to invoicing and payment of Charges apply.

2.6.	All prices in this Ancillary Service List exclude GST.

3.	Adjustment to Ancillary Charges

3.1.	Subject to the approval of CFH in accordance with clause 3.5, the LFC will adjust the Ancillary Charges to pass through increases or decreases in the cost of providing the Ancillary Services set out in Table 1 (“Wholesale Service - Ancillary Services Charge”) below..

Schedule 2

Bitstream Price List

3.2.	When adjusting the Ancillary Charges under clause 3.1, the LFC must also review all Ancillary Charges which are POA and provide a fixed price where this is practicable (such fixed price to be subject to the approval of CFH in accordance with clause 3.5).

3.3.	The LFC may adjust the Ancillary Charges relating to the Ancillary Services set out in Table 2 (“UFB non CFH Miscellaneous Ancillary Service Charges”) below at any time by 30 Business Days’ notice to the Service Provider and CFH.

3.4.	Once an adjustment has been calculated under clause 3.1 or 3.2 the LFC must give notice to CFH of the adjustment and provide CFH with supporting information.

3.5.	CFH will respond to the LFC within 20 Business Days from receipt of the notice given under clause 3.4 to approve or reject the adjustment. Any adjustment to an Ancillary Charge calculated under clause 3.1 or 3.2 will take effect from the date CFH approves the adjustment or such later date as notified by CFH provided that such later date may not be more than 60 Business Days after CFH’s receipt of the notice under clause 3.4.

Schedule 2

Bitstream Price List

WHOLESALE SERVICES - ANCILLARY SERVICE

1	Table 1 - Wholesale Service - Ancillary Services Charges

These charges are the Ancillary Charges for Ancillary Services [provided under the CFH arrangement]. [CFH Note: It is agreed that different rules apply to changes to the Ancillary Charges for the services set out in Table 1 and Table 2 as further detailed above and in Schedule 6 of the NIPA. We will need to clarify the language used to describe the distinction (e.g. “services provided under the CFH arrangement”) however the concept is understood and agreed.]

Service component		Description	Charge invoiced	Charge

1.1	GPON ONT upgrade	The additional charge to change the ONT associated with an existing service instance of the Bitstream Service at a Premises, where required to provide a new or changed service e.g. ATA voice, Ethernet or WiFi..	Following notification by LFC of completion of Order	$100.00

1.2	Plan change with no site visit required	Charge for a change to configuration of an existing instance of the Wholesale Service.	Following notification by LFC of completion of Order	CCPM for new service

1.3	UFB New Connection – Non Standard Install.	Additional charge for the establishment of a new service instance of the Wholesale Service at a Premises (i.e. there is no UFB Transfer) where a Non Standard Install is required.	Following notification by LFC of completion of Order	Time and materials Based on an hourly rate of $85 per hour plus material cost

1.4	Tie Cable installation	Charge for LFC installing the optic fibre tie cable pairs used to connect the block or splice tray on LFC's MOFDF and either the Service Provider’s footprint or the network cable to remotely located Service Provider Equipment. (See full requirements in the Operations Manual.)	Following notification by LFC of completion of Order	Set up charge plus time and materials Based on a set up charge of $184 plus an hourly rate of $90 per hour plus material cost

1.5	MDU Non Standard Install.	MDU installation will require provision of backbone cabling in an MDU either vertical riser cabling or campus reticulation may also include cabling from FAP to OFDF, OFDF , splitters and cabling from backbone to individual tenancies as agreed with Service Provider and Building Owner or their agents. This item recovers the additional cost (if any) for installation of the backbone cable over the standard contribution LFC provides.	Following notification by LFC of completion of Order

Time & materials

Based on an hourly rate of $106 per hour for design and an hourly rate of $90 per hour for installation plus material cost less an amount equal to $1,000 times the number of individual tenancies served by the backbone cabling.

Schedule 2

Bitstream Price List

Service component		Description	Charge invoiced	Charge

1.6	Service Provider On Boarding Process: Testing, training and consultation.	As part of the On Boarding Process, the first 50 hours training and 25 hours of testing and consultation are provided free of charge additional training initially or later will be at indicated price.	Following notification by LFC of completion of Order

Time & materials

Interoperability testing $150 per hour

Training $99.70 per hour plus actual travel costs (as applicable the costs of airplane flights, public transport fares, taxi fares and standard mileage rates for motor vehicles as published by Inland Revenue) to Service Provider’s site.

1.7	Subsequent development of new Wholesale Service	Development of new Wholesale Service Templates as part of Product Development Process including testing and consultation.	Following completion of Product Development Process	Time & materials Interoperability testing and consultation $150 per hour plus materials

1.8	Co-location Space Construction

Set up of a new instance of or change to Central Office or POI Co-location

The set up of a new co-location site for Service Provider will vary for each exchange and will include the following components:

•        Power feeds enhancement (DC)

•        Air Conditioning enhancement

•        Seismic Rack mounts

•        Cable tray and rack construction

•        Exchange manhole breakout

•        Room construction including items such as demolition and reconstruction of rooms; refurbishment of floor, wall and ceiling surfaces; construction of caging; installation of security systems; obtaining necessary permits and approvals; design; project management

			Following notification by LFC of completion of Order	Time & materials Based on an hourly rate of $106 per hour for design and an hourly rate of $90 per hour for installation plus material cost.

1.9	Co-location accreditation training	Co-location unaccompanied access accreditation training (including the provision of an Access Card)	Following notification by LFC of completion of Training	$250.00/participant This fixed fee is calculated based on a 2 hour course duration with a skilled trainer (cost $99.70 per hour) plus course materials.

1.10	Fibre Access Internal Removal.	Relocation of a service instance of the Fibre Access Service at a Premises (i.e. there is no UFB Transfer).	Following notification by LFC of completion of Order	$365 for Business Connection being half install cost $145 for a Residential Connection

Schedule 2

Bitstream Price List

Service component		Description	Charge invoiced	Charge

1.11	No fault found	Fixed charge for fault call that is closed “no LFC fault found”.	Following completion of fault investigation	$100.45

1.12	Inability to complete request.

Fixed charge for work that cannot be complete either because:

•        of cancellation by Service Provider or End User after order has been passed to service company, or

•        where access cannot be gained to End User site where visit is required to deliver Wholesale Service for a reason not caused by LFC. This charge will not apply where access was prevented by a Force Majeure event.

			Following site visit or cancellation	$170 Based on two hours of service company installer at $85 per hour

[Note: These products/ services are now included in Table A of Schedule 6 to the NIPA.]

Schedule 2

Bitstream Price List

2	Table 2 - UFB non CFH Miscellaneous Ancillary Service Charges

These charges are the Ancillary Charges for services [provided outside of the CFH arrangement]. [CFH Note: See CFH comment under Table 1 above.]

Service component		Description	Charge invoiced	Charge

2.1	Non standard provision of Diversity	Provision of diversity to an End User that is not a Priority User or outside the diversity areas specified in the Service Description may also include diverse entry from FAP to OFDF, diverse entry to Central Office and construction of a diverse duct and cabling route from premises to Central Office.	Following notification by LFC of completion of Order	Time and Materials Based on an hourly rate of $85 per hour plus material cost

2.2	Coordinated installation or transfer	Project management of special installations or transfers (if request is cancelled costs to date will be billed).	Following notification by LFC of completion of Order	$99.70 per hour

2.3	Installation of Simple CPE with Wholesale Service	The additional charge to install a simple Service Provider CPE at the same time as the installation of a service instance of the Wholesale Service at a Premises required to provide a new or changed service e.g. RGW or UPS.	Following notification by LFC of completion of Order	$90

2.4	Installation of Simple CPE with existing Wholesale Service	The additional charge to install a simple Service Provider CPE at a later date to the installation of a service instance of the Wholesale Service at a Premises required to provide a new or changed service e.g. RGW or UPS.	Following notification by LFC of completion of Order	$125

2.5	Installation of Complex CPE with Wholesale Service	The additional charge to install a complex Service Provider CPE at the same time as the installation of a service instance of the Wholesale Service at Premises required to provide a new or changed service e.g. Router.	Following notification by LFC of completion of Order	$140

2.6	Installation of Complex CPE with existing Wholesale Service	The additional charge to install a complex Service Provider CPE at a later date to the installation of a service instance of the Wholesale Service at Premises required to provide a new or changed service e.g. Router.	Following notification by LFC of completion of Order	$175

2.7	Additions to the accredited CPE List	Charge for field force testing, training and implementation of new Service Provider CPE	Following change mechanism process to add CPE	$1,500 per item

2.8	Premise Wiring with Wholesale Service	The charge to install additional premises wiring beyond UFB demarcation point at the same time as the installation of a service instance of the Wholesale Service at a Premises.	Following notification by LFC of completion of Order	Time and Materials Based on an hourly rate of $90 per hour plus material cost

Schedule 2

Bitstream Price List

Service component		Description	Charge invoiced	Charge

2.9	Premise Wiring with existing Wholesale Service	The charge to install additional premise wiring beyond UFB demarcation point at a later date to the installation of a service instance of the Wholesale Service at Premises.	Following notification by LFC of completion of Order	Time and Materials Based on $55 truck roll plus an hourly rate of $90 per hour plus material cost

Appendix 7: Reference Offer Confirmation

[Telecom letterhead]

To:	Crown Fibre Holdings Limited

Level 10 PricewaterhouseCoopers Tower

188 Quay Street

Auckland

Date: [—]

Dears Sirs

REFERENCE OFFER CONFIRMATION

We refer to the Interim Period Agreement between Crown Fibre Holdings Limited and Telecom Corporation of New Zealand Limited (TCNZ) dated [—] 2011 (the IPA). Capitalised terms used but not defined in this confirmation have the meanings given to them in the IPA.

We hereby confirm and irrevocably undertake that, in respect of each Initial Specified Service, the Final WSA General Terms and the relevant Final WSA Supporting Documentation will form part of Chorus2’s standard offer to Access Seekers (as defined in the Network Infrastructure Project Agreement) for that Initial Specified Service.

Please sign and return the enclosed duplicate copy of this confirmation.

Telecom Corporation of New Zealand Limited by

duly authorised officer/s of TCNZ.

[TO BE SPECIFIED ON THE DUPLICATE COPY:]

Accepted on behalf of
Crown Fibre Holdings Limited by

duly authorised officer/s of CFH.

51

Appendix 8: Directors’ Certificate

[Telecom letterhead]

To:	Crown Fibre Holdings Limited

Level 10 PricewaterhouseCoopers Tower

188 Quay Street

Auckland

Date: [—]

Dears Sirs

DIRECTORS’ CERTIFICATE

1.	We refer to the Interim Period Agreement between Crown Fibre Holdings Limited and Telecom Corporation of New Zealand Limited (TCNZ) dated [—] 2011 (the IPA). Capitalised terms used but not defined in this certificate have the meanings given to them in the IPA.

2.	We hereby confirm, on behalf of the TCNZ board of directors (the Board), that, in the Board’s good faith opinion:

(a)	the Interest Bearing Debt of the Chorus2 and its Subsidiaries on the first day after the Effective Date will not materially exceed the Interest Bearing Debt Limit;

(b)	to the extent that the calculation under (a) above is based on financial information (including forward looking financial information), that financial information has been prepared in good faith and with reasonable care, has been approved by the Board and that financial information and the material assumptions underlying that financial information are reasonable; and

(c)	there are no material differences between the expected financial position of Chorus2 as at the Effective Date (including assets owned, or to be owned by Chorus2 and liabilities incurred, or to be incurred, by Chorus2 and any rights and obligations of Chorus2 under any contract or arrangement) and the position set out, or described, in the Final Shareholder Materials or the Final Debt Prospectus (as the case may be) that would be likely to materially adversely affect Chorus2’s ability to perform any of its material obligations under any Transaction Document.

3.	Attached are extracts from relevant supporting documents which provide the basis for our opinions under paragraph 2(a) and (c) above.

Director	Director

52

Appendix 9: CFH Letter

53

[CFH Letterhead]

[            ] 2011

The Directors

Telecom Corporation of New Zealand Limited

Telecom Place

167 Victoria Street

AUCKLAND

Subscription by the Crown for New Uncalled Shares in Crown Fibre Holdings Limited – covenants and representations by Crown Fibre Holdings Limited to Telecom Corporation of New Zealand Limited (TCNZ)

1.	Set out in the Schedule are Shareholders’ Approvals, Entitled Persons’ Consents and Special Resolutions of Crown Fibre Holdings Limited (CFH) dated [the date of this letter] (the Shareholders Resolution) under which the Minister of Finance and the Minister of State Owned Enterprises, as the only shareholders of CFH, have:

(a)	authorised the issue by CFH of 1,140,000,000 new uncalled shares, having the terms set out in the Shareholders Resolution (the New Uncalled Shares); and

(b)	agreed to subscribe for the New Uncalled Shares.

2.	CFH hereby irrevocably covenants to TCNZ that:

(a)	without TCNZ’s prior written consent (which will not be unreasonably withheld), it will not:

(i)	amend, cancel or revoke the Shareholders Resolution, or take or promote any step to that or similar effect; or

(ii)	register a transfer of any of the New Uncalled Shares in the share register of CFH unless the transferee of any of the New Uncalled Shares is an entity that is wholly-owned or controlled by the New Zealand Government and that, in the reasonable opinion of the directors of CFH, has the financial capacity to pay any calls that can be made on the relevant New Uncalled Shares once the transferee holds those New Uncalled Shares; or

(iii)	grant any charge or other security interest over any of the rights CFH has relating to the New Uncalled Shares, the Shareholders Resolution or, subject to the terms of the Shareholders Resolution, the proceeds paid to CFH by the shareholders in respect of the New Uncalled Shares; and

(b)	it will take all action reasonably required to demand or call on, or fix an appropriate payment date for, the New Uncalled Shares, at such times (and for such amounts), as may be necessary to ensure that CFH’s funding requirements, including those referred to in paragraph 1 of the Shareholders Resolution, can be met.

3.	CFH hereby represents to TCNZ that:

(a)	the New Uncalled Shares have been properly authorised and duly issued in accordance with the Companies Act 1993 and CFH’s constitution; and

(b)	the names of the Minister of Finance and the Minister of State Owned Enterprises have been entered in the share register of CFH in respect of all of the New Uncalled Shares.

4.	This letter contains no commitment, covenant, undertaking or any other assurance from the New Zealand Government or any Minister of the New Zealand Government.

5.	The covenants given by CFH in paragraph 2 of this letter will be extinguished and released and will be of no further effect if the Subscription Agreement (as defined in the Shareholders Resolution (the Subscription Agreement) is terminated (provided that if the Subscription Agreement is terminated by Chorus Limited and Chorus Limited has made (or, within 30 days of such termination, makes) a claim against CFH under the Transaction Documents (as that term is defined in the Subscription Agreement), those covenants will not be extinguished and released until that claim is resolved).

6.	This letter does not amend or in any way affect the rights and obligations of CFH, TCNZ or Chorus Limited under any Transaction Documents (as that term is defined in the Subscription Agreement).

7.	CFH and TCNZ acknowledge and agree that, with effect from Structural Separation (as that term is defined for the purposes of the Subscription Agreement), Chorus Limited will become (whether by assignment, transfer or novation) a party to the Transaction Documents (as that term is defined in the Subscription Agreement), and, as from Structural Separation, Chorus Limited (and its directors) will be entitled to rely on this letter and enforce CFH’s obligations under this letter (and, at that point, TCNZ and its successors or assigns (other than Chorus Limited) and their respective directors will not be entitled to rely on and enforce this letter) and, unless the context requires otherwise, references in this letter to “TCNZ” shall be read and construed as references to “Chorus Limited”.

Executed by
Crown Fibre Holdings Limited by:

Director

Name

Accepted and agreed to by Telecom Corporation of New Zealand Limited and Chorus Limited by:

Director

Name

2

Date

Schedule

Shareholders’ Approvals, Entitled Persons’ Consents and Special Resolutions of Crown Fibre Holdings Limited

DRAFT: 22.5.11 (not reviewed or approved by Ministers)

Crown Fibre Holdings Limited

(the Company)

Shareholders’ Approvals, Entitled Persons’ Consents and Special Resolutions

Noted

A.	The Company currently has on issue 205,400,200 shares comprising [25,400,200] fully paid shares and [180,000,000] uncalled shares.

B.	It is proposed that the Company will increase its capital by the issue of 1,140,000,000 new shares on the terms set out below and in the Company’s Constitution.

Approvals for the Issue of Shares

1.	The Company’s Shareholders authorise for the purposes of clause 9.2 of the Company’s constitution, agree to for the purposes of section 107(2) of the Act and resolve as a special resolution in writing for the purposes of section 129 of the Act to approve the issue by the Company of 1,140,000,000 new shares on [24 August 2011] at an issue price of $1.00 each (New Uncalled Shares) on the basis that the issue price is not to be paid at the time of issue but is to be paid in cleared, freely available funds for value on the relevant payment date in the future upon calls being made by the Board as and when the Board considers the amount called is required to provide funding to the Company to:

(a)	meet any claims made against or liabilities of the Company;

(b)	meet any amounts paid or payable by the Company under any indemnity given to a director, former director, employee or former employee under section 162 of the Act;

(c)	meet the Company’s operational costs for any financial year as outlined in the Company’s annual budget approved by the Board; or

(d)	enable the Company to invest the amount called in accordance with the Company’s purpose as set out in clause 6 of the Company’s Constitution, including in relation to a maximum amount of $928 million, to enable it to meet all of its subscription obligations under the subscription agreement, between the Company and Telecom Corporation of New Zealand Limited dated on or about [31 May 2011] (the Subscription Agreement).

2.	Each Shareholder acknowledges and records that:

(a)	in relation to calls required to meet amounts referred to in 1(a), (b) and (c) above, the Board will notify the Shareholders of the call and the amount called is to be paid promptly from appropriated funding in accordance with paragraph (c) below to enable the Company to meet its obligations; and

3

(b)	calls required for investment referred to in 1(d) above will be subject to necessary Shareholder approvals being obtained to the extent that any investment constitutes a major transaction for the purposes of section 129 of the Act provided that, for this purpose, the Shareholders have previously, or on the same date as this resolution, resolved as a special resolution in writing for the purposes of section 129 of the Act to approve the subscription agreement referred to in 1(d) above. In addition, the Board of the Company has advised the Shareholders that the Shareholding Ministers will be consulted on each investment in accordance with the Company’s Statement of Intent and, for this purpose, the Shareholders confirm that the Shareholding Ministers were consulted about the Subscription Agreement in accordance with the Company’s Statement of Intent; and

(c)	payment of a call on the New Uncalled Shares shall be made from appropriated funding within 20 working days after notice of the call has been given to the Shareholding Ministers, unless circumstances require payment to be made within a shorter period, in which case the period of notice shall be such shorter period agreed by the Board and the Shareholding Ministers; and

(d)	the Subscription Agreement is for a purpose set out in clause 6 of the Company’s Constitution and consistent with the Company’s Statement of Intent; and

(e)	without limiting any other authority that may exist from time to time to authorise or permit the subscription for, and payments in relation to, the New Uncalled Shares, there is, or will be, appropriated funding sufficient to enable the Shareholders to lawfully pay to the Company in full all and any calls that may be made in respect of all of the New Uncalled Shares.

3.	Each Shareholder consents, for the purposes of section 50 of the Act, to becoming the holder of 570,000,000 of the New Uncalled Shares and agrees to subscribe for such New Uncalled Shares on [24 August 2011], including on the basis that its agreement to subscribe shall apply separately and independently in relation to each of the New Uncalled Shares it consents to become a holder of and any defect or other deficiency relating to the issue of, or subscription for, any New Uncalled Share shall not adversely affect the issue of, or subscription for, any other New Uncalled Share.

Dated

Signed by the only shareholders of the Company

Hon. Bill English
Minister of Finance

Hon. Tony Ryall
Minister of State Owned Enterprises

4

Appendix 10: Telecommunications (TSO, Broadband and Other Matters) Amendment Bill

54

Telecommunications (TSO,

Broadband, and Other Matters)

Amendment Bill

Government Bill

As reported from the Finance and

Expenditure Committee

Commentary

Recommendation

The Finance and Expenditure Committee has examined the Telecommunications (TSO, Broadband, and Other Matters) Amendment Bill and recommends by majority that it be passed with the amendments shown.

Introduction

This bill would amend the Telecommunications Act 2001, providing the framework for the Government’s ultra-fast broadband (UFB) and rural broadband (RBI) initiatives, and implementing the Government’s telecommunications service obligations’ (TSO) reforms.

This commentary covers the principal amendments that we recommend to the bill. It does not cover minor or technical amendments.

During the course of our consideration, the Minister introduced a Supplementary Order Paper (No 204) setting out the legislative changes that would be required if Telecom were successful in its bid to partner with the Government in the UFB initiative; it contains provisions that provide for a structural separation of Telecom. The Supplementary Order Paper also contains measures that would assist with the deployment of broadband infrastructure and implementation under the UFB and RBI. We resolved to consider the Supplementary Order Paper along with the bill, and recommend that the bill be amended to include the provisions it contains, with some changes. The key changes we recommend to the provisions proposed in the Supplementary Order Paper are also set out in this commentary. New Zealand Labour and Green Party members consider the process was rushed and lacked adequate opportunity for drafting and consideration of submissions, as set out in our minority views.

250—2

Telecommunications (TSO, Broadband, and
2	Other Matters) Amendment Bill	Commentary

Forbearance period and UFB network unbundling

Background

The Government expects to achieve significant productivity benefits from the UFB network. However, these benefits would only be realised if wholesale and retail prices were low enough to encourage service providers and end users to migrate to the UFB network from the existing copper network. The Government’s policy objective is that its investment of $1.35 billion will attract sufficient private investment to achieve deployment of a fibre-to-the-premises broadband network1 to 75 percent of the population over 10 years. Deploying this network successfully would require significant upfront investment from private partners in a new market, where only a small margin for return exists during the first eight-and-a-half years.

To be able to offer prices that are competitive with the current copper network from the outset, those who bid to supply services through the UFB require some certainty that prices negotiated would not change during the period in which the fibre network is being built. In the bill as introduced, the Government proposed the imposition of a forbearance period, with the intention of providing the necessary regulatory certainty. During the forbearance period, which would last until 31 December 2019, the Commerce Commission would not be able to investigate the prices that were set for supplying services through the UFB. Price caps would be set in contract between Crown Fibre Holdings (CFH) and the local fibre company (LFC) at the outset of the forbearance period. The appropriate prices would have been determined through the competitive bid process to choose private partners for the Government in the UFB initiative, which is being administered by CFH.

[1]

A fibre-to-the-premises broadband network means a network structure used to deliver telecommunications services over fibre media, which connects a powered node in a central office location (an exchange or equivalent powered facility) to an end-user’s premises or building, or the optical distribution facility of an end-user’s premises or building. It also includes the powered node in the central office location and that part of the overall telecommunications link that connects to the end-user’s equipment.

Telecommunications (TSO, Broadband, and
Commentary	Other Matters) Amendment Bill	3

The bill as introduced also does not allow the Commission to require unbundling of the UFB network2 until 31 December 2019. This is because operating unbundled networks would impose significant costs on LFCs and could discourage them from offering low prices to residential consumers. It may over-burden infant businesses investing in emerging technologies. This, in turn, could be expected to be reflected in increased wholesale and retail prices for UFB, which, in turn, is likely to decrease consumer uptake.

Arguments for and against a forbearance period

We received a large number of submissions relating to the forbearance period, with many opposing this proposal, and many supporting it. The main arguments we heard against forbearance, and the advice we were given in response to each of these issues, can be summarised as follows.

•

Some submitters argued that forbearance is out of step with international best practice. Officials advised us that an international best practice has yet to emerge in this area. In addition, we were advised that, because conditions and policy goals in other countries differ substantially to those in New Zealand, the regimes adopted would necessarily be very different.

[2]

Unbundling of the UFB network would require LFCs to allow access seekers to access layer 1 UFB services to provide their own UFB services to access seekers and end-users. LFCs would be required to do this on the basis of equivalence of inputs.

Telecommunications (TSO, Broadband, and
4	Other Matters) Amendment Bill	Commentary

•

Some submitters argued that forbearance would result in higher prices, with investors enjoying excess returns. Officials advised us that the reason for introducing a forbearance period is to achieve lower prices, by removing the risk premium; that is, investors would be more comfortable with lower returns initially because there is no risk that these returns would be undercut by regulation for the duration of the forbearance period.

•

Some submitters told us that competition from the copper network would not be sufficient to constrain LFCs. Officials advised us that the copper network would be competitive with fibre, especially during the forbearance period when fibre prices would be set specifically to compete with copper prices.

•

Some submitters argued that it would be impossible to set prices now for the next eight-and-a-half years. However, we were advised that, in running the competitive tender process, CFH has gathered extensive information on the network build costs from bidders. These build costs are expected to be the main costs faced by LFCs during the forbearance period.

•

Some submitters told us that the competitive tender process run by CFH is no substitute for regulation, and would not necessarily result in low prices. Officials assured us that the competitive forces in the tender process would compete away any excess margins because of the high level of tension between bidders to secure UFB contracts.

We considered whether a special access undertakings regime could be used in place of a forbearance period.3 However, the majority of us considered that a special access undertaking regime would offer no advantage over a forbearance period, as allowing the Commerce Commission to review and approve price terms in undertakings would remove the certainty investors need to build the UFB network. If the Commerce Commission could not review these prices the regime would be analogous to the forbearance period that is proposed at present. However, New Zealand Labour members of the committee consider that the potential to use a special access regime rather than a forbearance period to roll-out the UFB network merits further investigation.

[3]

A special access undertaking is a written undertaking, in which the provider undertakes to comply with the terms and conditions specified in the undertaking, and these prevail over any subsequent attempt to regulate prices. Regulatory oversight of prices could be maintained in such a regime by allowing the Commerce Commission to review and approve price terms in special access undertakings.

Telecommunications (TSO, Broadband, and
Commentary	Other Matters) Amendment Bill	5

New Zealand Labour and Green Party members are opposed to the forbearance period, as outlined in their minority views.

The majority of us decided to propose only a few amendments in this area, and therefore recommend that both the forbearance period, and deferral of unbundling of the UFB network, should remain in the bill largely unchanged. The most significant of our proposed amendments are set out below.

Commerce Commission investigation

We recommend an amendment to clause 24 to insert new section 156ARA, which would prohibit the Commerce Commission from instigating an investigation into whether forbearance services should be added to Schedule 1, and become regulated services, before 31 December 2018. Allowing the Commerce Commission to commence an investigation long before the forbearance period finishes would undermine the regulatory certainty that forbearance is intended to provide; allowing such an investigation to commence before 31 December 2018 would therefore be inconsistent with the policy underlying forbearance. However, our recommended amendment does not prevent the Commerce Commission from collecting information from LFCs during the forbearance period, which would allow it to prepare for commencing an investigation one year before the forbearance period was over.

Expiration of forbearance period

We also recommend amending clause 24 to insert new section 156AQA, to provide that the forbearance period would come to an end if the private partner terminates the UFB contract with the Crown.

Telecommunications (TSO, Broadband, and
6	Other Matters) Amendment Bill	Commentary

General review

Timing

We recommend an amendment to clause 18A so that the general review of the Act that the Minister must carry out would be brought forward, to begin by 30 September 2016. The general review would comprise an examination of the policy framework for regulating telecommunications services in New Zealand. The review must account for the telecommunications market structure, technology developments, competitive conditions in the industry, and the impact of investment in the fibre, copper, wireless, and other telecommunications networks. The Supplementary Order Paper as introduced proposed that the review begin on 1 January 2018. We consider it would be useful to begin this review earlier to allow the Minister sufficient time to consult with the sector and end-user groups, to develop considered responses, and for any necessary legislative changes to be made before the end of the forbearance period.

We also recommend an amendment to clause 18A that would provide that the Minister should use his or her best endeavours to ensure that the review is completed no later than 31 March 2019. Completion of the review at this time would mean that stakeholders could familiarise themselves with the new regime before the end of the forbearance period, and would also give the Commerce Commission time to prepare guidance ready for issuing or to determine pricing.

Additional considerations for review

We recommend an amendment to clause 18A (insertion of new sub-clause 4) to require the Minister to consult with interested parties, including industry participants, the Commerce Commission, consumers, and Māori when conducting the review. We also recommend amendments to clause 18A that would require the Minister to take factors, such as developments in wireless solutions, and whether they should be part of telecommunications regulation, into account as part of the review, along with experiences in comparable international jurisdictions and economic relations with Australia, weighed against what is appropriate for New Zealand conditions and the make-up and history of the New Zealand telecommunications market. The addition of these requirements is intended to give the review more depth and improve its outcomes, increasing the likelihood that the final framework for the telecommunications industry is suitable for the conditions that exist in New Zealand.

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Commentary	Other Matters) Amendment Bill	7

Equivalence of inputs and non-discrimination

Our proposed new section 69W (new clause 23H) differs from the Supplementary Order Paper in that we have removed the words “or an equivalent” from the definition of equivalence. We recommend the same amendment to new section 156AB (clause 24). Removing these words would make it clear that an “equivalence of inputs” (EOI) standard is required, where consumption by an LFC must be of the same service that is provided to access seekers, and the same provisioning and back office systems must be used by both when ordering services. This EOI standard would apply to fibre networks from the date on which unbundling of layer 1 services becomes effective, 1 January 2020.

We recommend a definition of non-discrimination in the same new sections that would include the requirement that where a service provider supplies itself with a relevant service it must treat itself in the same way as other access seekers.

New Zealand Labour and Green Party members of the committee support the proposed amendments in relation to equivalence of supply, but believe the fibre network should operate on the principle of EOI from the outset, rather than from 1 January 2020. These concerns are set out the New Zealand Labour minority view.

Fibre undertakings

Purpose statement

We recommend an amendment to new section 156AC (clause 24) that would modify the purpose statement for fibre undertakings. The amendment includes reference to facilitating efficient investment in telecommunications infrastructure and services. The changes we recommend would make this purpose statement consistent with the purpose statement in relation to the structural separation of Telecom, as set out in Supplementary Order Paper No 204, and as such we recommend including it in the bill.

Telecommunications (TSO, Broadband, and
8	Other Matters) Amendment Bill	Commentary

New Zealand Labour members oppose this amendment and believe this weakens the purpose clause and competition mechanisms in the market, as outlined in our minority view.

Requirements for fibre undertakings

We recommend amendments to new section 156AD (clause 24) that would increase the mandatory requirements that exist for LFC fibre undertakings. The additional requirements we recommend for inclusion in undertakings are

•

that fibre-to-the-premises networks are built to an EOI standard until 1 January 2020, and that from that date unbundled layer 1 services are supplied on all parts of the fibre-to-the-premises access network from 1 January 2020

•	that non-discrimination be achieved when supplying relevant services

•	that EOI be achieved when supplying unbundled layer 1 services from 1 January 2020

•	that LFC dealings in relation to the UFB partner are at arm’s-length

•	that access seekers are provided with the same access to information as the LFC.

The new requirements are intended to enhance the value of undertakings by confirming when non-discrimination and EOI standards would have to be implemented by LFCs in their fibre undertakings and network provision, and by setting minimum standards to create a level playing field.

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Commentary	Other Matters) Amendment Bill	9

Ministerial powers in regard to requirements for undertakings

We recommend an amendment to new section 156AG (clause 24) that would require the Minister to consult on draft determinations made concerning further requirements for fibre undertakings. We recommend deleting new section 156AI (clause 24), which would allow the Minister to vary an undertaking without the recommendation of the Commerce Commission. We also recommend amendments to new section 156AN (clause 24) that would require the Commerce Commission to consult with interested parties before making a recommendation to the Minister that an undertaking be varied. We recommend an amendment to new section 156AK (clause 24) that would allow the Minister to approve an undertaking only if it satisfies the mandatory requirements specified for undertakings in new section 156AD.

These amendments are recommended following a report received from the Regulations Review Committee, which raised concerns about whether the powers of the Minister in relation to requirements for fibre undertakings were justified and adequately controlled. We consider that, with the amendments we recommend, they are.

We recommend an amendment to new section 156AQ (clause 24) that would provide that the Minister may request a recommendation from the Commerce Commission when deciding whether to terminate an undertaking. In the bill as introduced, the Commission would be able to make a recommendation on its own initiative, but there was no provision for the Minister to seek a recommendation. We consider this to be an oversight, which our recommended amendment would address.

Breach of undertakings

We recommend an amendment to clause 26 that would introduce a maximum penalty of $10 million for breaching undertakings. We considered carefully what appropriate penalty amounts would be, and arrived at this figure as one that would be sufficient to be meaningful as a penalty for larger organisations in cases of significant breach. However, because the size of fibre service providers varies greatly, we also recommend an amendment to require the High Court to take into account the size of the service provider, and the nature and extent of any commercial gain, when determining the appropriate penalty. This amendment is intended to ensure that the penalty regime would be suitable for application to providers of all sizes.

Information disclosure

We recommend amendments to new sections 156AV and 156AW(1) (clause 24) to require the Commerce Commission to annually disclose information about the costs and characteristics of LFCs. We recommend the inclusion of proposed new section 156AXA (in clause 24) to allow the Commerce Commission to publish this information in an aggregated form, subject to confidentiality. These amendments are intended to increase transparency in the market.

Telecommunications (TSO, Broadband, and
10	Other Matters) Amendment Bill	Commentary

We recommend amending new section 156AV and inserting proposed new section 156AYA (clause 24) to broaden the scope of the purpose statement for information disclosure. That would ensure the information disclosure provisions apply to all LFCs with undertakings in force in relation to fibre access services.

We also recommend an amendment to proposed new section 69X (clause 23H) as proposed in Supplementary Order Paper No 204. The addition of new subparagraph (k) would provide for disclosure of information to the Commerce Commission to assist the commission in its monitoring of compliance by Chorus with its undertakings.

Telecommunications service obligations

Telecommunications development levy

We recommend amendments to clause 11, in new sections 80 and 81, that would change the way in which liability to pay the telecommunications development levy (TDL) is triggered. Our changes would mean that a person would not be liable to pay the TDL if their qualified revenue (that is, their telecommunications revenue) was less than $10 million. In the bill as introduced, liability would be assessed based on turnover (that is, gross revenue), but we consider it appropriate that liability should be assessed instead on revenue that is telecommunications specific. We also recommend inserting new section 81(2)(ab) (clause 11) to enable the Commerce Commission to gather additional information to verify the amount of qualified revenue of any person, in order to prevent this application of TDL liability.

We recommend an amendment to clause 11 to replace new section 90(l)(d), which would circumscribe the other purposes for which the TDL may be used at the discretion of the Minister. The bill as introduced proposed that the TDL could be used for three specific purposes, and any other purpose that the Minister considered would either promote competition in the market or facilitate the supply of telecommunications services. We consider it most important that the TDL be used for the purposes specified in the bill as introduced, and to facilitate the supply of telecommunications services where the service might otherwise not be supplied on a commercial basis; we recommend the amendment on this basis. We recommend that the requirement for the Minister to consult before determining a purpose for which the TDL might be applied remain, but be moved for ease of reference and coherence; with new section 90(2)(b) being deleted and reinserted as proposed new section 90(1A) (clause 11). We consider such consultation would be vital to ensuring decisions made by the Minister about the purpose for which the TDL might be applied are sound and well-informed.

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Commentary	Other Matters) Amendment Bill	11

We recommend inserting proposed new section 91A in clause 11, to provide that the annual TDL amount may be reduced in future years by Order in Council, made on the recommendation of the Minister. Such a reduction could only be made where the Minister was satisfied that the full amount was not needed to cover the key purposes of the TDL levy (to pay for TSO charges, non-urban telecommunications infrastructure, upgrades to the emergency calling system, and other purposes the Minister considers will facilitate supply of certain telecommunications services). We recommend an associated amendment to replace new section 90(2), which deals with surplus funds. Our amendment would remove the provision in the bill as introduced that provided that the Crown need not refund any levy amount. However, it would maintain the overarching avoidance of doubt provision in relation to surplus funds, which provides that the Crown need not use any amount paid within any particular time, unless a payment is required to a TSO provider under section 94J. Our recommended amendments in this area reflect our view that it is appropriate that the TDL be reduced if there are excess funds being collected, and this amendment makes the avoidance of doubt provisions in relation to surplus funds largely superfluous.

TSO charges

We recommend an amendment to new section 93 (clause 11) that would extend, from 30 to 90 days, the timeframe in which a TSO provider has to notify the Commerce Commission that it wants to have TSO charges determined in accordance with the Act. We consider the 30 days proposed in the bill as introduced insufficient for the provider to make such a significant decision, particularly as the statutory determination procedure has costs for the provider attached. We recommend inserting proposed new section 94AA (clause 11) to enable a TSO provider to withdraw a request for a TSO cost calculation determination in accordance with the legislative provisions. This is intended to save unnecessary costs, which the TSO provider may otherwise have to pay. The provider would need to meet any costs incurred by the Commerce Commission prior to the withdrawal.

Telecommunications (TSO, Broadband, and
12	Other Matters) Amendment Bill	Commentary

We recommend amending new section 94B (clause 11) to extend the timeframe for providing material relevant to the determination of TSO costs to the Commerce Commission to 90 working days. We consider 60 working days, as proposed in the bill as introduced, in-sufficient for the complex calculations required to ascertain the net cost to the TSO provider of complying with the TSO instrument and to obtain an audit report.

We recommend an amendment to new section 94J (clause 11) that would provide that a penalty rate of the 90 day bill rate plus 5 per-cent should apply for late payments by the Crown to TSO providers. This amendment would align these penalties with the penalties for late payments to the Crown by liable persons, and we consider this appropriate, as there seems to be no reason that these late payment penalties should differ.

We recommend an amendment to clause 13 to allow a liable person to appeal to the High Court concerning a TSO cost calculation determination, as liable persons are affected financially by such determinations and should therefore have recourse to a higher judicial appeal process should a question of law be at issue.

TSO review

We recommend the insertion of new clause 17A, as contained in Supplementary Order Paper No 204, with the addition of proposed new section 101A(1A) that would require the chief executive of the Ministry to consult with interested parties, including industry participants, the Commerce Commission, consumers, and Māori when conducting the review of local TSO service arrangements. In addition, we recommend the insertion of proposed new section 101 A(l)(a)(vii) (new clause 17A) that would widen the scope of the review to cover “related regulatory issues”. Such a regulatory issue to include may be the geographic averaging of the unbundled copper local loop, which might no longer be necessary when the review takes place.

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Multi-unit complexes

We recommend the insertion of new clause 17B, which proposes the insertion of new subpart 3 in the Act, relating to multi-unit complexes to which fibre-to-the-premises networks are to be deployed. Our amendments differ from those proposed in Supplementary Order Paper No 204, to ensure that the subpart—which provides a statutory right of access to multi-unit complexes—applies to all fibre networks rather than only to those that are part of the Crown-funded fibre roll-out. It would still not apply to other networks. Our definition of multi-unit complexes in proposed new section 155B also differs from that in the Supplementary Order Paper, as it includes the variety of multi-unit complexes that exist. We recommend adopting the proposed consumer complaints process relating to access to multi-unit complexes set out in Supplementary Order Paper No 204 (proposed new sections 155K and 155L in new clause 17B) that would ensure disputes over access are able to be dealt with efficiently.

International obligations

A number of submitters raised concerns that the regulatory forbearance period might contravene New Zealand’s international obligations. Specifically, submitters noted that the World Trade Organization General Agreement on Trade in Services and the ASEAN-Australia-New Zealand Free Trade Agreement require an independent regulator with the ability to set price and non-price terms, and an independent body to resolve disputes as to price and non-price terms for interconnection. One submitter supplied the committee with a legal opinion that indicated as much.

We sought and received advice from the Ministry of Foreign Affairs and Trade on this matter. The ministry advised us, and provided a summary letter confirming, that the provisions in the bill would not breach these international obligations.

New Zealand Labour members of the committee are concerned that the forbearance period will breach international legal commitments and that the advice received lacks rigour and did not provide a full legal opinion on the matter.

Telecommunications (TSO, Broadband, and
14	Other Matters) Amendment Bill	Commentary

Telecom asset split

Asset allocation plan

We recommend, in new clause 23F(1), requiring Telecom to publish the overview of the asset allocation plan “as soon as practicable” after ministerial approval, and no later than separation day (the date of which, under proposed new clause 2(3), must be published in the New Zealand Gazette as soon as practicable after it is known). We also recommend in new clause 23F(2) that this overview be required to include sufficient information about the intended arrangements to enable a reasonable person to understand the material aspects of the asset allocation plan. We also recommend in clause 23B(3)(c) that the plan be required to include the key terms of intended material sharing arrangements. The inclusion of these clauses is intended to address concerns raised by submitters about the transparency of the separation of Telecom and the sharing arrangements. We recommend a definition of “material” be included, at new clause 23B(4).

We recommend the insertion of new clause 23BA that would allow Telecom to make updates to the asset allocation plan before the Minister approves it. To more usefully describe the assets and minimise potential for changes to the plan, our recommendations differ from the Supplementary Order Paper in that we have not included its proposed new paragraphs 23B(3)(a) and (b), and have rather recommended provisions that would allow Telecom to list assets and liabilities in categories, rather than listing each individual asset or liability.

Our recommended new clause 23B(3)(a) also differs from the Supplementary Order Paper in that it includes a provision that would require Telecom’s assets and liabilities, as at five days before the plan is submitted, to be listed (as noted above, with ability for Telecom to list by category). As set out in the Supplementary Order Paper, this provision provided that assets and liabilities as at the close of the day before separation day be specified in the asset allocation plan. Our recommended amendment acknowledges that Telecom may not know what its future assets and liabilities will be when it submits the plan to the Minister. We also recommend the insertion of new clause 23FA that would require Telecom to inform the Minister in writing, and update the overview on the day before separation day, to reflect assets acquired or liabilities incurred since the date on which the plan was submitted or approved, and to include any trivial difference between the plan as approved and the demerger arrangement.

Notwithstanding some late amendments, New Zealand Labour members of the committee are concerned that these clauses contain no definition of “trivial”, or description of what a “category” for an asset or a liability might be. In addition, New Zealand Labour members of the committee are concerned that the Minister would have the power to approve the asset separation plan, or propose variations to it, without carrying out consultation with the Commerce Commission. Our concerns are outlined in our minority view.

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Commentary	Other Matters) Amendment Bill	15

Breach of asset allocation plan

We recommend the insertion of new clause 23G(2) that would include a penalty for Telecom if it does not demerge consistently with the approved asset separation plan. This penalty would be a maximum of $10 million and would only be able to be imposed after separation day, and if the demerger has not occurred in accordance with the approved asset allocation plan. The bill as introduced contains no penalty for Telecom in such circumstances, but we consider such a provision appropriate to encourage compliance with the plan.

Our new clause 23G differs from that in the Supplementary Order Paper so that it would provide Telecom with some flexibility concerning the demerger process. Our recommended amendment would mean that a penalty could not be imposed for a breach of new clause 23G where Telecom has a reasonable excuse for the breach, including where there is a trivial difference between the plan as approved and Telecom’s demerger arrangement, provided the trivial difference is notified to the Minister under clause 23FA.

New Zealand Labour members of the committee believe that the maximum penalty for breaching the conditions of the approved asset allocation plan should be higher than $10 million. New Zealand Labour members of the committee do not consider $10 million is a sufficient deterrent to prevent a company the size of Telecom from intentionally breaching the conditions of the plan. Those members also oppose giving Telecom the ability to breach the plan if it has a reasonable excuse to do so. For clarity, New Zealand Labour members of the committee consider that the word “trivial” in new clauses 23G(3)(b) and 23FA(a)(ii) should be defined.

Notice of separation

We recommend inserting new clause 23GDA that would require Telecom to provide at least one month’s notice of separation day, and to provide information to access seekers on the provision of regulated services. This would provide stakeholders, consumers, and other industry participants with a reasonable amount of time to prepare themselves for the effects of the separation of Telecom.

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16	Other Matters) Amendment Bill	Commentary

Approval of proposals for tax purposes

We recommend inserting new clause 23GBD. This clause allows proposals to be approved for tax purposes regarding the structural separation of Telecom. In Supplementary Order Paper No 204 this clause was contained in Part 2A, the bulk of which we recommend adopting as new clause 23H. However, separating the tax clause from these provisions and inserting it as new clause 23GDB would allow the Governor-General to approve a proposal for the separation of Telecom for tax purposes at any time after the bill gets Royal assent, rather than on separation day.

New Zealand Labour members of the committee were concerned about the tax position of Telecom after the separation. We note advice received from the Inland Revenue Department that the tax position after separation would be the same as it was before separation, but retain concerns which are set out in our minority view.

Telecom sharing arrangements

A number of our recommendations relating to sharing arrangements differ from those proposed in the Supplementary Order Paper.

Our proposed new section 69H(4A) (new clause 23H) would enable the Commerce Commission, in its role of monitoring, investigating, and enforcing the sharing arrangements, to consult with any persons that it considers may be affected by the arrangement. This provision is intended to allow the Commission to investigate the implications of the sharing arrangements fully.

Our proposed new section 69I(2)(c) (new clause 23H) would reduce the timeframe for complying with a non-compliance notice from 60 working days to 40 working days. We consider 40 working days sufficient time to allow for the process for responding to a non-compliance notice set out in proposed new section 69J, and for the parties to address non-compliance.

Our proposed new section 69X(k) (clause 23H) would require Chorus to commit to a reasonable timeframe to transition to the end of the sharing arrangements in the Chorus undertakings.

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Commentary	Other Matters) Amendment Bill	17

Chorus undertakings

Our proposed new clause 23GA would limit the Minister’s ability to extend the time for Chorus to submit undertakings beyond separation day. It is intended that this amendment would provide flexibility to deal with uncertainty around the timing of the creation of Chorus, whilst also providing a clear window for submitting undertakings. In the bill as introduced, there is no time limit for ministerial extensions of time for submission of undertakings or amended undertakings. Our proposed new clause 23GB(1A) would require the Minister to consult with the Commerce Commission before approving the undertakings of Chorus. Consultation with the Commerce Commission would increase the transparency and robustness of the Minister’s decision.

Relevant services

Our proposed new section 69W (clause 23H) contains a different definition of “relevant services” (those services that attract the non-discrimination obligation) from that proposed in the Supplementary Order Paper. Our proposed definition includes unbundled bitstream access backhaul and excludes legacy input services. This is because unbundled bitstream access backhaul is provided exclusively using network assets that are not part of the legacy access network. This would make it clear that the non-discrimination obligation applies to existing fibre assets that are used to provide copper-based services.

Line of business

Our proposed new section 69O(1) (clause 23H) differs from that in the Supplementary Order Paper. Our amendment would prevent Chorus from supplying services to service providers where 25 percent or more of the services were being used by that service provider, or supplied to a related party. The provision contained in Supplementary Order Paper No 204 provided a blanket prohibition on Chorus providing services to end-users, without clarifying what comprised “provision to end-users”. Our recommended amendment is intended to clarify the extent of the prohibition on Chorus, making the prohibition easier to apply and monitor.

Telecommunications (TSO, Broadband, and
18	Other Matters) Amendment Bill	Commentary

We recommend inserting proposed new section 69QA (clause 23H), that would prohibit the provision of services above layer 2 by Chorus. Such a restriction has already been imposed on existing LFC partners. We also recommend the inclusion of penalties for the breach of this section. We also recommend inserting proposed new section 69QB (clause 23H) to prohibit the provision of end-to-end services by Chorus, to strengthen the limits on “scope creep”.

Our proposed new section 69S (clause 23H) would change the test for related parties from that proposed in the Supplementary Order Paper, so that it would be consistent with the test used in the deeds of undertaking developed with successful UFB partners.

Purpose clauses

The committee considered carefully whether the purpose statement contained in new clause 23H (in new sections 69A and 69U) should be amended. The construction of this purpose statement varies slightly from the construction of the purpose statement in section 18 of the Act but reflects the purpose statement in the existing section 69A of the Act. We discussed whether the difference in construction from section 18 may affect the fine balance of these distinct goals as they are currently set out in the legislation. However, we have recommended that the purpose clauses be included in this form on the advice of officials, who assured us that this drafting reflects the purpose provision for the current operational separation provisions, and does not affect the balance of goals in the primary legislation. The committee accepted the advice that we have received that the bill, as drafted, did not shift the purposes of the Act.

Commerce Act 1986 authorisations

We recommend moving the provisions relating to Commerce Act 1986 authorisations to Part 4AA. This would mean that they come into force when the bill receives Royal assent, rather than on separation day. This is because we have recommended amendments to clause 24 (inserting proposed new sections 156AZD and 156AZE) giving scope for successful UFB partners other than Telecom to be covered by Commerce Act authorisation. This provides a level playing field among UFB bidders. We have recommended these amendments because some submitters were opposed to Telecom being treated differently to other bidders.

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We also recommend an amendment to clause 24 (proposed new sections 156AZD and 156AZE) imposing a limit of two years after the bill receives the Royal assent for entering into agreements in respect of the UFB initiative protected by these authorisations.

New Zealand Labour and Green Party members of the committee oppose this and consider the Commerce Commission should have more authority to intervene under the Commerce Act when anti-competitive behaviour is seen to be taking place in telecommunications markets. These concerns are set out in our minority views.

Averaging of copper prices

We have not recommended any amendments to provisions relating to the averaging of unbundled copper local loop (UCLL) prices. This averaging of copper prices would occur only if Telecom was successful in its bid to become a UFB partner to the Crown in deploying the UFB network. This averaging is necessary because under the TSO, Telecom, unlike its competitors, has to provide national pricing for some services, despite facing de-averaged input prices, and therefore cross-subsidise them. However, Telecom faces profit erosion in this area, and a structurally separated Telecom could no longer cross-subsidise losses between the new Telecom and Chorus entities.

We received several submissions relating to the averaging of copper prices, the majority of which were concerned that this would lead to higher prices. However, officials advised us that during the three-year transitional period there are unlikely to be any changes to prices for retail customers or access seekers (except when the access seekers use naked UBA as the wholesale input). After the transition period, the current retail-minus pricing method could not be used to calculate the copper price, as the structurally separated Chorus would not have retail products. Therefore, officials advised us that setting a cost-based UBA price is the most appropriate and will eliminate the potential for monopoly profits. Officials have acknowledged that, although it is impossible to determine whether prices will be higher or lower after the transition period, it is likely that the UCLL service would be less attractive after averaging. Some submitters were concerned that, as a result of this, averaging would remove the ability of copper to compete with fibre. Officials pointed out that, although UCLL is expected to be less attractive, changes to UBA pricing may offset any changes to UCLL, so UBA may provide a means for copper to compete with fibre.

Telecommunications (TSO, Broadband, and
20	Other Matters) Amendment Bill	Commentary

New Zealand Labour and Green Party members of the committee are opposed to the averaging of copper prices. Those members believe that the averaging of copper prices would result in those prices increasing, impeding the ability of copper to compete with fibre. These concerns are set out in our minority views.

New Zealand Labour minority view

Summary

New Zealand Labour opposes the Telecommunications (TSO, Broadband and Other Matters) Amendment Bill and will vote against it.

This bill takes us backwards and creates a new monopoly for broadband free of proper regulatory control. It will put up the costs of broadband to New Zealanders.

New Zealand Labour will undertake an immediate review of the UFB and RBI and will review this legislation, should we win Government at the election.

New Zealand Labour will repeal the regulatory forbearance period and other sections of the bill that we believe to have an anti-competitive effect on the telecommunications industry to the detriment of consumers.

Background

New Zealand Labour believes this bill is deeply flawed and allows anti-competitive behaviour. It blocks the influence of the independent regulator and will disadvantage New Zealand consumers.

From the start, the Telecommunications (TSO, Broadband and Other Matters) Amendment Bill has been severely hampered by the rushed and secretive drafting process and a complete disregard for potential compromises. The Government has used the commercial tendering process as an excuse to avoid proper consultation.

The Minister released a Supplementary Order Paper to the bill 16 February 2011, which proposed amendments outlining the process for Telecom to structurally separate. The Finance and Expenditure Committee agreed to consider these amendments along with the bill. A 77 page Supplementary Order Paper was provided eleven days before public submissions were due to close on 25 February 2011. These were very complex and involved significant law changes. The public and the telecommunications industry needed adequate time to scrutinise both the bill and Supplementary Order Paper and prepare submissions.

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After pressure from Opposition members and the industry, submissions were extended until 11 March and the report back date was extended until 16 May (from 6 May) to allow the submitters and the committee more time to analyse the Supplementary Order Paper. The Opposition asked for more time, but this was refused. In addition to this, the Government majority on the committee voted to truncate the hearing of submissions into just one week with submitters allowed only 10 minutes each to present their case, despite the bill not being required back in the House until May.

The bill and accompanying Supplementary Order Paper is meant to streamline the administration of telecommunications service obligations (TSO); consolidate the statutory mechanisms for industry funding of telecommunications service and sector development obligations: and establish a regulatory framework for the enhanced broadband networks that will be developed under the UFB initiative and the RBI with the support of Crown funding.

The most significant thing the bill and Supplementary Order Paper does is to set out a process for Telecom to separate into two companies so it can qualify to take the majority taxpayer funded stake in rolling out ultrafast broadband. To date, the majority contract has not been awarded. This legislation will allow Telecom to qualify through a contestable contract.

Many submitters expressed concern about the bill’s potential to entrench anti-competitive behaviour, by blocking the influence of the independent regulator. Concerns were also expressed that it would result in the price of broadband to New Zealanders rising rather than falling. New Zealand Labour shares those concerns.

Major concerns

New Zealand Labour supports the need to improve New Zealand’s telecommunications infrastructure as it will encourage productivity, innovation, and export-led growth. However, we want to make sure that it is universally accessible and affordable and that all New Zealanders can benefit from this new infrastructure. A strong pro-competitive regulatory framework remains essential to ensure good market outcomes and high levels of investment across the industry.

Telecommunications (TSO, Broadband, and
22	Other Matters) Amendment Bill	Commentary

New Zealand Labour believes this bill contains several critical flaws, which are outlined below.

Regulatory forbearance period

New Zealand Labour’s greatest concern relates to the regulatory “forbearance period” (or “regulatory holiday”) which will lock out the Commerce Commission from regulating ultra-fast broadband prices and access until 31 December 2019. This will mean the Government (through Crown Fibre Holdings) will act as both an investor and a quasi-regulator of the new fibre network. This creates a serious conflict of interest as Crown Fibre Holdings will be regulating its own investment. It also lacks the independence and specialist skills to undertake such a task.

New Zealand Labour believes the Telecommunications Act already provides comfort for investors through its purpose clause (principally section 18), which provides for the promotion of competition for the long-term benefit of end users. This construction carefully balances the need for consumer value through competitive pricing and the need for dynamic efficiency through appropriate investment leading to long-term benefit. This is important as it means that the commission is already implicitly required to have regard to investor certainty in considering UFB roll-out matters, and thus that the regulatory holiday is unnecessary and at odds with the careful balance of the purpose clause of the Act.

In this regard, New Zealand Labour is additionally very concerned at proposed changes in the bill to the purpose clauses of various Parts. For example, section 69U(b) and (c) and 69A(b) which, without broad public debate or prominence in the Government’s policy statements, effectively make potentially substantive change by adding “efficiency” and “transparency” to the purposes alongside the “promotion of competition for the long-term benefit of end users”. This could have the effect of weakening the competition mechanisms in the market, and could further chill confidence and investment from a range of market participants, especially when combined with the broader effect of the regulatory holiday on Commission oversight.

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New Zealand Labour believes this is both wrong in substance and a change which should have been more explicitly dealt with by the Government in public consultation.

Under the new law, prices for the ultra-fast broadband services will be set under the contracts signed between Crown Fibre Holdings and the Local Fibre Companies (LFC) and can be amended at any time by the two parties. LFCs effectively become new monopolies in each area that provide UFB services. Telecommunications companies that buy ultra-fast broadband services (access seekers) are not party to those contracts and thus have no certainty that prices will remain at competitive levels.

New Zealand Labour notes that the lack of transparency around this has made it very difficult to determine the ability of LFCs to overcharge and/or underperform or deploy predatory prices to destroy any competition.

New Zealand Labour notes that some retail service providers have expressed concern that the contract between LFCs and access seekers may allow LFCs to increase prices and reduce services with only 20 working days’ notice, after the first year.

If so, this makes a mockery of the regulatory forbearance period and will mean that wholesale prices could be increased, with the possible increase in retail prices to consumers with no ability of the Commerce Commission to intervene.

A coalition of telecommunications industry groups, the country’s leading consumer advocate group, and now the New Zealand Shareholders Association have expressed significant concerns with the regulatory forbearance period and have suggested replacing it with a Special Access Undertaking (SAU). New Zealand Labour does not accept the advice of officials that an SAU does not provide price certainty to investors.

An SAU is a concept that was introduced into the Australian regulatory regime for telecommunications in 2002. It is a written undertaking in which the service provider undertakes to comply with the terms and conditions specified in the undertaking in relation to the provision of access to access seekers. Regulatory certainty could be provided to the service provider by ensuring that an approved SAU prevails over any subsequent attempt to regulate prices. At the same time, however, regulatory oversight of prices can be maintained by allowing the commission to review and approve price terms in an SAU before accepting the undertaking.

Telecommunications (TSO, Broadband, and
24	Other Matters) Amendment Bill	Commentary

In response to committee members’ questions, the Ministry of Economic Development explained that the SAU does not provide price certainty to investors and it would delay implementation as it would take a significant period of time to arrange. In addition, it explained that the forbearance period would provide for a $400–$600 million shortfall of additional funding that the Government would have in order to achieve the policy target of 75 percent coverage of New Zealanders for the UFB.

Paradoxically, providing a regulatory subsidy to the powerful incumbent is likely to chill investment from other parties not awarded the main contract. This runs counter to experience where pro-competitive legislation lifts investment from new investors and incumbents and incentivises and lifts the industry as a whole.

New Zealand Labour believes that the New Zealand public should not have to bear the cost of building a network that is the result of inadequate funding to meet the policy objective.

New Zealand Labour does not believe these are good enough answers and that the concept of certainty to investors has been used as a driving force to push the legislation through containing a long regulatory holiday without properly considering alternatives. New Zealand Labour does not believe the regulatory holiday will provide price certainty to retailers or consumers, that prices may go up and the important role of the Commerce Commission has been blocked. We believe the committee could have given more investigation to alternatives to the regulatory forbearance period.

Open access regime

The open access undertaking provisions for ultra-fast broadband are severely flawed as they explicitly exclude price and non-price terms for bottleneck services. The limited form of Commerce Commission oversight is not a substitute for this. Moreover, the undertaking provisions do not require service providers to achieve equivalence of inputs, the standard that is currently applied to Telecom. As a result, there is a real risk that a service provider could provide itself or individual access seekers with better UFB services and more attractive prices compared to others. This behaviour would be anti-competitive, but under this law there would be no remedy to challenge it until 31 December 2019.

Telecommunications (TSO, Broadband, and
Commentary	Other Matters) Amendment Bill	25

There are insufficient incentives for service providers to comply with undertakings. Penalties for breach of an undertaking are just $300,000, which pales in comparison to penalties currently applicable to Telecom and service providers in other jurisdictions. Moreover, the service provider never loses the benefit of its “regulatory forbearance”–even if it breaches its undertaking, which means that there is little incentive for compliance.

Mandatory averaging on copper pricing

We have particular concerns with the requirement for a “geographic averaged price” for the UCLL service which could mean the price of broadband over copper will increase in urban areas by more than 20 percent. In addition, the Commerce Commission concluded that the effect of re-averaging copper pricing meant that further investment in the copper network would be frozen. This will mean New Zealanders may face higher prices of at least five dollars a month for their existing phone and broadband services as it will take six to 10 years to build the new network. New Zealand Labour is particularly concerned that this will impact on low-income households. There is a real risk that this will widen the “digital divide” between those that can afford fast broadband and those that cannot.

New Zealand Labour supports the Commerce Commission retaining its independence as the expert body charged with determining what the regulated prices should be (if any) for monopoly services. In our view, the commission’s previous decision on the copper local loop should stand. They are the expert quasi-judicial body with the skill and experience in this complex area and their decision should not be overturned by primary legislation.

Telecommunications (TSO, Broadband, and
26	Other Matters) Amendment Bill	Commentary

Asset split

How the structural separation of Telecom will occur was of great concern to the New Zealand Labour members on the committee. There were strong submissions to achieve the following changes to the bill; to control of the shape of the asset allocation plan, service sharing arrangements, and separation undertakings (not leaving these unilaterally to Telecom to decide without consultation or amendment rights). They also called for a requirement for handling systems and data for the asset split and to retain the current Telecom separation undertakings, except where change is justified based on principles in the proposed legislation including the purpose statement relating to separation. And importantly, to mandate public and commission consultation on the above matters before final plans are agreed. These arrangements (and the details that have yet to be developed) are essential to reduce the risk of anti-competitive behaviour and to ensure a level playing field.

The bill has undergone some changes, which require Telecom to publish an overview of the asset allocation plan as soon as practicable after the Minister’s approval; to require that the overview contains key terms of material sharing arrangements; that telecom must provide at least a month’s notice of separation day, and information to access seekers on the delivery of regulated services; and the inclusion of a penalty clause of up to $10 million if the split is inconsistent with the plan.

New Zealand Labour members felt this clause was not strong enough and that the requirements around publishing information on the asset split were nowhere near sufficient for transparency to occur.

New Zealand Labour considers mere is a high risk to the rest of the telecommunications industry. If Telecom were to win the UFB bid, then there is a risk that they would have the potential to discriminate on layer 1 services not covered by the equivalence of input standards during the forbearance period. This could have the effect of chilling confidence and investment in the market by other companies, who may be concerned at their ability to compete on equal terms at the layer 1 wholesale level.

Exemptions from the Commerce Act

New Zealand Labour believes the automatic exemptions from the Commerce Act are unwarranted. The bill provides Telecom with an exemption from the Commerce Act. The fact that automatic authorisations are awarded without proper scrutiny by an independent regulator is cause for concern. Under these provisions, Crown Fibre Holdings (CFH) effectively exercises the Commission’s power but without any right of appeal. New Zealand Labour supports the Commerce Commission being permitted to apply standard competition law to the tender process.

Telecommunications (TSO, Broadband, and
Commentary	Other Matters) Amendment Bill	27

Write-off of estimated $900 million in tax liability

New Zealand Labour members note significant concerns raised by submitters about the write-off of an estimated $900 million in depreciation charges if Telecom demerges its network assets. We note arguments that this tax write off would occur because the market value ascribed to Telecom’s assets would be much higher than their value in Telecom’s books after years of depreciation. Ordinarily, such a demerger would result in a claw back by the Inland Revenue Department of past depreciation charges and a substantial tax bill for Telecom. The economic value of such a deferred tax liability to shareholders of Telecom represents an interest-free loan provided by the New Zealand taxpayers in a company 66 percent owned by foreign pension funds.

We note advice from the Inland Revenue Department that Telecom would not be advantaged by the tax write-off, but nonetheless recognise the argument by submitters as to the real economic value of the deferred tax liability. We are not yet satisfied that these concerns have been adequately answered.

New Zealand Labour members do not believe that this represents a level playing field and strategically advantages Telecom over and above other bidders, who would not require such a legislative gift to ensure the economic viability of their bid.

Breach of New Zealand’s international obligations

New Zealand Labour is concerned that the proposed regulatory forbearance period will breach international legal commitments. Under the World Trade Organization’s General Agreement on Trade Services (GATS), New Zealand, like other countries, must have a telecommunications regulator “separate from, and not accountable to, any supplier of basic telecommunications services. The decisions of and the procedures used by regulators shall be impartial to all market participants”.

Telecommunications (TSO, Broadband, and
28	Other Matters) Amendment Bill	Commentary

New Zealand Labour is concerned that the Government’s advice on this issue lacks rigour, does not do the submissions justice, and has left New Zealand vulnerable to accusations of a WTO breach. It would have been more appropriate to receive a detailed analysis from the Ministry of Foreign Affairs and Trade rather than a dismissive half-page letter.

Conclusion

New Zealand Labour believes that the effect of the regulatory forbearance period and the other significant flaws in this bill will be to stifle competition and make the new fibre network unaffordable for many New Zealanders. This will entrench the digital divide and ensure that some households will be unlikely to be able to afford fibre and that their ability to afford the existing copper network may be compromised.

1. New Zealand Labour opposes the bill and will vote against it.

2. Should New Zealand Labour win Government at the election we will undertake an immediate review of the UFB and RBI and will review this legislation.

3. New Zealand Labour will repeal the regulatory forbearance period and other sections of the bill that we believe to have an anti-competitive effect on the telecommunications industry to the detriment of consumers.

Green Party of Aotearoa/New Zealand minority view

The Green Party member believes this legislation may negatively affect telecommunications competition, limit important regulatory powers, and ultimately deliver a more expensive broadband service. Better broadband is essential for New Zealand’s future, and the Green Party supports the Government’s objective to increase broadband coverage and services available in both urban and rural environments.

We believe the current legislation has been rushed through under a poor process, to the detriment of the legislation, to meet external deadlines.

The Green Party notes an impressive number of telecommunication companies and industry watchdogs have joined together to oppose the Government’s ultra-fast broadband plan because of its negative impacts on competition and investment. This is an unprecedented step and shows how huge the concern is. The Green Party notes many submitters raised substantive concerns regarding this legislation and we do not believe these concerns have been adequately addressed.

Telecommunications (TSO, Broadband, and
Commentary	Other Matters) Amendment Bill	29

The Government’s plans for the roll-out of ultra-fast broadband will be significantly compromised by creating an unregulated monopoly in the industry because of a lack of Government investment to achieve its own coverage aims. Unregulated monopolies, especially in critical industries like telecommunications, undermine the competitiveness of the New Zealand economy and deliver poorer services.

The failure to achieve cross-party consensus is in fact delivering greater market uncertainty, and the Green Party would work constructively with New Zealand Labour to seek to overturn the regulatory holiday to ensure poor policy was overturned.

ACT New Zealand minority view

I Introduction

The Telecommunications (TSO, Broadband, and Other Matters) Amendment Bill (the bill) and the Supplementary Order Paper (SOP) seek to fundamentally change the regulation and development of the telecommunications industry in New Zealand. This paper outlines the ACT Party’s position and is tabled as a minority view alongside the report of the Finance and Expenditure Committee.

II Principles

At the last election, the Government promised to invest in New Zealand’s telecommunication infrastructure, in particular UFB. The UFB objective is “to accelerate the roll out of the [UFB] to 75% of New Zealanders over 10 years, concentrating in the first 6 years on priority broadband users such as businesses, schools and health services, green-field developments and certain tranches of residential areas”.4

[4]	New Zealand Government UFB Initiative, Invitation to Participate in Partner Selection Process (October 2009) at [1.1].

Telecommunications (TSO, Broadband, and
30	Other Matters) Amendment Bill	Commentary

The central question for the ACT Party is whether in principle we support the UFB initiative. It is the ACT Party’s strong belief that this bill should not pass in its current form. As with all significant interventions, the onus is on the Government to show that the investment of taxpayers’ money is warranted and beneficial for New Zealand. The greatest flaw with this bill is that it lacks vital information to make an informed decision. There has never been a wide economic analysis done on the bill by Treasury. This bill has been driven by a political imperative rather than an economic one. The lack of a cost-benefit analysis means that there is not the information present for anyone to make a decision. In this case it should not be supported. Roger Kerr has succinctly highlighted the flaws with the Government’s approach to this bill:5

The taxpayer is forking out $1.5 billion for an investment which shamefully has had no cost-benefit analysis conducted on it…. Moreover, a major recent study was unable to find any significant additional economic benefit from moving to speeds higher than we have at present. That is not to say that we should not invest for faster broadband but it does indicate that we should only do so off the back of a full economic justification and not with the poor old taxpayer’s money again put at risk with a modern unjustified version of Muldoon’s Think Big projects.

To embark on major infrastructural development based on very little economic analysis is reckless at best. In the absence of such analysis it is difficult for any side to determine whether there is going to be real return for taxpayers. On this point alone, we urge the House not to support the bill.

Ill Does this make sense?

The reality is that the telecommunications industry is a network industry. It is inevitable that the Government has some role to play in regulation. The issue is whether this bill enhances the goals that we as New Zealanders would like to see in the telecommunications industry. The central goal that the ACT Party is concerned about is enhancing efficiency in the industry. Does this bill seek to further this end? Simply, it does not. There are four major reasons in support of this conclusion.

[5]	Roger Kerr “The Truth about Privatisation: Blog #6” Roger Kerr (8 March 2011).

Telecommunications (TSO, Broadband, and
Commentary	Other Matters) Amendment Bill	31

A Picking winners – The fatal conceit

First, the Government is once again looking at entering into the telecommunications market with both money and heavy-handed regulation in order to try and actively pick future technology winners with taxpayers’ money. New Zealand and Australia are guinea pigs in going down a government-determined UFB path. That alone should worry us. There may be a case for government involvement as it is a network industry but this bill imposes a singular future on a complex industry.

The central difficulty with government investment in this area is that there is a need for significant investment coupled with a high commercial risk.6 The development and use of UFB in the future is not a fait accompli. If it were, the risk calculus would heavily favour private investment. It is possible that the next generation of wireless networks could potentially deliver the speed of UFB and on that basis alone we do not consider that UFB is necessarily the future of telecommunications in New Zealand.7

If the Government is wrong and technological developments favour other ways to provide internet there is a large opportunity cost for New Zealanders. This opportunity cost is borne out in two ways. First, in a static sense, $1.5 billion dollars has been invested in a way that has a low return. If the money was left in the hands of private individuals they could seek out more productive investments leading to greater prosperity for New Zealand as a whole. Second, in a dynamic sense, there is an opportunity cost for future development in the telecommunications industry.

This bill means that New Zealand companies have been artificially incentivised, due to the Government subsidy, to invest in the rollout and development of a technology that may become increasing irrelevant. This might be particularly true for the fibre-to-the-home aspect. This approach will set us down the road of path dependency. Once the network has been built, path dependence will ensure it keeps on being used and developed because the fixed costs will be much lower. This occurs because the set of decisions that one faces in the future are limited by the decisions made today. This hinders the long-term development within the telecommunications industry to the detriment of all.

[6]	Submission to the Finance and Expenditure Committee by Telecom on the Telecommunications (TSO, Broadband, and Other Matters) Amendment Bill (11 March 2011) at [42.1] and [42.2].
[7]	Meeting between Ross Young and Liesbeth Koomen of TelstraClear and Hugh McCaffrey and Michael Bridge (1 April 2011).

Telecommunications (TSO, Broadband, and
32	Other Matters) Amendment Bill	Commentary

It is certainly possible that the Government might be able to pick winners in private industry. However, this is to engage in the fatal conceit. Price signals are the only means to enable the communication of dispersed knowledge between each other in society. We should be wary when we see statements such as this from Telecom to the Finance and Expenditure Committee:8

UFB requires private organisations to commit to significant investments with no certainty of return. Private investors, and the capital markets that fund them, will reflect this risk in the costs of capital they apply to their UFB investments. The uncertainty around the return on and of capital will in turn affect private organisations’ initial pricing models for UFB investments…

The uncertainty in the capital markets talked about by Telecom, which means that investment in UFB at present is not worth it for private investors, should be a strong signal to vote against this bill. Is there some piece of information known only to Government which means that it is any less risky for them to put in such a large amount of capital? The Government has not established the case.

B Low-value return?

Second, it may be that this investment will produce low-value returns for New Zealand. New Zealand Institute’s director Rick Boven has warned that New Zealand may get very little benefit from faster broadband. He believes that New Zealanders should take advantage of current technology and infrastructure and should not wait for high speed internet to change the way they operate.9 This is not to say that UFB infrastructure upgrades will not be valuable in the future, it is just that right now its impact on New Zealand may be negligible. This is important to consider in deciding whether the Government makes any capital outlay now. There might be an argument to make that the cost-benefit analysis over a short-run analysis (the eight-and-a-half years it will take it to build the infrastructure) may be positive in the light of possible technological developments in that timeframe. However, there is too much uncertainty around the benefits that this will bring to New Zealand. It is unclear whether New Zealanders are actually utilising telecommunications infrastructure to its capacity at present. In the event that they are not, any additional investment is likely to have low returns. Moreover, the regulatory concessions, offered in addition to public funds, will allow the new LFCs to engage in anti-competitive behaviour. While the regulatory holiday may expire in 2020, by that time inefficient market structures and behaviours will be entrenched. In this sense, any short-term return will be outweighed by the medium- to long-term impact on competition.

[8]	Submission to the Finance and Expenditure Committee by Telecom on the Telecommunications (TSO, Broadband, and Other Matters) Amendment Bill (11 March 2011) at [44].
[9]

New Zealand Herald “NZ ‘not ready for fast broadband’” (14 April 2011). Rick Boven, however, is in support of improving infrastructure as he believes there is an important link between developing and fostering networks and high-performance economy.

Telecommunications (TSO, Broadband, and
Commentary	Other Matters) Amendment Bill	33

C Infrastructure into New Zealand

Third, the actual roll-out of the fibre may be ineffective without further investment. This bill proposes to push fibre optic networks to most homes in New Zealand. This will greatly increase the Baud Rate at which we can access the internet (Baud rate is the amount of 1s and 0s that can go through a line at any given time.) This is fine, but upgrading the lines from the house to the exchange is only one part of the solution. Unless the lines going in and out of New Zealand are upgraded to match this new capacity, then we could be wasting our time. There is no point in having a great capacity within New Zealand if the feed into New Zealand cannot match it. This warrants a closer look. Once again the analysis provided is scant on detail.

The heart of the problem here is that there is not enough information present to determine whether this project is a waste of money or not. The Government has moved quickly to implement an election promise and has not been able to produce the evidence that favours support for the proposal.

D Forbearance

Fourth, of all the ways to incentivise investment, a regulatory holiday is generally considered to be bad practice. Simply, a regulatory holiday allows those who receive it to do something that they would not otherwise be allowed to do. Often this will be at the expense of the end consumer.

Telecommunications (TSO, Broadband, and
34	Other Matters) Amendment Bill	Commentary

In terms of the cost of the initial outlay of cable, it will cost the Government $1.35 billion with private investment of $400 million. This is a total cost of $1.75 billion for the fibre cables to be laid. A key initiative to lower the risk to private investors is to implement a regulatory subsidy in the form of a forbearance period in return for the $400 million investment. The forbearance period means that government-funded fibre services get a 10-year regulatory “holiday” from Commerce Commission oversight. This regulatory holiday prevents the commission from recommending price/non-price regulation for access to UFB services. This would be in effect until the end of 2019.10 It is argued that without the forbearance period, the private sector would require a further Government contribution of $400–$600 million. This additional outlay of capital is not something the Government is willing to bear.

In terms of the outlay of fibre, the Government seems to be holding most of the risk while granting major benefits to private companies. The Government has moved to grant LFCs and their investors the benefit from ownership of new monopoly-like services, a $1.35 billion investment of public funds into their network, and major public sector contracts (in health and education). The central question here is whether the Government is being ripped off by the lack of regulation for the forbearance period.

There are only two ways in which the regulatory subsidy could change the risk calculus so that it lowers the risk for private investors. First, it allows infrastructure owners to price above competitive levels. It seems that for a regulatory holiday to be of value to investors, it usually has to allow for those investors to make a higher return on their investment. By limiting the role of the commission the Government transfers value to infrastructure owners at the expense of end-users by requiring consumers to pay higher prices.11

[10]	Submission to the Finance and Expenditure Committee by Telstra Clear on the Telecommunications (TSO, Broadband, and Other Matters) Amendment Bill (11 March 2011) at [36].
[11]	Ibid at [40].

Telecommunications (TSO, Broadband, and
Commentary	Other Matters) Amendment Bill	35

The Government argues that the contract between the LFC and Crown Fibre Holdings will regulate the price, meaning that there is no opportunity for end consumers to face high prices. It is certainly true that the Government will regulate the price through contract. However, through mutual agreement the prices set in year one can be changed. Access seekers (those parties that then purchase UFB off LFCs) are not party to such contracts and therefore have no say in the price or any recourse if prices change. It seems perfectly consistent with government-legislated monopolies that the LFCs could, through contract, set the price very low, creating a large uptake in consumers of UFB, and then move in year five or six to vary the contract with the Crown to maximise their profit at the expense of consumers. The question here is one that turns on political reality. Is it likely that the Government as a partner to these contracts would be willing to raise prices to end consumers? Initial indications suggest that LFCs are insisting on retaining the right to increase prices and change services.12

Conversely, another problem is that prices could be set artificially low in the first place, to the detriment of competitors. In competition law this is generally referred to as predatory pricing and is a misuse of market power. In this case, the Government has entered the market and proposes to change the law to benefit itself and its co-investors. New Zealanders cannot expect a government entity to act in a commercial way.

Second, the value of the regulatory holiday might simply be to give certainty over prices so that they will remain constant (or at least not decrease). If this is the value, then there are potentially more straightforward alternatives. Certainty here could be provided by upfront regulation. This could be done by an undertaking to the commission as part of their normal regulatory process, or by simply having the commission regulate the price in the first place, or by the Government just paying an extra $400 million or so to get rid of the forbearance period altogether.13 However, there is legitimate concern that the commission may indeed intervene and regulate over the top of any contractual agreement. The question must turn on whether we value that oversight in this industry.

[12]	Letter to the Finance and Expenditure Committee from Liesbeth Koomen, TelstraClear (6 May 2011).
[13]	Ibid at [62].

Telecommunications (TSO, Broadband, and
36	Other Matters) Amendment Bill	Commentary

The most concerning aspect of the forbearance period stems from the path-dependency analysis above. A regulatory holiday until 2020 allows LFCs to setup and start conducting their business in a way that is not subject to the commission. Once on the path, the cost of change is significant. After 10 years, when the commission can step in, the standard for conduct in the industry is likely to have been set and ingrained. The commission has a difficult decision to make, either to intervene and try and unscramble the egg, which would create greater uncertainty, or to leave those standards in place at the expense of long-term efficiency in the industry. It is important to set a new industry on the right path rather than try and change it ten years down the line. It is for this reason that the European Union does not permit regulatory holidays to be awarded and that no other jurisdiction has enshrined a regulatory holiday in legislation.

It is not within the scope of this paper to argue over whether there should be a role for the Commerce Commission in setting price in network industries now. Here, it is assumed that there are compelling arguments for the current commission involvement in telecommunications. Recent examples include the High Court fining Telecom $12 million for anti-competitive behaviour; the commission’s discovery that Telecom has overstated its regulatory financial accounts by $1 billion; and the recent decision on mobile termination (this is the type of decision which the commission will be banned from even considering for broadband over fibre). From this position it makes it difficult to hold that there should be a total exclusion of the commission from UFB.

We should all be concerned about the future competitiveness of the telecommunication industry. The Government is moving into a position where it is a major financer, an owner of assets, the regulator and rule-setter, as well as being a significant customer of telecommunication services. The Government has the ability to shape the industry through its purchasing choices, which means that there is a real question for private investors about whether they should put their money into their networks or into lobbying.14

V Alternatives

The ACT Party would not recommend investment by the Government, however, if you are going to invest there may be other options:

1) True Open Access – the development of our network by new consumers taking up the service. This means that the costs involved are met as they sell to consumers. This would be akin to the way Sky TV boxes have been distributed.

[14]	Submission to the Finance and Expenditure Committee by Vodafone on the Telecommunications (TSO, Broadband, and Other Matters) Amendment Bill (11 March 2011) at [6].

Telecommunications (TSO, Broadband, and
Commentary	Other Matters) Amendment Bill	37

a. This would maximise competition without the need for heavy handed regulation.

b. The Government has said that without the regulatory holiday it will cost at least another $400 million dollars. There is so much un certainty around the regulatory holiday that it may well be desirable to spend the $400 million up front in order to get rid of the regulatory holiday and allow for greater competition in the future.

c. This was a problem that Sir Roger Douglas faced in the steel industry in the 1980s. It was better to pay $2 billion dollars up front so that the large tariffs could be abolished and to allow greater competition into the industry. This is akin to this situation.

2) Abolish the TSO requirement for Telecom — 1 and 2 are not mutually exclusive.

a. This would allow costs to fall where they should, ending the practice of a cross-subsidisation from urban to rural areas.

b. In addition, it would force other technological development to solve the problem (such as wireless, discussed above).

c. It is not clear that there is a good case for mandating any form of universal service. There are no comparable mandates for many other goods and services (e.g. electricity and transport) that are delivered to remote consumers. The cross-subsidies that arise result in a misallocation of resources at the margin and reduce the economy’s growth potential.15

d. As part of this, the ACT Party would advocate getting rid of the “Kiwi Share” and free calling requirements. Foreign ownership restriction may impose economic costs and stop benefits accruing to Telecom. The normal investment rules should apply.

e. Finally, to be consistent with this principle, the bill should not overturn the commission’s previous decision to set different prices to access the unbundled copper local loop in urban and non-urban areas. Again, the Commission should be left do its job.

[15]	Letter to the ICT Regulatory Group, Ministry of Economic Development, by Roger Kerr, New Zealand Business Roundtable (29 October 2010) at 2.

Telecommunications (TSO, Broadband, and
38	Other Matters) Amendment Bill	Commentary

3) A Special Access Undertaking (SAU) as an alternative to the regulatory holiday. It could provide certainty to those investing in UFB, including Telecom—but also provide certainty to those that expect to buy UFB. It also allows the commission to do its job.

a. An SAU is a written undertaking in which the provider undertakes to comply with the terms and conditions specified in the undertaking in relation to the provision of access to access seekers.

b. The SAU is a concept that was introduced into the Australian regulatory regime for telecommunications in 2002. Under the regime, a person who is, or expects to be, a telecommunications service provider may give an SAU to the Australian Competition and Consumer Commission (ACCC) in relation to any telecommunications service, provided that the service has not yet been “declared” by the ACCC (i.e. subjected to access regulation).

c. Regulatory certainty could be provided to the access provider by ensuring that an approved SAU prevails over any subsequent attempt to regulate prices. At the same time, however, regulatory oversight of prices can be maintained by allowing the commission to review and approve price terms when it considers a SAU.

While the ACT Party disagrees with government investment, if they are to proceed we support points 1 and 2 above as they are most likely to facilitate an open market in the telecommunications industry without heavy regulation.

Telecommunications (TSO, Broadband, and
Commentary	Other Matters) Amendment Bill	39

Appendix

Committee process

The Telecommunications (TSO, Broadband, and Other Matters) Amendment Bill was referred to us on 9 December 2010. The closing date for submissions was 11 March 2011. We received and considered 37 submissions from interested groups and individuals. We heard 23 submissions.

We received advice from the Ministry of Economic Development and the Ministry of Foreign Affairs and Trade.

Committee membership

Craig Foss (Chairperson)

Amy Adams

David Bennett

Brendon Burns

Hon David Cunliffe

Hon Sir Roger Douglas

Aaron Gilmore

Hon Shane Jones (until 9 February 2011)

Rahui Katene

Peseta Sam Lotu-Iiga

Hon Trevor Mallard (from 9 February 2011)

Stuart Nash

Dr Russel Norman

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

Key to symbols used in reprinted bill

As reported from a select committee

text inserted by a majority

~~text deleted by a majority~~

~~text deleted unanimously~~

Hon Steven Joyce

Telecommunications (TSO,

Broadband, and Other Matters) Amendment Bill

Government Bill

Contents

			Page
1	Title		12

2	Commencement		12

3	Principal Act amended		12
	Part 1 Telecommunications service obligations and general matters Subpart 1—Amendments to principal Act relating to telecommunications service obligations and general matters
4	Interpretation		12

5	Performance of Commission’s functions		14

6	Application of section 98A of Commerce Act 1986		15

7	New section 71A substituted		15

	71A	TSO instrument may specify total amount payable by the Crown	15

8	Variation of TSO instrument or deemed TSO instrument		15

9	New section 76 substituted		16

	76	When instrument ceases to be TSO instrument	16

10	New section 77 substituted		16

	77	Notification of TSO instrument	16

11	New subparts 2 and 2A of Part 3 substituted		17

250—2	1

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

Subpart 2—Amounts payable by liable persons to the Crown Annual procedure for determining amounts payable by liable persons to the Crown
80	Interpretation	17

81	Subpart does not apply to certain liable persons	17

82	Liable persons must produce information on qualified revenue	18

83	Liable persons must produce information for purposes of liability allocation determination	19

84	Commission to prepare draft liability allocation determination	19

85	Matters to be included in draft liability allocation determination	19

86	Conferences on draft liability allocation determination	20

87	Commission to prepare final liability allocation determination	20

88	Matters to be included in final liability allocation determination	20

89	Payment by liable persons to the Crown	21

General matters

90	Crown use of telecommunications development levy	21

91	Commission must notify final liability allocation determination before notifying TSO cost calculation determination	22

91A	Annual telecommunications development levy may be reduced by Order in Council	23

	Subpart 2A—TSO charges payable by the Crown

Assessment of compliance

92	Assessment of compliance with TSO instrument	23

TSO provider may request TSO cost calculation determination

93	TSO provider under TSO instrument without specified amount may request TSO cost calculation determination	24

94	TSO provider who requests TSO cost calculation determination liable for costs in certain circumstances	24

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

	94AA	Withdrawal of request for TSO cost calculation determination	24

	94A	TSO charges deemed to be zero if TSO provider does not request TSO cost calculation determination	25

	Annual procedure for determining TSO charges payable by the Crown

	94B	Calculations of net cost and auditor’s report must be given to Commission	25

	94C	Considerations for determining net cost	26

	94D	Commission to prepare draft TSO cost calculation determination	27

	94E	Matters to be included in draft TSO cost calculation determination	27

	94F	Requirements for draft TSO cost calculation determination	28

	94G	Conferences on draft TSO cost calculation determination	28

	94H	Commission to prepare final TSO cost calculation determination	28

	94I	Matters to be included in final TSO cost calculation determination	29

	94J	Payment by the Crown to TSO provider	30

12	Section 99 repealed		30

13	New section 100 substituted		31

	100	Right of appeal to High Court	31

14	Commission must include information about deemed TSO instrument in TSO cost calculation determinations		31

15	New section 100BA inserted		32

	100BA	Commission must include information about spending of TSO charges paid in relation to deemed TSO instrument	32

16	Duties of Commission in complying with section 100B		32

17	New section 101 substituted		33

	101	Regulations	33

17A	New section 101A inserted		34

	101A	Review of local service TSO arrangements	34

17B	New subpart 3 inserted relating to multi-unit complexes		36

	Subpart 3—Access to multi-unit complexes to which fibre-to-the-premises is to be deployed

	155A	Overview	36

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

	155B	Interpretation	36

	Statutory right of access to multi-unit complexes

	155C	Nature of statutory right of access to multi-unit complexes	37

	155D	Preconditions before statutory right of access to multi-unit complexes may be exercised	38

	Process

	155E	Requirements in respect of preliminary notice	38

	155F	Opting out of providing access under subpart	39

	155G	Requirements in respect of second notice	40

	155H	Access orders from District Court	41

	Code

	155I	Preparation of Code	42

	155J	Approval and status of Code	42

	Consumer complaints system

	155K	Compliance with rules and binding settlements	43

	155L	Offence to fail to comply with District Court order	44

18	Application of section 156B		44

18A	New section 157AA inserted		45

	157AA	Minister must review regulatory framework	45

19	Further amendments to principal Act		47

20	New Schedule 3B inserted		47

	Subpart 2—Savings and transitional issues

21	Savings provision for financial years up to and including 2009/10 financial year		47

22	Transitional provision concerning liability allocation determination for 2010/11 financial year		48

23	Transitional provision concerning information about deemed TSO instruments to be included in TSO cost calculation determinations		49
	Part 1A Structural separation of Telecom

	Subpart 1—Preparation for separation of Telecom

23A	Interpretation of this subpart		49

	Approval of asset allocation plan

23B	Preparation of asset allocation plan		49

23BA	Updating of asset allocation plan before approval		50

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

23C	Decision of Minister concerning approval of asset allocation plan		50

23D	Variation of asset allocation plan		51

23E	Asset allocation plan approved by Order in Council		51

23F	Telecom must make overview of asset allocation plan publicly available		51

23FA	Telecom must update Minister and overview on day before separation day		52

23G	Demerger must be in accordance with asset allocation plan		52

	Approval of Chorus undertakings

23GAA	Minister must consider purposes in section 69U		53

23GA	Chorus must submit undertakings for approval by Minister		53

23GB	Minister may approve or decline to approve undertakings		53

23GC	Approval of amended undertakings		54

23GD	Failure to submit undertakings		54

	Notice of separation day

23GDA	Telecom must give notice of separation day and provide information		55

	Approval of proposals for tax purposes

23GDB	Proposals may be approved for tax purposes by Orders in Council		55

	Subpart 2—New Part 2A substituted

23H	New Part 2A substituted		56
	Part 2A Structural separation of Telecom

	Subpart 1—Preliminary provisions

	69A	Purpose of Part	56

	69B	Interpretation	56

	Subpart 2—Monitoring of shared assets, services, and systems

	69C	Interpretation	58

	69D	Meaning of arm’s-length	59

	69E	Requirements for sharing arrangements	59

	69F	Commission must be notified of proposed and final sharing arrangements	59

	69G	Obligation to collect and retain information for monitoring purposes	60

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

69H	Commission’s monitoring, investigation, and enforcement powers	60

69I	Commission may give non-compliance notice	61

69J	Process for responding to non-compliance notice	61

69K	Commission may decide on appropriate enforcement action if non-compliance persists	62

69L	Application of pecuniary penalty provisions	62

69M	Injunction may be granted by High Court	62

69N	Minister may grant exemption from application of subpart	63

Subpart 3—Line of business restrictions

69O	No participation in supply of retail services	64

69P	Register of non-retail users	64

69Q	Variations to, and removals from, register	65

69QA	No services above layer 2	65

69QB	No end-to-end services	66

69R	Enforcement of breaches of sections 69O and 69QB	66

69S	Application of line of business restrictions to related parties of Chorus	66

69T	Injunctions may be granted by High Court for certain contraventions	67

Subpart 4—Undertakings by Chorus

69U	Purposes of subpart	68

69V	Overview	68

69W	Interpretation	68

69X	Requirements for undertakings by Chorus relating to supply of certain wholesale telecommunications services	70

69XA	Implementation of Chorus undertakings	71

69XB	Chorus must publish Chorus undertakings	72

69XC	Variation of Chorus undertakings	72

69XD	Termination of Chorus undertakings	72

69XE	Enforcement of Chorus undertakings	72

Subpart 5—Miscellaneous Public Works Act 1981

69XF	Application of Public Works Act 1981	72

Resource Management Act 1991 issues

69XG	Requiring authority status under Resource Management Act 1991	73

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

	69XH	Designations under Resource Management Act 1991	74

	Restrictive covenants

	69XI	Certain restrictive covenants	75

	Government Superannuation Fund Act 1956

	69XJ	Protection of existing members of Government Superannuation Fund	75

	Subpart 6—Taxation consequences of structural separation

	69XK	Interpretation in this subpart	76

	69XL	Purpose	77

	69XM	Depreciation	77

	69XN	Tax effect of distribution of ChorusCo shares	78

	69XO	Goods and Services Tax Act 1985	81

	69XP	Prepayments	81

	69XQ	Expenditure or loss incurred, and amounts derived	82

	69XR	Bad debts	83

	69XS	Unpaid employment expenditure	83

	69XT	Vesting of designated assets and liabilities	83

	69XU	Revenue account property	83

	69XV	Leased assets	84

	69XW	Finance leases: financial arrangements rules	84

	69XX	Approved issuer levy and administrative status	85

	Subpart 3—Consequential amendments, saving, transitional provisions, and miscellaneous matters Consequential amendments relating to TSO obligations

23HA	Interpretation		86

23HB	Deemed TSO instrument		87

23HC	TSO provider under TSO instrument without specified amount may request TSO cost calculation determination		87

23HD	New sections 94CA and 94CB inserted		87

	94CA	Calculations of net revenue and auditor’s report must be given to Commission	87

	94CB	Considerations for determining net revenue	88

23HE	Matters to be included in draft TSO cost calculation determination		88

23HF	Matters to be included in final TSO cost calculation determination		89

23HG	Regulations		89

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

23HH	Application of section 156B	90

	Consequential amendments relatins to new Part 2A and general matters

23I	Overview	90

23IA	Interpretation	90

23J	Section 69ZB repealed	90

23K	Miscellaneous provisions relating to Commission’s information disclosure requirements	91

23L	Declaration made or revoked by notice in Gazette: amendments relating to network operator status	91

23M	Application of section 156B	91

23N	Pecuniary penalty	91

23O	Further pecuniary penalty for continuing breach	92

23P	Interpretation	92

23Q	Interpretation	92

23R	Complaints of breach of enforceable matter	93

23RA	Enforcement by High Court	93

23S	Schedule 1 amended	93

	Transitional provision relating to TSO obligations

23T	TSO provider cannot request TSO cost calculation determination under section 93 for financial year in which separation day occurs	93

	Transitional provision relating to shared asset arrangements

23U	Minister may grant exemptions in relation to shared asset arrangements	94

	Saving and transitional provisions relating to designated access services

23V	Standard terms determinations continue to apply	94

23W	General provision concerning reviews of standard terms determinations for purpose of implementing amendments to Schedule 1 of principal Act	95

23X	Commission must complete reviews of standard terms determinations for certain designated access services before separation day	96

23Y	Commission must make standard terms determination for Chorus’s unbundled copper low frequency service before separation day	98

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

	Further transitional provisions relating to Chorus’s unbundled bitstream access service

23Z	Certain clauses of standard terms determination do not apply to Chorus’s unbundled bitstream access service		98

23ZA	Certain provisions of Part 2 and Schedule 3 of principal Act do not apply in relation to Chorus’s unbundled bitstream access service		98

23ZB	Review of standard terms determination for unbundled bitstream access service before expiry of 1 year from separation day		99

23ZC	Party to standard terms determination for Chorus’s unbundled bitstream access service may apply for pricing review		99

23ZD	Chorus’s unbundled bitstream access prices grandfathered		100

	Miscellaneous

23ZE	Operational separation undertakings cease to have effect		100
	Part 2 Telecommunications networks involving Crown funding

24	New Part 4AA inserted		101
	Part 4AA Services provided using networks developed with Crown funding: Undertakings regime and Commerce Act 1986 authorisations

	Subpart 1—Preliminary provisions

	156AA	Overview	101

	156AB	Interpretation	103

		Subpart 2—Undertakings relating to networks developed with Crown funding as part of UFB initiative

	156AC	Purposes	105

	Requirements for undertakings

	156AD	Main requirements for undertakings	106

	156AF	Minister may determine further requirements for undertakings	108

	156AG	Minister may issue and consult on draft determination	108

	156AH	Procedural requirements for determination	108

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

	Process for submission and consideration of undertakings

156AJ	LFC may submit undertakings for approval by Minister	109

156AK	Minister may approve or decline undertakings	110

	Implementation of undertakings

156AL	Implementation of undertaking	110

156AM	LFC must publish undertaking	110

	Variation and termination of undertakings

156AN	Variation of undertaking	111

156AO	Procedure for variation of undertaking	111

156AOA	Clarification of undertaking	112

156AQ	Termination of undertaking	112

156AQA	Effect of UFB partner terminating contract with the Crown	113

	Effect of undertakings in relation to certain relevant services

156AR	Commission may not recommend certain services be designated services or specified services if undertaking applies	113

156ARA	Commission must not commence investigation into whether services should be added to Schedule 1 before certain time	114

	Enforcement of undertakings

156AS	Enforcement and remedies under Part 4A	115

156AT	Power of court to grant relief in respect of undertakings	115

156AU	Interrelationship of remedies	115

	Subpart 3—Information disclosure by LFCs with undertakings

156AV	Purpose	116

156AVA	Application of subpart	116

156AW	Commission must require disclosure by LFCs	116

156AX	Further powers of Commission relating to information disclosure	117

156AXA	Commission may publish reports, etc, on information collected	118

Telecommunications (TSO, Broadband, and

Other Matters) Amendment Bill

		Subpart 4—Undertakings relating to networks developed with Crown funding as part of Rural Broadband Initiative

	156AY	Interpretation of this subpart	119

	156AZ	Requirements for undertakings under this subpart	120

	156AZA	Application of provisions in subpart 1	120

		Subpart 5—Commerce Act 1986 authorisations in respect of Rural Broadband Initiative

	156AZB	Restrictive trade practices authorisations in respect of Telecom and Vodafone participation in Rural Broadband Initiative	120

		Subpart 6—Commerce Act 1986 authorisations in respect of Ultra-fast Broadband Initiative

	156AZC	Interpretation for this subpart	121

	156AZD	Restrictive trade practices authorisations in respect of participation in Ultra-fast Broadband Initiative	121

	156AZE	Business acquisition authorisations in respect of participation in Ultra-fast Broadband Initiative	122

25	Application of section 156B		123

26	Pecuniary penalty		123

27	Heading to subpart 2 of Part 4A amended		124

28	Interpretation		124

29	Complaints of breach of enforceable matter		124

30	Enforcement by High Court		125

31	Further amendments to principal Act		125

Schedule 1 Further amendments to principal Act	126

Schedule 2 New Schedule 3B inserted	131

Schedule 2A Amendments to Schedule 1 of principal Act	132

Schedule 3 Further amendments to principal Act relating to telecommunications networks involving Crown funding	149

Telecommunications (TSO, Broadband, and
cl 1	Other Matters) Amendment Bill

The Parliament of New Zealand enacts as follows:

1	Title This Act is the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2010.

2	Commencement	5

~~()~~	~~This Act comes into force on the day after the date on which it receives the Royal assent.~~

(1)	This Act, except subpart 2 of Part 1A and sections 23HA to 23S, comes into force on the day after the date on which it receives the Royal assent.	10

(2)	Subpart 2 of Part 1A and sections 23HA to 23S come into force on separation day, but only if an Order in Council has been made under section 23E.

(3)	Telecom must publish the date of separation day in the Gazette as soon as practicable after it is known.	15

(4)	Separation day has the meaning set out in section 69B of the principal Act (as inserted by section 23H of this Act).

3	Principal Act amended This Act amends the Telecommunications Act 2001.
	Part 1	20
	Telecommunications service obligations and general matters
	Subpart 1—Amendments to principal Act relating to telecommunications service obligations and general matters	25

4	Interpretation

(1)	Section 5 is amended by repealing the definitions of financial year, liable person, liable person’s TSO-qualified revenue, net cost, TSO cost calculation determination, TSO instrument or telecommunications service obligation instrument, and TSO provider's TSO-qualified revenue.	30

(2)	Section 5 is amended by inserting the following definitions in their appropriate alphabetical order:

	“CPI means the Consumers Price Index (All Groups) published by Statistics New Zealand

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1 cl 4

~~“existing residential line means a Telecom residential line (other than a party line or a second line) that was an active connection on 20 December 2001~~		5

“existing residential line—

“(a)	means a Telecom residential line (other than a party line or a second line) that was an active connection on 20 December 2001; and

“(b)	to avoid doubt, includes any such line that has been replaced or altered since 20 December 2001	10

“financial year means a period of 12 months beginning on 1 July in any year and ending on 30 June in the following year “liability allocation determination means a determination of the Commission prepared in accordance with section 87(1)(a)		15

“liable person means a person who provides a telecommunications service in New Zealand by means of some component of a PTN that is operated by the person

“Ministry means the Ministry responsible for administering this Act		20

“net cost,—

“(a)	in relation to an instrument that is declared to be a TSO instrument under section 70, means the unavoidable net incremental cost to an efficient service provider of providing the service required by the TSO instrument to commercially non-viable end-users; and	25

“(b)	in relation to a deemed TSO instrument, means the unavoidable net incremental cost to an efficient service provider of providing the service required by the TSO instrument to all end-users connected to existing residential lines	30

“new KSO has the meaning set out in section 71

“PTN or public telecommunications network—

“(a)	means a network used, or intended to be used, in whole or in part, by the public for the purpose of ~~providing~~ telecommunication:	35

“(b)	includes—

	“(i) a PSTN:

	“(ii) a PDN

Telecommunications (TSO, Broadband, and
Part 1 cl 5	Other Matters) Amendment Bill

	“qualified revenue means the ~~revenue~~ gross revenue (as determined in accordance with any specifications set by the Commission) that a liable person receives during a financial year for supplying either or both of the following (excluding any amount paid to the liable person by the Crown as compensation for the cost of complying with a TSO instrument that contains a specified amount):			5

	“(a)	telecommunications services by means of its PTN:		10

	“(b)	telecommunications services by means that rely primarily on the existence of its PTN or any other PTN

	“TSO charges means the amounts payable to a TSO provider by the Crown under section 94J(1)

	“TSO cost calculation determination means a determination of the Commission prepared in accordance with section 94H(1)(a)			15

	“TSO instrument or telecommunications service obligation instrument means—

	“(a)	an instrument that is declared to be a TSO instrument under section 70:		20

	“(b)	a deemed TSO instrument”.

5	Performance of Commission’s functions Section 10(1) is amended by repealing paragraphs (a) and (b) and substituting the following paragraphs:			25

	“(a)	the Telecommunications Commissioner and no fewer than 2 other members of the Commission must—

		“(i)	make every determination in respect of a designated multinetwork service under section 39; and

		“(ii)	make every pricing review determination under section 51; and	30

		“(iii)	make every liability allocation determination under section 87; and

		“(iv)	make every TSO cost calculation determination under section 94H; and	35

	“(ab)	the determinations referred to in paragraph (a) must, if the Telecommunications Commissioner and the other members of the Commission are not unanimous in their view, be made in accordance with the majority view; and

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1 cl 8

	“(b)	the Telecommunications Commissioner must report to the Minister about every proposed alteration to Schedule 1 in any of the ways set out in sections 66 and 67 following consideration by the Telecommunications Commissioner and no fewer than 2 other members of the Commission in accordance with clause 4 of Schedule 3, and—		5 10

		“(i)	the recommendation included in the final report to the Minister must be supported by the majority of the Telecommunications Commissioner and the other members of the Commission; and

		“(ii)	the final report must include the majority view and any dissenting views; and”.	15

6	Application of section 98A of Commerce Act 1986

	Section 16(b) is amended by omitting “section 81(a)” and substituting “section 82(b) or 83(1)(a)”.

7	New section 71A substituted			20

	Section 71A is repealed and the following section substituted:

“71A	TSO instrument may specify total amount payable by the Crown

“(1)	A TSO instrument may specify the total amount payable by the Crown under the instrument for each financial year (the specified amount).			25

“(2)	The total amount may be specified as—

	“(a)	a fixed monetary amount; or

	“(b)	a capped monetary amount; or

	“(c)	an indexed monetary amount; or		30

	“(d)	a formula for the calculation of a monetary amount; or

	“(e)	any combination of paragraphs (a) to (d).”

8	Variation of TSO instrument or deemed TSO instrument

(1)	The heading to section 75 is amended by omitting “or deemed TSO instrument”.			35

Telecommunications (TSO, Broadband, and
Part 1 cl 9	Other Matters) Amendment Bill

(2)	Section 75(a) is amended by omitting “a TSO instrument” and substituting “an instrument that is declared to be a TSO instrument under section 70”.

9	New section 76 substituted

	Section 76 is repealed and the following section substituted:		5

“76	When instrument ceases to be TSO instrument

“(1)	An instrument ceases to be a TSO instrument,—

	“(a)	in the case of an instrument that is declared to be a TSO instrument under section 70, if the Governor-General, by Order in Council made on the recommendation of the Minister, revokes the declaration of that TSO instrument; or	10

	“(b)	in the case of a deemed TSO instrument, on a date appointed by the Governor-General by Order in Council made on the recommendation of the Minister; or	15

	“(c)	if the instrument is terminated in accordance with its terms.

“(2)	The Minister must not make a recommendation under subsection (1)(a) or (b) unless,—

	“(a)	in the case of an instrument that is declared to be a TSO instrument under section 70, the service provider to whom that instrument applies agrees to the revocation of the declaration; or	20

	“(b)	in the case of a deemed TSO instrument, the service provider to whom that instrument applies agrees to that instrument ceasing to have effect as a deemed TSO instrument.”	25

10	New section 77 substituted

	Section 77 is repealed and the following section substituted:

“77	Notification of TSO instrument		30

“(1)	The Minister must notify the Commission of—

	“(a)	every instrument that is declared to be a TSO instrument under section 70; and

	“(b)	every deemed TSO instrument.

“(2)	The Commission must give public notice of every TSO instrument.”		35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1 cl 11

11	New subparts 2 and 2A of Part 3 substituted Subpart 2 of Part 3 is repealed and the following subparts are substituted:

		“Subpart 2—Amounts payable by liable persons to the Crown	5

		“Annual procedure for determining amounts payable by liable persons to the Crown

“80	Interpretation In this subpart, unless the context otherwise requires,—

	“financial statements,—		10

	“(a)	except if section 79 applies, has the same meaning as in section 8 of the Financial Reporting Act 1993; and

	“(b)	if section 79 applies, means a consolidated statement of financial performance of the 2 or more bodies corporate required by that section to be treated as 1 person, prepared in accordance with generally accepted accounting practice, as defined in section 3 of the Financial Reporting Act 1993	15

	~~“specified turnover~~ minimum qualified revenue means $10 million, or such other amount as may be prescribed by regulations made under section 101(1)(a).		20

	~~“turnover has the same meaning as in section 2 of the Financial Reporting Act 1993 but, in a case to which section 79 applies~~, ~~the references in the definition to a group must be read as if they were references to the 2 or more bodies corporate required by section 79 to be treated as 1 person.~~		25

“81	Subpart does not apply to certain liable persons

“(1)	This subpart does not apply to a liable person in respect of a financial year (financial year A) if—

	“(a)	the liable person was not trading in the financial year preceding financial year A; or	30

	~~“(b)~~	~~the financial statements of the liable person for the financial year proceeding financial year A record turnover of less than the specified turnover.~~

	“(b)	the liable person’s qualified revenue for the year preceding financial year A was less than the minimum qualified revenue.	35

Telecommunications (TSO, Broadband, and
Part 1 cl 11	Other Matters) Amendment Bill

“(2)	For the purpose of determining whether a person is a liable person to whom this subpart applies in respect of a financial year, the Commission may, by written notice to that person, require the person to provide to the Commission, within the time specified in the notice,—			5

	“(a)	a copy of the person’s financial statements for the year preceding financial year A; and

	“(ab)	any further information specified by the Commission for the purpose of enabling it to verify the qualified revenue of that person for the year preceding financial year A; and		10

	“(b)	a certificate that complies with subsection (3).

“(3)	A certificate complies with this subsection if—

	~~“(a)~~	~~it certifies~~

		~~“(i)~~	~~the person’s turnover as recorded for the year preceding financial year A; and~~	15

		~~“(ii)~~	~~whether the person provides a telecommunications service in New Zealand by means of some component of a PTN that is operated by that person; and~~	20

	“(a)	it certifies the person’s qualified revenue for the year preceding financial year A; and

	“(b)	it is signed by 2 directors of the person with the authority of the other directors.

“82	Liable persons must produce information on ~~turnover~~ qualified revenue			25

	Not later than 60 working days before the end of each financial year (financial year A), each liable person must provide to the Commission a copy of—

	“(a)	its financial statements for the financial year preceding financial year A; and		30

	“(b)	any further information specified by the Commission for the purpose of enabling it to verify the ~~turnover~~ qualified revenue of that person for the financial year preceding financial year A.		35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1 cl 11

“83	Liable persons must produce information for purposes of liability allocation determination

“(1)	Not later than 60 working days after the end of each financial year, each liable person must provide to the Commission—

	“(a)	all prescribed information or, if there is no prescribed information, information specified by the Commission, for the purpose of enabling the Commission to make its determination in accordance with section 88(a); and	5

	“(b)	a report that complies with subsection (2).

“(2)	A report complies with this subsection if—		10

	“(a)	it is prepared by a qualified auditor; and

	“(b)	it includes a statement of the extent to which the information provided by the liable person under subsection (1)(a) is correct and complete.

“84	Commission to prepare draft liability allocation determination		15

“(1)	The Commission must—

	“(a)	prepare a draft liability allocation determination for each financial year; and

	“(b)	give public notice of that draft determination; and	20

	“(c)	include in the public notice the closing date for submissions, which must be not later than 20 working days after the date of giving public notice.

“(2)	The Commission must make reasonable efforts to do the things referred to in subsection (1) not later than 80 working days after the end of the financial year.		25

“85	Matters to be included in draft liability allocation determination

“(1)	A draft liability allocation determination must include—		30

	“(a)	the amount of each liable person’s qualified revenue; and

	“(b)	the amount of the telecommunications development levy payable by each liable person for the financial year, calculated in accordance with the following formula:

a	x c
b

Telecommunications (TSO, Broadband, and
Part 1 cl 11	Other Matters) Amendment Bill

		where—

		a	is the amount of the liable person’s qualified revenue

		b	is the sum of all liable persons’ qualified revenue

		c	is the telecommunications development levy specified for the relevant year in Schedule 3B; and	5

	“(c)	the methodology applied by the Commission in preparing the determination; and

	“(d)	the reasons for the determination.

~~“(2)~~	~~To avoid doubt, the Commission may determine what revenue basis to use for the purposes of subsection (1)(a) (for example, a net revenue basis).~~			10

“86	Conferences on draft liability allocation determination The Commission may—

	“(a)	hold conferences in relation to the draft liability allocation determination; and		15

	“(b)	invite to those conferences any person who has a material interest in the determination.

“87	Commission to prepare final liability allocation determination			20

“(1)	The Commission must—

	“(a)	prepare a final liability allocation determination; and

	“(b)	give public notice of that final determination; and

	“(c)	give a copy of that final determination to all liable persons.		25

“(2)	The Commission must make reasonable efforts to do the things referred to in subsection (1) not later than 20 working days after the closing date for submissions specified in accordance with section 84(1)(c).

“88	Matters to be included in final liability allocation determination			30

	A final liability allocation determination must include—

	“(a)	the amount of each liable person’s qualified revenue; and

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1 cl 11

	“(b)	the amount of the telecommunications development levy payable by each liable person, calculated in accordance with the formula set out in section 85(1)(b); and	5

	“(c)	the methodology applied by the Commission in preparing the determination; and

	“(d)	the reasons for the determination.

“89	Payment by liable persons to the Crown		10

“(1)	Each liable person must pay to the Crown the amount set out in the determination in accordance with section 88(b) not later than 20 working days after the date that the determination is publicly notified.

“(2)	If that amount is not paid on or before the due date,—		15

	“(a)	it is recoverable in any court of competent jurisdiction as a debt due to the Crown; and

	“(b)	the liable person must pay the Crown interest on the unpaid amount at the 90-day bank bill rate (as at 21 working days after the date on which the determination is publicly notified) plus 5% for the period from the time the amount was due until the time at which it is paid.	20

“(3)	Subsection (2) does not authorise the imposing of interest on interest.
	“General matters		25

“90	Crown use of ~~amounts paid by liable persons~~ telecommunications development levy

“(1)	The amounts paid by liable persons under section 89 (collectively, the telecommunications development levy) may be used for the following purposes:		30

	“(a)	to pay TSO charges:

	“(b)	to pay for non-urban telecommunications infrastructure development:

	“(c)	to pay for upgrades to the emergency service calling system:	35

	~~“(d)~~	~~any other purpose that the Minister considers will either~~

Telecommunications (TSO, Broadband, and
Part 1 cl 11	Other Matters) Amendment Bill

		~~“(i)~~	~~promote competition in telecommunications markets for the long-term benefit of end-users of telecommunications services within New Zealand; or~~	5

		~~“(ii)~~	~~facilitate the supply of certain telecommunications services to groups of end-users within New Zealand to whom those telecommunications services may not otherwise be supplied on a commercial basis or at a price that is considered by the Minister to be affordable to those groups of end-users.~~	10

	“(d)	any other purpose that the Minister considers will facilitate the supply of certain telecommunications services to groups of end-users within New Zealand to whom those telecommunications services may not otherwise be supplied on a commercial basis or at a price that is considered by the Minister to be affordable to those groups of end-users.		15 20

“(1A)	The telecommunications development levy must not be used for a purpose under subsection (1)(d) unless the Minister has first consulted liable persons and any persons and organisations that the Minister considers appropriate having regard to the proposed use of the levy.			25

~~“(2)~~	~~To avoid doubt, except as provided in section 94J~~, ~~nothing in this section requires the Crown–~~

	~~“(a)~~	~~to use any amount paid by liable persons under section 89 within any particular time; or~~

	~~“(b)~~	~~to refund any amount or part of an amount to a liable person if the crown uses it for a purpose other than a purpose referred to in subsection (1).~~		30

“(2)	To avoid doubt, except as provided in section 94J, nothing in this section requires the Crown to use any amount paid by liable persons under section 89 within any particular time.			35

“91	Commission must notify final liability allocation determination before notifying TSO cost calculation determination

“(1)	The Commission may determine the priority between the preparation of a liability allocation determination and the preparation of a TSO cost calculation determination and, accordingly, may comply with sections 84 to 88 and sections 94D to 94I in the sequence, as between those 2 sets of sections, as it thinks fit.			5

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1 cl 11

“(2)	However, the Commission must publicly notify a final liability allocation determination for each financial year in accordance with section 87(1)(b) before it publicly notifies any final TSO cost calculation determination for that financial year in accordance with section 94H(1)(b).		10

“91A	Annual telecommunications development levy may be reduced by Order in Council		15

“(1)	The Governor-General may, by Order in Council made on the recommendation of the Minister, amend Schedule 3B by reducing the annual telecommunications development levy set out in that schedule for 1 or more future years.		20

“(2)	The Minister must not recommend the making of an order unless the Minister is satisfied that the full amount set out in Schedule 3B is not required for the purposes in section 90.
	“Subpart 2A—TSO charges payable by the Crown “Assessment of compliance		25

“92	Assessment of compliance with TSO instrument Not later than 60 working days after the end of each financial year, the Commission must—

	“(a)	assess a TSO provider’s compliance with its TSO instrument during that financial year in accordance with any process set out in the TSO instrument; and	30

	“(b)	notify the TSO provider and the Minister, in writing, of any non-compliance by the TSO provider with the TSO instrument.	35

Telecommunications (TSO, Broadband, and
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		“TSO provider may request TSO cost calculation determination

“93	TSO provider under TSO instrument without specified amount may request TSO cost calculation determination

“(1)	If a TSO provider under a TSO instrument that does not contain a specified amount wishes to have the TSO charges for the instrument determined in respect of a financial year, the TSO provider must notify the Commission that it wishes to invoke the procedure in sections 94B to 94I for the preparation of a TSO cost calculation determination for that financial year.		5 10

“(2)	The notification must be—

	“(a)	in writing; and

	“(b)	given not later than 30 90 working days after the end of the relevant financial year.

“94	TSO provider who requests TSO cost calculation determination liable for costs in certain circumstances		15

“(1)	A TSO provider who ~~gives notice~~ notifies the Commission under section 93 must, if the Commission determines the TSO charges for the instrument to be zero, pay the costs of the Commission relating to the procedure in sections 94D to 94I for the preparation of the TSO cost calculation determination (including the costs of any expert advice) as directed by the Commission in writing.		20

“(2)	The Commission may enforce a direction given under subsection (1) by filing it in the prescribed form in the Wellington Registry of the High Court.		25

“(3)	A direction that is filed in the Registry of the High Court under this section is enforceable as a judgment of the High Court in its civil jurisdiction.

“94AA	Withdrawal of request for TSO cost calculation determination		30

“(1)	A TSO provider who notifies the Commission under section 93 may subsequently withdraw its request for a TSO cost calculation determination.

“(2)	The withdrawal must be made by submitting a notice in writing to the Commission before the Commission publicly notifies its final TSO cost calculation determination under section 94H(1)(b).		35

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“(3)	A TSO provider who withdraws a request for a TSO cost calculation determination must pay the costs of the Commission (including the costs of any expert advice) relating to as much of the procedure in sections 94 to 94I as has been undertaken in preparing the determination before the withdrawal, as directed by the Commission in writing.			5

“(4)	Section 94(2) and (3) apply to the enforcement of the direction.			10

“94A	TSO charges deemed to be zero if TSO provider does not request TSO cost calculation determination If a TSO provider under a TSO instrument that does not contain a specified amount does not notify the Commission in accordance with section 93,—			15

	“(a)	sections 91 and 94B to 94J do not apply in respect of the TSO provider or TSO instrument; and

	“(b)	the TSO charges for the instrument are deemed to be zero.
	“Annual procedure for determining TSO charges payable by the Crown			20

“94B	Calculations of net cost and auditor's report must be given to Commission

“(1)	Not later than ~~60~~ 90 working days after the end of each financial year, a TSO provider under a TSO instrument that does not contain a specified amount must provide to the Commission—			25

	“(a)	calculations of the net cost to the TSO provider of complying with the TSO instrument during the financial year; and		30

	“(b)	a report prepared by a qualified auditor that includes a statement of whether or not the calculations comply with—

		“(i)	any prescribed requirements relating to those calculations; and	35

		“(ii)	any requirements of the Commission.

Telecommunications (TSO, Broadband, and
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“(2)	This section is subject to section 94A.

“94C Considerations for determining net cost

“(1)	In calculating the net cost under section 94B and calculating the net cost for the purposes of a draft TSO cost calculation determination under section 94D and a final TSO cost calculation determination under section 94H, the following must be taken into account:		5

	“(a)	in the case of an instrument that is declared to be a TSO instrument under section 70, the range of direct and indirect revenues and associated benefits derived from providing telecommunications services to commercially non-viable end-users, less the costs of providing those services to those end-users:	10

	“(b)	in the case of a deemed TSO instrument, the range of direct and indirect revenues and associated benefits derived from providing telecommunications services to all end-users connected to existing residential lines, less the costs of providing those services to those end-users:	15

	“(c)	the provision of a reasonable return on the incremental capital employed in providing those services to end-users.	20

“(2)	Subsection (1) is subject to subsections (3) and (4).

“(3)	In calculating the net cost for the purposes of a draft TSO cost calculation determination under section 94D and a final TSO cost calculation determination under section 94H, the Commission—		25

	“(a)	may choose not to include profits from any new telecommunications services that involve significant capital investment and that offer capabilities not available from established telecommunications services; and	30

	“(b)	must not include any losses from telecommunications services other than services that the TSO instrument requires the TSO provider to provide; and

	“(c)	must consider the purpose set out in section 18.	35

“(4)	In calculating the net cost under section 94B, the TSO provider must comply with any requirements of the Commission relating to the application of subsection (3)(a) to (c).

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“(5)	In this section,—

	“established telecommunications services means telecommunications services that are not new telecommunications services

	“new telecommunications services means telecommunications services that were first provided in New Zealand within 5 years before the start of the financial year to which the calculation of the net cost relates.			5

“94D Commission to prepare draft TSO cost calculation determination				10

“(1)	The Commission must—

	“(a)	prepare a draft TSO cost calculation determination in respect of each TSO instrument for each financial year; and

	“(b)	give public notice of that draft determination; and		15

	“(c)	include in the public notice the closing date for submissions, which must be not later than 20 working days after the date of giving public notice.

“(2)	The Commission must make reasonable efforts to do the things referred to in subsection (1) not later than 120 working days after the end of the financial year.			20

“(3)	This section is subject to sections 93 and 94A.

“94E Matters to be included in draft TSO cost calculation determination

	A draft TSO cost calculation determination must include,—			25

	“(a)	if the TSO instrument does not contain a specified amount, the net cost to the TSO provider of complying with the TSO instrument during the financial year and all material information that—

		“(i)	relates to the calculation of the net cost; and	30

		“(ii)	would not, in the opinion of the Commission, be likely to unreasonably prejudice the commercial position of the TSO provider; and

	“(b)	if the TSO instrument contains a specified amount, the dollar amount of the specified amount and all material information that—		35

Telecommunications (TSO, Broadband, and
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		“(i) relates to the calculation of that amount; and

		“(ii) would not, in the opinion of the Commission, be likely to unreasonably prejudice the commercial position of the TSO provider; and

	“(c)	the amount (if any) by which the total amount that the TSO provider would receive from the Crown in relation to the TSO instrument must be reduced because the TSO provider has not complied with the TSO instrument; and	5

	“(d)	the methodology applied by the Commission in preparing the determination; and	10

	“(e)	the reasons for the determination.

“94F	Requirements for draft TSO cost calculation determination

	In preparing a draft TSO cost calculation determination of the matters referred to in section 94E(c), the Commission must consider the steps taken (if any) by the TSO provider to remedy any non-compliance by the TSO provider with the TSO instrument between the date the TSO provider was notified of the non-compliance under section 92(b) and the date that is 15 working days before public notice is given under section 94D(1)(b).		15 20

“94G	Conferences on draft TSO cost calculation determination The Commission may—

	“(a)	hold conferences in relation to a draft TSO cost calculation determination; and	25

	“(b)	invite to those conferences any person who has a material interest in the determination.

“94H	Commission to prepare final TSO cost calculation determination		30

“(1)	The Commission must—

	“(a)	prepare a final TSO cost calculation determination; and

	“(b)	give public notice of that final determination; and

	“(c)	give a copy of that final determination to the Minister, all liable persons, and the TSO providers in relation to the TSO instrument.	35

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“(2)	The Commission must make reasonable efforts to do the things referred to in subsection (1) not later than 40 working days after the closing date for submissions specified in accordance with section 94D(1)(c).

“(3)	This section is subject to sections 93 and 94A.		5

“94I	Matters to be included in final TSO cost calculation determination

“(1)	A final TSO cost calculation determination must include,—

	“(a)	if the TSO instrument does not contain a specified amount, the net cost to the TSO provider of complying with the TSO instrument during the financial year and all material information that—	10

		“(i) relates to the calculation of the net cost; and

		“(ii) would not, in the opinion of the Commission, be likely to unreasonably prejudice the commercial position of the TSO provider; and	15

	“(b)	if the TSO instrument contains a specified amount, the dollar amount of the specified amount and all material information that—

		“(i) relates to the calculation of that amount; and	20

		“(ii) would not, in the opinion of the Commission, be likely to unreasonably prejudice the commercial position of the TSO provider; and

	“(c)	the amount (if any) by which the total amount that the TSO provider would receive from the Crown in relation to the TSO instrument must be reduced because the TSO provider has not complied with the TSO instrument; and	25

	“(d)	the amount payable by the Crown to the TSO provider in relation to the TSO instrument in respect of the financial year calculated,—	30

		“(i) in the case of a TSO instrument that does not contain a specified amount, by subtracting the amount of the reduction (if any) referred to in paragraph (c) from the net cost referred to in paragraph (a); and	35

“(ii)  in the case of a TSO instrument that contains a specified amount, by subtracting the amount of the reduction (if any) referred to in paragraph (c) from the specified amount referred to in paragraph (b); and

Telecommunications (TSO, Broadband, and
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	“(e)	the amount payable by the Crown to the TSO provider in relation to the TSO instrument for the loss of use of the amount referred to in paragraph (d), calculated at the 90-day bank bill rate (as at the date of the final determination) for the period commencing from the end of the financial year and ending with the date of the	5
		final TSO cost calculation determination; and	10

	“(f)	the methodology used by the Commission in preparing the determination; and

	“(g)	the reasons for the determination.

“(2)	To avoid doubt, if the calculation under subsection (1)(a) or (b) results in a figure that is zero or less, the amount for the purposes of subsection (1)(d) and (e), and that must be included in the determination, is zero.		15

“94J	Payment by the Crown to TSO provider

“(1)	The Crown must pay to the TSO provider, not later than 30 working days after the date that the final TSO cost calculation determination is publicly notified,—		20

	“(a)	the amount set out in the final TSO cost calculation determination in accordance with section 94I(1)(d); and

	“(b)	the amount set out in the final TSO cost calculation determination in accordance with section 94I(1)(e).	25

“(2)	If the Crown does not pay the total of the amounts referred to in subsection (1) on or before the due date, the Crown must pay the TSO provider interest on the unpaid amount at the 90-day bank bill rate (as at 31 working days after the date on which the final cost calculation determination is publicly notified) plus 5% for the period from the time the amount was due until the time at which it is paid.”		30

12	Section 99 repealed

	Section 99 is repealed.

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13	New section 100 substituted		35

	Section 100 is repealed and the following section substituted:

“100	Right of appeal to High Court

“(1)	The following persons and (as applicable) the Crown may appeal to the High Court against the following matters:

	“(a)	a liable person, against a determination of the Commission, in relation to that person, of the matter referred to in section 88(a):	5

	“(b)	a TSO provider, against a direction of the Commission under section 94(1):

	“(c)	a liable person, TSO provider, or the Crown, against a determination of the Commission in respect of a matter referred to in section 94I(1)(a) to (g).	10

“(2)	An appeal under subsection (1) may be on a question of law only.

“(3)	If an appeal or judicial review proceedings are commenced about a liability allocation determination, TSO cost calculation determination, or direction under section 94(1), the determination or direction continues to have effect and is enforceable as if the proceedings had not been commenced until the proceedings are finally disposed of.		15

“(4)	To avoid doubt, the obligations to pay money imposed by sections 89 and 94J continue to have effect and are enforceable despite any appeal or judicial review proceedings about a determination that relates to those payments, until the proceedings are finally disposed of.		20

“(5)	TSO provider, in subsection (1), means the TSO provider under the TSO instrument to which the direction or determination relates.”		25

14	Commission must include information about deemed TSO instrument in TSO cost calculation determinations

(1)	Section 100B(l)(a) is amended by omitting “section 92” and substituting “section 94D”.		30

(2)	Section 100B(l)(b) is amended by omitting “section 93C” and substituting “section 94H”.

(3)	Section 100B(3) is amended by omitting “customers” and substituting “end-users”.		35

Telecommunications (TSO, Broadband, and
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15	New section 100BA inserted

	The following section is inserted after section 100B:

“100BA Commissionmust include information about spending of TSO charges paid in relation to deemed TSO instrument			5

“(1)	The Commission must include the information specified in subsection (2) in—

	“(a)	a draft TSO cost calculation determination under section 94D, in relation to a deemed TSO instrument; and

	“(b)	a final TSO cost calculation determination under section 94H, in relation to a deemed TSO instrument.	10

“(2)	The information referred to in subsection (1) is the amount of the total TSO charges most recently received by the TSO provider (if any), that the TSO provider has spent on each of the following, and details of that expenditure:		15

	“(a)	TSO-related infrastructure:

	“(b)	TSO-related operational costs:

	“(c)	any other items.

“(3)	For the purpose of enabling the Commission to comply with subsection (1), the Commission may require the TSO provider to prepare and provide information about the spend-ing of the TSO charges most recently received by the TSO provider.		20

“(4)	The TSO provider must prepare and provide any information required under subsection (3) in accordance with the Commission's requirements.”		25

16	Duties of Commission in complying with section 100B

(1)	The heading to section 100C is amended by omitting “section 100B” and substituting “sections 100B and 100BA”.

(2)	Section 100C is amended by adding the following subsection:		30

“(3)	In complying with section 100BA, the Commission must ensure that satisfactory provision exists to protect the confidentiality of any information that may reasonably be regarded as confidential or commercially sensitive.”

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17	New section 101 substituted			35

	Section 101 is repealed and the following section substituted:

“101	Regulations

“(1)	The Governor-General may, by Order in Council made on the recommendation of the Minister, make regulations that—

	“(a)	determine the amount of the ~~specified turnover~~ minimum qualified revenue for the purposes of section 80:		5

	“(b)	prescribe the information that must be provided to the Commission under section 83(1)(a):

	“(c)	provide for the appointment of auditors who may make an auditor’s report under ~~sections 83(1)(b) or 94B(b)~~ section 83(1)(b) or 94B(1)(b):		10

	“(d)	prescribe requirements to which ~~section 94B(b)(i)~~ section 94B(1)(b)(i) applies:

	“(e)	provide for any methods for all or any of the following:

		“(i)	preparing a draft determination of the amount of qualified revenue referred to in section 85(1)(a):	15

		“(ii)	determining the amount of qualified revenue referred to in section 88(a):

		“(iii)	calculating the net cost under section 94B:

		“(iv)	preparing a draft determination of the net cost referred to in section 94E(a):	20

		“(v)	determining the net cost referred to in section 94l(1)(a).

“(2)	The Minister must not make a recommendation under subsection (1)(b) to (e) unless—			25

	“(a)	the Commission has consulted every liable person; and

	“(b)	the Commission has recommended that the regulations be made.

“(3)	The Minister must not recommend the making of regulations under subsection (1)(a) unless the Minister is satisfied that, if the regulations were made, the ~~specified turnover~~ minimum qualified revenue under those regulations would not exceed the maximum ~~specified turnover~~ qualified revenue threshold.			30

“(4)	In this section, ~~maximum specified turnover~~ maximum qualified revenue threshold means the amount calculated in accordance with the following formula:			35

a	x c
b

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	where —

	a	is the CPI index number for the last quarter before the Minister’s recommendation would be made

	b	is the CPI index number for the last quarter before the date of commencement of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2010		5

	c	is $10 million.

17A	New section 101A inserted

	The following section is inserted after section 101:			10

“101A	Review of local service TSO arrangements

“(1)	The chief executive of the Ministry must,—

	“(a)	at the start of 2013, commence a review of the deemed TSO instruments and the provisions of this Act that implement those deeds (including the provisions that relate to funding) (collectively, the deemed TSO arrangements), including consideration of the following:		15

		“(i)	the operation of the deemed TSO arrangements:

		“(ii)	changes in the telecommunications sector that have arisen from investments in, and the roll-out of, new and enhanced telecommunications in-frastructure and facilities and the impact of those changes on the deemed TSO arrangements:	20

		“(iii)	the continued need for, and relevance of, the deemed TSO arrangements:	25

		“(iv)	the practicality of adopting universal, rather than provider-specific, arrangements for provision of the services and achievement of the outcomes covered by the deemed TSO arrangements:	30

		“(v)	the impact of the funding arrangements for deemed TSO instruments and the calculation of costs in relation to deemed TSO instruments on TSO providers, market competition, and the development generally of the telecommunications industry:	35

		“(vi)	alternative arrangements for achieving the purpose set out in section 70(1), including—

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			“(A)	the potential for adopting a contestable TSO model for deemed TSO arrangem ents and the costs and benefits of those alterna-tives in comparison with the deemed TSO arrangements; and	5

			“(B)	alternative approaches for the funding of deemed TSO instruments and the calculation of costs in relation to deemed TSO instruments, including the costs and benefits of those alternative approaches in comparison with the deemed TSO funding arrangements:	10

		“(vii)	related regulatory issues; and		15

	“(b)	report to the Minister on its findings not later than the end of 2013.

“(1A)	In carrying out the review, the chief executive of the Ministry must consult with interested parties, including the Commission, industry participants, consumers, and Maori.

“(2)	In conducting the review and reporting to the minister, the chief executive of the ministry must take the following into account:				20

	“(a)	the long-term interests of end-users of telecommunications services:

	“(b)	the long-term interests of those end-users in respect of whom the provision of services covered by the deemed TSO arrangements is commercially non-viable:			25

	“(c)	the legitimate business interests of TSO providers:

	“(d)	the ability for providers of TSO services to receive a reasonable return on the incremental capital employed in providing the services required under deemed TSO instruments:			30

	“(e)	the impact on the incentives and capabilities of TSO providers and other telecommunications service providers to invest in new and improved telecommunications facilities and services:			35

	“(f)	the effects on competition in telecommunications services markets in New Zealand.”

Telecommunications (TSO, Broadband, and
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17B	New subpart 3 inserted relating to multi-unit complexes The following subpart is inserted after section 155: “Subpart 3—Access to multi-unit complexes to which fibre-to-the-premises is to be deployed		5

“155A	Overview

“(1)	This subpart provides a statutory right of access to multi-unit complexes that fibre-to-the-premises service providers may use if an access agreement is not negotiated.

“(2)	This subpart does not limit the statutory rights of access in sections 120 to 127.		10

“155B	Interpretation In this subpart, unless the context otherwise requires,— “access order means an order of the District Court referred to in section 155H		15

	“Code means the Code that has been approved under section 155J, and includes any amendment to the Code that is approved under that section “consumer, in relation to a consumer complaints system, includes an owner or occupier		20

	“consumer complaints system, in relation to an FTTP service provider, means either of the following:

	“(a)	an industry-based complaints system that has been established by the telecommunications industry and that has been approved by the Minister for the purposes of resolution of complaints under this subpart and the Code; or	25

	“(b)	a consumer complaints system facilitated by Part 4B

	“FTTP service provider means the owner or operator of a fibre-to-the-premises access network		30

	“maintenance has the same meaning as in section 117

	“multi-unit complex means—

	“(a)	a building that contains 2 or more distinct units (including the land associated with that group of buildings); or

	“(b)	a group of buildings that are used communally (including the land associated with that group of buildings); or	35

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	“(c)	land that is in 2 or more titles that are subject to an existing easement for telecommunications or electricity purposes; or

	“(d)	land that is the subject of more than 1 property interest (for example, shared rights of way and cross-leases)	5

	“owner, in relation to any part of a multi-unit complex, means—

	“(a)	a person who has a freehold or a leasehold interest in that part of the complex; and

	“(b)	any body corporate under the Unit Titles Act 1972 or the registered proprietor of the complex to which the unit plan relates; and	10

	“(c)	any other person who has a legal right to grant access to the building or to approve the performance of work in the building	15

	“preliminary notice means a notice that complies with section 155E “second notice means a notice that complies with section 155G.

	“Statutory right of access to multi-unit complexes		20

“155C	Nature of statutory right of access to multi-unit complexes

“(1)	The right of access conferred by this subpart is that an FTTP service provider may, for the purpose of constructing, erecting, laying, maintaining, or upgrading all or any part of a fibre-to-the-premises access network,—		25

	“(a)	enter a multi-unit complex at reasonable times, with or without any person who is, or any thing that is, reasonably necessary; and	30

	“(b)	perform work that is reasonably necessary for the purpose of constructing, erecting, laying, maintaining, or upgrading all or any part of a fibre-to-the-premises access network.

“(2)	This right of access applies only—		35

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	“(a)	if the service provider has complied with sections 155D to 155H in respect of each part of the multi-unit complex accessed under this subpart; and

	“(b)	to authorise the matters referred to in subsection (1).

“155D	Preconditions before statutory right of access to multi-unit complexes may be exercised		5

	Before an FTTP service provider enters, or performs work in, any part of a multi-unit complex under this subpart, the service provider must first—

	“(a)	have agreed to be bound by the Code; and	10

	“(b)	have taken all reasonable steps to negotiate an agreement for entry with the owner in accordance with the Code; and

	“(c)	have served a preliminary notice on each owner of that part of the multi-unit complex in accordance with section 155E; and	15

	“(d)	have served a second notice in accordance with section 155G on each owner of that part of the multi-unit complex who has not opted out in accordance with section 155F; and	20

	“(e)	have obtained an access order from the District Court under section 155H in respect of each owner of that part of the multi-unit complex who has opted out in accordance with section 155F; and

	“(f)	be a member of a consumer complaints system that provides for the resolution of complaints about compliance with this subpart and the Code.	25

		“Process

“155E	Requirements in respect of preliminary notice

“(1)	A preliminary notice must—		30

	“(a)	contain the matters specified in subsection (2); and

	“(b)	comply with the Code; and

	“(c)	be served on each person who is known by the service provider to be a current owner; and

	“(d)	be left in a prominent place on the land.	35

“(2)	The matters that must be included in the first notice are—

Telecommunications (TSO, Broadband, and
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	“(a)	an explanation of the infrastructure the service provider is seeking to deploy, maintain, or upgrade, and the benefits of that work:

	“(b)	what the initial investigation would entail, including initial indications of the areas the service provider may want to access during the investigation, if known:	5

	“(c)	the date and time of the intended investigation:

	“(d)	an explanation that if the service provider does not hear from the owner within 20 working days (or any longer period agreed between the service provider and the owner), the owner will be deemed to have consented in principle to the investigation:	10

	“(e)	an explanation that the owner can opt out of the access regime, and details as to reasonable grounds for opting out and the process for doing so:	15

	“(f)	the contact details of the service provider to be used by the owner if the owner wishes to opt out or to negotiate an alternative time or date for the investigation:

	“(g)	an explanation that, if the owner opts out on unreasonable grounds, the service provider may apply to the District Court for an access order:	20

	“(h)	an assurance that the service provider has agreed to be bound by the Code and will, when entering the building, comply with the requirements in the Code, and an Internet link to the Code:	25

	“(i)	an explanation that, if the owner or occupier believes that the service provider has breached the Code, the owner or occupier may complain to a consumer complaints system:

	“(j)	an explanation of the process of making a complaint.	30

“155F	Opting out of providing access under subpart

“(1)	An owner may opt out of the access regime in this subpart by—

	“(a)	serving an opt-out notice on the service provider within 20 working days of receiving a preliminary notice or a second notice (or any longer period agreed between the service provider and the owner); or	35

	“(b)	denying access to a service provider.

Telecommunications (TSO, Broadband, and
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“(2)	An opt-out notice must be in writing and sent to the contact address given by the service provider.

“(3)	The service provider has no right of access under this subpart after an opt-out happens unless the service provider obtains an access order granted by the District Court.				5

“155G	Requirements in respect of second notice

“(1)	A second notice must—

	“(a)	contain the matters specified in subsection (2); and

	“(b)	comply with the Code; and

	“(c)	be served on each person who is known by the service provider to be a current owner, and left in a prominent place on the land,—			10

		“(i)	no earlier than 10 working days after the earlier of—

			“(A)	the expiration of the 20-working-day period referred to in section 155E(2)(d) (or any longer period agreed between the service provider and the owner); or	15

			“(B)	the date of notification by the owner that the owner consents to the work as proposed in the preliminary notice; and	20

		“(ii)	no later than 21 working days before the time proposed in the notice for the start of the work.

“(2)	The second notice must give the owner all the key information relating to the proposed work, including—				25

	“(a)	an explanation of the exact details of the proposed work, including—

		“(i)	the areas in which it will occur; and

		“(ii)	the nature of the work, including whether it will require structural work; and		30

		“(iii)	the nature of any fixed infrastructure that will be installed in the process:

	“(b)	details of the proposed timing of the work and the length of time it is intended to take:

	“(c)	an explanation of ongoing access requirements for repairs and maintenance:			35

	“(d)	details of any costs to the owner associated with the work:

Telecommunications (TSO, Broadband, and
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	“(e)	an explanation that the owner can opt out, and details as to reasonable grounds for opting out and the process for doing so:

	“(f)	the contact details of the service provider to be used if the owner wishes to opt out or negotiate an alternative time or date for the work:	5

	“(g)	an explanation that, if the owner opts out on unreasonable grounds, the service provider may apply to the District Court for an access order:

	“(h)	an assurance that the service provider has agreed to be bound by the Code and will, when entering the building, comply with the requirements in the Code, and an Internet link to the Code:	10

	“(i)	an explanation that, if the owner or occupier believes that the service provider has breached the Code, the owner or occupier may complain to a consumer complaints system:	15

	“(j)	an explanation of the process of making a complaint.

“155H	Access orders from District Court

“(1)	If an owner has opted out, the service provider may apply to the District Court for an access order that authorises the service provider, for the purpose of constructing, erecting, laying, maintaining, or upgrading all or any part of a fibre-to-the-premises access network, to—		20

	“(a)	enter a multi-unit complex at reasonable times, with or without any person who is, or any thing that is, reasonably necessary; and	25

	“(b)	perform work that is reasonably necessary for the purpose of constructing, erecting, laying, maintaining, or upgrading all or any part of a fibre-to-the-premises access network.	30

“(2)	The District Court may grant an access order only if the court is satisfied that the owner has unreasonably opted out.

“(3)	The District Court must, in making that decision, consider whether the service provider has taken reasonable steps to negotiate an agreement for entry with the owner before applying to the court.		35

Telecommunications (TSO, Broadband, and
Part 1 cl 17B	Other Matters) Amendment Bill

“(4)	An access order may be made on any terms and conditions that the District Court thinks fit.

“(5)	Sections 120(2), and 122 to 124 apply with necessary modifications.

	“Code		5

“155I	Preparation of Code

“(1)	The Minister must prepare a Code relating to access to multi-unit complexes by FTTP service providers under this subpart or by agreement.

“(2)	The minimum matters that must be included in the Code are—		10

	“(a)	guidance on reasonable processes and time frames for negotiating access with owners; and

	“(b)	guidance as to cost sharing between service providers and owners, and processes for agreeing final cost splits; and	15

	“(c)	guidance as to reasonable grounds for opting out; and

	“(d)	guidance as to ongoing costs and reasonable conditions of ongoing access.

“(3)	The Code may contain any other provisions that are necessary or desirable.		20

“(4)	The Minister must, before recommending that the Governor-General approve a Code, consult service providers, and any other persons, that the Minister reasonably considers may be likely to be representative of the persons to be affected by the Code.		25

“155J	Approval and status of Code

“(1)	The Governor-General may, by Order in Council made on the recommendation of the Minister, approve a Code.

“(2)	The order may refer to, but need not contain, the Code, and must be published in the Gazette.		30

“(3)	The order and the Code are regulations for the purposes of the Regulations (Disallowance) Act 1989.

“(4)	The order, but not the Code, is a regulation for the purposes of the Acts and Regulations Publication Act 1989.

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1 cl 17B

“(5)	The Code must be presented to the House of Representatives no later than 16 days after the date on which it is approved.

“(6)	If any provision of the Code conflicts with this or any other Act, or with any regulation made under this or any other Act, the Act or regulation prevails.		5

“(7)	The Minister may at any time prepare an amendment to the Code, and subsections (1) to (6) apply accordingly.

“(8)	The Minister must ensure that the Code, and every amendment to it,—

	“(a)	is published on an Internet site that is publicly available at all reasonable times; and	10

	“(b)	is available for purchase in hard copy, at no more than a reasonable cost, from the head office of the Ministry.

	“Consumer complaints system

“155K	Compliance with rules and binding settlements		15

“(1)	A service provider who is a member of a consumer complaints system must comply with the rules of that system that relate to complaints about access to multi-unit complexes.

“(2)	On the application of the consumer complaints adjudicator or other person responsible for a consumer complaints system, a District Court may require a member of the system to do either or both of the following:		20

	“(a)	comply with the rules of the system that relate to complaints about access to multi-unit complexes:

	“(b)	comply with a binding settlement determined by the system in response to a complaint about access to multi-unit complexes.	25

“(3)	If a District Court is satisfied that the terms of a binding settlement are manifestly unreasonable, the court’s order under subsection (2)(b) may modify the terms of the binding settlement, but only to the extent that the modification results in a binding settlement that could have been made under the consumer complaints system.		30

“(4)	If an order requiring a member to comply with a binding settlement includes a requirement that the member pay an amount of money to a person, that order (or part of the order) may be enforced as if it were a judgment by a District Court for the payment of a sum of money.		35

Telecommunications (TSO, Broadband, and
Part 1 cl 18	Other Matters) Amendment Bill

“(5)	A reference in this section to a member includes a reference to a person who was a member of the consumer complaints system at the relevant time but is no longer a member at the time of the application or order.			5

“155L	Offence to fail to comply with District Court order

“(1)	A member or former member of a consumer complaints system who, knowing that the member or former member is subject to an order made under section 155K, fails to comply with the order, or fails to comply with the order within the time or in the manner required by the order, commits an offence and is liable on summary conviction to a fine not exceeding $100,000.			10

“(2)	Nothing in this section applies to an order or part of an order of a District Court referred to in section 155K(4).”			15

18	Application of section 156B

(1)	Section 156A is amended by repealing paragraphs (i) and (j) and substituting the following paragraphs:

	“(i)	fails, without reasonable excuse, to provide to the Commission, not later than the time specified by it, the information or documents referred to in section 81(2):		20

		~~“(a)~~	~~the information referred to in section 81(2)(a):~~

		~~“(b)~~	~~the certificate referred to in section 81(2)(b):~~

	“(ia)	knowingly provides or signs a false or misleading certificate under section 81:		25

	“(ib)	knowingly provides false or misleading information or documents under section 81:

	“(j)	fails, without reasonable excuse, to comply with section 82:		30

	“(ja)	knowingly provides false or misleading information or documents under section 82:”.

(2)	Section 156A is amended by inserting the following paragraphs after paragraph (1):

	“(la)	fails, without reasonable excuse, to comply with section 94B:		35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1 cl 18A

	“(1b)		knowingly provides false or misleading information or documents under section 94B:

	“(1c)		fails, without reasonable excuse, to comply with a requirement of the Commission under section 100BA(3):		5

	“(1d)		knowingly provides false or misleading information or documents under section 100BA:”.

18A	New section 157AA inserted

	The following section is inserted after the heading to Part 5:

“157AA	Minister must review regulatory framework				10

“(1)	The Minister must, not later than 30 September 2016, commence a review of the policy framework for regulating telecommunications services in New Zealand, taking account of the market structure and technology developments and competitive conditions in the telecommunications industry at the time of the review, including the impact of fibre, copper, wireless, and other telecommunications network investment.				15

“(2)	The review must—

	“(a)	consider whether the existing regulatory framework under the Telecommunications Act 2001 is the most effective means to—			20

		“(i)	promote competition for the long-term benefit of end-users; and

		“(ii)	promote the legitimate commercial interests of access providers and access seekers; and		25

		“(iii)	encourage efficient investment for the long-term benefit of end-users, by—

			“(A)	providing investors with an expectation of a reasonable return on their investment; and	30

			“(B)	providing sufficient regulatory stability, transparency, and certainty to enable businesses to make long-term investments; and

	“(iv)	support innovation in telecommunications markets, or deregulation where sufficient competition exists; and			35

Telecommunications (TSO, Broadband, and
Part 1 cl 18A	Other Matters) Amendment Bill

	“(b)	assess whether alternative regulatory frameworks, including (without limitation) generic price control, would be a preferable and more effective means of achieving these outcomes.

“(3)	In carrying out the review, the Minister must—			5

	“(a)	consult with interested parties, including the Commission, industry participants, consumers, and Maori; and

	“(b)	take into account—

		“(i)	the extent of network coverage of services provided on fibre, copper, wireless, and other telecommunications networks; and	10

		“(ii)	the level of investment in fibre, copper, wireless, and other telecommunications networks, and the ability of access providers to recover that investment within a reasonable period; and	15

		“(iii)	the ability of access providers to achieve, within a reasonable period, reasonable rates of return on their investment in telecommunications networks that adequately reflect the risks assumed by those access providers when the relevant investments were made; and	20

		“(iv)	the level of competition in relevant telecommunications markets; and

		“(v)	the effects of the regulatory framework under this Act on investment in fibre, copper, wireless, and other telecommunications networks, and on outcomes for end-users; and	25

		“(vi)	the sustainability of the regulatory framework under this Act, given developments in technology and convergence of traditional telecommunications markets; and	30

		“(vii)	the importance of any regulatory intervention being proportionate, having regard to the problems being addressed, the size of the relevant market, and the number and size of the potentially regulated entities; and	35

		“(viii)	developments in wireless solutions and whether they should be part of any telecommunications regulation; and

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1 cl 21

	“(ix)	experience in comparable jurisdictions and economic relations with Australia, weighed against what is appropriate for New Zealand conditions and the make-up and history of New Zealand's telecommunications markets; and	5

	“(x)	any other matters that the Minister considers relevant.

“(4)	The Minister must use his or her best endeavours to ensure that the review is completed no later than 31 March 2019.”

~~19~~	~~Further amendments to principal Act~~		10

	~~The principle Act is amended in the manner set out in Schedule 1.~~

19	Further amendments to principal Act

(1)	The principal Act is amended in the manner set out in Part 1 of Schedule 1 (which relates to telecommunications service obligations).		15

(2)	The principal Act is amended in the manner set out in Part 2 of Schedule 1 (which relates to multi-unit complexes to which fibre is to be deployed).

(3)	The principal Act is amended in the manner set out in Part 3 of Schedule 1 (which relates to wireless works).		20

20	New Schedule 3B inserted

	The Schedule 3B set out in Schedule 2 of this Act is inserted after Schedule 3 A.

	Subpart 2—Savings and transitional issues		25

21	Savings provision for financial years up to and including 2009/~~20~~10 financial year

	The principal Act continues to apply, as if this Act had not been passed, to—

	(a)	all TSO instruments, deemed TSO instruments, TSO providers, and liable persons for the financial year ended 30 June 2010 and all prior financial years; and	30

	(b)	every decision or determination relating to a TSO instrument or deemed TSO instrument made, or required to be made, by the Commission in respect of the financial year ended 30 June 2010 and all prior financial years.

Telecommunications (TSO, Broadband, and
Part 1 cl 22	Other Matters) Amendment Bill

22	Transitional provision concerning liability allocation determination for 2010/11 financial year				5

(1)	This section applies in respect of the financial year ended 30 June 2011.

(2)	For the purposes of subpart 2 of Part 3 of the principal Act,—

	(a)	the definition of liable person (as substituted by this Act) does not apply; and			10

	(b)	liable person means—

		(i)	a person—

			(A)	who is identified by the Commission as a liable person in its final cost allocation determination, for the financial year ended 30 June 2010, in relation to the deemed TSO instrument known as the Telecommunications Service Obligations (TSO) Deed for Local Residential Telephone Service; and	15 20

			(B)	whose ~~turnover~~ qualified revenue for the financial year ended 30 June 2010 is equal to or greater than the ~~specified turnover~~ minimum qualified revenue; and	25

		(ii)	Telecom; and

	(c)	the definition of qualified revenue (as substituted by this Act) does not apply; and

	(d)	qualified revenue means the ~~amount of~~ gross revenue (as determined in accordance with any specifications set by the Commission) that, during the financial year, each liable person received from supplying all or any of the following:			30

		(i)	telecommunications services by means of its PSTN:		35

		(ii)	telecommunications services by means that rely primarily on the existence of its PSTN or any other PSTN:

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23B

	(iii) directory services in respect of PSTN numbers; and

	(e) sections 81(1) and 82 do not apply.

(3)	For the avoidance of doubt,—

	(a) section 81(2) and (3) apply for the purpose of determining whether a person is a liable person, within the meaning of subsection (2)(b)(i) of this section, to whom subpart 2 of Part 3 of the principal Act applies in respect of the financial year ended 30 June 2011; and	5

	(b) except as provided in subsections (1) and (2) of this section, subpart 2 of Part 3 of the principal Act (as substituted by this Act) otherwise applies in respect of the financial year ended 30 June 2011.	10

23	Transitional provision concerning information about deemed TSO instruments to be included in TSO cost calculation determinations	15

	Section 100BA of the principal Act (as inserted by this Act) does not apply in respect of any TSO charge received by a TSO provider before the 2010/2011 financial year.

	Part 1A	20
	Structural separation of Telecom

	Subpart 1—Preparation for separation of Telecom

23A	Interpretation of this subpart

	For the purposes of this subpart, the terms defined in Part 2A of the principal Act (as substituted by section 23H of this Act, were that section in force) and used, but not defined, in this subpart have the same meanings as set out in that Part, with necessary modifications.	25

	Approval of asset allocation plan	30

23B	Preparation of asset allocation plan

(1)	Telecom must prepare an asset allocation plan and submit it to the Minister and the Commission not later than 40 working days after the date on which this section comes into force.

Telecommunications (TSO, Broadband, and
Part 1A cl 23BA	Other Matters) Amendment Bill

(2)	The asset allocation plan must meet the information requirements in subsection (3).

(3)	The asset allocation plan must—

	(a) specify how the assets and liabilities of Telecom as at 5 working days before the plan is submitted are intended to be allocated between Telecom and Chorus (which obligation may be met by specifying categories of assets and liabilities, rather than every individual asset and liability, if the categorisation is reasonable and enables the Minister to understand where the assets and liabilities will be held after separation day); and	5 10

	(b) specify how each asset, or category of assets, will be used to provide telecommunications services to the market; and

	(c) specify the key terms of all intended material sharing arrangements.	15

(4)	Material, in this section and section 23F, must be determined having regard to the degree of importance of the matter, in terms of its likely impact on, and likely consequences for, the provision of telecommunications services to the market.	20

23BA	Updating of asset allocation plan before approval

	Telecom may, by notice in writing to the Minister, make changes to the asset allocation plan in order to update it at any time before the Minister approves the plan.

23C	Decision of Minister concerning approval of asset allocation plan	25

(1)	The Minister must, as soon as practicable after receiving the asset allocation plan,—

	(a) decide whether to recommend or decline to recommend the making of an Order in Council approving the plan under section 23E; and	30

	(b) notify Telecom of the Minister’s decision.

(2)	Before making a decision under subsection (1), the Minister may consult the Commission.

(3)	The Minister may decline to recommend the making of an Order in Council under section 23E only if the Minister is not satisfied that the plan meets the information requirements set out in section 23B(3).	35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23F

23D	Variation of asset allocation plan

(1)	If the Minister declines to recommend the making of an Order in Council approving the asset allocation plan,—	5

	(a) the Minister must give reasons to Telecom for not recommending approval of the plan; and

	(b) the Minister must invite Telecom to submit a revised plan; and

	(c) Telecom must submit any revised plan not later than 15 days after the Minister notifies the Minister’s decision under section 23C, or any further time that the Minister may allow.	10

(2)	Sections 23B(2) and (3) and 23C and subsection (1) of this section apply, with all necessary modifications, to a revised asset allocation plan as if it were an asset allocation plan.	15

23E	Asset allocation plan approved by Order in Council

(1)	The Governor-General may, by Order in Council made on the recommendation of the Minister, approve the asset allocation plan.	20

(2)	An Order in Council under this section may be made only before separation day.

(3)	An Order in Council under this section must identify, but need not contain, the asset allocation plan.

23F	Telecom must make overview of asset allocation plan publicly available	25

(1)	Telecom must, as soon as practicable after approval of the asset allocation plan under section 23E but no later than separation day, make an overview of the plan publicly available.

(2)	The overview must provide sufficient information about the intended allocation of assets and liabilities and sharing arrangements to enable a reasonable person to understand the material aspects of the asset allocation plan.	30

(3)	The requirements in subsections (1) and (2) do not require Telecom to disclose any confidential commercial information.	35

Telecommunications (TSO, Broadband, and
Part 1A cl 23FA	Other Matters) Amendment Bill

(4)	In this section, publicly available means available at all reasonable times, free of charge, on an Internet site maintained by or on behalf of Telecom.

23FA	Telecom must update Minister and overview on day before separation day	5

	Telecom must, on the day before separation day,—

	(a) make changes to the asset allocation plan in order to update it to take account of—

	(i) assets acquired, and liabilities incurred, since the date on which the plan was submitted or approved; and	10

	(ii) trivial differences between the plan as approved and the demerger arrangement; and

	(b) notify the Minister in writing of the changes made; and

	(c) update the overview made available under section 23F to take account of that information.	15

23G	Demerger must be in accordance with asset allocation plan

(1)	Telecom must ensure that the demerger of Telecom and Chorus under the demerger arrangement is carried out in accordance with, and gives full effect to, the asset allocation plan as approved under section 23E.	20

(2)	The High Court may order Telecom to pay to the Crown a pecuniary penalty not exceeding $10 million if the court is satisfied, on the application of the Chief Executive of the Ministry, that Telecom has failed, without reasonable excuse, to comply with subsection (1) as at separation day.	25

(3)	Telecom has a reasonable excuse for the purpose of subsection (2) to the extent that the failure to comply is because of a matter notified to the Minister under section 23FA(b).	30

(4)	Section 156L(2), (4), and (5) of the principal Act apply with all necessary modifications to proceedings under this section.

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23GB

	Approval of Chorus undertakings

23GAA	Minister must consider purposes in section 69U

	In making a decision under sections 23GB and 23GC, the Minister must consider the purposes set out in section 69U and make the decision that the Minister considers gives, or is best likely to give, effect to the purposes set out in that section.	5

23GA	Chorus must submit undertakings for approval by Minister

	Chorus must submit draft undertakings that comply with section 69X of the principal Act (were that section in force) not later than 20 working days after the date on which this section comes into force or any later date, before separation day, that the Minister may allow.	10

23GB	Minister may approve or decline to approve undertakings

(1)	The Minister must, as soon as practicable after receiving the undertakings, by notice in writing to Chorus,—	15

	(a) approve the undertakings; or

	(b) decline to approve the undertakings.

(1A)	The Minister must consult the Commission, and may consult any other person that the Minister considers has a material interest, before deciding whether to approve or decline to approve the undertakings.	20

(2)	If the Minister declines to approve the undertakings, the Minister must—

	(a) give reasons to Chorus for not approving the undertakings; and	25

	(b) direct Chorus to prepare and submit amended undertakings.

(3)	Chorus must submit amended undertakings to the Minister not later than 15 working days after the date on which approval of the undertakings was declined, or any later date that the Minister may allow.	30

(4)	The Minister must notify his or her approval of an undertaking by notice in the Gazette.

Telecommunications (TSO, Broadband, and
Part 1A cl 23GC	Other Matters) Amendment Bill

23GC	Approval of amended undertakings

(1)	As soon as practicable after receiving amended undertakings, the Minister must—

	(a) approve the undertakings by notice in writing to Chorus; or	5

	(b) if the Minister considers that the amended undertakings require further amendment, make any amendments to the undertakings that the Minister considers necessary to give better effect to the purpose and requirements in sections 69U and 69X of the principal Act.	10

(2)	Before making any amendments to the undertakings under this section, the Minister must advise Chorus of the Minister's intention to do so and must give Chorus a reasonable opportunity to make submissions on the matter.

(3)	The Minister must give notice in writing to Chorus of the approval of the amended undertakings, accompanied by a copy of the undertakings as approved.	15

(4)	The Minister must notify his or her approval of an undertaking by notice in the Gazette.

23GD	Failure to submit undertakings	20

(1)	The Minister must arrange for undertakings or revised undertakings (as the case may be) to be prepared, and the Minister has all the powers necessary for that purpose, if—

	(a) Chorus has not submitted the undertakings required under section 23GA within the time specified in that section; or	25

	(b) Chorus has not given the Minister revised undertakings within the time specified in section 23GB(3).

(2)	Section 69X of the principal Act and section 23GC(1), (3), and (4) apply to undertakings prepared under subsection (1) as if the undertakings were amended undertakings submitted by Chorus to the Minister.	30

(3)	If, as a result of the default of Chorus, the Minister acts under subsection (1) the Minister is entitled to be reimbursed for all costs and expenses incurred by the Minister in taking the action.	35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part lA cl 23GDB

	Notice of separation day

23GDA	Telecom must give notice of separation day and provide information

(1)	Telecom must make the following information publicly available for a period of not less than 1 month before separation day:	5

	(a) the date of separation day:

	(b) for each designated service or specified service in respect of which Telecom is an access provider immediately before separation day, which entity (Telecom or Chorus) will provide the service and which entity will be subject to the obligations under this Act in respect of that service after separation day.	10

(2)	In this section, publicly available has the same meaning as in section 23F, and the information referred to in that section may be combined with the information referred to in this section.	15
	Approval of proposals for tax purposes

23GDB	Proposals may be approved for tax purposes by Orders in Council	20

(1)	The Governor-General may, by Order in Council made on the advice of the Minister of Revenue, approve a proposal signed by or on behalf of Telecom Corporation of New Zealand Limited and ChorusCo.

(2)	The proposal may provide for 1 or more of the following matters:	25

	(a) specify a day and a purpose relevant to sections 69XM to 69XX for the purposes of the definition of appointed day in section 69XK:

	(b) specify a list of assets and liabilities in accordance with subsections (3) and (4) for the purpose of the definition of designated assets and liabilities in section 69XK:	30

	(c) prescribe the manner in which the volume weighted average price is to be calculated for the purposes of section 69XN(6):	35

Telecommunications (TSO, Broadband, and
Part 1A cl 23H	Other Matters) Amendment Bill

	(d)	amend an earlier proposal with effect from the date on which the earlier proposal took effect or from a later date, if appropriate.

(3)	A list of assets and liabilities may be in the form of references to ledgers or registers maintained by a Telecom company or a Chorus company, or be in any other form, and be accompanied by any other information, that is reasonable and appropriate.		5

(4)	A designated asset or designated liability may consist of part only of an asset or liability.

(5)	An Order in Council under this section must identify, but need not contain, the proposal.		10

(6)	In this section, the references to sections 69XM to 69XX, section 69XK, and section 69XN are references to those sections of the principal Act as inserted by section 23H of this Act, were section 23H and each of those sections in force.		15

		Subpart 2—New Part 2A substituted

23H	New Part 2A substituted

	Part 2A is repealed and the following Part substituted:

		“Part 2A “Structural separation of Telecom	20

		“Subpart 1—Preliminary provisions

“69A	Purpose of Part The purpose of this Part is to provide for matters relating to the structural separation of Telecom to facilitate—

	“(a)	the promotion of competition in telecommunications markets for the long-term benefit of end-users of telecommunications services in New Zealand; and	25

	“(b)	efficient investment in telecommunications infrastructure and services.

“69B	Interpretation		30

	In this Part, unless the context otherwise requires,—

	“asset—

	“(a)	means property of any kind, whether or not situated in New Zealand, whether tangible or intangible, real or personal, corporeal or incorporeal, and whether or not subject to rights; and

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23H

“(b)	includes—

	“(i)	estates or interests in any land, including rights of occupation of land or buildings:	5

	“(ii)	buildings, vehicles, plant, equipment, machinery, fixtures and fittings, and rights in them:

	“(iii)	choses in action and money:

	“(iv)	rights of any kind, and applications, objections, submissions, and appeals in respect of those rights :	10

	“(v)	intellectual property and applications pending for intellectual property:

	“(vi)	goodwill, and any business undertaking

“Chorus—			15

“(a)	means ChorusCo; and

“(b)	includes any of its subsidiaries

“ChorusCo means the company that is to be demerged from Telecom on separation day in accordance with the demerger arrangement			20

“demerger arrangement means an arrangement approved by the court pursuant to Part 15 of the Companies Act 1993 on the application of Telecom involving the distribution of 100% of the ordinary shares held by Telecom Corporation of New Zealand Limited in ChorusCo to the holders (including a nominee for holders) of ordinary shares in Telecom Corporation of New Zealand Limited			25

“liabilities means liabilities, debts, charges, duties, and obligations of every description, whether present or future, actual or contingent, and whether payable or to be observed or performed in New Zealand or elsewhere			30

“related party has the meaning set out in section 69S

“rights includes all rights, powers, privileges, interests, leases, licences, approvals, consents, designations, permissions, dispensations, authorisations, benefits, defences, immunities, claims, and equities of any kind, whether arising from, accruing under, created or evidenced by, or the subject of, an instrument or otherwise, and whether liquidated or unliquidated, actual, contingent, or prospective			35

“separation day means the day on which Telecom Corporation of New Zealand Limited distributes 100% of the ordinary shares it holds in ChorusCo in accordance with the demerger arrangement.			5

Telecommunications (TSO, Broadband, and
Part 1A cl 23H	Other Matters) Amendment Bill

	“Subpart 2—Monitoring of shared assets, services, and systems

“69C	Interpretation

	In this subpart, unless the context otherwise requires,— “arm’s-length has the meaning set out in section 69D “executed, in relation to a sharing arrangement or a material amendment to a sharing arrangement, means signed under the name of the relevant company by a person acting under the company’s authority			10 15

	“sharing arrangement—

	“(a)	means an arrangement, agreement, contract, or understanding between Telecom and Chorus for the purpose of providing either or both with access to, or continued use of, a system, asset, or service that is owned or controlled by Telecom at the close of the day before separation day; and		20

	“(b)	includes an arrangement, agreement, contract, or understanding of the kind described in paragraph (a) that is conducted with or through a third party; but		25

	“(c)	does not include any of the following, or anything that is wholly in accordance with the following:

		“(i)	the regulated terms of supply of a designated service or a specified service; or

		“(ii)	a registered undertaking; or	30

		“(iii)	an undertaking under Part 4AA; or

		“(iv)	a deemed TSO instrument; or

		“(v)	an undertaking approved in accordance with sub-part 4 of this Part (undertakings by Chorus); or

		“(vi)	an arrangement that is exempted under section 69N.	35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23H

“69D	Meaning of arm’s-length

	Without limiting the ordinary meaning of the expression, arm’s-length includes having relationships, dealings, and transactions that—

	“(a)	do not include elements that parties in their respective positions would usually omit; and		5

	“(b)	do not omit elements that parties in their respective positions would usually include,—

	if the parties were—

	“(c)	connected or related only by the transaction or dealing in question; and		10

	“(d)	acting independently; and

	“(e)	each acting in its own best interests.

“69E	Requirements for sharing arrangements

“(1)	Every sharing arrangement must—			15

	“(a)	be recorded in writing and be executed by Telecom and Chorus; and

	“(b)	be on arm’s-length terms between Telecom and Chorus; and

	“(c)	be unlikely to harm competition in any telecommunications market; and		20

	“(d)	ensure the protection of confidential commercial and customer information.

“(2)	Telecom and Chorus must not enter into a sharing arrangement unless the arrangement meets the requirements in subsection (1).			25

“69F	Commission must be notified of proposed and final sharing arrangements

“(1)	Telecom and Chorus must,—

	“(a)	not later than 10 working days after separation day, provide a copy of all sharing arrangements executed before separation day to the Commission; and		30

	“(b)	if a sharing arrangement is entered into after separation day,—

		“(i)	not later than 10 working days before the sharing arrangement is executed, notify the Commission of their intention to enter into the sharing arrangement and provide a copy of the proposed arrangement to the Commission; and	35

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		“(ii)	not later than 10 working days after the final sharing arrangement is executed, provide a copy of the arrangement to the Commission.	5

“(2)	Subsection (1) applies to any material amendment to a sharing arrangement as if that amendment were a sharing arrangement.

“(3)	See sections 156L(3) and 156M for the maximum penalty of $1 million (and $50,000 per day) for breach of this section.			10

“69G	Obligation to collect and retain information for monitoring purposes

	Telecom and Chorus must each collect and retain information relating to the operation and performance of a sharing arrangement for the purpose of enabling the Commission to monitor compliance with this subpart.			15

“69H	Commission’s monitoring, investigation, and enforcement powers

“(1)	The Commission may, by notice in writing, require Telecom and Chorus to prepare and disclose information consisting of, or about, the following:			20

	“(a)	the terms, execution, or performance of a sharing arrangement:

	“(b)	any report, agreement, or other information relating to the sharing arrangement that the Commission considers necessary for the purpose of monitoring compliance with this subpart.		25

“(2)	Telecom and Chorus must prepare and disclose the information required within the period specified in the notice.

“(3)	A notice under this section may require either or both of the following:			30

	“(a)	that all or any of the information be audited by a qualified auditor and that the auditor provide a report directly to the Commission on the matters that the Commission specifies as those that must be addressed in that report:		35

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	“(b)	that all or any of the information be verified by statutory declaration in the form and by the persons required by the Commission.

“(4)	To avoid doubt, nothing in this section limits the application of section 98 of the Commerce Act 1986.		5

“(4A)	The Commission may, for the purpose of monitoring, investigation, and enforcement under this subpart, consult with any persons that the Commission considers may be affected by a sharing arrangement.

“(5)	See sections 156L(3) and 156M for the maximum penalty of $1 million (and $50,000 per day) for breach of this section.		10

“69I	Commission may give non-compliance notice

“(1)	This section applies if the Commission considers that Telecom and Chorus are parties to a sharing arrangement that contravenes section 69E (a non-compliance).		15

“(2)	The Commission may give written notice to each party (a non-compliance notice) setting out—

	“(a) “(b) “(c)	the nature of the non-compliance; and the 10-day time limit for responses in section 69J; and the 40-day time limit for rectification and enforcement (see section 69K).	20

“69J	Process for responding to non-compliance notice

“(1)	Each party may, not later than 10 working days after the date of the non-compliance notice or any further time as the Commission may allow, respond in writing to the notice either—		25

	“(a) “(b)	by disputing the notice; or by setting out the reasons for the non-compliance.

“(2)	The Commission must consider each party’s response (if any) before deciding what action to take under subsection (3).

“(3)	The Commission must, not later than 10 working days after the final date for the parties to respond to the non-compliance notice under subsection (1),—		30

	“(a) “(b) “(c)	retract the non-compliance notice; or give a revised non-compliance notice; or confirm the non-compliance notice.	35

Telecommunications (TSO, Broadband, and
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“(4)	If the Commission gives a revised non-compliance notice, or confirms the non-compliance notice, the Commission must—

	“(a)	set out the nature of the non-compliance; and

	“(b)	require the parties to rectify the non-compliance.

“69K	Commission may decide on appropriate enforcement action if non-compliance persists		5

“(1)	This section applies if the Commission considers that a non-compliance has not been rectified within 40 working days after the date of a non-compliance notice given under section 69I.

“(2)	The Commission may, at any time, do all or any of the following:		10

	“(a)	direct Telecom and Chorus to amend the sharing arrangement in order to rectify the non-compliance within 10 working days of the direction (an amendment direction):	15

	“(b)	apply for an injunction under section 69M in respect of the non-compliance or a failure to comply with an amendment direction:

	“(c)	seek a pecuniary penalty under Part 4A in respect of the non-compliance or a failure to comply with an amendment direction.	20

“(3)	The Commission must give written notice of each decision to each party affected by the decision.

“69L	Application of pecuniary penalty provisions

“(1)	Sections 156L and 156M apply to a party to a sharing arrangement who, without reasonable excuse, fails to rectify a non-compliance, or fails to comply with an amendment direction, in respect of which the Commission decides to take enforcement action under section 69K(2)(c).		25

“(2)	See sections 156L(3) and 156M for the maximum penalty of $10 million (and $500,000 per day) for breach of this section.		30

“69M	Injunction may be granted by High Court

“(1)	If the High Court is satisfied that a non-compliance has not been rectified within 40 working days after the date of a non-compliance notice under section 69I, the court may, on the application of the Commission, grant an injunction restraining Telecom and Chorus from further performing the sharing arrangement or engaging in any conduct for the purpose of giving effect to that arrangement.		35

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“(2)	If the High Court is satisfied that there has been a failure to comply with a direction of the Commission given under section 69K(2)(a), the court may, on the application of the Commission, grant an injunction requiring Telecom and Chorus to comply with the direction of the Commission.		5

“(3)	In any proceeding under this section, the Commission, on the order of the court, may obtain discovery and administer interrogatories.		10

“(4)	The court may at any time rescind or vary an order made under this section.

“69N	Minister may grant exemption from application of subpart		15

“(1)	The Minister may, by notice in the Gazette, exempt a sharing arrangement or class of sharing arrangements from the application of this subpart, if the Minister is satisfied that—

	“(a)	any potential harm to competition in telecommunications markets would be likely to be trivial or inconsequential; and	20

	“(b)	commercial information or customer confidential information would not be disclosed.

“(2)	The Minister must consult the Commission before granting an exemption under this section.		25

“(3)	The exemption takes effect from the date specified in the exemption (which may not be earlier than the date of the Gazette notice).

“(4)	The Minister may grant the exemption on any terms and conditions that the Minister thinks fit.		30

“(5)	The Minister may, in like manner, vary or revoke such an exemption.

“(6)	An exemption under this section is a regulation for the purposes of the Regulations (Disallowance) Act 1989 but not for the purposes of the Acts and Regulations Publication Act 1989.		35

Telecommunications (TSO, Broadband, and
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“(7)	Telecom and Chorus must ensure that all exemptions granted under this section are available at all reasonable times, free of charge, on the Internet sites maintained by or on behalf of Telecom and Chorus.

	“Subpart 3—Line of business restrictions		5

“69O	No participation in supply of retail services

“(1)	Chorus, or any related party of Chorus, must not participate in the supply of a telecommunications service to a person (A) if 25% or more of the services supplied, or to be supplied, by Chorus to A in any year are or will be supplied—		10

	“(a) “(b)	for A’s own use or consumption; or for the use or consumption of persons who are related parties of A.

“(2)	See sections 156L(3) and 156M for the maximum penalty of $10 million (and $500,000 per day) for breach of this section.		15

“69P	Register of non-retail users

“(1)	The Commission must maintain a register of users for the purposes of section 69O.

“(2)	If the name of the user appears on the register maintained by the Commission under this section, it is conclusive evidence of the fact that Chorus does not breach section 69O by supplying to that person.		20

“(3)	Chorus or any user of telecommunications services may make a written application to the Commission (in a form required by the Commission, if any) for a name of a user to be entered on the register.		25

“(4)	The Commission must give public notice of the application as soon as practicable after receiving it.

“(5)	The Commission must, within 15 working days of receiving the application, enter the name of the user on the register if the Commission is satisfied that Chorus would not breach section 69O by supplying to that person.		30

“(6)	At separation day, the register must include all of Chorus’s existing unbundled copper local loop customers and unbundled bitstream access customers as at separation day, as notified to the Commission by Chorus before separation day.		35

Telecommunications (TSO, Broadband, and
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“(7)	The Commission must, at all reasonable times, make the register available for inspection on the Commission’s Internet site in an electronic form that is publicly accessible.

“69Q	Variations to, and removals from, register

“(1)	The Commission may, at any time,—			5

	“(a)	review and correct the register maintained under section 69P; and

	“(b)	remove the names of users from the register if—

		“(i)	the Commission ceases to be satisfied of the matters in section 69P(5); or	10

		“(ii)	the Commission is satisfied that the user is insolvent or has ceased business.

“(2)	However, the Commission must give Chorus and the user—

	“(a)	notice of its intention to remove the user from the register, and a reasonable opportunity to comment before removing a name from the register; and		15

	“(b)	notice that the name has been removed, as soon as practicable after removal.

“(3)	Chorus is not in breach of section 69O to the extent that it continues to supply a service to a user within the 6-month period following the removal of the user’s name from the register.			20

“69QA	No services above layer 2

“(1)	Every undertaking entered into by Chorus in favour of the Crown under subpart 4 of this Part or Part 4AA must include a prohibition on participation by Chorus, or any related party of Chorus, in services above layer 2 services.			25

“(2)	In this section, unless the context otherwise requires, layer 2 services has the same meaning as in the document ‘New Zealand Government Ultra-Fast Broadband Initiative Invitation to Participate in Partner Selection Process’ dated October 2009 (as amended).			30

“(3)	This Act applies to an undertaking required under this section as if the undertaking were required under subpart 4 of this Part or Part 4AA, as the case may be.			35

Telecommunications (TSO, Broadband, and
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“69QB	No end-to-end services

“(1)	Chorus, or any related party of Chorus, must not provide telecommunications links to customers except—

	“(a)	between an end-user’s building (or, in the case of a commercial building, the 2 building distribution frames) and a Chorus local or regional aggregation point; and	5

	“(b)	between 2 Chorus local or regional aggregation points.

“(2)	To avoid doubt,—

	“(a)	telecommunications links provided by Chorus, or a related party of Chorus, to customers must terminate at a local or regional aggregation point; and	10

	“(b)	Chorus, or a related party of Chorus, must not sell a service to customers that links 2 or more end-user sites together (but a customer of Chorus can create the linking between 2 or more end-user sites).	15

“(3)	However, this section does not prevent the resale of PSTN-based services for the purposes of acting as a channel to market for Telecom.

“(4)	See sections 156L(3) and 156M for the maximum penalty of $10 million (and $500,000 per day) for breach of this section.		20

“69R	Enforcement of breaches of sections 69O and 69QB

	Sections 69T (injunctions) and 156B (enforcement actions) apply to Chorus, and any related party of Chorus, that, without reasonable excuse, participates in the supply of a telecommunications service in breach of sections 69O and 69QB.		25

“69S	Application of line of business restrictions to related parties of Chorus

“(1)	The test for related parties in this Part is that a person is related to another person if—

	“(a)	they are acting jointly or in concert; or	30

	“(b)	either person acts, or is accustomed to act, in accordance with the wishes of the other person; or

	“(c)	they are related companies within the meaning of section 2(3) of the Companies Act 1993; or

	“(d)	either person is able, directly or indirectly, to exert a substantial degree of influence over the activities of the other; or	35

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	“(e)	they are both, directly or indirectly, under the control of the same person.

“(1A)	However, for the purposes of subsection (1),—

	“(a)	a director of a company or other body corporate is not related to that company or body corporate merely because he or she is a director of that company or body corporate; and		5

	“(b)	a person is not able to exert a substantial degree of influence over another person merely because—

		“(i)	those persons are in competition in the same market; or	10

		“(ii)	one of them supplies goods or services to the other.

“(2)	Any sharing of assets, services, and systems between Chorus and Telecom must be disregarded for the purposes of applying subsection (1) to the extent that it is provided for in a sharing arrangement of which a copy has been provided to the Commission under section 69F(1)(a) or (b)(ii).			15

“(3)	Without limiting section 69O, Chorus is deemed to participate in the supply of a telecommunications service to an end-user of the service if a related party of Chorus participates in the supply of a telecommunications service to an end-user of a service.			20

“(4)	The order of responsibility for remedying breaches is, to the extent practical, that the breach must be remedied first by the party whose activity resulted in the breach. “Compare: 1993 No 106, s4A(2), 1998 No 88 s 21			25

“69T	Injunctions may be granted by High Court for certain contraventions

“(1)	The High Court may, on the application of the Commission, grant an injunction restraining a person from engaging in a breach of sections 69O or 69QB.			30

“(2)	The High Court may, at any time, rescind or vary an injunction granted under this section.

Telecommunications (TSO, Broadband, and
Part 1A cl 23H	Other Matters) Amendment Bill

	“Subpart 4—Undertakings by Chorus

“69U	Purposes of subpart

	The purposes of this subpart are to—

	“(a)	promote competition in telecommunications markets for the long-term benefit of end-users of telecommunications services in New Zealand; and	5

	“(b)	require transparency, non-discrimination, and equivalence of supply in relation to certain telecommunications services; and

	“(c)	facilitate efficient investment in telecommunications infrastructure and services.	10

“69V	Overview

“(1)	This subpart imposes obligations on Chorus to give undertakings—

	“(a)	to supply wholesale services using its copper access network (called relevant services in this subpart) on a non-discrimination basis; and	15

	“(b)	to supply a subset of those services, which Chorus consumes and which it supplies to its competitors, (called relevant regulated services in this subpart) on an equivalence basis.	20

“(2)	This section is intended only as a guide to the general scheme and effect of this subpart.

“69W	Interpretation

In this subpart, unless the context otherwise requires,—

“equivalence, in relation to the supply of a relevant regulated service, means equivalence of supply of the service and access to Chorus’s network so that third-party access seekers are treated in the same way to Chorus’s own business operations, including in relation to pricing, procedures, operational support, and supply of information and other relevant matters

			25 30

	“legacy access network—

	“(a)	means that part of Chorus’s copper access network that connects the end-user’s building to the handover point in—	35

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	“(i)	Chorus’s local exchange or distribution cabinet (or equivalent facility); or

	“(ii)	Chorus’s first data switch (or equivalent facility) (including Chorus’s local loop network and a digital subscriber line access multiplexer or equivalent facility); and	5

“(b)	to avoid doubt, a part of Chorus’s copper access network that is between the points referred to in paragraph (a) is not prevented from being a legacy access network because fibre assets are also used in that part of the network		10

“local access and calling service means the designated access service described in subpart 1 of Part 2 of Schedule 1 as local access and calling service offered by means of a fixed telecommunications network			15

“non-discrimination, in relation to the supply of a relevant service, means that Chorus must not treat access seekers differently or, where Chorus supplies itself with a relevant service, must not treat itself differently from other access seekers, except to the extent that a particular difference in treatment is objectively justifiable and does not harm, and is unlikely to harm, competition in any telecommunications market			20

“relevant regulated services means the following designated access services:

“(a)	Chorus’s unbundled copper local loop network service:		25

“(b)	Choru’s unbundled copper local loop network co-location service:

“(c)	Chorus’s unbundled copper local loop network back-haul (distribution cabinet to telephone exchange):

“(d)	Chorus’s unbundled copper local loop network back-haul (telephone exchange to interconnect point)		30

“relevant services—

“(a)	means—

	“(i)	wholesale telecommunications services that are provided using, or that provide access to the unbundled elements of, the legacy access network; and	35

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		“(ii)	the designated access service described in sub-part 1 of Part 2 of Schedule 1 as Chorus’s unbundled bitstream access backhaul; but

	“(b)	does not include any services that are agreed by the Commission in writing to be legacy input services, being inputs to services that are no longer offered to end-users other than customers who were end-users before separation day		5

	“UBA service means the designated access service described in subpart 1 of Part 2 of Schedule 1 as unbundled bitstream access service.			10
“69X	Requirements for undertakings by Chorus relating to supply of certain wholesale telecommunications services Chorus must give undertakings that—

	“(a)	require Chorus to achieve non-discrimination in relation to the supply of relevant services; and		15

	“(b)	set out rules and principles that Chorus will apply to ensure that non-discrimination is achieved in relation to the supply of relevant services; and

	“(c)	require Chorus to achieve equivalence of supply in relation to relevant regulated services; and		20

	“(d)	require Chorus to develop, in consultation with the Commission and key industry stakeholders, key performance indicators for systems and processes for relevant regulated services by which it may be judged whether Chorus is achieving equivalence of supply in relation to those services; and		25

	“(e)	require Chorus to develop, in consultation with the Commission and key industry stakeholders, key performance indicators by which it may be judged whether Chorus is achieving non-discrimination in relation to the supply of the UBA service; and		30

	“(f)	require Chorus to—

		“(i)	conduct quarterly reviews of performance as measured against the key performance indicators referred to in paragraphs (d) and (e); and	35

		“(ii)	make all information relating to those reviews available to the Commission to support the Commission’s assessment of compliance with the undertakings; and

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		“(iii)	publish quarterly reports on its performance as measured against the key performance indicators referred to in paragraphs (d) and (e); and	5

		“(iv)	internally audit the controls and processes behind the key performance indicator reporting; and

	“(g)	require Chorus to carry out quarterly customer surveys of its performance in relation to relevant regulated services; and		10

	“(h)	require Chorus to —

		“(i)	implement a policy of control of commercial information provided by access seekers for relevant services and relevant regulated services, in consultation with the Commission; and	15

		“(ii)	internally audit the effectiveness of that policy, at the end of each of the first two 6-month periods following separation day and then annually after that; and

	“(i)	require Chorus to supply the UBA service in a bundle with the local access and calling service; and		20

	“(j)	require the directors of Chorus to certify that Chorus has complied with the undertakings; and

	“(k)	provide for disclosure of relevant information to the Commission, to support the Commission's assessment of compliance with the undertakings; and		25

	“(l)	require Chorus to commit to a reasonable timetable for a transition to the end of the sharing arrangements referred to in subpart 2.

“69XA	Implementation of Chorus undertakings			30

“(1)	On and from separation day, the undertakings approved by the Minister on or before separation day under sections 23GB to 23GD of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2010 take effect as if they were a deed that is—			35

	“(a)	properly executed by, and binding on, Chorus; and

	“(b)	given in favour of the Crown.

Telecommunications (TSO, Broadband, and
Part 1A cl 23H	Other Matters) Amendment Bill

“(2)	The undertakings approved by the Minister after separation day under sections 23GB to 23GD of that Act take effect in accordance with subsection (1), but with effect from the date of approval.

“69XB	Chorus must publish Chorus undertakings	5

“(1)	As soon as practicable after the date on which an undertaking takes effect under section 69XA, Chorus must publish the undertaking.

“(2)	Section 156AM applies with necessary modifications.

“69XC	Variation of Chorus undertakings	10

	Sections 156AN to 156AOA apply with necessary modifications to undertakings under this subpart.

“69XD	Termination of Chorus undertakings Section 156AQ applies with necessary modifications to undertakings under this subpart.	15

“69XE “(1)	Enforcement of Chorus undertakings Sections 156AS to 156AU apply with necessary modifications to undertakings under this subpart.

“(2)	See sections 156L(3) and 156M for the maximum penalty of $10 million (and $500,000 per day) for failure to comply with undertakings).	20

	“Subpart 5—Miscellaneous “Public Works Act 1981

“69XF	Application of Public Works Act 1981

“(1)	Despite section 4(4) of the Finance Act 1990 and section 24(4) of the State-Owned Enterprises Act 1986, nothing in sections 40 to 42 of the Public Works Act 1981 applies to the transfer of affected land from Telecom to Chorus .	25

“(2)	However, after that transfer, sections 40 and 41 of the Public Works Act 1981 apply to that land as if Chorus were the Crown and the transfer of the land from the Crown to Telecom and from Telecom to Chorus had not taken place.	30

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“(3)	If, in relation to affected land that has been transferred by Telecom to Chorus, an offer made by Chorus under section 40(2) of the Public Works Act 1981 is not accepted within the time specified in subsection (4) and the parties have not agreed on other terms for the sale of the land, Chorus may sell or otherwise dispose of the land to any person and on such terms and conditions as it thinks fit.		5

“(4)	The time referred to in subsection (3) is the later of the following:

	“(a)	40 working days after the offer is made or such further period as Chorus considers reasonable:	10

	“(b)	if an application has been made to the Land Valuation Tribunal pursuant to section 40(2A) of the Public Works Act 1981, 20 working days after the determination of the Tribunal.	15

“(5)	In this section,—

	“ affected land means any land that, immediately before it was transferred by the Crown to Telecom pursuant to section 4(4) of the Finance Act 1990, was held by the Crown under the Public Works Act 1981 for a public work		20

	“land has the same meaning as in section 2 of the Public Works Act 1981

	“working day has the same meaning as in section 2 of the Public Works Act 1981.

	“Resource Management Act 1991 issues		25

“69XG	Requiring authority status under Resource Management Act 1991

“(1)	Chorus is approved as a requiring authority, as a network utility operator, under the Resource Management Act 1991 for the following purposes:		30

	“(a)	constructing or operating, or proposing to construct or operate, a network for the purpose of telecommunication as defined in section 5 of this Act; and

	“(b)	constructing or operating, or proposing to construct or operate, a network for the purpose of radiocommunications as defined in section 2(1) of the Radiocommunications Act 1989.	35

Telecommunications (TSO, Broadband, and
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“(2)	Part 8 of the Resource Management Act 1991 applies with necessary modifications as if the approval had been given under section 167 of that Act.
“69XH	Designations under Resource Management Act 1991

“(1)	The Minister may, before separation day, by notice in the Gazette, issue 2 lists comprising all or any of the designations (within the meaning of section 166 of the Resource Management Act 1991) for which Telecom is responsible, as follows:		5

	“(a)	designations that are to be transferred to Chorus:	10

	“(b)	designations that are to be additionally granted back to Telecom.

“(2)	On separation day,—

	“(a)	all the rights and responsibilities of Telecom in relation to the designations listed in a Gazette notice under subsection (1)(a), as they existed immediately before separation day, are transferred to Chorus for the purposes of section 180 of the Resource Management Act 1991; and	15

	“(b)	the designations listed in a Gazette notice under subsection (1)(b), as they existed immediately before separation day, are (in addition to being transferred to Chorus) granted back to Telecom, with the effect that, subject to subsection (3), Telecom continues to have the same rights and responsibilities as Chorus in relation to the designations.	20 25

“(3)	For the purposes of section 177 of the Resource Management Act 1991,—

	“(a)	the designations transferred to Chorus under subsection (2)(a) are treated as earlier designations; and

	“(b)	the additional designations granted to Telecom under subsection (2)(b) are treated as later designations.	30

“(4)	Part 8 of the Resource Management 1991 applies with necessary modifications as if the designations had been transferred or made under that Part.

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23H

“Restrictive covenants

“69XI	Certain restrictive covenants

“(1)	This section applies to any restrictive covenant that is registered in favour of land—

	“(a)	of which Telecom was a registered proprietor immediately before separation day; and	5

	“(b)	that is transferred from Telecom to Chorus on separation day.

“(2)	Despite the transfer of land to Chorus, Telecom is entitled to enforce the covenant against the persons bound by the covenant as if Telecom were an owner or occupier of the land.		10

“(3)	This section does not limit the rights to enforce the covenant of Chorus, Chorus’s successors in title, and persons claiming through Chorus or Chorus’s successors in title.

“(4)	The Registrar-General may enter in the register relating to the burdened land, the benefited land, or both, a notification of the effect of this section as if it were an instrument.		15
	“Government Superannuation Fund Act 1956

“69XJ	Protection of existing members of Government Superannuation Fund		20

“(1)	The Government Superannuation Fund Act 1956 continues to apply to the persons referred to in subsection (2) in all respects as if service with Chorus were Government service.

“(2)	The persons are every person who, immediately before separation day,—		25

	“(a)	is employed by Telecom; and

	“(b)	is deemed to be employed in the Government service under section 2A of the Government Superannuation Fund Act 1956; and

	“(c)	is a contributor to the Government Superannuation Fund under Part 2 or 2A of that Act.	30

“(3)	For the purpose of applying the Government Superannuation Fund Act 1956, the chief executive of Chorus is the controlling authority.

Telecommunications (TSO, Broadband, and
Part 1A cl 23H	Other Matters) Amendment Bill

			“Subpart 6—Taxation consequences of structural separation
“69XK	Interpretation in this subpart

	In this subpart, unless the context requires otherwise,— “appointed day means,—			5

	“(a)	for a purpose specified in a proposal approved by Order in Council made under section 23GDB of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2010, a day specified in that proposal for that purpose:		10

	“(b)	if there is no relevant day under paragraph (a), the day on which the vesting of the designated assets and liabilities, and the demerger distribution, take effect

	“Chorus company means a member of the group of companies comprising ChorusCo and the companies that are, or will be, its subsidiaries immediately following the demerger distribution and the vesting of the designated assets and liabilities “demerger distribution means a distribution, or an entitlement to a distribution, to each holder of ordinary shares in Telecom Corporation of New Zealand Limited, where the distribution or entitlement—			15 20

	“(a)	arises under the demerger arrangement;

	“(b)	and comprises—

		“(i)	an amount determined by reference to the value of a holder’s entitlement to ordinary shares in ChorusCo:	25

		“(ii)	ordinary shares in ChorusCo to which the holder is entitled, or proceeds from the disposal of that holder’s entitlement to ordinary shares in ChorusCo	30

	“designated assets and liabilities means assets and liabilities, or parts of assets and liabilities, as the case may be, specified in an Order in Council made under section 23GDB of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2010, and designated assets and designated liabilities have corresponding meanings “income year has the same meaning as in the Income Tax Act 2007			35

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	“Inland Revenue Acts has the same meaning as in the Tax Administration Act 1994

	“Telecom company means a member of the group of companies comprising Telecom Corporation of New Zealand Limited and the companies that are, or will be, its subsidiaries immediately following the demerger distribution and the vesting of the designated assets and liabilities		5

	“vest means the transfer of the designated assets and liabilities from a Telecom company to a Chorus company on the appointed day		10

	“vesting year means the income year that includes the appointed day for the vesting of the designated assets and liabilities.

“69XL	Purpose

	The purpose of this subpart is to ensure that—		15

	“(a)	the vesting of the designated assets and liabilities in Chorus does not give rise to tax consequences under the Inland Revenue Acts for Telecom or Chorus that would not have arisen if they were the same person:

	“(b)	no tax consequences arise under the Inland Revenue Acts on the appointed day for any shareholder of Telecom Corporation of New Zealand Limited or Chorus from the demerger distribution that would not have arisen if the vesting of the designated assets and liabilities and the demerger distribution had not occurred.	20 25

“69XM	Depreciation

“(1)	For the purposes of the Income Tax Act 2007, for a designated asset (the asset) that is depreciable property,—

	“(a)	the relevant Telecom company has a deduction for an amount of depreciation loss for the period beginning on the first day of the vesting year and ending on the day before the appointed day:	30

	“(b)	the relevant Telecom company does not derive depreciation recovery income and does not have a deduction for an amount of depreciation loss under sections EE 44 to EE 52 of the Income Tax Act 2007 as a result of the vesting of the asset:	35

Telecommunications (TSO, Broadband, and
Part 1A cl 23H	Other Matters) Amendment Bill

	“(c)	the relevant Chorus company must calculate, on and after the appointed day, depreciation recovery income and deductions for amounts of depreciation loss as if, in respect of the period up to and including the appointed day, it and the Telecom company were the same person.	5

“(2)	In this section, depreciable property, depreciation loss, and depreciation recovery income have the same meanings as in the Income Tax Act 2007.

“69XN	Tax effect of distribution of ChorusCo shares

“(1)	For the purposes of the Income Tax Act 2007, the following transactions do not give rise to, and are ignored for the purposes of calculating, the available subscribed capital of a Chorus company or a Telecom company:		10

	“(a)	the vesting of the designated assets and liabilities:

	“(b)	the demerger distribution:	15

	“(c)	a transaction necessary for carrying into effect the vesting of the designated assets and liabilities, or the demerger distribution, if, for that transaction, there is no party other than Chorus companies and Telecom companies.	20

“(2)	The demerger distribution on the appointed day—

	“(a)	is not a dividend or other kind of assessable income for the purposes of the Income Tax Act 2007:

	“(b)	is not a dutiable gift for the purposes of the Estate and Gift Duties Act 1968:	25

	“(c)	is, for any relevant Telecom company, a disposition for the cost price of the share, for the purposes of the Income Tax Act 2007.

“(3)	For the purposes of the Income Tax Act 2007, a person who receives a demerger distribution by virtue of holding a Telecom Corporation of New Zealand Limited share or shares is treated as—		30

	“(a)	acquiring the relevant ChorusCo share or shares at the same time and for the same purposes as the Telecom Corporation of New Zealand Limited share or shares that give rise to that person’s entitlement to the demerger distribution:	35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23H

	“(b)	having paid the amount given by subsection (4) for the acquisition of the ChorusCo share or shares:

	“(c)	having paid the amount given by subsection (5) for the acquisition of the Telecom Corporation of New Zealand Limited share or shares.		5

“(4)	For the purposes of subsection (3)(b), the amount paid for the acquisition is calculated using the following formula:

		pre-calculation amount paid	x Chorus mv
combined mv

“(5)	For the purposes of subsection (3)(c), the amount paid for the acquisition is calculated using the following formula:

		pre-calculation amount paid	x Telecom mv
combined mv

“(6)	In the formulas in subsections (4) and (5),—			10

	“(a)	pre-calculation amount paid is the person’s expenditure or loss incurred in acquiring the relevant Telecom Corporation of New Zealand Limited share or shares, ignoring this section:

	“(b)	Chorus mv is the market capitalisation of ChorusCo calculated in the manner prescribed in a proposal approved by Order in Council under section 23GDB of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2010, or, if none is prescribed, the number of ChorusCo shares on issue immediately following the demerger distribution multiplied by the volume weighted average price of ChorusCo shares as traded on the NZSX over the first 5 trading days commencing on the date of listing of ChorusCo:		15 20 25

	“(c)	Telecom mv is the market capitalisation of Telecom Corporation of New Zealand Limited calculated in the manner prescribed in a proposal approved by Order in Council under section 23GDB of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2010, or, if none is prescribed, the number of Telecom Corporation of New Zealand Limited shares on issue immediately following the demerger distribution multiplied by the volume weighted average price of Telecom Corporation of New Zealand Limited shares as traded on the NZSX over the first 5 trading days commencing on the date of listing of ChorusCo:		30 5

Telecommunications (TSO, Broadband, and
Part 1A cl 23H	Other Matters) Amendment Bill

	“(d)	combined mv is the total market capitalisation of ChorusCo and of Telecom Corporation of New Zealand Limited calculated in the manner prescribed in a proposal approved by Order in Council under section 23GDB of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2010, or, if none is prescribed, the total of the market capitalisation of ChorusCo and of Telecom Corporation of New Zealand Limited determined in accordance with paragraphs (b) and (c).	10 15

“(7)	Subsection (8) applies where—

	“(a)	an arrangement entered into on or before the appointed day would, but for the demerger distribution, be a returning share transfer or share-lending arrangement in respect of which the original share is a Telecom Corporation of New Zealand Limited share; and	20

	“(b)	if, under the relevant arrangement in respect of the Telecom Corporation of New Zealand Limited share, the share user is required to transfer a Telecom Corporation of New Zealand Limited share or shares and a ChorusCo share or shares to the share supplier.	25

“(8)	If subsection (7) applies,—

	“(a)	the relevant ChorusCo share or shares are treated as part of the relevant Telecom Corporation of New Zealand Limited share or shares for the purposes of the definitions of identical share, original share, returning share transfer, and share-lending arrangement in the Income Tax Act 2007:	30

	“(b)	subsection (3) applies to the share supplier as if the share supplier were the person referred to in that subsection.	35

“(9)	In this section, available subscribed capital, dividend, identical share, original share, returning share transfer, share-lending arrangement, share supplier, and share user have the same meanings as in the Income Tax Act 2007.

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23H

“69XO	Goods and Services Tax Act 1985

“(1)	The vesting of the designated assets and liabilities is treated as being a taxable supply on the appointed day that is charged with tax at the rate of 0% for the purposes of the Goods and Services Tax Act 1985.		5

“(2)	For the purpose of calculating, under the Goods and Services Tax Act 1985, the amount of tax payable, or input tax deductible, on or after the appointed day by a Chorus company in respect of, or in relation to, a designated asset or a designated liability, the Chorus company and the relevant Telecom company are treated as if they were the same person in respect of the period up to and including the appointed day, subject to subsection (1).		10 15

“(3)	If it is necessary for a tax invoice, a credit note, or a debit note (the document) to be issued by or to a Telecom company in respect of a supply made by or to a Telecom company before the appointed day, the document may be issued by or to a Chorus company if the supply was in respect of or in relation to designated assets and liabilities. The Chorus company and the Telecom company are treated as if, in relation to that supply, they were the same person for the purposes of any requirement in the Goods and Services Tax Act 1985 that the Telecom company holds, has previously been issued with, or has issued to a person, a tax invoice, a debit note, or a credit note for the supply.		20 25

“(4)	In this section, credit note, debit note, input tax, supply, tax, and tax invoice have the same meanings as in the Goods and Services Tax Act 1985.		30

“69XP	Prepayments

“(1)	For the purposes of the Income Tax Act 2007,—

	“(a)	for the vesting year, the relevant Telecom company is treated as having an unexpired amount of expenditure under section EA 3 of that Act (the unexpired portion) for expenditure connected with the designated assets and liabilities, calculated by applying section EA 3(4) to (7) of that Act as if the day before the appointed day were the end of an income year:	35

Telecommunications (TSO, Broadband, and
Part 1A cl 23H	Other Matters) Amendment Bill

	“(b)	the relevant Telecom company has, for the vesting year, income under section CH 2 of that Act for the unexpired portion described in paragraph (a):	5

	“(c)	for an income year starting after the appointed day, the relevant Telecom company is not allowed a deduction for the unexpired portion under section DB 50 of that Act, and no part of the unexpired portion is income under section CH 2 of that Act:	10

	“(d)	the relevant Chorus company has, for the vesting year, a deduction for the unexpired portion described in paragraph (a) under section DB 50 of that Act:

	“(e)	for the vesting year and any subsequent income year, section EA 3 of that Act applies to the relevant Chorus company as if that member had been allowed a deduction under that Act for expenditure to which paragraph (a) applies.	15

(2)	In this section, expenditure means expenditure that the relevant Telecom company has been allowed a deduction for under the Income Tax Act 2007 or an earlier Act, and that was not incurred on the items described in section EA 3(2) of that Act.		20

“69XQ	Expenditure or loss incurred, and amounts derived

	A Chorus company and the relevant Telecom company are treated as the same person for the period prior to and including the appointed day for the purpose of determining the following, under the Income Tax Act 2007:		25

	“(a)	whether a deduction is allowed for an amount of expenditure or loss incurred by the Chorus company in connection with the designated assets or liabilities:	30

	“(b)	the amount of any deduction of the Chorus company in connection with the designated assets or liabilities:

	“(c)	whether an amount derived by the Chorus company in connection with the designated assets or liabilities is income:	35

	“(d)	the amount of any income of the Chorus company in connection with the designated assets or liabilities.

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23H

“69XR	Bad debts

	Sections CG 3 and DB 31 of the Income Tax Act 2007 apply to a relevant Chorus company in respect of any obligation that is owed to the relevant Telecom company immediately before the appointed day and that vests in the Chorus company, as if the Telecom company and the Chorus company were the same person in respect of the period up to and including the appointed day.		5

“69XS	Unpaid employment expenditure

	Sections DC 11(2) and (3) and EA 4(6) of the Income Tax Act 2007 apply to any amount of employment income (as that term is defined in the Income Tax Act 2007) that a Chorus company assumes the obligation to pay in connection with the vesting. For the purposes of those sections, the Chorus company is treated as person B, and the relevant Telecom company that incurred the obligation to pay is treated as person A.		10 15

“69XT	Vesting of designated assets and liabilities

	The vesting of the designated assets and liabilities in a Chorus company—		20

	“(a)	does not give rise to a dutiable gift for the purposes of the Estate and Gift Duties Act 1968:

	“(b)	does not give rise to a dividend, or, except as provided in this subpart, other assessable income, for the purposes of the Income Tax Act 2007:	25

	“(c)	does not, except as provided in this subpart, give rise to a deduction for the purposes of the Income Tax Act 2007.

“69XU	Revenue account property

“(1)	For the purposes of the Income Tax Act 2007, for a designated asset or liability that is revenue account property (the property), the property is treated as being disposed of by the relevant Telecom company and acquired by the relevant Chorus company for an amount equal to the property’s tax book value.		30

“(2)	In this section, tax book value means,—		35

Telecommunications (TSO, Broadband, and
Part 1A cl 23H	Other Matters) Amendment Bill

	“(a)	for the property, if it is trading stock or an excepted financial arrangement acquired by the relevant Telecom company before the vesting year, the opening value of the property under section DB 49 of the Income Tax Act 2007 for that Telecom company for the vesting year:	5

	“(b)	for the property, if paragraph (a) does not apply, the amount of expenditure or loss for which the relevant Telecom company is allowed a deduction in the vesting year as a result of the disposal.

“(3)	In this section, excepted financial arrangement, revenue account property, and trading stock have the same meaning as in the Income Tax Act 2007.		10

“69XV	Leased assets

	For the purposes of the Income Tax Act 2007, for expenditure that a Telecom company incurs as a lessee under a lease that relates to a designated asset and to which section EJ 10 of the Income Tax Act 2007 applies,—		15

	“(a)	the Telecom company must calculate an amount to be allocated to the vesting year under section EJ 10(3) and (4) of that Act as if the day before the appointed day were the end of the vesting year:	20

	“(b)	the relevant Chorus company must calculate an amount to be allocated to the vesting year under section EJ 10(3) and (4) of that Act as if the appointed day were the start of the vesting year:	25

	“(c)	section EJ 10 of that Act applies to the Chorus company for income years after the vesting year as if, in respect of the period up to and including the appointed day, the Telecom company and the Chorus company were the same person.	30

“69XW	Finance leases: financial arrangements rules

“(1)	For the purposes of the financial arrangements rules as defined in section EW 1(2) of the Income Tax Act 2007, for a finance lease that a Telecom company is party to immediately before the appointed day and vests in a Chorus company on the appointed day,—		35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23H

	“(a)	if the finance lease is an asset of the Telecom company, the Chorus company is treated as paying to the Telecom company an amount of consideration for the finance lease that is equal to the tax book value of the finance lease on the relevant day:	5

	“(b)	if the finance lease is a liability of the Telecom company, the Telecom company is treated as paying to the Chorus company an amount of consideration for the finance lease that is equal to the tax book value of the finance lease on the relevant day:	10

	“(c)	the Telecom company must calculate, on the relevant day, a base price adjustment under section EW 31 of the Income Tax Act 2007:

	“(d)	if the Chorus company calculates, on or after the relevant day, a base price adjustment under section EW 31 of that Act, that base price adjustment must be calculated as if, in respect of the period up to and including the relevant day, it and the Telecom company were the same person:	15

	“(e)	sections EW 38, EW 42, and GB 21 of that Act do not apply for the vesting.	20

“(2)	In this section,—

	“(a)	finance lease has the same meaning as in the Income Tax Act 2007:

	“(b)	tax book value means, for the relevant day and a finance lease, the value for tax purposes of the finance lease on the relevant day determined consistently with the method used in subpart EW of the Income Tax Act 2007 to calculate and allocate income and expenditure under the finance lease as if the day immediately preceding the relevant day were the last day of an income year.	25 30

“69XX	Approved issuer levy and administrative status

“(1)	For the purposes of the Income Tax Act 2007 and the Stamp and Cheque Duties Act 1971, a transaction or class of transactions registered as a registered security or as registered securities by a Telecom company on or prior to the appointed day is treated as also being registered as a registered security or as registered securities, as the case may be, by the relevant Chorus company. The relevant Chorus company is treated as an approved issuer in respect of the registered security or registered securities, as the case may be.		35

Telecommunications (TSO, Broadband, and
Part 1A cl 23HA	Other Matters) Amendment Bill

“(2)	The relevant Telecom company and the relevant Chorus company are treated as the same person, for the period prior to and including the appointed day, for the purposes of the making, giving, or receiving of any election, notice, certificate, and filing provided for under the Inland Revenue Acts.		5

“(3)	A Telecom company and the relevant Chorus company are treated as the same person for the purposes of receiving the benefit of—		10

	“(a)	a provisional rate, as defined in section EE 67 of the Income Tax Act 2007:

	“(b)	a special rate, as defined in section EE 67 of that Act.	15

“(4)	In this section, registered security has the same meaning as in the Income Tax Act 2007.”

		Subpart 3—Consequential amendments, saving, transitional provisions, and miscellaneous matters	20

		Consequential amendments relating to TSO obligations

23HA	Interpretation

(1)	The definition of net cost in section 5 is amended by repealing paragraph (b) and substituting the following paragraphs:		25

	“(b)	in relation to a deemed TSO instrument that requires the supply of a service to end-users, means the unavoidable net incremental cost to an efficient service provider of providing the service required by the TSO instrument to all end-users connected to existing residential lines; and	30

	“(c)	in relation to a deemed TSO instrument that requires the supply of a wholesale service that is an input to a service supplied to end-users, means the unavoidable net incremental cost to an efficient service provider of providing the service required by the TSO instrument to another service provider for the purpose of making a retail service available to all end-users connected to existing residential lines”.	35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23HD

(2)	Section 5 is amended by inserting the following definition after the definition of net cost:

	“net revenue means the range of direct and indirect revenues and associated benefits derived from providing telecommunications services to all end-users connected to existing residential lines, less the costs of providing those services to those end-users”.		5

23HB	Deemed TSO instrument		10

(1)	Section 71(2)(b)(i) is amended by omitting “; and”.

(2)	Section 71(2)(b) is amended by repealing subparagraph (ii).

23HC	TSO provider under TSO instrument without specified amount may request TSO cost calculation determination Section 93 is amended by adding the following subsection:		15

“(3)	A TSO provider under a deemed TSO instrument who gives notice under subsection (1) must, at the time of giving that notice to the Commission, serve a copy of the notice on every other TSO provider under a deemed TSO instrument.”

23HD	New sections 94CA and 94CB inserted		20

	The following sections are inserted after section 94C:

“94CA	Calculations of net revenue and auditor’s report must be given to Commission

“(1)	This section applies to a TSO provider under a deemed TSO instrument that requires the TSO provider to provide a telecommunications service to end-users and who is served with a copy of a notice under section 93(3).		25

“(2)	Not later than 60 days after the end of each financial year, a TSO provider to whom this section applies must provide to the Commission—		30

	“(a)	calculations of the net revenue of the TSO provider for the financial year; and

	“(b)	a report prepared by a qualified auditor that includes a statement of whether the calculations comply with—

Telecommunications (TSO, Broadband, and
Part 1A cl 23HE	Other Matters) Amendment Bill

		“(i)	any prescribed requirements relating to those calculations; and

		“(ii)	any requirements of the Commission.

“94CB	Considerations for determining net revenue

“(1)	In calculating net revenue under section 94CA and calculating net revenue for the purposes of a draft TSO cost calculation determination under section 94D and a final TSO cost calculation determination under section 94H, the provision of a reasonable return on the incremental capital employed in providing telecommunications services to end-users must be taken into account.			5 10

“(2)	In calculating the net revenue for the purposes of a draft TSO cost calculation determination under section 94D and a final TSO cost calculation determination under section 94H, the Commission—			15

	“(a)	may choose not to include profits from any new telecommunications services that involve significant capital investment and that offer capabilities not available from established telecommunications services; and		20

	“(b)	must not include any losses from telecommunications services other than services that the TSO instrument requires the TSO provider to provide; and

	“(c)	must consider the purpose set out in section 18.

“(3)	In calculating net revenue under section 94CA, the TSO provider must comply with any requirements of the Commission relating to the application of subsection (2)(a) to (c).			25

“(4)	In this section, established telecommunications services and new telecommunications services have the same meanings as in section 94C.”			30

23HE	Matters to be included in draft TSO cost calculation determination

	Section 94E is amended by inserting the following paragraph after paragraph (a):

	“(ab)	if the TSO instrument does not contain a specified amount and is a deemed TSO instrument, the net revenue of all providers under deemed TSO instruments, excluding the provider whose net cost is set out in paragraph (a), and all material information that—		35

		“(i)	relates to the calculation of the net revenue; and	5

		“(ii)	would not, in the opinion of the Commission, be likely to unreasonably prejudice the commercial position of any TSO provider; and”.

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23HG

23HF	Matters to be included in final TSO cost calculation determination

(1)	Section 94I(1) is amended by inserting the following paragraph after paragraph (a):			10

	“(ab)	if the TSO instrument does not contain a specified amount and is a deemed TSO instrument, the net revenue for the financial year of all providers under deemed TSO instruments, excluding the provider whose net cost is set out under paragraph (a), and all material information that—		15

		“(i)	relates to the calculation of the net revenue; and

		“(ii)	would not, in the opinion of the Commission, be likely to unreasonably prejudice the commercial position of any TSO provider; and”.	20

(2)	Section 94I(1)(d)(i) is amended by inserting “and is not a deemed instrument” after “that does not contain a specified amount”.

(3)	Section 94l(1)(d) is amended by inserting the following sub-paragraph after subparagraph (i):			25

		“(ia)	in the case of a TSO instrument that does not contain a specified amount and is a deemed TSO instrument, by subtracting the amount of the reduction (if any) referred to in paragraph (c) and the net revenue referred to in paragraph (ab) from the net cost referred to in paragraph (a); and”.	30

23HG	Regulations

(1)	Section 101(1) is amended by inserting the following paragraph after paragraph (d):			35

	“(da)	prescribe requirements to which section 94CA(2)(b)(i) applies:”.

Telecommunications (TSO, Broadband, and
Part 1A cl 23HH	Other Matters) Amendment Bill

(2)	Section 101(1)(e) is amended by inserting the following sub-paragraph after subparagraph (iii):

		“(iiia)	calculating the net revenue under section 94CA:”.	5

23HH	Application of section 156B

	Section 156A is amended by inserting the following paragraphs after paragraph (Ib):

	“(lba)	fails, without reasonable excuse, to comply with section 94CA:		10

	“(lbb)	knowingly provides false or misleading information under section 94CA:”.

	Consequential amendments relating to new Part 2A and general matters			15

23I	Overview

	Section 4 is amended by repealing paragraph (ea) and substituting the following paragraph:

	“(ea)	provisions concerning the structural separation of Telecom are set out in Part 2A; and”.		20

23IA	Interpretation

	Section 5 is amended by omitting the definition of price and substituting the following definition: “price (except in subpart 6 of Part 2A) includes—

	“(a)	valuable consideration in any form, whether direct or indirect; and		25

	“(b)	any consideration that in effect relates to the acquisition of goods or services or the acquisition or disposition of any interest in land, even though it ostensibly relates to any other matter or thing”.		30

23J	Section 69ZB repealed Section 69ZB is repealed.

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23N

23K	Miscellaneous provisions relating to Commission’s information disclosure requirements Section 69ZD(1) is amended by omitting “69ZB or”.

23L	Declaration made or revoked by notice in Gazette: amendments relating to network operator status		5

(1)	Section 105(1) is repealed and the following subsections are substituted:

“(1)	A declaration is made by notice in the Gazette, except that Chorus and Telecom are declared to be network operators by this Act.		10

“(1A)	A declaration may be revoked by notice in the Gazette (including the declarations relating to Chorus and Telecom).”

(2)	The definition of network operator in section 5 is consequentially amended by omitting “Telecom and”.

23M	Application of section 156B		15

(1)	Section 156A is amended by inserting the following paragraphs after paragraph (f):

	“(fa)	fails, without reasonable excuse, to comply with section 69F:

	“(fb)	fails, without reasonable excuse, to comply with a notice under section 69H:”.	20

(2)	Section 156A(g) is amended by omitting “69ZB(7),”.

(3)	Section 156A is amended by adding the following subsection as subsection (2):

“(2)	Section 156B also applies as provided in—		25

	“(a)	section 69L:

	“(b)	section 69R.”

23N	Pecuniary penalty

(1)	Section 156L(l)(a) is amended by omitting “a separation undertaking” and substituting “an undertaking”.		30

(2)	Section 156L(3) is amended by repealing paragraph (b) and substituting the following paragraphs:

Telecommunications (TSO, Broadband, and
Part 1A cl 23O	Other Matters) Amendment Bill

	“(b)	$10 million for a breach referred to in section 69L (failure to comply with or amend sharing arrangements); and

	“(ba)	$10 million for a breach referred to in section 69R (line of business restrictions); and	5

	“(baa)	$10 million for a breach referred to in section 69XE (Chorus undertakings); and

	“(bb)	$1 million for a breach referred to in section 156A(fa) (obligation in section 69F to notify sharing arrangements); and	10

	“(bc)	$1 million for a breach referred to in section 156A(fb) (obligation in section 69H to comply with Commission's investigation, etc, powers); and”.

23O	Further pecuniary penalty for continuing breach

(1)	Section 156M(1) is amended by inserting the following paragraphs after paragraph (a):		15

	“(aa)	$500,000 for a breach referred to in section 69L; and	20

	“(ab)	$500,000 for a breach referred to in section 69R; and

	“(ac)	$50,000 for a breach referred to in section 156A(fa) or (fb); and”.

(2)	Section 156M(l)(b) is amended by omitting “69ZB(7), 69ZC(4) or 69ZF(2)” and substituting “69ZC(4) or 69ZF(2)”.

23P	Interpretation

	Section 156N is amended by repealing paragraph (b) of the definition of party and substituting the following paragraph:		25

	“(b)	includes, in the case of an undertaking under Part 2A or 4AA, any service provider (within the meaning of section 5) who is affected by a breach of the undertaking.”

23Q	Interpretation

	Paragraph (e) of the definition of enforceable matter in section 156N is amended by omitting “a separation undertaking” and substituting “an undertaking”.		30

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23T

23R	Complaints of breach of enforceable matter

(1)	Section 156O(1) is amended by repealing paragraph (b) and substituting the following paragraph:

	“(b)	in the case of an undertaking under Part 2A or 4AA, a party.”	5

(2)	Section 156O(4)(a) is amended by omitting subparagraph (ii) and substituting the following subparagraph:

	“(ii)	in the case of a complaint by a party relating to an undertaking under Part 2A, the purpose set out in section 69U; and”.	10

(3)	Section 156O(5) is amended by omitting “a separation undertaking” and substituting “an undertaking”.

23RA	Enforcement by High Court

	Section 156P(2)(b) is amended by omitting “a separation undertaking under Part 2A” and substituting “an undertaking under Part 2A”.		15

23S	Schedule 1 amended

Schedule 1 is amended in the manner set out in Schedule 2A of this Act.

	Transitional provision relating to TSO obligations		20

23T	TSO provider cannot request TSO cost calculation determination under section 93 for financial year in which separation day occurs

(1)	Despite section 93, a TSO provider under a TSO instrument that does not contain a specified amount may not notify the Commission that it wishes to invoke the procedure in sections 94B to 94I for the preparation of a TSO cost calculation determination for the financial year in which separation day occurs.		25 30

(2)	To avoid doubt, for the financial year in which separation day occurs, the TSO charges for a TSO instrument that does not contain a specified amount are deemed to be zero as provided in section 94A.

Telecommunications (TSO, Broadband, and
Part 1A cl 23U	Other Matters) Amendment Bill

Transitional provision relating to shared asset

arrangements

23U	Minister may grant exemptions in relation to shared asset arrangements

	The Minister may grant an exemption under section 69N of the principal Act (as inserted by section 23H of this Act) as if those sections were in force.	5

Saving and transitional provisions relating to

designated access services

23V	Standard terms determinations continue to apply	10

(1)	Each standard terms determination referred to in the first column of the following table remains in force and continues to apply as if the determination were a determination made by the Commission for the designated access service set out in the second column of that table opposite that determination:	15

Standard terms determination	Designated access service

Standard terms determination for Telecom’s unbundled bit-stream access, 12 December 2007	Chorus’s unbundled bitstream access

Standard terms determination for Telecom’s unbundled bit-stream access backhaul service, 27 June 2008	Chorus’s unbundled bitstream access backhaul

Standard terms determination for Telecom’s unbundled copper local loop network service, 7 November 2007	Chorus’s unbundled copper local loop network

Standard terms determination for the designated services of Telecom’s unbundled copper local loop network service (Sub-loop UCLL), Telecom’s unbundled copper local loop network co-location service (Sub-loop Co-location) and Telecom’s unbundled copper local loop network backhaul service (Sub-loop backhaul), 18 June 2009 (the Sub-loop services standard terms determination)

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 1A cl 23 W

Standard terms determination	Designated access service

Standard terms determination for Telecom’s unbundled copper local loop network co-location service, 7 November 2007 Sub-loop services standard terms determination	Chorus’s unbundled copper local loop network co-location

Sub-loop services standard terms determination	Chorus’s unbundled copper local loop network backhaul (distribution cabinet to telephone exchange)

Standard terms determination for Telecom’s unbundled copper local loop network back-haul (telephone exchange to interconnect point) service, 27 June 2008	Chorus’s unbundled copper local loop network backhaul (telephone exchange to interconnect point)

(2)	Part 2 of the principal Act applies to each standard terms determination accordingly.

(3)	Subsections (1) and (2) are subject to sections 23W to 23ZD.

23W	General provision concerning reviews of standard terms determinations for purpose of implementing amendments to Schedule 1 of principal Act	5

(1)	The Commission may review any standard terms determination referred to in section 23V under section 30R for the purpose of making any changes to the determination that the Commission considers necessary to implement the amendments made by this Act to Schedule 1 of the principal Act—	10

	(a) before the relevant amendments come into force or take effect; and

	(b) as if the relevant amendments were in force or had taken effect.	15

(2)	However,—

	(aa) the Commission must review the standard terms determination for Telecom’s unbundled bitstream access dated 12 December 2007 before separation day, as referred to in section 23X(1A); and	20

	(a) the Commission must make reasonable efforts to conduct a review of certain determinations—

Telecommunications (TSO, Broadband, and
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		(i) before separation day, as referred to in section 23X(1); and

		(ii) before the expiry of 1 year from separation day, as referred to in section 23ZB; and

	(b)	the Commission may not make a replacement determination under section 30R(2); and	5

	(c)	any variation of, addition to, or deletion of terms in a determination for the purpose of implementing an amendment made by this Act to the principal Act may not come into force or take effect until the relevant amendment comes into force or takes effect; and	10

	(d)	on conducting any review of the standard terms determination for Telecom’s unbundled copper local loop network service dated 7 November 2007 and the sub-loop services standard terms determination, the Commission’s powers under section 30R are subject to section 23X(2).	15

23X	Commission must complete reviews of standard terms determinations for certain designated access services before separation day		20

(1A)	The Commission must review the standard terms determination for Telecom’s unbundled bitstream access dated 12 December 2007 before separation day for the purpose of making any changes to the determination that may be necessary for the purpose of implementing clause 4A of subpart 1 of Part 1 of Schedule 1 of the principal Act from the close of the day before separation day.		25

(1)	The Commission must make reasonable efforts to do the following before separation day:

	(a)	review each of the standard terms determinations referred to in the first column of the table in subsection (3) for the purpose of making any changes or (in the case of the standard terms determination for Telecom’s unbundled bitstream access) any further changes that may be necessary in order for the determination to apply to the designated access service set out opposite that determination in the second column of that table from the close of the day before separation day; and	30 35

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	(b) review the standard terms determination for Telecom’s unbundled copper local loop network dated 7 November 2007 (in this section, the unbundled copper local loop network determination) and the subloop services standard terms determination for the purpose of making any changes to those determinations that may be necessary for the purpose of implementing clause 4A of sub-part 1 of Part 1 of Schedule 1; and	5

	(c) give public notice of the results of each review.

(2)	However, no variation of, addition to, or deletion of terms in the unbundled copper local loop network determination or the subloop services standard terms determination that relates to the implementation of clause 4A of subpart 1 of Part 1 of Schedule 1 may take effect before the expiry of 3 years from separation day.	10 15

(2A)	To avoid doubt, clause 4A of subpart 1 of Part 1 of Schedule 1 of the principal Act applies to Chorus’s unbundled bitstream access service on and after separation day and any changes made to the standard terms determination in accordance with subsection (1A) for the purpose of implementing that clause take effect from the close of the day before separation day.	20

(3)	The table referred to in subsection (1) is—

Standard terms determination	Designated access service

Standard terms determination for Telecom’s unbundled bitstream access, 12 December 2007	Chorus’s unbundled bitstream access (excluding the initial and the final pricing principles applicable after the expiry of 3 years from separation day)

Standard terms determination for Telecom’s unbundled copper local loop network co-location service, 7 November 2007	Chorus’s unbundled copper local loop network co-location

Standard terms determination for Telecom’s unbundled copper local loop network backhaul (telephone exchange to interconnect point) service, 27 June 2008	Chorus’s unbundled copper local loop network backhaul (telephone exchange to interconnect point)

Telecommunications (TSO, Broadband, and
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23Y	Commission must make standard terms determination for Chorus’s unbundled copper low frequency service before separation day

(1)	The Commission must make reasonable efforts to make a standard terms determination under section 30M for Chorus’s unbundled copper low frequency service before separation day.		5

(2)	The standard terms determination must—

	(a)	be made in accordance with the procedure and requirements set out in sections 30D to 30Q; and	10

	(b)	apply from the close of the day before separation day.

Further transitional provisions relating to Chorus’s unbundled bitstream access service

23Z	Certain clauses of standard terms determination do not apply to Chorus’s unbundled bitstream access service		15

	Despite section 23V(1), the following clauses of Schedule 2 of the standard terms determination for Telecom’s unbundled bitstream access service dated 12 December 2007 do not apply to Chorus’s unbundled bitstream access service from the close of the day before separation day:		20

	(a)	clause 4 (adjustment to basic UBA monthly (with POTS) charge):

	(ab)	clause 4B (quarterly adjustment to early termination charge):

	(b)	clause 5 (adjustment to enhanced UBA monthly (with POTS) charge):	25

	(c)	clause 6 (adjustment to enhanced UBA service (without POTS) charges).

23ZA	Certain provisions of Part 2 and Schedule 3 of principal Act do not apply in relation to Chorus’s unbundled bitstream access service		30

	Despite section 23V(2), the following provisions of the principal Act do not apply in relation to Chorus’s unbundled bit-stream access service for the period starting on separation day and ending 3 years after separation day:		35

	(a)	section 30R (review of standard terms determination), except as provided in sections 23X and 23ZB:

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	(b)	section 30V (application for residual terms determination):

	(c)	section 59 (reconsideration of determination):

	(d) clause 1(1) and (5) of Schedule 3 (Commission’s investigation).	5
23ZB	Review of standard terms determination for unbundled bitstream access service before expiry of 1 year from separation day

(1)	The Commission must make reasonable efforts to do the following before the expiry of 1 year from separation day:	10

	(a) review the standard terms determination for Chorus’s unbundled bitstream access service under section 30R for the purpose of making any changes that may be necessary in order to implement the initial and final pricing principles applicable after the expiry of 3 years from separation day; and	15

	(b) give public notice of the result of the review.

(2)	To avoid doubt, no variation of, addition to, or deletion of terms specified in the standard terms determination as a result of the Commission’s review in accordance with subsection (1) may take effect before the expiry of 3 years from separation day.	20
23ZC	Party to standard terms determination for Chorus’s unbundled bitstream access service may apply for pricing review	25

(1)	A party to the standard terms determination for Chorus’s unbundled bitstream access service may apply for a pricing review under section 42 as if the review under section 23ZB(1)(a) were a determination made under section 30M regarding the price payable for the service.	30

(2)	The pricing review application must be made in accordance with section 43, except that section 43(b)(ii) (which relates to the time within which an application under section 42 must be made) does not apply and the application must be given to the Commission not later than 25 working days after the Commission gives public notice of the review in accordance with section 23ZB(1)(b).	35

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(3)	The Commission must make reasonable efforts to complete the pricing review determination before the expiry of 3 years from separation day.

23ZD Chorus’s unbundled bitstream access prices grandfathered		5

(1)	This section applies in relation to a subscriber line if an access seeker is being supplied with a UBA service in relation to that subscriber line before separation day.

(2)	Chorus must, for the period starting on separation day and ending 3 years after separation day, provide each service component identified in items 2.1 to 2.8 of Schedule 2 of the standard terms determination for Telecom’s unbundled bitstream access service dated 12 December 2007 at whichever of the following is the lower:	10

	(a) the price that applies under the determination for the date on which this Act receives the Royal assent:	15

	(b) the price set out in the standard terms determination on the day before separation day.

(3)	From the end of the period referred to in subsection (2), the initial pricing principle or the final pricing principle (whichever applies) for Chorus’s unbundled bitstream access service applies to unbundled bitstream access services purchased by access seekers before separation day.	20

(4)	In this section, UBA service has the meaning set out in clause 1 of the standard terms determination for Telecom’s unbundled bitstream access service dated 12 December 2007.	25

	Miscellaneous

23ZE Operational separation undertakings cease to have effect

	The separation undertakings given by Telecom in favour of the Crown for the purposes of Part 2A (before its repeal and substitution by this Act) cease to have legal effect from the close of the day before separation day.	30

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Part 2

Telecommunications networks involving

Crown funding

24	New Part 4AA inserted

	The following Part is inserted after Part 4:			5

			“Part 4AA
			~~“Undertakings regime for~~ Services provided using networks developed with Crown funding: Undertakings regime and Commerce Act 1986 authorisations	10

			“Subpart 1—Preliminary provisions

“156AA Overview

“(1)	This Part—

	“(a)	enables providers of wholesale telecommunications services that are provided using a ~~specified~~ fibre optic communications network that is constructed, in whole or in part, with Crown investment funding provided as part of the UFB initiative, or that provide access to unbundled elements of such a network, to give enforceable undertakings providing for non-discrimination, equivalence, and other matters in relation to the supply of those services (subpart 2); and		15 20

	~~“(b)~~	~~precludes the Commission from recommending, in a final report delivered to the Minister before the close of 31 December 2019, that particular services provided by a service provider who has given an undertaking be added to Part 2 or 3 of Schedule 1 as a designated service or a specified service; and~~		25

	“(b)	where a provider has given an undertaking in relation to certain of those services,—		30

		“(i)	precludes the Commission from recommending, in a final report delivered to the Minister before the close of 31 December 2019, that the service be added to Part 2 or 3 of Schedule 1 as a designated service or a specified service (section 156AR); and	35

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		“(ii)	precludes the Commission from commencing an investigation, before the close of 31 December 2018, into whether the service should be added to Part 2 or 3 of Schedule 1 (section 156ARA); and	5

		“(iii)	requires the service provider to disclose information concerning costs and other matters relating to provision of those services in accordance with requirements of the Commission (subpart 3); and	10

	~~“(c)~~	~~requires service providers who have given undertakings in relation to those particular services to disclose information concerning costs and other matters relating to provision of those services in accordance with requirements of the Commission.~~		15

	“(c)	enables providers of wholesale telecommunications services provided using a network that is constructed, in whole or in part, with Crown investment funding as part of the Rural Broadband Initiative to give enforceable undertakings that provide for non-discrimination and other matters in relation to those services (subpart 4); and		20

	“(d)	provides certain Commerce Act 1986 authorisations in respect of participation in the Rural Broadband Initiative (subpart 5) and the Ultra-fast Broadband Initiative (subpart 6).		25

~~“(2)~~	~~Accordingly,—~~

	~~“(a)~~	~~subpart 2—~~

		~~“(i)~~	~~specifies requirements for undertakings and matters that may be included in undertakings (sections 156AD and 156AE); and~~	30

		~~“(ii)~~	~~provides for the Minister to determine further requirements with which an undertaking must comply (sections 156AF to 156AI); and~~

		~~“(iii)~~	~~provides a process for the approval of undertakings by the Minister (sections 156AJ and 156AK); and~~	35

		~~“(iv)~~	~~provides for the variation and termination of undertakings (sections 156AN to 156AQ); and~~

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		~~“(v)~~	~~precludes the Commission from recommending, in a final report delivered to the Minister before the close of 31 December 2019, that particular services provided by a service provider who has given an undertaking be added to Part 2 or 3 of Schedule 1 (section 156AR~~); ~~and~~	5
		~~“(vi)~~	~~provides for the enforcement of undertakings (sections 156AS to 156AU); and~~

	~~“(b)~~	~~subpart 3 provides for the Commission to require disclosure of information by service providers who have in force undertakings in relation to the services specified in section 156AR.~~		10

“(3)	This section is intended only as a guide to the general scheme and effect of this Part.

“156AB Interpretation				15

	In this Part, unless the context otherwise requires,—

	~~“access seeker—~~

	~~“(a)~~	~~means a person who seeks access to a relevant service; and~~

	~~“(b)~~	~~includes, where the service provider supplies a relevant service to itself, the service provider itself~~		20

	“access seeker means a person who seeks access to a relevant service “arm’s-length has the meaning set out in section 69D “Crown includes Crown Fibre Holdings Limited “disclose means to supply to the Commission			25

	“equivalence, in relation to the supply of a relevant service, means equivalence of supply of the service and access to the service provider’s network so that third-party access seekers are treated in the same~~, or an equivalent~~ way~~,~~ to the service provider’s own business operations, including in relation to pricing, procedures, operational support, supply of information, and other relevant matters			30

	“~~FTTP access network or~~ fibre-to-the-premises access network—			35

	“(a)	means a network structure used to deliver telecommunications services over fibre media that connects a powered node in a central office location (an exchange or equivalent powered facility) to an end-user’s premises or building, or the optical distribution facility of an end-user’s premises or building; and

Telecommunications (TSO, Broadband, and
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“(b)	includes the powered node in the central office location; and	5

“(c)	includes that part of the overall telecommunications link that connects to the end-user’s equipment

~~“FTTP service provider or fibre-to-the-premises service provider means a service provider who—~~		10

~~“(a)~~	~~owns or operates an FTTP access network; and~~

~~“(b)~~	~~has given an undertaking that is in force in relation to a relevant service specified in section 156AR(3)~~

“information includes any statement, certificate, or other information required to be disclosed under this Part		15

“LFC or local fibre company means a company through which the investment of the Crown and a UFB partner in relation to a fibre optic communications network is effected, including —

“(a)	a company in which the Crown and the UFB partner hold shares; and	20

“(b)	a company in which the Crown holds shares, or from which the Crown has acquired assets, pursuant to the selection of that company as a UFB partner

“LFC fibre network means a fibre optic communications network that is owned or operated by an LFC		25

“non-discrimination, in relation to the supply of a relevant service, means that the service provider must not treat access seekers differently, or, where the service provider supplies itself with a relevant service, must not treat itself differently from other access seekers, except to the extent that a particular difference in treatment is objectively justifiable and does not harm, and is unlikely to harm, competition in any telecommunications market		30

“prescribed means prescribed by the Commission		35

~~“relevant service means a wholesale telecommunications service that is provided using, or that provides access to unbundled elements of, a specified network~~

Telecommunications (TSO, Broadband, and
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	“relevant service—

	“(a)	in subparts 2 and 3, means a wholesale telecommunications service that is provided using, or that provides access to unbundled elements of, an LFC fibre network; and	5

	“(b)	in subpart 4, means a wholesale telecommunications service that is provided using, or that provides access to, unbundled elements of a network that is constructed with funding provided, in whole or in part, by the Crown as part of the Rural Broadband Initiative	10

	“Rural Broadband Initiative means the programme to develop enhanced broadband infrastructure in non-urban areas of New Zealand with the support of Crown grant funding

	~~“service provider means a provider of a relevant service~~

	~~“specified entity means an entity named in Schedule 3G~~		15

	~~“specified network means a network that is declared to be a specified network under section 156AY~~

	“UFB initiative means the competitive tender programme, known as the Ultra-fast Broadband Initiative, to develop fibre-to-the-premises broadband networks connecting 75% of New Zealand households, with the support of $1.5 billion of Crown investment funding		20

	“UFB partner means a successful tenderer in the UFB initiative

	“undertaking means an undertaking under this Part.		25

	“Subpart 2—Undertakings relating to networks developed with Crown funding as part of UFB initiative

“156AC Purposes

~~“~~	~~The purpose of this subpart is to promote competition in telecommunications markets for the long-term benefit of end-users of telecommunications services in New Zealand, by providing for non-discrimination and equivalence principles and rules to apply to certain telecommunications services.~~		30

“(2)	The purposes of this subpart are to—		35

Telecommunications (TSO, Broadband, and
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	“(a)	promote competition in telecommunications markets for the long-term benefit of end-users of telecommunications services in New Zealand; and

	“(b)	require transparency, non-discrimination, and equivalence of supply in relation to certain telecommunications services; and		5

	“(c)	facilitate efficient investment in telecommunications infrastructure and services.

“Requirements for undertakings

“156AD Main requirements for undertakings				10

“(1)	~~A service provider~~ An LFC may enter into an undertaking.

“(2)	The undertaking must—

	“(a)	be executed by the ~~service provider~~ LFC; and

	“(ab)	provide for the LFC to supply unbundled layer 1 services on all parts of its fibre-to-the -premises access network on and after 1 January 2020; and		15

	~~“(b)~~	~~provide for the service provider to achieve non-discrimination in relation to the supply of relevant services; and~~

	“(b)	provide for the LFC to—

		“(i)	achieve non-discrimination in relation to the supply of relevant services; and	20

		“(ii)	design and build the LFC fibre network in a way that enables equivalence in relation to the supply of unbundled layer 1 services to be achieved on and after 1 January 2020; and	25

		“(iii)	achieve equivalence in relation to the supply of unbundled layer 1 services on and after 1 January 2020; and

	~~“(c)~~	~~set out the rules and principles that the service provider will apply to ensure that non-discrimination is achieved in relation to the supply of the relevant services; and~~		30

	“(c)	provide for the LFC to deal with the UFB partner on arm’s-length terms (unless the UFB partner and the LFC are not separate entities); and

	“(ca)	provide for the LFC to maximise the use of standard terms for the supply of services through the use of template, or model, agreements; and		35

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	“(cb)	provide for access seekers to have the same access to information from the LFC; and

	“(cc)	specify rules for the treatment of confidential information relating to access seekers; and

	“(d)	provide for disclosure of relevant information to the Commission, to support the Commission’s assessment of compliance with the undertaking; and	5

	“(e)	provide for any other matters required by a determination of the Minister under section 156AF.

“(2A)	An undertaking may specify a mechanism for resolution, by a suitably qualified and experienced independent person, of any disputes that arise between the LFC and access seekers after the undertaking is approved.		10

“(2B)	Subsection (2A) does not limit the further matters that may be included in an undertaking.		15

“(3)	~~An~~ However, an undertaking must not—

	“(a)	provide for rules or obligations in respect of services that are not relevant services or layer 1 services; or

	“(b)	specify the price or non-price terms of supply for any telecommunications service.	20

“(4)	In this section, unless the context otherwise requires, layer 1 service has the same meaning as in the document ‘New Zealand Government Ultra-Fast Broadband Initiative Invitation to Participate in Partner Selection Process’ dated October 2009 (as amended).		25

~~“156AE Further matters that may be included in undertakings~~

	~~In addition to the requirements in section 156AD~~, ~~and without limiting the further matters that (subject to section 156AD(3)) may be included in an undertaking, an undertaking may—~~		30

	~~“(a)~~	~~provide for the service provider to achieve equivalence in relation to the supply of a particular relevant service; and~~

	~~“(b)~~	~~set out the rules and obligations relating to the design, construction~~, ~~and operation of telecommunications infrastructure, facilities, and supporting systems to be applied for the purpose of ensuring that equivalence is achieved in relation to the supply of the relevant service; and~~	35

Telecommunications (TSO, Broadband, and
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	~~“(c)~~	~~specify a mechanism for resolution, by a suitably qualified and experienced independent person of any disputes that arise after the undertaking is approved; and~~	5

	~~“(d)~~	~~specify rules for the treatment of confidential information relating to access seekers; and~~

	~~“(e)~~	~~provide that the directors of the service provider must certify that the service provider has complied with the undertaking.~~	10

“156AF Minister may determine further requirements for undertakings

“(1)	The Minister may determine further requirements with which an undertaking must comply.

“(2)	The further requirements may—		15

	“(a)	specify the relevant services, or types of relevant services, to which the requirements in section 156AD ~~and the further matters in 156AE~~ apply, and how they are to apply; and

	“(b)	include further matters that must be addressed in the undertaking, and minimum requirements for the undertaking.	20

“(3)	Any further requirements determined by the Minister under this section do not apply to an undertaking that has already been approved by the Minister.		25

“156AG Minister may issue and consult on draft determination

	Before making a determination under section 156AF, the Minister ~~may~~ must prepare a draft determination and consult on that draft with those persons that the Minister considers have a material interest in the determination.		30

“156AH Procedural requirements for determination

“(1)	The Minister must notify a determination made under section 156AF in the Gazette as soon as practicable after it is made.

“(2)	The notice in the Gazette—

	“(a)	need not contain the determination:	35

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	“(b)	must give a brief description of the nature of the determination:

	“(c)	must state where copies of the determination are available for inspection and purchase.

“(3)	The Minister must make the determination available to the public by making copies of it available—			5

	“(a)	for inspection, free of charge,—

		“(i)	at the head office of the Ministry (during office hours); and

		“(ii)	on the Internet in an electronic form that is publicly accessible (at all reasonable times); and	10

	“(b)	for purchase at a reasonable price.

“(4)	A determination is deemed to be a regulation for the purposes of the Regulations (Disallowance) Act 1989 but not for the purpose of the Acts and Regulations Publication Act 1989.			15

“(5)	The Minister must present a copy of the determination to the House of Representatives in accordance with section 4 of the Regulations (Disallowance) Act 1989.

~~“156AI Variation of determination~~

~~“(1)~~	~~The Minister may vary a determination made under section 156AF.~~			20

~~“(2)~~	~~If the Commission considers that a variation of a determination made under section 156AF is required in order to best promote the purpose of this subpart, it may recommend that variation to the Minister.~~			25

~~“(3)~~	~~Sections 156AG and 156AH apply, with all necessary modifications, to a draft variation or variation of a determination as if the draft variation were a draft determination of a determination.~~

“Process for submission and consideration of undertakings				30

“156AJ ~~Service provider must~~LFC may submit undertakings for approval by Minister

	~~A service provider must~~ An LFC may submit an undertaking for approval by the Minister by sending the undertaking in writing to the Minister.			35

Telecommunications (TSO, Broadband, and
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“156AK Minister may approve or decline undertakings

“(1)	The Minister may, by notice in writing to the ~~service provider~~ LFC who submitted the undertaking,—

	“(a)	approve the undertaking; or

	“(b)	decline to approve the undertaking.	5

“(1A)	The Minister must not approve the undertaking unless the Minister is satisfied that it meets the requirements in section 156AD.

“(2)	If the Minister declines to approve the undertaking, the Minister—		10

	“(a)	must give reasons for not approving the undertaking; and

	“(b)	may invite the ~~service provider~~ LFC to submit an amended undertaking for approval by the Minister.

“(3)	Subsections (1) and (2) and section 156AJ apply to an amended undertaking.		15

“(4)	The Minister must notify his or her approval of an undertaking by notice in the Gazette.

“Implementation of undertakings

“156AL Implementation of undertaking			20

	On and from the date that the Minister’s approval of an undertaking is notified in accordance with section 156AK(4), the undertaking takes effect as if it were a deed that is—

	“(a)	properly executed by, and binding on, the ~~service provider~~ LFC; and	25

	“(b)	given in favour of the Crown.

“156AM ~~Service provider~~ LFC must publish undertaking

“(1)	As soon as practicable after the Minister’s approval of an undertaking is notified, ~~service provider~~ LFC must publish the undertaking on an Internet site maintained by or on behalf of the ~~service provider~~ LFC so that it is publicly accessible at all reasonable times.		30

“(2)	The ~~service provider~~ LFC must make a copy of the undertaking available for inspection free of charge at its registered office.		35

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		“Variation and termination of undertakings

“156AN Variation of undertaking

“(1)	The Minister may, on the recommendation of the Commission, approve a variation of an undertaking.

“(2)	The Commission must not make a recommendation under subsection (1) unless—		5

	“(a)	the ~~service provider~~ LFC who gave the undertaking has submitted a request for the variation to the Commission; and

	“(ab)	the Commission has consulted with interested parties; and	10

	“(b)	the Commission is satisfied that the variation would best promote the purposes of this subpart.

“156AO Procedure for variation of undertaking

“(1)	~~A service provider~~ An LFC may submit a request for a variation of an undertaking under section 156AN by sending the proposed variation in writing to the Commission.		15

“(2)	The Commission must notify the ~~service provider~~ LFC in writing of whether it proposes to recommend that the Minister approve the variation.		20

~~“(3)~~	~~If the Commission does not propose to recommend that the Minister approve the variation, the notice under subsection (2)—~~

	~~“(a)~~	~~must set out the reasons why the Commission does not propose to make the recommendation; and~~	25

	~~“(b)~~	~~may invite the service provider to submit an amended variation for consideration.~~

“(3)	The notice under subsection (2)—

	“(a)	must set out the reasons for the Commission’s decision; and	30

	“(b)	may invite the LFC to submit an amended variation for consideration, if the Commission does not propose to recommend that the Minister approve the variation.

“(4)	The Commission must make reasonable efforts to give the notice not later than 30 working days after the Commission receives the request for the variation from the service provider.		35

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“(5)	Sections 156AK to 156AM apply, with all necessary modifications, to a variation of an undertaking as if the variation were an undertaking.

“156AOA Clarification of undertaking

	The Commission may amend an undertaking to clarify it if—			5

	“(a)	the Commission, on the application of the LFC who gave the undertaking, considers that the undertaking requires clarification; and

	“(b)	the clarification is not material.

~~“156AP Undertaking that no longer meets requirements of determination ceases to have effect if not varied~~				10

~~“(1)~~	~~This section applies if—~~

	~~“(a)~~	~~the Minister varies a determination under section 156AI; and~~

	~~“(b)~~	~~after the variation, an undertaking approved under section 156AK no longer meets the requirements of the determination; and~~		15

	~~“(c)~~	~~the Minister has not; before the end of the 6-month period referred to in subsection (2);—~~

		~~“(i)~~	~~approved a variation of the undertaking under section 156AN; and~~	20

		~~“(ii)~~	~~confirmed to the service provider in writing that the undertaking, as varied, complies with the requirements of the determination.~~

~~“(2)~~	~~If this section applies, the undertaking ceases to have effect from the date that is 6 months after the date on which the variation of the determination was notified in the Gazette in accordance with section 156AH.~~			25

“156AQ Termination of undertaking

“(1)	An undertaking may be terminated by mutual agreement between the ~~service provider~~ LFC and the Minister.			30

~~“(2)~~	~~If the Commission considers that the termination of an undertaking would best promote the purposes of this subpart; it may recommend to the Minister that the undertaking be terminated in accordance with subsection (1).~~			35

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“(2)	The Minister may request the Commission to recommend whether an undertaking should be terminated under this section.

“(3)	The Commission may, in response to a request under subsection (2) or on its own initiative, recommend to the Minister that an undertaking be terminated under this section, if the Commission considers that the termination would best promote the purposes of this subpart.		5

“156AQA Effect of UFB partner terminating contract with the Crown			10

“(1)	If a UFB partner in relation to an LFC terminates the contract between the Crown and the UFB partner mat sets out the terms of their investment in the UFB initiative through the LFC,—

	“(a)	the undertaking given by the LFC remains in force; and

	“(b)	sections 156AS to 156AU and (if the undertaking is given in relation to a service specified in section 156AR(3)) sections 156AV to 156AXA continue to apply to the undertaking and the LFC.	15

“(2)	Section 156AR(4) does not affect the application of this section.		20

“Effect of undertakings in relation to certain relevant services

“156AR Commission may not recommend certain services be designated services or specified services if undertaking applies			25

“(1)	This section applies to a final report delivered to the Minister under clause 4 of Schedule 3 before the close of 31 December 2019.

“(2)	A final report must not recommend a proposed alteration to Part 2 or 3 of Schedule 1 by adding a service specified in subsection (3) if—		30

	“(a)	the access provider described in relation to the service is ~~a service provider~~ an LFC who has given an undertaking under this subpart in relation to the service; and

	“(b)	that undertaking is in force.	35

“(3)	The services referred to in subsection (2) are—

Telecommunications (TSO, Broadband, and
Part 2 cl 24	Other Matters) Amendment Bill

	“(a)	access to the unbundled elements of a fibre-to-the-premises access network:

	“(b)	access to a packet-based bitstream service that enables access to a fibre-to-the-premises access network.

~~“(4)~~	~~To avoid doubt, subsection (2) does not prevent the Commission from—~~		5

	~~“(a)~~	~~commencing an investigation under clause 1 of Schedule 3 into whether a service specified in subsection (3) should be added to Schedule 1 under section 66(a); or~~

	~~“(b)~~	~~delivering a final report to the Minister before the close of 31 December 2019 that recommends a proposed alteration to Part 2 or 3 of Schedule 1 by adding a service specified in subsection (3); if the report names as the access provider or access providers in relation to the service only persons who are not parties to undertakings that are in force in relation to the service.~~	10 15

“(4)	However, subsection (2) does not apply if the UFB partner, in relation to the LFC who has given the undertaking, terminates the contract between the Crown and the UFB partner that sets out the terms of their investment in the UFB initiative through the LFC.		20

“(5)	To avoid doubt, subsection (2) does not prevent the Commission from delivering a final report to the Minister before the close of 31 December 2019 that recommends a proposed alteration to Part 2 or 3 of Schedule 1 by adding a service specified in subsection (3) if the report names as the access provider or access providers in relation to the service only persons other than an LFC who has an undertaking in force in relation to the service.		25

“156ARA Commission must not commence investigation into whether services should be added to Schedule 1 before certain time			30

“(1)	This section applies if an LFC has the benefit of regulatory forbearance under section 156AR(2) in respect of a service.

“(2)	The Commission must not, before the close of 31 December 2018, commence an investigation under clause 1 of Schedule 3 into whether that service should be added to Schedule 1 under section 66(a).		35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 2 cl 24

	“Enforcement of undertakings

“156AS Enforcement and remedies under Part 4A

	Sections 156L, 156M, and 156O to 156R apply to an undertaking under this ~~Part~~ subpart as provided in Part 4A.

“156AT Power of court to grant relief in respect of undertakings				5

“(1)	If, on the application of the Commission, it appears to the High Court that ~~a service provider~~ an LFC intends to engage, or is engaging, or has engaged, in conduct that constitutes, or would constitute, a breach of the terms of an undertaking, the court may make any orders on any terms and conditions that it thinks appropriate, including, without limitation,—			10

	“(a)	an order to—

		“(i)	restrain the ~~service provider~~ LFC from engaging in conduct that constitutes, or would constitute, the breach:	15

		“(ii)	require the ~~service provider~~ LFC to do a particular act or thing:

		“(iii)	require the ~~service provider~~ LFC to comply with the terms of the undertaking.

“(2)	In any proceeding under this section, the Commission, on the order of the court, may obtain discovery and administer interrogatories.			20

“(3)	The court may at any time rescind or vary an order made under this section.

“156AU Interrelationship of remedies				25

“(1)	Nothing in this Part or Part 4A limits or affects any right, duty, liability, or remedy in respect of an undertaking that exists or is available apart from this Part or Part 4A.

“(2)	Any right of action or other remedy available under this Part or Part 4A in respect of an undertaking may be taken, proceeded with, or heard in conjunction with any other action or remedy available under this Act or otherwise.			30

“(3)	However, in determining whether to order a person to pay a penalty, compensation, or damages in respect of an undertaking, the court must have regard to—			35

Telecommunications (TSO, Broadband, and
Part 2 cl 24	Other Matters) Amendment Bill

	“(a)	whether that person has already been ordered to pay a penalty, compensation, or damages for the same matter; and

	“(b)	if so, the amount and effect of that first order.

		“Subpart 3—Information disclosure by ~~FTTP service providers~~ LFCs with undertakings	5

“156AV Purpose

	The purpose of this subpart is to promote competition in telecommunications markets for the long-term benefit of end-users of telecommunications services in New Zealand by requiring ~~FTTP service providers~~ LFCs who have given undertakings in relation to certain services to provide reliable and timely information to the Commission to enable it to record over time the costs and characteristics of ~~operational and capital costs associated with the construction, use, and maintenance of FTTP~~ LFC fibre networks to inform the Commission’s statutory processes and determinations.		10 15

“156AVA Application of subpart

	This subpart applies to an LFC who has an undertaking in force under subpart 2 in relation to a service specified in section 156AR(3).		20

“156AW Commission must require disclosure by ~~FTTP service providers~~ LFCs

“(1)	The Commission must require ~~FTTP service providers~~ LFCs to whom this subpart applies to prepare and disclose information, annually, about the costs and characteristics of relevant services and the ~~FTTP access~~ LFC fibre networks used to provide, or comprised of, relevant services.		25

“(2)	The Commission may require ~~FTTP service providers~~ the LFCs to prepare and disclose information consisting of, or about, the following things, as part of the information required under this section:		30

	“(a)	financial statements:

	“(b)	asset valuations and valuation reports:	35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 2 cl 24

	“(c)	prices, terms, and conditions:

	“(d)	costs and cost allocation methodologies:

	“(e)	contracts:

	“(f)	transactions with related parties (as if the test for related parties were the same as the test in section 79), including prices and methodologies in relation to such transactions:	5

	“(g)	financial and non-financial performance measures:

	“(h)	plans and forecasts:

	“(i)	transfer payments (whether actual or notional) amongst prescribed business activities:	10

	“(j)	network capacity information:

	“(k)	characteristics of relevant services:

	“(l)	policies and methodologies in the areas referred to in paragraphs (a) to (k) or other areas.	15

“(3)	The Commission may, as part of the information required under this section,—

	“(a)	define the prescribed business activities and prescribed services in respect of which the ~~FTTP service provider~~ LFC must prepare and disclose information:	20

	“(b)	require the ~~FTTP service provider~~ LFC to adopt, in the preparation or compilation of that information, any methodology that is required by the Commission (including the allocation methodology that must be used for preparing the financial statements and allocating the costs):	25

	“(c)	require the ~~FTTP service provider~~ LFC to disclose the manner in which methodologies have been applied:

	“(d)	prescribe the information that must be included in the financial statements to be prepared and disclosed.	30

“(4)	~~FTTP service providers~~ The LFCs must prepare and disclose the information required under this section in accordance with the Commission’s requirements.

“156AX Further powers of Commission relating to information disclosure			35

	The Commission may, in making requirements under section 156AW,—

Telecommunications (TSO, Broadband, and
Part 2 cl 24	Other Matters) Amendment Bill

	“(a)	prescribe the form and manner in which information must be disclosed:

	“(b)	specify a time or date, or times or dates, as at which information must be disclosed:

	“(c)	require the disclosure of assumptions made in the preparation of the information:	5

	“(d)	require the audit of disclosed information:

	“(e)	require disclosed information, or information from which disclosed information is derived (in whole or in part), to be certified, in a prescribed form and manner, by persons belonging to any specified class of persons:	10

	“(f)	set rules about when and for how long information must be disclosed:

	“(g)	require the retention of data on which disclosed information is based and associated documentation:	15

	“(h)	exempt or provide for exemptions (including provide for the revocation of exemptions), on any terms and conditions, of any person or class of persons from all or any of the requirements:

	“(i)	provide for transitional provisions:	20

	“(j)	make requirements from time to time (for example, more than once a year):

	“(k)	make requirements in respect of all or part of the relevant business.

“156AXA Commission may publish reports, etc, on information collected			25

“(1)	The Commission may publish reports on, and summaries and analyses of, information collected under this subpart for the purpose of informing the industry and the public of current developments and emerging trends in relation to LFC fibre-to-the-premises access networks.		30

“(2)	The publication may be in any form that the Commission considers fit.

“(3)	In exercising its power under this section, the Commission must ensure that it protects the confidentiality of any information that may reasonably be regarded as confidential or commercially sensitive.		35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 2 cl 24

		~~“Subpart 4—Miscellaneous~~

~~“156AY Governor-General may declare specified networks~~

~~“(1)~~	~~The Governor-General may, by Order in Council made on the recommendation of the Minister, declare that a network described in the order is a specified network for the purposes of this part.~~			5

~~“(2)~~	~~The Minister must not make a recommendation under subsection (1) unless the network proposed to be described as a specified network—~~

	~~“(a)~~	~~was constructed with funding provided, in whole or in part, by the Crown or a specified entity; and~~		10

	~~“(b)~~	~~is the subject of a contract entered into between the Crown and a third party, or a specified entity and a third party, that sets out either or both of the following:~~

		~~“(i)~~	~~the terms of funding by the Crown or a specified entity to contribute to the construction of an FTTP network.~~	15

		~~“(ii)~~	~~the terms of funding by the Crown or a specified entity to contribute to the construction of broadband infrastructure in non-urban areas.~~	20

~~“156AZ Power to amend Schedule 3C~~

~~“(1)~~	~~The Governor-General may, by Order in Council, made on the recommendation of the Minister, amend Schedule 3C to add, omit, or amend the name of an entity.~~

~~“(2)~~	~~An Order in Council made under this is a regulation for the purposes of Regulations (Disallowance) Act 1989 and the Acts and Regulations Publication Act 1989.~~			25

		“Subpart 4—Undertakings relating to networks developed with Crown funding as part of Rural Broadband Initiative		30

“156AY Interpretation of this subpart

	In this subpart, unless the context otherwise requires,—			35

	“relevant service means a service that is provided using, or that provides access to the unbundled elements of, a network that was constructed with funding provided, in whole or in part, by the Crown as part of the Rural Broadband Initiative

	“service provider means a provider of a relevant service.

Telecommunications (TSO, Broadband, and
Part 2 cl 24	Other Matters) Amendment Bill

“156AZ Requirements for undertakings under this subpart

“(1)	A service provider may enter into an undertaking.

“(2)	The undertaking must—

	“(a)	provide for the service provider to achieve non-discrimination in relation to supply of relevant services; and	5

	“(b)	provide for the disclosure of relevant information to the Commission, to support the Commission’s assessment of compliance with the undertaking.

“(3)	An undertaking may specify a mechanism for resolution, by a suitably qualified and experienced independent person, of any disputes that arise between the service provider and access seekers after the undertaking is approved.		10

“(4)	Subsection (3) does not limit the further matters that may be included in an undertaking.		15

“156AZA Application of provisions in subpart 1

	Sections 156AJ to 156AOA, 156AQ, and 156AS to 156AU, with all necessary modifications, apply to an undertaking under this subpart as if every reference in those sections to an LFC were a reference to a service provider.		20

“Subpart 5—Commerce Act 1986 authorisations in respect of Rural Broadband Initiative

“156AZB Restrictive trade practices authorisations in respect of Telecom and Vodafone participation in Rural Broadband Initiative			25

“(1)	The following are authorised:

	“(a)	the joint Telecom–Vodafone proposal made on 12 November 2010 in response to the Rural Broadband Initiative request for proposals issued on 26 August 2010; and	30

	“(b)	any contract that is entered into between the Crown and Telecom, or the Crown and Vodafone, to provide funding to Telecom or Vodafone in accordance with the Rural Broadband Initiative.	35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 2 cl 24

“(2)	In this section, unless the context otherwise requires,—

	“Vodafone means Vodafone New Zealand Limited and its subsidiaries.

“(3)	The authorisations apply to any contract, arrangement, or understanding that is entered into before the date on which this section comes into force as if the authorisation were in force at the time of entry.		5

“(4)	The authorisations do not apply to a contract, arrangement, or understanding that is entered into later than 6 months after the date on which this section comes into force.		10

“(5)	The authorisations must be treated as if they were authorisations granted by the Commerce Commission under section 58(1), (2), (5), and (6) of the Commerce Act 1986.

“(6)	Sections 65 and 91 to 97 of the Commerce Act 1986 do not apply to the authorisations.		15

“(7)	The effect of the authorisations is the same as that stated in section 58A(1) and (2) of the Commerce Act 1986.

“Subpart 6—Commerce Act 1986 authorisations in respect of Ultra-fast Broadband Initiative			20

“156AZC Interpretation for this subpart

	In this subpart, unless the context otherwise requires,—		25

	“fibre optic network assets means ducting, fibre optic cabling, and related electronic equipment, together with other related equipment, that is used in connection with telecommunication over a fibre-based network

	“Telecom includes Chorus and a successor to Telecom or Chorus

	“telecommunications network company means a company that owns or operates a network.		30

“156AZD Restrictive trade practices authorisations in respect of participation in Ultra-fast Broadband Initiative

“(1)	The following are authorised:

	“(a)	any contract, arrangement, or understanding between the Crown and Telecom that is necessary to give effect to the selection of Telecom as a UFB partner in a particular region or regions; and	35

Telecommunications (TSO, Broadband, and
Part 2 cl 24	Other Matters) Amendment Bill

	“(b)	any contract, arrangement, or understanding that is part of the arrangement with the Crown under the UFB initiative in a particular region or regions, under which Telecom or a UFB partner transfers fibre optic network assets to a local fibre company owned partially by the Crown.	5

“(2)	The authorisations—

	“(a)	apply to any contract, arrangement, or understanding that is entered into before the date on which this section comes into force as if the authorisations were in force at the time of entry; but	10

	“(b)	do not apply to any contract, arrangement, or understanding that is entered into more than 2 years after the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2010 receives the Royal assent.	15

“(3)	The authorisations must be treated as if they were authorisations granted by the Commerce Commission under section 58(1), (2), (5), and (6) of the Commerce Act 1986.		20

“(4)	Sections 65 and 91 to 97 of the Commerce Act 1986 do not apply to the authorisations.

“(5)	The effect of the authorisations is the same as that stated in section 58A(1) and (2) of the Commerce Act 1986.		25

“156AZE Business acquisition authorisations in respect of participation in Ultra-fast Broadband Initiative

“(1)	The following are authorised:

	“(a)	any acquisition by a UFB partner or a local fibre company owned partially by the Crown of the fibre optic network assets or undertaking of any telecommunications network company as part of an arrangement with the Crown under the UFB initiative; and	30

	“(b)	any acquisition by a UFB partner of the shares of any telecommunications network company (whether on a minority or an equal basis or otherwise) as part of an arrangement with the Crown, or with the Crown and another UFB partner, under the UFB initiative; and	35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 2 cl 26

	“(c)	any acquisition by the Crown of shares in, or assets of, Telecom pursuant to the selection of Telecom as a UFB partner in a particular region or regions.

“(1A)	The authorisations do not apply to any acquisition that is made more than 2 years after the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2010 receives the Royal assent.		5

“(2)	The authorisations must be treated as if they were authorisations granted by the Commerce Commission under section 67(3)(b) of the Commerce Act 1986 on the date of commencement of this subpart.		10

“(3)	Sections 91 to 97 of the Commerce Act 1986 do not apply to the authorisations.

“(4)	The effect of the authorisations is the same as that stated in section 69 of the Commerce Act 1986.”		15

25	Application of section 156B

(1)	Section 156A(g) is amended by omitting “or 69ZF(2):” and substituting “69ZF(2), or 156AW:”.

(2)	Section 156A is amended by inserting the following paragraph after paragraph (m):		20

	“(ma) fails, without reasonable excuse, to comply with section 156AM:”.

26	Pecuniary penalty

(1)	Section 156L(1) is amended by inserting the following paragraph after paragraph (a):		25

	“(ab) the person has failed, without reasonable excuse, to comply with an undertaking under Part 4AA; or”.

(2)	Section 156L(2) is repealed and the following subsection substituted:

“(2)	In determining an appropriate remedy to be imposed under this section, the High Court must have regard to all relevant matters, including—		30

	“(a)	the nature and extent of any commercial gain; and

	“(b)	if subsection (1)(ab) applies, the size of the service provider.”	35

Telecommunications (TSO, Broadband, and
Part 2 cl 27	Other Matters) Amendment Bill

(3)	Section 156L(3) is amended by inserting the following paragraph after paragraph (a):

	“(ab)	$10 million for a breach referred to in subsection (1)(ab) (Part 4AA undertakings—UFB and RBI); and”.		5

27	Heading to subpart 2 of Part 4A amended

	The heading to subpart 2 of Part 4A is amended by omitting “registered”.

28	Interpretation

(1)	The definition of enforceable matter in section 156N is amended by inserting the following paragraph after paragraph (e):			10

	“(ea)	an undertaking under Part 4AA:”.

(2)	The definition of party in section 156N is repealed and the following definition substituted:			15

	“party—

	“(a)	means a party to an enforceable matter; and

	“(b)	includes,—

		“(i)	in the case of ~~a separation~~ an undertaking under Part 2A, any provider of a telecommunications service that is affected by a breach of the ~~separation~~ undertaking; and	20

		“(ii)	in the case of an undertaking under Part 4AA, any telecommunications service provider who is affected by a breach of the undertaking.”	25

29	Complaints of breach of enforceable matter

(1)	Section 156O(l) is repealed and the following subsection substituted:

“(1)	The following persons may make a written complaint to the Commission alleging a breach of an enforceable matter:			30

	“(a)	an access seeker or an access provider of a designated service or a specified service:

	“(b)	in the case of ~~a separation~~ an undertaking under Part 2A or ~~an undertaking under Part~~ 4AA, a party.”

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Part 2 cl 32

(2)	Section 156O(4) is repealed and the following subsection substituted:

“(4)	In deciding whether to take the action referred to in subsection (2)(b)(ii), the Commission—

	“(a)	must consider,—		5

		“(i)	in the case of a complaint by a person referred to in subsection (1)(a), the purpose set out in section 18; and

		“(ii)	in the case of a complaint by a party relating to ~~a separation~~ an undertaking under Part 2A, the purposes set out in section 69A; and	10

		“(iii)	in the case of a complaint by a party relating to an undertaking under Part 4AA, the purposes set out in section 156AC; and	15

	“(b)	may consider the financial means of the complainant.”

(3)	Section 156O is amended by repealing subsection (5) and substituting the following subsection:

“(5)	Subsection (2)(b)(i) does not apply in the case of ~~a separation~~ an undertaking under Part 2A or ~~an undertaking under Part~~ 4AA.”			20

30	Enforcement by High Court

	Section 156P(2)(b) is amended by omitting “or a separation undertaking under Part 2A,” and substituting “~~a separation~~ an undertaking under Part 2A or ~~an undertaking under Part~~ 4AA,”.			25

31	Further amendments to principal Act

	The principal Act is amended in the manner set out in Schedule 3.

~~32~~	~~New Schedule 3C inserted~~

	~~The Schedule 3C set out in Schedule 4 of this Act is inserted after Schedule 3D~~.			30

Telecommunications (TSO, Broadband, and
Schedule 1	Other Matters) Amendment Bill

Schedule 1		s 19
~~Further amendments to principal Act relating to telecommunications service obligations~~ Further amendments to principal Act		5
Part 1 Amendments relating to telecommunications service obligations

Section 69C

Definition of Ministry: repeal.		10

Section 106

Subsection (4)(b): omit “PSTN or PDN” and substitute “PTN”.

Section 111A

Subsection (l)(a): omit “PSTN or PDN” and substitute “PTN”.

Subsection (l)(b): omit “PSTN or PDN” and substitute “PTN”.		15

Schedule 2: Part 1

Clause 4(4)(a): omit “PSTN or PDN” and substitute “PTN”.

Schedule 3: Part 1

Clause 4(3)(d): repeal and substitute:

“(d)	the majority view and any dissenting views of the members of the Commission regarding the recommendation.”	20

Part 2 Amendments relating to multi-unit complexes to which fibre is to be deployed		25

New section 118A

Insert after section 118:

“118A Notices under this subpart

“(1)	Any notice that is required to be given to any person under this subpart must be in writing.	30

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 1

Part 2—continued

New section 118A—continued

“(2)	To avoid doubt, subsection (1) does not apply to notices given in any proceedings in a court.”

Section 156

Repeal.

Section 156T(l)(b)				5

Omit “either” and substitute “any”.

Add “; or” and also add:

		“(iii)	the provisions are necessary to implement Government policy.”

New section 156UA				10

Insert after section 156U:

“156UA Appointment of consumer complaints system

“(1)	The Minister may, by notice in the Gazette,—

	“(a)	appoint a system to be a consumer complaints system under this Part (with or without conditions) for a term specified by the Minister; and		15

	“(b)	set rules for the system; and

	“(c)	set rules about the funding of the system.

“(2)	To avoid doubt, this Part does not preclude the existence of 1 or more industry-based complaints resolution systems in addition to 1 or more systems appointed under this Part.”			20

Section 156V

Definition of consumer: add”, and includes an owner or occupier for the purposes of complaints under subpart 3 of Part 4”.

Section 156X				25

Repeal and substitute:

“156X Objectives of consumer complaints system

“(1)	When considering appointing a system under this Part, the Minister must have regard to the following considerations in light of the principles listed in subsection (2):			30

Telecommunications (TSO, Broadband, and
Schedule 1	Other Matters) Amendment Bill

Part 2—continued

Section 156X—continued

	“(a)	whether the system has an appropriate purpose:

	“(b)	whether the applicant has undertaken reasonable consultation on the system with members or potential members of the system, and persons (or their representatives) likely to be substantially affected by the system:	5

	“(c)	whether the applicant’s directors and senior managers are competent to manage a consumer complaints system:

	“(d)	whether the rules about the system are adequate and comply with the principles listed in subsection (2).	10

“(2)	The principles are as follows:

	“(a)	accessibility:

	“(b)	independence:

	“(c)	fairness:

	“(d)	accountability:	15

	“(e)	efficiency:

	“(f)	effectiveness.”

Section 156Y

Add:

“(3)	Any codes of practice must be available for inspection by the public, free of charge,—		20

	“(a)	at the system’s head office (during ordinary office hours); and

	“(b)	on an Internet site in an electronic form that is publicly available at all reasonable times.”	25

New sections 156YA to 156YC

Insert after section 156Y:

“156YA Obligation to publish rules

	The person responsible for an appointed consumer complaints system must make copies of the rules about the system available for inspection by the public, free of charge,—		30

	“(a)	at the system’s head office (during ordinary office hours); and

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 1

Part 2—continued

New sections 156YA to 156YC—continued

	“(b)	on an Internet site in an electronic form that is publicly available (at all reasonable times).

“156YB	Duty to notify change to rules

	The person responsible for an appointed consumer complaints system must notify the Minister if the person wishes to change the rules about the system.		5

“156YC	Minister’s consideration of change of rules

“(1)	After receiving a notification under section 156YB, the Minister may notify the person responsible for a system that the Minister—		10

	“(a)	approves the change; or

	“(b)	considers the proposed change is not adequate and does not comply with the principles listed in section 156X(2).

“(2)	If subsection (1)(b) applies, the rule change must not be made.		15

“(3)	If the Minister does not notify the person responsible for the system in accordance with subsection (1) within 45 working days of the notification of the change of rules, the change is treated as having been approved by the Minister.”		20

Section 156ZF

Insert after subsection (1):

“(1A)	For the avoidance of doubt, an appeal under subsection (1) cannot be made by either party after a binding settlement has been agreed to.”		25

Part 3 Amendments relating to wireless works

Section 5

Insert in its appropriate alphabetical order:

	“wireless works means any works relating to the provision of any wireless or mobile telecommunications services”.		30

Telecommunications (TSO, Broadband, and
Schedule 1	Other Matters) Amendment Bill

Part 3—continued

Heading above section 135 Insert “or wireless works” after “Lines”.

Heading to section 135 Insert “or wireless works” after “lines”.

Section 135(1)(a) Insert “or wireless works” after “lines”.	5

Section 135(1)(c) Insert “or wireless works” after “lines” in each place where it appears.

Section 147A(1) Insert “wireless works,” after “cabinets,” in each place where it appears.	10

Section 147B(2) Insert “wireless works,” after “cabinets,”.

Section 147B(4) Insert “wireless works,” after “cabinets,” in each place where it appears.	15

Heading to section 148 Insert “or wireless works” after “line”.

Section 148(1) Omit “line or” and substitute “line, wireless works, or other”.	20

Section 148(2) Omit “works” and substitute “wireless works or other works”.

Section 153(1) Omit “line or” and substitute “line, wireless works, or other”.

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 2

Schedule 2	s 20
New Schedule 3B inserted Schedule 3B	~~s 85~~ss 85, 91A
Annual telecommunications development levy		5

Financial year	Telecommunications development levy
($)
2010/11	50 million
2011/12	50 million
2012/13	50 million
2013/14	50 million
2014/15	50 million
2015/16	50 million
2016/17	10 million
2017/18 and each subsequent financial year	the inflation-adjusted specified telecommunications development levy

The inflation-adjusted specified telecommunications development levy must be calculated in accordance with the following formula:

a	x c
b

where—

a	is the CPI index number for the last quarter of the financial year preceding the relevant financial year	10

b	is the CPI index number for the last quarter of the financial year that is 1 year before the financial year preceding the relevant financial year

c	is the telecommunications development levy for the financial year preceding the relevant financial year.	15

Telecommunications (TSO, Broadband, and
Schedule 2A	Other Matters) Amendment Bill

Schedule 2A Amendments to Schedule 1 of principal Act	s 23S

Clause 1

Definition of local loop network: omit and substitute:			5

	“local loop network means that part of Chorus’s copper network that connects the end-user’s building (or, where relevant, the building’s distribution frame) to the handover point in Chorus’s local telephone exchange or distribution cabinet (or equivalent facility)”.		10

Insert in their appropriate alphabetical order:

	“Chorus’s local telephone exchange means a local telephone exchange (or equivalent facility) where Chorus’s local loop network terminates, whether that local telephone exchange is owned and operated by Chorus or by any other person		15

	“geographically averaged price means a price that is calculated as an average of all geographically non-averaged prices for a designated service throughout the geographical extent of New Zealand”.

New clauses 4A and 4B			20

Insert after clause 4:

“4A	Application of pricing principles for Chorus’s unbundled copper local loop network and Chorus’s unbundled bitstream access

	In applying the initial pricing principle or the final pricing principle for the following designated services, the Commission must determine a geographically averaged price:		25

	“(a)	Chorus’s unbundled bitstream access service:

	“(b)	Chorus’s unbundled copper local loop network service.

“4B	Application of pricing principles for designated access services		30

	In applying an applicable initial pricing principle or an applicable final pricing principle, the Commission must ensure that an access provider of a designated service does not recover costs that the access provider is recovering in the price of a designated or specified service provided under a determination prepared under section 27 or 30M or a designated or specified service provided on commercial terms.”		35

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 2A

Subpart 1 of Part 2: Interconnection with Telecom’s fixed PSTN

Heading: omit “Telecom’s” and substitute “a”.			5

Item relating to Description of service: omit “Telecom’s” and substitute “a”.

Item relating to Access provider: omit and substitute the following item:

Access provider:		A person who operates a fixed PSTN

Subpart 1 of Part 2: Interconnection with fixed PSTN other than Telecom’s			10

Omit.

Subpart 1 of Part 2: Retail services offered by means of Telecom’s fixed telecommunications network

Heading: omit “Telecom’s” and substitute “a”. Item relating to Description of service: omit and substitute:			15

Description of service applicable before the expiry of 3 years from separation day:	A non-price-capped retail service offered by Telecom to end-users by means of a fixed telecommunications network in the following markets:
	(a)	all markets in which Telecom faces limited, or is likely to face lessened, competition for that service:
	(b)	all, some, or no markets in which Telecom does not face limited, or is not likely to face lessened, competition for that service as determined by the Commission

Description of service applicable after the expiry of 3 years from separation day:	A non-price-capped retail service, other than a local and access calling service, offered by Telecom to end-users by means of a fixed telecommunications network in the following markets:
	(a)	all markets in which Telecom faces limited, or is likely to face lessened, competition for that service:
	(b)	all, some, or no markets in which Telecom does not face limited, or is not likely to face lessened, competition for that service as determined by the Commission

Telecommunications (TSO, Broadband, and
Schedule 2A	Other Matters) Amendment Bill

Subpart 1 of Part 2: Residential local access and calling service offered by means of Telecom’s fixed telecommunications network

Omit and substitute:

Local access and calling service offered by means of fixed

telecommunications network

Description of service applicable before the expiry of 3 years from separation day:

A price-capped residential local access and calling service offered by Telecom to end-users by means of a fixed telecommunications network in the following markets:

(a)    all markets in which Telecom faces limited, or is likely to face lessened, competition for the service:

(b)    all, some, or no markets in which Telecom does not face limited, or is not likely to face lessened, competition for price-capped residential local access and calling service as determined by the Commission

Description of service applicable after the expiry of 3 years from separation day:

A local access and calling service offered by Telecom to end-users by means of a fixed telecommunications network in the following markets:

(a)    all markets in which Telecom faces limited, or is likely to face lessened, competition for the service:

(b)    all, some, or no markets in which Telecom does not face limited, or is not likely to face lessened, competition for the service as determined by the Commission

Conditions applicable before the expiry of 3 years from separation day:

That either—

(a)    Telecom faces limited, or is likely to face lessened, competition in a market for a price-capped residential local access and calling service offered by Telecom to end-users; or

(b)    Telecom does not face limited, or is not likely to face lessened, competition for a price-capped residential local access and calling service offered by Telecom to end-users, and the Commission has decided to require a local access and calling service to be wholesaled

Conditions applicable after the expiry of 3 years from separation day:

That either—

(a)    Telecom faces limited, or is likely to face lessened, competition in a market for a local access and calling service offered by Telecom to end-users; or

(b)    Telecom does not face limited, or is not likely to face lessened, competition for a local access and calling service offered by Telecom to end-users, and the Commission has decided to require a local access and calling service to be wholesaled

Access provider:	Telecom

Access seeker:	A service provider who seeks access to the service

Access principles:	The standard access principles set out in clause 5

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 2A

Subpart 1 of Part 2: Residential local access and calling service offered by means of Telecom’s fixed telecommunications network—continued

Limits on access principles:	The limits set out in clause 6

Initial pricing principle applicable before the expiry of 3 years from separation day:	Telecom’s standard price for its price-capped residential local access and calling service offered to end-users by means of a fixed telecommunications network in the relevant market, minus 2%

Initial pricing principle applicable after the expiry of 3 years from separation day:

For a price-capped residential local access and calling service, either—

(a)    Telecom’s standard price for its price-capped residential local access and calling service offered to end-users by means of a fixed telecommunications network in the relevant market, minus 2%; or

(b)    if a person is also purchasing Chorus’s unbundled bit-stream access service in relation to the relevant subscriber line, the price in paragraph (a) minus the price for Chorus’s full unbundled copper local loop network plus the relevant price (if any) in either paragraph (b) of the initial pricing principle or paragraph (b) of the final pricing principle for Chorus’s unbundled copper low frequency service

Telecommunications (TSO, Broadband, and
Schedule 2A	Other Matters) Amendment Bill

Subpart 1 of Part 2: Residential local access and calling service offered by means of Telecom’s fixed telecommunications network—continued

For a non-price-capped local access and calling service, either—

(a)    retail price less a discount benchmarked against discounts in comparable countries that apply retail price minus avoided costs saved pricing in respect of these services, in the case of a service offered by Telecom in markets in which Telecom faces limited, or is likely to face lessened, competition for that service; or

(b)    retail price less a discount benchmarked against discounts in comparable countries that apply retail price minus actual costs saved pricing in respect of these services, in the case of a service offered by Telecom in markets in which Telecom does not face limited, or lessened, competition for that service; or

(c)    if a person is also purchasing Chorus’s unbundled bit-stream access service in relation to the relevant subscriber line, the price in paragraph (a) minus the price for Chorus’s full unbundled copper local loop network plus the relevant price (if any) in either paragraph (b) of the initial pricing principle or paragraph (b) of the final pricing principle for Chorus’s unbundled copper low frequency service; or

(d)    if a person is also purchasing Chorus’s unbundled bit-stream access service in relation to the relevant subscriber line, the price in paragraph (b) minus the price for Chorus’s full unbundled copper local loop network plus the relevant price (if any) in either paragraph (b) of the initial pricing principle or paragraph (b) of the final pricing principle for Chorus’s unbundled copper low frequency service

Final pricing principle applicable before the expiry of 3 years from separation day:	Telecom’s standard price for its price-capped residential local access and calling service offered to end-users by means of a fixed telecommunications network in the relevant market, minus actual costs saved

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 2A

Subpart 1 of Part 2: Residential local access and calling service offered by means of Telecom’s fixed telecommunications network—continued

Final pricing principle applicable after the expiry of 3 years from separation day:

For a price-capped local access and calling service, either—

(a)    Telecom’s standard price for its price-capped residential local access and calling service offered to end-users by means of a fixed telecommunications network in the relevant market, minus actual costs saved; or

(b)    if a person is also purchasing Chorus’s unbundled bit-stream access service in relation to the relevant subscriber line, the price in paragraph (a) minus the price for Chorus’s full unbundled copper local loop network plus the relevant price (if any) in either paragraph (b) of the initial pricing principle or paragraph (b) of the final pricing principle for Chorus’s unbundled copper low frequency service

For a non-price-capped local access and calling service, either—

(a)    average or best retail price minus a discount comprising avoided costs saved pricing, in the case of a service offered by Telecom in markets in which Telecom faces limited, or is likely to face lessened, competition for that service; or

(b)    average or best retail price minus a discount comprising actual costs saved, in the case of a service offered by Telecom in markets in which Telecom does not face limited, or is not likely to face lessened, competition for that service; or

(c)    if a person is also purchasing Chorus’s unbundled bit-stream access service in relation to the relevant subscriber line, the price in paragraph (a) minus the price for Chorus’s full unbundled copper local loop network plus the relevant price (if any) in either paragraph (b) of the initial pricing principle or paragraph (b) of the final pricing principle for Chorus’s unbundled copper low frequency service; or

(d)    if a person is also purchasing Chorus’s unbundled bit-stream access service in relation to the relevant subscriber line, the price in paragraph (b) minus the price for Chorus’s full unbundled copper local loop network plus the relevant price (if any) in either paragraph (b) of the initial pricing principle or paragraph (b) of the final pricing principle for Chorus’s unbundled copper low frequency service

Telecommunications (TSO, Broadband, and
Schedule 2A	Other Matters) Amendment Bill

Subpart 1 of Part 2: Residential local access and calling service offered by means of Telecom’s fixed telecommunications network —continued

Requirement referred to in section 45 or final pricing principle:	Nil

Additional matters that must be considered regarding application of section 18:	Nil

Subpart 1 of Part 2: Bundle of retail services offered by means of Telecom’s fixed telecommunications network

Heading: omit “Telecom’s” and substitute “a”.

Item relating to Description of service: omit and substitute:

Description of service:	A bundle of retail services offered by Telecom to end-users by means of a fixed telecommunications network in the following markets:

	(a) all markets in which Telecom faces limited, or is likely to face lessened, competition for that bundle of retail services:

	(b) all, some, or no markets in which Telecom does not face limited, or is not likely to face lessened, competition for that bundle of retail services as determined by the Commission

Item relating to Conditions: omit “its fixed telecommunications network” and substitute “a telecommunications network”.		5

Subpart 1 of Part 2: Retail services offered by means of Telecom’s fixed telecommunications network as part of bundle of retail services

Heading: omit “Telecom’s” and substitute “a”.		10

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 2A

Subpart 1 of Part 2: Retail services offered by means of Telecom’s fixed telecommunications network as part of bundle of retail services—continued

Item relating to Description of service: omit and substitute:

Description of service:	A retail service that— (a) is, or has previously been, offered separately by Telecom to end-users by means of a fixed telecommunications network; and

	(b) is offered by Telecom to end-users as part of a bundle of retail services—

	(i) in markets in which Telecom faces limited, or is likely to face lessened, competition for that service; and

	(ii) if the effect of the bundled price is likely to significantly reduce the ability of an efficient rival to contest the market

Subpart 1 of Part 2

Items headed Telecom’s unbundled bitstream access, Telecom’s unbundled bitstream access backhaul, Telecom’s unbundled copper local loop network, Telecom’s unbundled copper local loop network co-location, Telecom’s unbundled copper local loop network backhaul (distribution cabinet to telephone exchange), and Telecom’s unbundled copper local loop network backhaul (telephone exchange to interconnect point): omit and substitute:		5

	Chorus’s unbundled bitstream access

Description of service:

A digital subscriber line enabled service (and its associated functions, including the associated functions of operational support systems) that enables access to, and interconnection with, that part of a fixed PDN that connects the end-user’s building (or, where relevant, the building’s distribution frame) to a first data switch (or equivalent facility), other than a digital subscriber line access multiplexer (DSLAM)

To avoid doubt, unless otherwise requested by the access seeker, the supply of this service must not be conditional on a requirement that the access seeker, end-users, or any other person must purchase any other service from the access provider

Conditions:	That either— (a) Chorus faces limited, or is likely to face lessened, competition in a relevant market; or

(b)    Chorus does not face limited, or is not likely to face lessened, competition in a relevant market, and the Commission has decided to require Chorus’s unbundled bitstream access to be wholesaled in that market

Telecommunications (TSO, Broadband, and
Schedule 2A	Other Matters) Amendment Bill

Subpart 1 of Part 2—continued

Access provider:	Chorus

Access seeker:	A service provider who seeks access to the service

Access principles:	The standard access principles set out in clause 5

Limits on access principles:	The limits set out in clause 6 and the additional limit that Chorus is only required to provide access to the trunk side of the first data switch or equivalent facility (for which purpose a DSLAM is not an equivalent facility)

Initial pricing principle applicable before the expiry of 3 years from separation day:	Retail price (as imputed by the Commission, having regard to the price of any other digital subscriber line enabled service, including the imputed price of any such service offered as part of a bundle of retail services) minus a discount benchmarked against discounts in comparable countries that apply retail price minus avoided costs saved pricing in respect of the service Plus, if no person is also purchasing a local access and calling service from Telecom in relation to the relevant subscriber line, all or any of the costs of Chorus’s local loop network that would usually be recovered by Telecom from an end-user of its local access and calling service, as determined by benchmarking against comparable countries (unless the Commission considers that the price already takes into account all of the relevant costs)

Initial pricing principle applicable after the expiry of 3 years from separation day:	The price for the designated access service entitled Chorus’s unbundled copper local loop network plus benchmarking additional costs incurred in providing the unbundled bitstream access service against prices in comparable countries that use a forward-looking cost-based pricing method

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 2A

Subpart 1 of Part 2—continued

Final pricing principle applicable before the expiry of 3 years from separation day:

Either—

(a)    retail price (as imputed by the Commission, having regard to the price of any other digital subscriber line enabled service, including the imputed price of any such service offered as part of a bundle of retail services) minus a discount comprising avoided costs saved, in a case where Chorus faces limited, or is likely to face lessened, competition in a relevant market; or

(b)    retail price (as imputed by the Commission, having regard to the price of any other digital subscriber line enabled service, including the imputed price of any such service offered as part of a bundle of retail services) minus a discount comprising actual costs saved, in a case where Chorus does not face limited, or lessened, competition in a relevant market

Plus, in either case, if no person is also purchasing a local access and calling service from Telecom in relation to the relevant subscriber line, all or any of the costs of Chorus’s local loop network that would usually be recovered by Telecom from an end-user of its local access and calling service, as determined by identifying the relevant costs (unless the Commission considers that the price already takes into account all of the relevant costs)

Final pricing principle applicable after the expiry of 3 years from separation day:	The price for Chorus’s unbundled copper local loop network plus TSLRIC of additional costs incurred in providing the unbundled bitstream access service

Requirement referred to in section 45 or final pricing principle:	Nil

Additional matters that must be considered regarding application of section 18:	The Commission must consider relativity between this service and Chorus’s unbundled copper local loop network service (to the extent that terms and conditions have been determined for that service)

Telecommunications (TSO, Broadband, and
Schedule 2A	Other Matters) Amendment Bill

Subpart 1 of Part 2—continued

Chorus’s unbundled bitstream access backhaul

Description of service:	A service (and its associated functions, including the associated functions of operational support systems) that provides transmission capability (whether the transmission capacity is copper, fibre, or anything else) between the trunk side of a first data (or equivalent facility), other than a DSLAM, that is connected to the end-user’s building (or, where relevant, the building’s distribution frame) and the access seeker’s nearest available point of interconnection

Conditions:

That either—

(a)    Chorus faces limited, or is likely to face lessened, competition in a market for transmission capacity between the first data switch (or equivalent facility) and the access seeker’s nearest available point of interconnection; or

(b)    Chorus does not face limited, or is not likely to face lessened, competition in a market for transmission capacity between the first data switch (or equivalent facility) and the access seeker’s nearest available point of interconnection, and the Commission has decided to require Chorus’s unbundled bitstream access to be wholesaled in that market

Access provider:	Chorus

Access seeker:	A service provider who seeks access to the service

Access principles:	The standard access principles set out in clause 5

Limits on access principles:	The limits set out in clause 6

Initial pricing principle:	Benchmarking against prices for similar services in comparable countries that use a forward-looking cost-based pricing method

Final pricing principle:	TSLRIC

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 2A

Subpart 1 of Part 2—continued

Requirement referred to in section 45 or final pricing principle:	Nil

Additional matters that must be considered regarding application of section 18:	Nil

Chorus’s unbundled copper local loop network

Description of service:	A service (and its associated functions, including the associated functions of operational support systems) that enables access to, and interconnection with, Chorus’s copper local loop network (including any relevant line in Chorus’s local telephone exchange or distribution cabinet)

Conditions:	Nil

Access provider:	Chorus

Access seeker:	A service provider who seeks access to the service, except, until 3 years after separation day, Telecom

Access principles:	The standard access principles set out in clause 5

Limits on access principles:	The limits set out in clause 6

Initial pricing principle:	Benchmarking against prices for similar services in comparable countries that use a forward-looking cost-based pricing method

Final pricing principle:	TSLRIC

Requirement referred to in section 45 or final pricing principle:	Nil

Additional matters that must be considered regarding application of section 18:	The Commission must consider relativity between this service and Chorus’s unbundled bitstream access service (to the extent that the terms and conditions have been determined for that service)

Telecommunications (TSO, Broadband, and
Schedule 2A	Other Matters) Amendment Bill

Subpart 1 of Part 2—continued

Chorus’s unbundled copper local loop network co-location

Description of service:	A service (and its associated functions, including the associated functions of operational support systems) that provides co-location facilities for an access seeker’s equipment, and access to the handover point, at Chorus’s local telephone exchange or distribution cabinet (or equivalent facility) for the purposes of providing access to, and interconnection with,—

(a) Chorus’s unbundled copper local loop network (including any necessary supporting equipment); and (b) Chorus’s unbundled copper low frequency service (including any necessary supporting equipment)

To avoid doubt, the same instance of this service can be used to support both Chorus’s unbundled copper local loop network and Chorus’s unbundled copper low frequency service

To avoid doubt, access seeker equipment includes the equipment of any person other than the access seeker (including any line) if that equipment is being used to support the provision of backhaul for the access seeker

To avoid doubt, this service includes access to, and the use of, space in, on, or around Chorus’s local telephone exchange or distribution cabinet (or equivalent facility) for the purposes of installing and maintaining the access seeker’s equipment

Conditions:	Nil

Access provider:	Chorus

Access seeker:	A service provider who seeks access to the service

Access principles:	The standard access principles set out in clause 5

Limits on access principles:	The limits set out in clause 6 and the additional limit of the interests of other service providers who are co-located in the relevant facilities

Initial pricing principle:	Benchmarking against prices for similar services in comparable countries that use a forward-looking cost-based pricing method

Final pricing principle:	TSLRIC

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 2A

Subpart 1 of Part 2—continued

Requirement referred to in section 45 or final pricing principle:	Nil

Additional matters that must be considered regarding application of section 18:	Nil

Chorus’s unbundled copper local loop network backhaul (distribution cabinet to telephone exchange)

Description of service:	A service (and its associated functions, including the associated functions of operational support systems) that provides transmission capacity in a network (whether the transmission capacity is copper, fibre, or anything else) between the handover point in Chorus’s distribution cabinet (or equivalent facility) and the handover point in Chorus’s local telephone exchange for the purposes of providing access to, and interconnection with, Chorus’s unbundled copper local loop network (including any necessary supporting equipment)

Conditions:	Nil

Access provider:	Chorus

Access seeker:	A service provider who seeks access to the service

Access principles:	The standard access principles set out in clause 5

Limits on access principles:	The limits set out in clause 6

Initial pricing principle:	Benchmarking against prices for similar services in comparable countries that use a forward-looking cost-based pricing method

Final pricing principle:	TSLRIC

Telecommunications (TSO, Broadband, and
Schedule 2A	Other Matters) Amendment Bill

Subpart 1 of Part 2—continued

Requirement referred to in section 45 or final pricing principle:	Nil

Additional matters that must be considered regarding application of section 18:	Nil

Chorus’s unbundled copper local loop network backhaul (telephone exchange to interconnect point)

Description of service:	A service (and its associated functions, including the associated functions of operational support systems) that provides transmission capacity in a network (whether the transmission capacity is copper, fibre, or anything else) between the handover point in Chorus’s local telephone exchange and the access seeker’s nearest available point of interconnection for the purposes of providing access to, and interconnection with,—

(a) Chorus’s unbundled copper local loop network (including any necessary supporting equipment); and

(b) Chorus’s unbundled copper low frequency service (including any necessary supporting equipment)

To avoid doubt, the same instance of this service can be used to support both Chorus’s unbundled copper local loop network and Chorus’s unbundled copper low frequency service

Conditions:	That either—

(a)    Chorus faces limited, or is likely to face lessened, competition in a market for transmission capacity between Chorus’s local telephone exchange and the access seeker’s nearest available point of interconnection; or

(b)    Chorus does not face limited, or is not likely to face lessened, competition in a market for transmission capacity between Chorus’s local telephone exchange and the access seeker’s nearest available point of interconnection, and the Commission has decided to require Chorus’s unbundled copper local loop network back-haul (telephone exchange to interconnect point) to be wholesaled in that market

Access provider:	Chorus

Access seeker:	A service provider who seeks access to the service

Access principles:	The standard access principles set out in clause 5

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 2A

Subpart 1 of Part 2—continued

Limits on access principles:	The limits set out in clause 6

Initial pricing principle:	Benchmarking against prices for similar services in comparable countries that use a forward-looking cost-based pricing method

Final pricing principle:	TSLRIC

Requirement referred to in section 45 or final pricing principle:	Nil

Additional matters that must be considered regarding application of section 18:	Nil

Subpart 1 of Part 2: new item

Add:

Chorus’s unbundled copper low frequency service

Description of service:	A service (and its associated functions, including the associated functions of operational support systems) that enables access to, and interconnection with, the low frequency (being the frequency band between 300 and 3400 Hz) in Chorus’s copper local loop network (including any relevant line in Chorus’s local telephone exchange or distribution cabinet) that connects the end-user’s building (or, where relevant, the building’s distribution frame) to the handover point in Chorus’s local telephone exchange

Conditions:	Chorus’s unbundled copper low frequency service is only available where Chorus’s local loop that connects the end-user’s building (or, where relevant, the building’s distribution frame) to the handover point in Chorus’s local telephone exchange remains in place

To avoid doubt, there is no obligation on Chorus that Chorus’s copper network that connects a cabinet (or equivalent facility) and Chorus’s local telephone exchange remain in place or be maintained if that part of Chorus’s copper network is only being used to provide Chorus’s unbundled copper low frequency services

Access provider:	Chorus

Access seeker:	A service provider who seeks access to the service

Telecommunications (TSO, Broadband, and
Schedule 2A	Other Matters) Amendment Bill

Subpart 1 of Part 2: new item—continued

Access principles:	The standard access principles set out in clause 5

Limits on access principles:	The limits set out in clause 6

Initial pricing principle:	Either— (a) the geographically averaged price for Chorus’s full unbundled copper local loop network; or

(b)    if a person is also purchasing Chorus’s unbundled bit-stream access service in relation to the relevant subscriber line, the cost of any additional elements of Chorus’s local loop network that are not recovered in the price for Chorus’s unbundled bitstream access service

Final pricing principle:	Either— (a) the geographically averaged price for Chorus’s full unbundled copper local loop network; or

(b)    if a person is also purchasing Chorus’s unbundled bit-stream access service in relation to the relevant subscriber line, the TSLRIC of any additional elements of Chorus’s local loop network that are not recovered by the price for Chorus’s unbundled bitstream access service

Requirement referred to in section 45 or final pricing principle:	Nil

Additional matters that must be considered regarding application of section 18:	Nil

Telecommunications (TSO, Broadband, and
Other Matters) Amendment Bill	Schedule 3

Schedule 3 Further amendments to principal Act relating to telecommunications networks involving Crown funding	s 31

Section 4	5

Insert after paragraph (g):

“(gaa) provisions about undertakings that may be given concerning the supply of telecommunications services over networks constructed, in whole or in part, with Crown funding, restriction of regulation and information that must be disclosed if an undertaking is in force are set out in Part 4AA; and”.	10

Section 5

Insert in ~~their~~ its appropriate alphabetical order:

“~~FTTP access network or~~ fibre-to-the-premises access network has the meaning set out in section 156AB	15

~~“FTTP service provider or fiber-to-the-premises service provider has the meaning set out in section 156AB~~

~~“specified network has the meaning set out in section 156AB”.~~	20

Section 5 Definition of service provider: insert “, except in subpart 3 of Part 4 and Part 4AA,” after “service provider”.

Schedules 3: Part 1 Clause 4: add:	25

“(5) This clause is subject to section 156AR.”

Telecommunications (TSO, Broadband, and
Schedule 4	Other Matters) Amendment Bill

~~Schedule 4 New Schedule 3C inserted~~	~~s 32~~

~~Schedule 3C Specified entities~~	~~ss 156AB, 156AZ~~

~~Crown Fibre Holdings Limited~~	5

Legislative history
23 November 2010	Introduction (Bill 250–1)
9 December 2010	First reading and referral to Finance and Expenditure Committee

Wellington, New Zealand:

Published under the authority of the House of Representatives—2011

150